As filed with the Securities and Exchange Commission on January 18, 2013.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CORDIA BANCORP INC.

(Exact name of registrant as specified in its charter)

Virginia	6022	26-4700031
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11730 Hull Street Road
Midlothian, Virginia 23112
(804) 744-7576

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jack Zoeller
President and Chief Executive Officer
11730 Hull Street Road
Midlothian, Virginia 23112
(804) 744-7576

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Aaron M. Kaslow, Esq.
Kilpatrick Townsend & Stockton LLP
607 14th Street, NW, Suite 900
Washington, DC 20005
(202) 508-5825
Facsimile: (202) 204-5600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and upon consummation of the share exchange described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share	665,765	Not applicable	$3,088,193	$421.23

(1)	Represents the estimated maximum number of shares of common stock issuable by Cordia Bancorp Inc. upon the consummation of the share exchange with Bank of Virginia. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.
(2)	Pursuant to Rule 457(f) and 457(c) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is based on the product of (A) the average of the high and low prices of Bank of Virginia common stock on January 11, 2013 ($3.08) as reported on the NASDAQ Capital Market and (B) 1,002,660, the estimated maximum number of shares of Bank of Virginia common stock to be received by Cordia Bancorp Inc. in the share exchange.
(3)	Computed in accordance with Section 6(b) of the Securities Act of 1933 by multiplying .0001364 by the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Dear Shareholder:

On August 28, 2012, Cordia Bancorp Inc. (which we refer to as “Cordia”) and Bank of Virginia (which we refer to as “BOVA”) entered into an agreement and plan of share exchange (which we refer to as the “share exchange agreement”) providing for the exchange of shares of BOVA common stock held by persons other than Cordia for shares of Cordia common stock (we refer to this transaction as the “share exchange”). If the share exchange is completed, BOVA will become a wholly owned subsidiary of Cordia and each of your shares of BOVA common stock will be converted into 0.664 of a share of common stock of Cordia, plus cash in lieu of fractional shares. The share exchange ratio is adjusted from the original ratio of 0.1328 to give effect to BOVA’s 1-for-5 reverse stock split completed on October 4, 2012. We are proposing the share exchange because we believe that structuring BOVA as a wholly owned subsidiary of Cordia will facilitate the combined organization’s ability to raise additional capital and execute its growth strategy.

We are sending you this document to notify you of and invite you to the special meeting of BOVA shareholders (which we refer to as the “special meeting”) being held to consider the share exchange and to ask that you vote at the special meeting in favor of approval of the share exchange agreement. The approval of the share exchange agreement requires the affirmative vote of holders of at least two-thirds of the outstanding common stock of BOVA. In addition, the board of directors of BOVA has conditioned the approval of the share exchange upon the affirmative vote of a majority of the votes cast by shareholders other than Cordia. Cordia beneficially owns approximately 68.6% of the common stock of BOVA and has indicated that it will vote in favor of approving the share exchange agreement.

The special meeting will be held on [•], 2013 at [•] at [•] local time.

The value of the consideration you receive will depend on the value of Cordia common stock for which there is currently no public market. The most recent purchase of Cordia common stock occurred in August 2012 in connection with a private placement offering and was $5.00, which, based on the 0.664 exchange ratio, represents an implied value of $3.32 per share of BOVA common stock. Upon the completion of the share exchange, we expect that Cordia will be substituted for BOVA on The Nasdaq Capital Market (which we refer to as “Nasdaq”) and Cordia’s common stock will trade under the symbol “BVA.” On [•], 2013, the last practicable date before the date of this document, the last reported sale price of BOVA common stock was $[•]. Based on the number of shares of BOVA common stock outstanding as of [•], the record date for the special meeting, Cordia expects to issue approximately 665,765 shares of its common stock in the share exchange.

It is important that your shares be represented at the special meeting, regardless of the number of shares you may hold. Even though you may plan to attend the special meeting in person, please submit voting instructions for your shares promptly using the directions on your proxy card to vote by one of the following methods: (1) by telephone, by calling the toll-free telephone number printed on your proxy card; (2) over the Internet, by accessing the website address printed on your proxy card; or (3) by completing and returning the enclosed proxy in the envelope provided.

Sincerely,

Jack Zoeller
Chairman and Chief Executive Officer
Bank of Virginia

Cordia is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

Please see “Risk Factors” beginning on page 13 for a discussion of risks relating to the share exchange.

The shares of Cordia common stock to be issued in the share exchange will not be savings accounts, deposits or other obligations of any bank or non-bank subsidiary of Cordia and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus/proxy statement. Any representation to the contrary is a criminal offense.

The date of this document is [•], and is first being mailed to shareholders of BOVA on or about [•].

Bank of Virginia
11730 Hull Street Road
Midlothian, Virginia 23112

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Our Shareholders:

We cordially invite you to attend a Special Meeting of Shareholders of Bank of Virginia, which we are holding on [•], 2013, at [•] [a.m.], local time, at [•] to consider and vote upon:

•	a proposal to approve the plan of share exchange contained in the Agreement and Plan of Share Exchange, dated as of August 28, 2012, by and between Cordia Bancorp Inc. and Bank of Virginia, a copy of which is included as Appendix A to the proxy statement/prospectus accompanying this notice, as such agreement may be amended from time to time (which we refer to as the “share exchange agreement”), pursuant to which each outstanding share of common stock of Bank of Virginia will be converted into the right to receive 0.664 of a share of common stock of Cordia Bancorp Inc., plus cash to be paid in lieu of fractional shares.

Shareholders of record at the close of business on [•] are entitled to notice and to vote at the special meeting and any and all adjournments of the meeting.

Under Virginia law, if the share exchange is completed, Bank of Virginia shareholders of record who do not vote to approve the share exchange agreement, and otherwise comply with the applicable provisions of Virginia law pertaining to objecting shareholders, will be entitled to exercise rights of appraisal and obtain payment in cash for the fair value of their shares of Bank of Virginia common stock by following the procedures set forth in detail in the enclosed proxy statement/prospectus. A copy of the section of the Virginia Stock Corporation Act pertaining to objecting shareholders’ appraisal rights is included as Appendix C to the enclosed proxy statement/prospectus.

Bank of Virginia board of directors recommends that you vote “FOR” the foregoing proposal.

PLEASE VOTE. Each shareholder is urged to vote promptly by telephone, Internet or by signing and returning the enclosed proxy card. If a shareholder decides to attend the meeting, he or she may revoke the proxy and vote the shares in person.

[•], 2013	By Order of the Board of Directors Jack Zoeller Chief Executive Officer Bank of Virginia

Additional Information

Information about Cordia is available for you to read and copy at the Securities and Exchange Commission’s (which we refer to as the “SEC”) Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC’s website, www.sec.gov. You can also obtain these documents by requesting them in writing or by telephone from the appropriate company at the following addresses:

Cordia Bancorp Inc.
11730 Hull Street Road
Midlothian, Virginia 23112
(804) 744-7576
Attn: Investor Relations

You will not be charged for any of these documents that you request. If you would like to request documents, you must do so by [•].

You should rely only on the information contained in this document. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. The information contained in this document is accurate only as of the date of this document, regardless of the time of delivery of this document or any sale of Cordia common stock. The business, financial condition, results of operations and prospects of Cordia or BOVA may have changed since that date.

* * * * *

On October 4, 2012, BOVA completed a 1-for-5 reverse stock split. All share and per share amounts have been restated for all periods presented to reflect this reverse stock split.

i

ii

QUESTIONS AND ANSWERS

The following are some questions that you, as a shareholder of BOVA, may have regarding the share exchange. We urge you to read carefully the remainder of this document because the information in this section does not provide all the information that might be important to you with respect to the share exchange. Additional important information is also contained in the appendices to this document.

Q:	Why am I receiving this document?
A:	The Boards of Directors of Cordia and BOVA have each adopted the share exchange agreement under which shareholders of BOVA will exchange their shares of BOVA common stock for shares of Cordia common stock. Additional terms of the share exchange agreement are described in this document, and a copy of the share exchange agreement is attached to this document as Appendix A. You should read this document carefully because it contains important information about the share exchange.

In order to complete the share exchange, BOVA shareholders must vote to approve the share exchange proposal. BOVA is holding a special meeting to obtain this approval. This document contains important information about the share exchange and the special meeting, and you should read it carefully. The enclosed proxy materials allow you to vote your shares without attending the special meeting.

We encourage you to vote as soon as possible.

Q:	When and where will the meeting be held?
A:	The special meeting of BOVA shareholders is scheduled to be held at [•], local time, on [•], 2013 at [•], located at [•].
Q:	How do I vote?
A:	You may vote shares by proxy or in person using one of the following methods:
•	Voting by Telephone. You may vote using the directions on your proxy card by calling the toll-free telephone number printed on the card. The deadline for voting by telephone is [•], 2013 at 12:01 a.m., Eastern Time. If you received a proxy card and vote by telephone, you need not return your proxy card.
•	Voting by Internet. You may vote over the Internet using the directions on your proxy card by accessing the website address printed on the card. The deadline for voting over the Internet is [•], 2013, at 12:01 a.m., Eastern Time. If you received a proxy card and vote over the Internet, you need not return your proxy card.
•	Voting by Proxy Card. You may vote by completing and returning your signed proxy card. To vote using your proxy card, please mark, date and sign the card and return it by mail in the accompanying postage-paid envelope. You should mail your signed proxy card sufficiently in advance for it to be received by [•], 2013.
•	Voting in Person. You may vote in person at the special meeting if you are the record owner of the shares to be voted. You can also vote in person at the special meeting if you present a properly signed proxy that authorizes you to vote shares on behalf of the record owner.
Q:	How does the BOVA Board of Directors recommend that I vote?
A:	The BOVA Board of Directors unanimously recommends that holders of BOVA common stock vote “FOR” the share exchange proposal. The BOVA Board of Directors consists of nine members, five of whom are currently directors or executive officers of Cordia. The BOVA Board of Directors appointed a committee of disinterested directors to negotiate the terms of the share exchange, along with the terms of Cordia’s recently completed additional investment in BOVA. The disinterested directors committee unanimously recommended approval of the share exchange agreement to the BOVA Board of Directors.

Q:	Do BOVA directors and officers have interests in the share exchange that are different from other BOVA shareholders?
A:	Some of the BOVA directors and officers have interests in the share exchange that are different from or in addition to, the interests of BOVA shareholders generally. In particular, following the consummation of the share exchange, Messrs. Bushnell, Garrett, Gordon, Hollar and Wright of the BOVA board of directors will become directors of Cordia and Messrs. Grieve, Smith, Thomson, and Zoeller will continue to be directors of Cordia. In addition, Mr. Zoeller will continue as an executive officer of Cordia in his current role as President and Chief Executive Officer. The BOVA Board was aware of and considered these interests, among other matters, in evaluating the share exchange agreement and the share exchange and in recommending that shareholders approve the share exchange.
Q:	What vote is required to adopt the proposal?
A:	The approval of the share exchange proposal requires the affirmative vote of holders of at least two-thirds of the outstanding shares of common stock of BOVA entitled to vote on the proposal. In addition, the BOVA Board of Directors has conditioned the approval of the share exchange upon the affirmative vote of a majority of the votes cast by shareholders other than Cordia.

Cordia, which holds approximately 68.6% of the BOVA common stock, has indicated that it plans to vote in favor of the proposal at the special meeting.

As of the record date for the BOVA special meeting, the directors and executive officers of BOVA as a group owned and were entitled to vote 52,762 shares of the common stock of BOVA, or approximately 1.7% of the outstanding shares of the common stock of BOVA on that date. BOVA currently expects that its directors and executive officers will vote their shares in favor of adoption of the share exchange agreement.

Q:	What will happen if I fail to vote or if I abstain from voting?
A:	Your failure to vote, or failure to instruct your broker, bank or nominee to vote, will or your abstention from voting have the same effect as a vote against the share exchange proposal for purposes of achieving the approval of two-thirds of the outstanding shares, but will have no effect on the voting for purposes of achieving a majority of votes cast by shareholders other than Cordia.
Q:	What constitutes a quorum?
A:	A quorum will be present at the special meeting if the holders of a majority of the outstanding shares of the common stock of BOVA entitled to vote on the record date are present, in person or by proxy.
Q:	If my shares are held in street name by my broker, bank or other nominee?
A:	If your shares are held in the name of a broker, bank or other nominee, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. If your shares are not registered in your own name and you plan to vote your shares in person at the special meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the special meeting in order to vote.

If you hold your shares in “street name” through a broker, bank or other nominee, the broker, bank or other nominee may not be permitted to exercise voting discretion with respect to the matters to be acted upon. Thus, if you do not give your broker, bank or other nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval.

Q:	What will happen if I return my proxy card without indicating how to vote?
A:	If you sign and return your proxy card without indicating how to vote on the share exchange proposal, the BOVA common stock represented by your proxy will be voted in favor of the proposal.
Q:	Can I change my vote?
A:	Yes. You may revoke any proxy at any time before it is voted by (1) attending the special meeting and voting in person, (2) delivering a written revocation letter to BOVA’s corporate secretary, (3) timely submitting another signed proxy card bearing a later date or (4) timely voting again by telephone or Internet. Attendance at the special meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by BOVA after the vote will not affect the vote. If you hold your stock in “street name” through a bank or broker, you should contact your bank or broker to revoke your proxy.
Q:	What will I receive in the share exchange?
A:	Following the completion of the share exchange, you will receive 0.664 of a share of Cordia common stock for each share of BOVA common stock that you hold on the effective date of the share exchange. The exchange ratio will not be adjusted as a result of any changes in the trading price of BOVA common stock. Cordia will not issue fractional shares of its common stock in the share exchange. Instead, you will receive a cash payment for any fractional shares in an amount equal to the product of the number of fractional shares to which you are entitled multiplied by average of the daily closing price of BOVA common stock for the five trading days immediately prior to the closing of the share exchange divided by the exchange ratio of 0.664. The value of the consideration you receive will depend on the value of Cordia common stock for which there is currently no public market. It is possible that the consideration received in exchange for each share of BOVA common stock could be less than the market value of such share of BOVA common stock prior to the share exchange.
Q:	What is the value of the Cordia shares that I will receive in the share exchange.
A:	The value of the consideration you receive will depend on the value of Cordia common stock for which there is currently no public market. The most recent purchase of Cordia common stock occurred in August 2012 in connection with a private placement offering and was $5.00, which, based on the 0.664 exchange ratio, represents an implied value of $3.32 per share of BOVA common stock. It is possible that the consideration received in exchange for each share of BOVA common stock could be less than the market value of such share of BOVA common stock prior to the share exchange.
Q:	What is the current book value per share of BOVA and what will be the book value per 0.664 shares of Cordia after the exchange?
A:	The book value of BOVA at September 30, 2012 was $4.93 per share. Based on Cordia’s pro forma book value of $4.98 per share at September 30, 2012, the book value per 0.664 shares of Cordia, which is what you will receive for each BOVA share you own, was $3.31 per share.
Q:	How was the exchange ratio determined?
A:	The exchange ratio was determined by arm’s length negotiations between Cordia and a special committee of disinterested directors of BOVA after consideration of the value of Cordia common stock, the market price of BOVA common stock in relation to its book value, the price/book ratio of comparable companies, and the pro forma book value of Cordia after giving effect to the share exchange.

Davenport & Company LLC, an investment banking firm (which we refer to as “Davenport”), has concluded that, subject to the assumptions, limitations and qualifications contained in the fairness opinion, as of the date of the fairness opinion, the consideration to be received in the share exchange is fair to you, from a financial point of view. See “The Share Exchange — Fairness Opinion from Davenport.”

Q:	What are the U.S. federal income tax consequences of the share exchange to BOVA shareholders?
A:	The share exchange is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as “the Internal Revenue Code”), and holders of BOVA common stock are not expected to recognize any gain or loss for United States federal income tax purposes on the exchange of shares of BOVA common stock for shares of Cordia common stock in the share exchange, except with respect to any cash received instead of fractional shares of Cordia common stock. See “Material U.S. Federal Income Tax Consequences of the Share Exchange.”

Q:	Why have BOVA and Cordia adopted the share exchange agreement?
A:	BOVA and Cordia believe that the share exchange will put BOVA into a better structure to facilitate future capital raises as well as potential future acquisitions of financial institutions. For information on the background of the share exchange, see “The Share Exchange — Background and Reasons for the Share Exchange.”
Q:	Am I entitled to appraisal rights?
A:	Yes. Under Virginia law, holders of BOVA common stock who perfect their appraisal rights in accordance with applicable law will have appraisal rights, also referred to as dissenters’ rights, as a result of the share exchange. Failure to follow the applicable procedures described in this document will result in the loss of appraisal rights. See “The Share Exchange — Dissenters’ or Appraisal Rights.” Please see Appendix C for the text of the applicable provisions of the Virginia Stock Corporation Act as in effect with respect to the share exchange.
Q:	What do I need to do now?
A:	After you have carefully read this document and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the special meeting. If you hold stock in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible, or call the toll-free telephone number or use the Internet as described in the instructions included with your proxy card or voting instruction card. If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker. “Street name” shareholders who wish to vote at the special meeting will need to obtain a proxy form from the institution that holds their shares.
Q:	When do you expect the share exchange to be completed?
A:	We expect to complete the share exchange promptly following approval of the share exchange at the special meeting.
Q:	Should I send in my BOVA stock certificates now?
A:	No. BOVA shareholders should not send in any stock certificates now. After the share exchange is completed, Cordia’s exchange agent will send you written instructions and a letter of transmittal explaining what you must do to exchange your BOVA stock certificates for Cordia common stock. The shares of Cordia common stock you receive in the share exchange will be issued in book-entry form.
Q:	What ownership percentage of Cordia will shareholders other than affiliates of BOVA have after the exchange?
A:	As of [•], 2013, BOVA shareholders other than Cordia and directors and officers of BOVA owned approximately 29.3% of the outstanding BOVA common stock. Upon completion of the share exchange, existing BOVA shareholders other than Cordia and directors and officers of BOVA will own approximately 23.0% of Cordia.
Q:	Where can I find more information about BOVA and Cordia?
A:	More information about each company is available from sources described under “Additional Information” on pages 38.
Q:	Are there risks associated with the share exchange?
A:	Yes. You should read carefully the section entitled “Risk Factors” beginning on page 13.

SUMMARY

This summary highlights material information from this document. We urge you to carefully read the entire document and the other documents to which we refer in order to fully understand the share exchange and your rights as a BOVA shareholder. See “Additional Information” on page 0. Each item in this summary refers to the page of this document on which that subject is discussed in more detail.

Information Regarding Cordia and BOVA (see pages 38 and 73)

Cordia

Cordia was incorporated in 2009. Its founders were former bank CEOs, directors and advisors seeking to invest in undervalued or troubled community banks in the Mid-Atlantic and Southeast. On December 10, 2010, Cordia became the majority shareholder of BOVA by purchasing $10,300,000 of the common stock of BOVA at a price of $7.60 per share, resulting in the ownership of approximately 59.8% of the outstanding shares. On August 28, 2012, Cordia purchased an additional $3,000,000 of BOVA common stock at a price of $3.60 per share. Aside from the assets of BOVA, Cordia’s only other balance sheet asset at September 30, 2012 was cash in the amount of $564,000.

Cordia’s principal executive offices are located at 11730 Hull Street Road, Midlothian, Virginia 23112 and its telephone number is (804) 744-7576.

BOVA

BOVA, which commenced operations in 2004, is a state chartered bank headquartered in Midlothian, Virginia with total assets of $170.1 million at September 30, 2012. BOVA provides retail banking services to individuals and commercial customers through three banking locations in Chesterfield County, Virginia and one in Henrico County, Virginia. In addition, BOVA expects to open a new branch in Colonial Heights, Virginia, no later than the first quarter of 2013. Shares of BOVA’s common stock are traded on the NASDAQ Stock Market under the symbol “BOVA”.

On October 4, 2012, BOVA completed a 1-for-5 reverse stock split. The reverse stock split was intended to increase the per share trading price of BOVA’s shares of common stock. In order to maintain BOVA’s listing on NASDAQ, BOVA’s common stock was required to have a closing bid price of $1.00 or more for a minimum of 10 consecutive trading days prior to October 29, 2012. In addition, increasing the per share trading price of BOVA’s shares was intended to increase the attractiveness of BOVA’s stock to its investors.

On October 12, 2012, BOVA commenced a rights offering under which BOVA’s shareholders other than Cordia were given the right to purchase shares of BOVA at the same $3.60 price per common share that was negotiated by Cordia in its August 28, 2012 purchase of additional BOVA shares. On November 20, 2012, BOVA completed the rights offering and issued 92,330 additional shares.

BOVA’s Board of Directors includes the four current directors of Cordia plus five additional individuals. In connection with the completion of the share exchange, Cordia will expand its Board of Directors and appoint these five individuals so that the Boards of Directors of Cordia and BOVA will consist of the same individuals.

BOVA’s principal executive offices are located at 11730 Hull Street Road, Midlothian, Virginia 23112 and its telephone number is (804) 744-7576.

The Share Exchange (see page 22)

The share exchange agreement provides for the exchange of shares of BOVA common stock for shares of Cordia common stock, with BOVA becoming a wholly-owned subsidiary of Cordia. In the share exchange, each share of BOVA common stock issued and outstanding immediately prior to the completion of the share exchange, except for shares held by Cordia, will be exchanged for 0.664 of a share of Cordia common stock. No fractional shares of common stock will be issued in connection with the share exchange, and holders of BOVA common stock will be entitled to receive cash in lieu thereof.

Upon completion of the share exchange, existing BOVA shareholders other than Cordia and directors and officers of BOVA will own approximately 23.0% of Cordia.

Recommendation of the Board of Directors of BOVA (see page 73)

The BOVA Board of Directors unanimously recommends that holders of BOVA common stock vote “FOR” the share exchange proposal. For a more complete description of BOVA’s reasons for the share exchange and the recommendation of its Board of Directors, see “The Share Exchange — Background and Reasons for the Share Exchange.” For a discussion of the interests of BOVA’s directors and executive officers in the share exchange that may be different from, or in addition to, the interests of BOVA’s shareholders generally, see “Interests of BOVA’s Directors and Executive Officers in the Share Exchange.”

Opinion of Davenport (see page 25)

BOVA retained Davenport to render an opinion to BOVA in connection with BOVA’s private placement to Cordia, BOVA’s rights offering and the share exchange. On August 28, 2012, Davenport delivered its written opinion to BOVA’s board of directors that, as of such date, and based upon and subject to factors and assumptions set forth therein, the following transactions when considered as a whole are fair, from a financial point of view, to the shareholders of BOVA other than Cordia: the sale of 833,333 shares of common stock of BOVA to Cordia for $3.60 per share, the sale of up to 560,000 shares of common stock of BOVA to the shareholders of BOVA other than Cordia for $3.60 per share, and the consideration to be received by the shareholders of BOVA other than Cordia pursuant to the share exchange agreement. The full text of Davenport’s written opinion, dated August 28, 2012, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken, in connection with the opinion, is attached as Appendix B to this document and is incorporated herein by reference. You are encouraged to read the opinion carefully and in its entirety.

Interests of BOVA Directors and Executive Officers in the Share Exchange (see page 24)

Some of BOVA’s directors and executive officers have interests in the share exchange that are different from or in addition to, the interests of BOVA’s shareholders generally. In particular, following the consummation of the share exchange, Messrs. Bushnell, Garrett, Gordon, Hollar and Wright of the BOVA board of directors will become directors of Cordia and Messrs. Grieve, Smith, Thomson, and Zoeller will continue to be directors of Cordia. Cordia did not pay compensation to its directors in 2011. In addition,
Mr. Zoeller will continue as an executive officer of Cordia in his current role as President and Chief Executive Officer. The BOVA Board of Directors was aware of and considered these interests, among other matters, in evaluating the share exchange agreement and the share exchange and recommending that shareholders approve the share exchange.

Following the consummation of the share exchange, certain members of the BOVA Board of Directors will be directors of Cordia and certain executive officers will continue as executive officers of Cordia.

Dissenters’ or Appraisal Rights (see page 30)

BOVA shareholders may object to the share exchange and, upon complying with the requirements of Virginia law, receive cash in the amount of the fair value of their shares instead of the shares of Cordia common stock specified in the share exchange agreement. A copy of the section of the Virginia Stock Corporation Act pertaining to objecting shareholders’ appraisal rights is attached as Appendix C to this proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights. The failure to comply with the statute exactly will result in the loss of your rights as an objecting shareholder.

Regulatory Approvals Required for the Share Exchange (see page 32)

We are not aware of any material regulatory requirements applicable to the share exchange under any U.S. state or federal law or regulation, other than any requirements under applicable federal and state securities laws and regulations and Virginia corporate law.

Accounting Treatment of the Share Exchange (see page 32)

The share exchange will be accounted as a “purchase” of a noncontrolling interest, as such term is used under generally accepted accounting principles (which we refer to as “GAAP”), for accounting and financial reporting purposes. Prior acquisition accounting adjustments from Cordia’s initial investiment in BOVA will be “pushed down” to BOVA in accordance with authoritative accounting guidance in conjunction with the share exchange.

Treatment of BOVA Stock Options (see page 32)

At the effective time of the share exchange, each option to purchase BOVA common stock granted by BOVA that is then outstanding will be converted automatically into an option for shares of Cordia common stock, subject to the same terms and conditions that applied to the BOVA option before the effective time of the share exchange. The number of shares of Cordia common stock subject to these stock options, and the exercise price of the BOVA stock options, will be adjusted based on the exchange ratio of 0.664.

Material United States Federal Income Tax Considerations of the Share Exchange (see page 35)

The share exchange is intended to be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Accordingly, the share exchange generally will be tax-free to a holder of BOVA common stock for United States federal income tax purposes as to the shares of Cordia common stock he or she receives in the share exchange, except for any gain or loss that may result from the receipt of cash instead of fractional shares of Cordia common stock that such holder of BOVA common stock would otherwise be entitled to receive. See “Material U.S. Federal Income Tax Consequences of the Share Exchange.”

The United States federal income tax consequences described above may not apply to all holders of BOVA common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the share exchange to you.

Comparison of Shareholder Rights (see page 95)

BOVA is a Virginia corporation. Cordia is a Virginia corporation. The shares of common stock that you will receive in the share exchange will be shares of a Virginia corporation. Cordia’s articles of incorporation and bylaws contain provisions that are different from those in BOVA’s articles of incorporation and bylaws. See “Comparison of Rights of Cordia Shareholders and BOVA Shareholders.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CORDIA

The following table sets forth our selected historical consolidated financial information. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included elsewhere in this document. The selected historical consolidated financial information set forth below as of and for the years ended December 31, 2011 and 2010 is derived from our audited consolidated financial statements included elsewhere in this document. The summary historical consolidated financial information set forth below as of and for the nine months ended September 30, 2012 and 2011 has been derived from our unaudited consolidated financial statements included elsewhere in this document.

On December 10, 2010, we purchased a majority interest in BOVA. Although we were formed on April 14, 2009, our activities prior to our investment in BOVA consisted solely of organizational, capital raising and related activities and activities related to identifying and analyzing potential acquisition candidates. We did not engage in any substantive operations (including banking operations) prior to our investment in BOVA.

Our results of operations for these periods reflect, among other things, the acquisition method of accounting. Under the acquisition method of accounting, all of the assets acquired and liabilities assumed were initially recorded on our consolidated balance sheet at their estimated fair values as of the dates of acquisition. These estimated fair values differed substantially from the carrying amounts of the assets acquired and liabilities assumed as reflected in the financial statements of BOVA immediately prior to the acquisition.

	As of and for the nine months ended September 30,	As of and for the year ended December 31,
	2012	2011	2010
Balance Sheet Summary
Loans, net of unearned income	$108,541	$106,947	$137,553
Allowance for loan losses	2,114	2,285	50
Securities	14,243	25,578	34,956
Total assets	168,924	165,551	212,526
Deposits	154,341	147,980	183,023
Other indebtedness	—	5,113	10,450
Stockholders' equity	13,303	11,135	17,260
Book value per share	$4.28	$4.39	$6.54

	As of and for the nine months ended September 30,		As of and for the year ended December 31,
	2012	2011	2011	2010
Summary of Earnings:
Total interest income	$5,946	$8,480	$10,369	$673
Total interest expense	1,166	1,371	8,591	464
Net interest income before provision for loan losses	4,780	7,109	1,778	209
Provision for loan losses	205	1,492	2,763	50
Net interest income (loss) after provision for loan losses	4,575	5,617	(985)	159
Non-interest income	251	50	120	26
Non-interest expense	5,272	5,476	13,243	851
(Loss) income before non-controlling interest	(446)	191	(7,295)	(411)
Less non-controlling interest	(21)	(113)	2,881	92
Net (loss) income attributable to Cordia	(425)	78	(4,414)	(319)
Per Share Data:
Basic and diluted (loss) earnings per share	$(0.27)	$0.05	$(2.95)	$(0.45)
Selected Ratios:
Return on average assets	(0.27)%	0.10%	(3.91)%	N/M
Return on average equity	(4.12)%	1.09%	(64.00)%	N/M
Average equity to average assets	6.55%	8.78%	6.11%	N/M

SELECTED HISTORICAL FINANCIAL DATA OF BANK OF VIRGINIA

The following table sets forth selected historical financial information of BOVA. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements for BOVA and the related notes thereto included elsewhere in this document. The selected historical financial information set forth below as of and for the each of the years in the five year period ended December 31, 2011 is derived from the audited financial statements of BOVA. The summary historical financial information set forth below as of and for the nine months ended September 30, 2012 and 2011 has been derived from BOVA’s unaudited financial statements included elsewhere in this document.

	At or For the Nine Months Ended September 30,		At or For the Year Ended December 31,
(Dollars in thousands, other than per share data)	2012	2011	2011	2010	2009	2008	2007
Balance Sheet Summary
Loans, net of unearned income	$111,019	$116,611	$110,334	$146,572	$171,564	$155,905	$132,082
Allowance for loan losses	4,122	7,145	5,672	6,832	5,222	2,943	1,277
Securities	14,243	27,962	25,578	34,956	38,109	41,009	37,641
Total assets	170,085	175,403	165,465	209,190	221,552	203,712	184,009
Deposits	154,314	151,324	147,241	181,241	193,143	171,012	154,885
Other indebtedness	495	10.665	5,000	10,000	10,000	15,176	10,000
Total liabilities	154,809	161,989	152,798	192,211	204,356	187,396	166,004
Stockholders’ equity	15,276	13,419	12,667	16,980	17,195	16,316	18,004
Summary of Earnings:
Total interest income	$5,130	$6,411	$8,262	$10,832	$12,091	$12,427	$11,381
Total interest expense	1,766	2,508	3,158	4,452	5,998	6,966	6,189
Net interest income before provision for loan losses	3,364	3,903	5,104	6,380	6,093	5,461	5,192
Provision for (recovery of) loan losses	(1,174)	2,737	2,786	9,018	4,484	1,764	346
Net interest income (loss) after provision for loan losses	4,538	1,166	2,318	(2,638)	1,609	3,697	4,846
Non-interest income	508	419	492	857	409	533	220
Non-interest expense	5,100	5,393	7,262	7,370	6,230	5,545	4,559
(Loss) income before income taxes	(54)	(3,808)	(4,452)	(9,151)	(4,212)	(1,315)	506
Income tax expense	—	—	—	—	—	—	—
Net (loss) income	(54)	(3,808)	(4,452)	(9,151)	(4,212)	(1,315)	506
Per Share Data:
Basic and diluted (loss) earnings per share	$(0.02)	$(0.34)	$(1.95)	$(9.25)	$(6.95)	$(2.15)	$0.85
Book value at period end	4.93	5.59	5.60	7.50	18.90	26.90	29.70
Selected Ratios:
Return on average assets	(0.04)%	(2.62)%	(2.38)%	(4.12)%	(1.90)%	(0.66)%	0.32%
Return on average equity	(0.56)	(33.34)	(30.84)	(46.62)	(25.73)	(7.42)	2.92
Average equity to average assets	7.83	7.97	7.71	8.84	7.39	8.93	10.80
Total risk-based capital ratio to risk-adjusted assets	14.46	12.16	12.06	12.21	10.20	10.62	12.15
Leverage ratio	8.82	7.17	7.34	7.85	7.27	7.94	9.74

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following tables set forth our summary unaudited pro forma condensed combined financial data. You should read this information in conjunction with “Selected Historical Consolidated Financial Data of Cordia,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included elsewhere in this document.

The summary unaudited pro forma results of operations and condensed combined balance sheet information set forth below as of and for the nine months ended September 30, 2012 has been derived from Cordia’s and BOVA’s historical unaudited financial statements as of and for the nine months ended September, 2012. The summary unaudited pro forma results of operations set forth below for the year ended December 31, 2011 has been derived from Cordia’s and BOVA’s historical audited financial statements for the year ended December 31, 2011. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the operating results of the combined companies had they actually been combined on January 1, 2011.

The unaudited pro forma condensed combined financial information gives effect to and shows the pro forma impact on our historical financial statements of the issuance of approximately 665,765 shares of common stock to the minority stockholders of BOVA as if the share exchange had occurred as of September 30, 2012. The pro forma summary balance sheet data also gives effect to (1) the completion of Cordia’s offering of Series C common stock in the fourth quarter of 2012, (2) completion of BOVA’s rights offering on November 20, 2012 in which BOVA sold a total of 92,330 shares of common stock at the price of $3.60 per share, and (3) the sale of 900,000 and 4,000,000 shares of Cordia common stock at a price of $5.50 per share representing the minimum and maximum of a private placement offering that commenced on December 21, 2012. See “Unaudited Pro Forma Condensed Combined Financial Information.”

	Pro Forma
(Dollars in thousands, other than per share data)	As of and for the nine months ended September 30, 2012	As of and for the year ended December 31, 2011
	(unaudited)
Summary Results of Operations
Interest income	$5,946	$10,369
Interest expense	1,166	1,778
Net interest income	4,780	8,591
Provision for loan losses	205	2,763
Net interest income after provision for loan losses	4,575	5,828
Noninterest income	251	120
Noninterest expense	5,272	13,243
Net income (loss)	$(446)	$(7,295)
Per Share Data
Earnings per share – basic and diluted	$(0.20)	$(3.37)
Weighted average shares outstanding – basic and diluted	2,257,834	2,163,748

	At September 30, 2012
	Pro Forma (reflecting share exchange, Series C offering and rights offering)	Pro Forma, as adjusted, at minimum of private placement offering	Pro Forma, as adjusted, at maximum of private placement offering
Summary Balance Sheet Data
Total cash and cash equivalents	$40,903	$45,421	$61,448
Loans, net of allowance for loan losses	106,427	106,427	106,427
Securities available for sale	14,243	14,243	14,243
Total assets	169,314	173,832	189,859
Deposits	154,341	154,341	154,341
Total liabilities	155,621	155,621	155,621
Stockholders' equity	13,692	18,211	34,258
Per Share Data
Book value	$4.98	$4.99	$5.07
Common shares outstanding	2,743,370	3,643,370	6,743,370

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE FINANCIAL DATA

The following table presents: (1) historical per share information for Cordia; (2) pro forma per share information of the combined company after giving effect to the share exchange; and (3) historical and equivalent pro forma per share information for BOVA.

The combined company pro forma per share information was derived by combining information from the historical consolidated financial statements discussed under the heading “Summary Unaudited Pro Forma Condensed Combined Financial Data.” You should read this table together with the financial statements discussed under that heading. You should not rely on the pro forma per share information as being necessarily indicative of actual results had the share exchange occurred on January 1, 2011 for statement of operations purposes or September 30, 2012 for book value per share data.

The information listed as “pro forma combined” was prepared using an exchange ratio of 0.664. The information listed as “per equivalent BOVA share” was obtained by multiplying the pro forma amounts by an exchange ratio of 0.664.

	Cordia Historical	BOVA Historical	Pro Forma Combined(1)	Per Equivalent BOVA Share
Book value per share:
At September 30, 2012	$4.28	$4.93	$4.98	$3.31
Cash dividends declared per share:
Nine months ended September 30, 2012	—	—	—	—
Year ended December 31, 2011	—	—	—	—
Basic net income per share:
Nine months ended September 30, 2012	(0.27)	(0.02)	(0.20)	(0.13)
Year ended December 31, 2011	(2.95)	(1.95)	(3.37)	(2.24)
Diluted net income per share:
Nine months ended September 30, 2012	(0.27)	(0.02)	(0.20)	(0.13)
Year ended December 31, 2011	(2.95)	(1.95)	(3.37)	(2.24)

(1)	The pro forma combined book value per share of Cordia common stock is based upon the pro forma combined common stockholders’ equity for Cordia and BOVA divided by total pro forma common shares of Cordia.

MARKET INFORMATION

There is currently no public market for shares of Cordia common stock. Shares of BOVA common stock are listed and trade on the Nasdaq Capital Market under the symbol “BOVA.”

The following table presents the closing sales prices of shares of BOVA common stock, adjusted for the 1-for-5 stock split on October 4, 2012, as reported on the Nasdaq Capital Market, on (i) August 28, 2012 the last trading day for which market information is available prior to the public announcement of BOVA’s intention to effect the share exchange and (ii) [•], the last practicable trading day prior to the date of this document.

BOVA Common Stock
August 28, 2012	$5.15
[•]	[•]

The market price of BOVA common stock will fluctuate between the date of this document and the completion of the share exchange. We can give no assurance concerning the market price of Cordia common stock following the share exchange.

RISK FACTORS

In addition to the other information included in and incorporated by reference into this document, including the matters addressed in “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the following risk factors, which we believe are all material risks relating to the offering and our operations.

Risks Relating to the Share Exchange

Because there is currently no market for Cordia common stock and a market for Cordia common stock may not develop, you cannot be sure of the market value of the share exchange consideration you will receive.

Upon completion of the share exchange, each share of BOVA common stock will be exchanged for 0.664 of a share of Cordia common stock. Prior to the completion of the share exchange, there will be no established public market for Cordia common stock. An active, liquid trading market for Cordia common stock may not develop or be sustained following completion of the share exchange. If an active trading market does not develop, holders of Cordia common stock may have difficulty selling their shares at an attractive price, or at all. In addition, the liquidity of any market that may develop or the price that Cordia shareholders may obtain for their shares of common stock cannot be predicted. Cordia common stock will be listed on the Nasdaq Stock Market upon completion of the share exchange.

The share exchange was negotiated on behalf of BOVA by a committee of only two BOVA disinterested directors.

As discussed in further detail in “The Share Exchange — Background and Reasons for the Share Exchange,” the share exchange was negotiated on behalf of BOVA by a committee of only two disinterested directors. Negotiations by such a small committee relative to the nine member board of directors could be viewed as not representative of the entire board given the small size of the committee. Such small committees generally have less diversity of experience, knowledge and skills than larger committees, and committees with a larger number of members generally have a broader perspective on the financial and other related issues facing the committee.

The size of the outstanding public float of Cordia common stock will be low and the value and liquidity of its common stock may be adversely affected.

Upon completion of the share exchange there will be 2,743,370 shares of Cordia common stock outstanding, not including 578,125 restricted shares or any shares that may be issued in Cordia’s pending private placement. The value and liquidity of the shares of common stock that you receive in the share exchange may be adversely affected by the small size of the public float.

As a result of the share exchange, BOVA shareholders other than Cordia will experience both stock ownership dilution, resulting in reduced ownership and voting interest, and book value dilution.

As of December 31, 2012, BOVA shareholders other than Cordia owned approximately 31.4% of the outstanding BOVA common stock. Upon completion of the share exchange, existing BOVA shareholders will own approximately 24.3% of Cordia, representing ownership and voting dilution of approximately 22.6%. In addition, based on the book value per share of $4.28 and $4.93 at September 30, 2012 for Cordia and BOVA, respectively, the per equivalent book value of a BOVA share was $3.31, representing book value dilution of 22.7%.

Some of the directors and executive officers of BOVA may have interests and arrangements that may have influenced their decisions to support or recommend that you approve the share exchange agreement.

The interests of some of the directors and executive officers of BOVA may be different from those of BOVA shareholders. In particular, following the consummation of the share exchange, Messrs. Bushnell, Garrett, Gordon, Hollar and Wright of the BOVA board of directors will become directors of Cordia and Messrs. Grieve, Smith, Thomson, and Zoeller will continue to be directors of Cordia. Cordia did not pay compensation to its directors in 2011. In addition, Mr. Zoeller will continue as an executive officer of Cordia in his current role as President and Chief Executive Officer. The BOVA Board was aware of and considered these interests, among other matters, in evaluating the share exchange agreement and the share exchange and in recommending that shareholders approve the share exchange. These interests are described in more detail in the section of this document entitled “Interests of BOVA’s Directors and Executive Officers in the Share Exchange.”

The shares of Cordia common stock to be received by BOVA shareholders as a result of the share exchange will have different rights than the shares of BOVA common stock.

The rights associated with BOVA common stock are different from the rights associated with Cordia common stock. For example, BOVA shareholders are permitted to remove directors with or without cause, whereas Cordia shareholders may remove directors only for cause. See the section of this document entitled “Comparison of Rights of Cordia Shareholders and BOVA Shareholders” on page 95 for a more detailed description of the shareholder rights of each corporation.

Risks Relating to Cordia’s Banking Operations

The current economic conditions pose significant challenges that could adversely affect our financial condition and results of operations.

Our success depends to a large degree on the general economic conditions in Chesterfield and Henrico Counties and the greater Richmond, Virginia metropolitan region that comprises our market. Our market has experienced a significant downturn in which we have seen falling home prices, rising foreclosures and an increased level of commercial and consumer delinquencies. If economic conditions do not improve or continue to decline, we could experience any of the following consequences, each of which could further adversely affect our business:

•	demand for our products and services could decline;
•	problem assets and foreclosures may increase; and
•	loan losses may increase.

We could experience further adverse consequences in the event of a prolonged economic downturn in our market due to our exposure to commercial loans across various lines of business. A prolonged economic downturn could adversely affect collateral values or cash flows of the borrowing businesses, and as a result our primary source of repayment could be insufficient to service the debt. Another adverse consequence in the event of a prolonged economic downturn in our market could be the loss of collateral value on commercial and real estate loans that are secured by real estate located in our market area. A further significant decline in real estate values in our market would mean that the collateral for many of our loans would provide less security. As a result, we would be more likely to suffer losses on defaulted loans because our ability to fully recover on defaulted loans by selling the real estate collateral would be diminished. In addition, a number of our loans are dependent on successful completion of real estate projects and demand for homes, both of which could be affected adversely by a decline in the real estate markets.

Future economic conditions in our market will depend on factors outside of our control such as political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in government, military and fiscal policies and inflation.

BOVA has been operating under a Written Agreement with the Federal Reserve Bank of Richmond and the Virginia Bureau of Financial Institutions, which could continue to require us to dedicate a significant amount of management attention and resources to comply with the agreement.

BOVA entered into a Written Agreement with the Federal Reserve Bank of Richmond (the “Federal Reserve”) and the Virginia Bureau of Financial Institutions on January 14, 2010. Among other things, the Written Agreement required BOVA to develop and implement written plans to improve its credit risk management and compliance systems, oversight functions, operating and financial management and capital plans. BOVA continues to be subject to the Written Agreement but over the last two years, our management team and Board of Directors have focused considerable time and attention on taking corrective actions to comply with its terms. We have employed third party consultants and advisors to assist us in complying with the Written Agreement, which has and could continue to increase our non-interest expense and reduce our earnings.

While we believe we have timely responded to and have substantially complied with most of the terms of the Written Agreement, in certain areas, full implementation of current efforts are required to achieve full compliance with the provisions of the Written Agreement. There also is no guarantee that we will successfully satisfy all of the Federal Reserve’s and Virginia Bureau of Financial Institution’s concerns in the Written Agreement or that we will be able to continue to comply with it. If we do not comply with the Written Agreement, we could be subject to the assessment of civil monetary penalties, further regulatory sanctions and/or other regulatory enforcement actions.

Our ability to pursue BOVA’s longer-term strategic goals is dependent upon future regulatory approval, which is unlikely to be obtained if the Written Agreement is not fully complied with and ultimately lifted by BOVA’s regulators. The share exchange will have no direct impact on the Written Agreement. Further, no regulatory approvals for the share exchange are required under the Written Agreement.

An inability to maintain our regulatory capital position could continue to adversely affect our operations.

At September 30, 2012, BOVA was classified as “well capitalized” for regulatory capital purposes. However, impairments to BOVA’s loan or securities portfolio, declines in BOVA’s earnings or a combination of these or other factors could change BOVA’s capital position in a relatively short period of time. If we are unable to remain “well capitalized,” we will not be able to renew or accept brokered deposits without prior regulatory approval or offer interest rates on our deposit accounts that are significantly higher than the average rates in our market area. As a result, it could be more difficult for us to attract new deposits as our existing brokered and other deposits mature and do not rollover and to retain or increase non-brokered deposits. If we are not able to attract new deposits, our ability to fund our loan portfolio may be adversely affected. In addition, we would pay higher insurance premiums to the FDIC, which will reduce our earnings. Another adverse consequence of a decline in regulatory capital is that additional capital would be harder to raise.

Cordia may be unsuccessful in raising additional capital if needed, and a successful capital raise would dilute existing shareholders and possibly cause our stock price to decline.

At September 30, 2012, BOVA was classified as “well capitalized” for regulatory capital purposes. Nevertheless, Cordia may have a need to raise additional capital. Cordia may be unsuccessful in raising additional capital if the market is not receptive to offerings by small community banks. Furthermore, if we are successful in raising additional capital, the issuance of additional equity securities could be dilutive to holders of our common stock and the market price of our common stock could decline as a result of any such sales. Management cannot predict or estimate the amount, timing or nature of any future equity offerings. Thus, our shareholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings. There is no assurance that any such offering or issuance of equity securities may be able to be completed.

Our allowance for loan losses may not be adequate to cover actual losses.

Like all financial institutions, we maintain an allowance for loan losses to provide for probable losses. Our allowance for loan losses may not be adequate to cover actual loan losses and future provisions for loan losses could materially and adversely affect our operating results. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Our allowance for loan losses is determined by analyzing historical loan losses, current trends in delinquencies and charge-offs, plans for problem loan resolution, changes in the size and composition of the loan portfolio, and industry information. Also included in management’s estimates for loan losses are considerations with respect to the impact of economic events, the outcome of which are uncertain.

The application of the acquisition method of accounting impacted Cordia’s allowance for loan losses. Under the acquisition method of accounting, all loans were recorded in Cordia’s financial statements at their fair value at the time of acquisition and the related allowance for loan losses was eliminated because the fair value at the time was determined by the net present value of the expected cash flows taking into account estimated credit quality. We may in the future determine that our estimates of fair value are too high, in which case we would provide for additional loan losses associated with acquired loans.

The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, which may be beyond our control, and these losses may exceed current estimates. Federal regulatory agencies, as an integral part of their examination process, review our loans and allowance for loan losses. Although the management believes that our allowance for loan losses is adequate to provide for probable losses, there are no assurances that future increases in the allowance for loan losses will not be needed or that regulators will not require us to increase our allowance. Either of these occurrences could materially and adversely affect our earnings and profitability.

BOVA’s small-to-medium sized business clientele may have limited financial resources to weather a prolonged downturn or continued stress period in the economy.

We target our commercial development and marketing strategy primarily to serve the banking and financial services needs of small and medium sized businesses. These businesses generally have less capital or borrowing capacity than larger entities. If general economic conditions negatively impact this major economic sector in the markets in which we operate, our results of operations and financial condition may be adversely affected.

Continued difficult market conditions, especially the decline in real estate values, could adversely affect BOVA.

Dramatic declines in the housing market, with falling home prices and increasing foreclosures, unemployment and under-employment, have negatively impacted the credit performance of all types of loans and resulted in significant write-downs of asset values by financial institutions. Many lenders and institutional investors have reduced or ceased providing new funding to borrowers. This tightening of credit has led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. These conditions have adversely affected our business and results of operations. Any worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and others in the banking industry. Furthermore, BOVA’s loan portfolio is heavily collateralized by real estate. If BOVA’s borrowers are unable to service their loans, a decline in the real estate value could prevent BOVA from being fully repaid.

Changes in the fair value of our securities may reduce its stockholders’ equity and net income.

At September 30, 2012, we had securities classified as available for sale totaling $14.2 million. At such date, the aggregate net unrealized gain on available-for-sale securities totaled $190 thousand. We increase or decrease stockholders’ equity by the amount of the change in the unrealized gain or loss (the difference between the estimated fair value and the amortized cost) of the available-for-sale securities portfolio, under the category of accumulated other comprehensive income. Therefore, a decline in the estimated fair value of this portfolio will result in a decline in reported stockholders’ equity, as well as book value per common share and tangible book value per common share. This decrease will occur even though the securities are not sold. In the case of debt securities, if these securities are never sold and there are no credit impairments, the decrease will be recovered at the maturity of the securities. In the case of equity securities that have no stated maturity, the declines in fair value may or may not be recovered over time.

The application of the acquisition method of accounting impacted the carrying value of Cordia’s investment portfolio. Under the acquisition method of accounting, all investment securities were recorded in Cordia’s financial statements at their fair value at the time of acquisition and the related unrealized loss or gain was eliminated.

We conduct periodic reviews and evaluations of its entire securities portfolio to determine if the decline in the fair value of any security below its cost basis is other-than-temporary. Factors that we considered in our analysis of debt securities include, but are not limited to, intent to sell the security, evidence available to determine if it is more likely than not that we will have to sell the securities before recovery of the amortized cost, and probable credit losses. Probable credit losses are evaluated based upon, but are not limited to: the present value of future cash flows, the severity and duration of the decline in fair value of the security below its amortized cost, the financial condition and near-term prospects of the issuer, whether the decline appears to be related to issuer conditions or general market or industry conditions, the payment structure of the security, failure of the security to make scheduled interest or principal payments, and changes to the rating of the security by rating agencies. We generally view changes in fair value for debt securities caused by changes in interest rates as temporary, which is consistent with our experience. If we deem such decline to be other-than-temporary, the security is written down to a new cost basis and the resulting loss is charged to earnings as a component of noninterest income. For the nine months ended September 30, 2012 and the year ended December 31, 2011, we did not have any other-than-temporary impairment (“OTTI”) in its securities portfolio.

We continue to monitor the fair value of its entire securities portfolio as part of its ongoing OTTI evaluation process. No assurance can be given that we will not need to recognize OTTI charges related to securities in the future.

BOVA is subject to interest rate risk that may negatively affect its financial performance.

BOVA’s earnings and cash flows are largely dependent upon its net interest income. Net interest income is the difference between interest income earned on interest-earning assets, such as loans and securities, and interest expense paid on interest-bearing liabilities, such as deposits and borrowed funds. Interest rates are highly sensitive to many factors that are beyond BOVA’s control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, could influence not only the interest BOVA receives on loans and securities and the amount of interest it pays on deposits and borrowings, but such changes could also affect (i) BOVA’s ability to originate loans and obtain deposits, and (ii) the fair value of BOVA’s financial assets and liabilities. If the interest rates paid on deposits and other borrowings increase at a faster rate than the interest rates received on loans and other investments, BOVA’s net interest income, and therefore earnings, could be adversely affected. Earnings could also be adversely affected if the interest rates received on loans and other investments fall more quickly than the interest rates paid on deposits and other borrowings.

BOVA may lose members of its management team and have difficulty attracting skilled personnel.

BOVA’s success depends, in large part, on its ability to attract and retain key people. Competition for the best people can be intense and BOVA may not be able to hire such people or to retain them. The unexpected loss of services of key personnel of BOVA could have a material adverse impact on its business because of their skills, knowledge of BOVA’s market, years of industry experience and the difficulty of promptly finding qualified replacement personnel. In addition, recent regulatory proposals and guidance relating to compensation may negatively impact BOVA’s ability to retain and attract skilled personnel.

The financial soundness of other financial institutions could adversely affect us.

Our ability to engage in routine funding transactions could be affected adversely by the actions and commercial soundness of other financial institutions. We have exposure to many different industries and counterparties, and we routinely execute transactions with counterparties in the financial industry. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, may lead to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions. Many of these transactions expose us to credit risk in the event of default of our counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by us is liquidated at prices insufficient to recover the full amount of our financial exposure. There is no assurance that any such losses would not materially and adversely affect our results of operations.

Our profitability may suffer because of rapid and unpredictable changes in the highly regulated environment in which we operate.

The banking industry is subject to extensive regulation by state and federal banking authorities. Many of the banking regulations that govern us are intended to protect depositors, the public or the insurance fund maintained by the FDIC rather than our shareholders. Banking regulations affect our lending practices, capital structure, investment practices, dividend policy and many other aspects of our business. These requirements may constrain our rate of growth, and changes in regulations could adversely affect it. The burden imposed by these federal and state regulations may place banks at a competitive disadvantage compared to less regulated competitors. We may be particularly susceptible to this risk due to the constraints that are imposed on us by our Written Agreement with the Federal Reserve and the Virginia Bureau of Financial Institutions. In addition, the cost of compliance with regulatory requirements, including the cost of complying with the Written Agreement, could adversely affect our ability to operate profitably.

Regulation of the financial services industry is undergoing major changes, and future legislation could increase our cost of doing business or harm our competitive position.

In 2010 and 2011, in response to the financial crisis and recession that began in 2008, significant regulatory and legislative laws were enacted resulting in broader reform and increased regulation impacting financial institutions. The Dodd-Frank Act has created a significant shift in the way financial institutions operate. The agencies most affected by the enactment were the FDIC, the Federal Reserve and the Securities and Exchange Commission and the way the agencies oversee the financial system. Any future legislative changes could have a material impact on the profitability of Cordia, the value of assets held for investment or collateral for loans. They could require changes to business practices or force us to discontinue businesses and potentially expose us to additional costs, liabilities, enforcement action and reputational risk.

Our future success will depend on our ability to compete effectively in the highly competitive financial services industry.

We face substantial competition in all phases of our operations from a variety of different competitors that include other banks, both large and small and numerous less regulated financial services businesses. In particular, there is very strong competition for financial services in the market areas in which we conduct our business. Our future growth and success will depend on our ability to compete effectively in this highly competitive environment. Many of our competitors offer products and services that we do not offer, and many have substantially greater resources, such as greater capital resources and more access to longer term, lower costs funding sources. Many also have greater name recognition and market presence that benefit them in attracting business. In addition, larger competitors may be able to price loans and deposits more aggressively than we do. Our larger competitors generally have easier access to capital, and often on better terms. Some of the financial services organizations with which we compete are not subject to the same degree of regulation as is imposed on bank holding companies and federally insured state-chartered Banks, national banks and federal savings institutions. As a result, these non bank competitors have certain advantages over us in accessing funding and in providing various services.

Other competitors are subject to similar regulation but have the advantages of larger established customer bases, higher lending limits, extensive branch networks, numerous automated teller machines, greater advertising-marketing budgets or other factors. Some of our competitors have other advantages, such as tax exemption in the case of credit unions, and lesser regulation in the case of mortgage companies and specialty finance companies. Deposit competition is strong among institutions in our primary market area.

We have operational risk that could impact our ability to provide services to our customers.

We have potential operational risk exposure throughout our organization. Integral to our performance is the continued effectiveness and efficiency of our technical systems, operational infrastructure, relationships with third parties and key individuals involved in our ongoing activities. Failure by any or all of these resources subjects us to risks that may vary in size, scale and scope. This includes but is not limited to operational or technical failures, unlawful tampering with our information technology infrastructure, terrorist activities, ineffectiveness or exposure due to interruption in third party support, as well as the loss of key individuals or failure of key individuals to perform properly.

We do not plan to pay cash dividends in the foreseeable future.

We do not expect to pay cash dividends on our common stock in the foreseeable future. Our ability to declare and pay cash dividends will depend, among other things, upon restrictions imposed by the reserve and capital requirements of Virginia law and federal banking regulations, our income and financial condition, tax considerations, and general business conditions. In addition, we are currently prohibited by our Written Agreement from paying any cash dividends without the prior written approval of the Federal Reserve Bank of Richmond, the Director of the Division of Banking Supervision and Regulation of the Board of Governors of the Federal Reserve System and the Virginia Bureau of Financial Institutions.

A significant percentage of our common stock is held by our directors and executive officers which, if voted in concert, could significantly influence the outcome of all matters submitted to our shareholders.

Our directors and executive officers, together with their associates, currently own 814,406 shares, or 39.2% of Cordia’s outstanding common stock (not including 578,125 restricted shares that are not entitled to vote). Assuming the issuance of 665,765 shares of Cordia common stock in the share exchange, our directors and executive officers, together with their associates, will own approximately, 849,439 shares, or 31.0% of Cordia’s outstanding common stock. As a result of their ownership, the directors and executive officers will have the ability, by voting their shares in concert, to significantly influence the outcome of all matters submitted to our shareholders for approval, including the election of directors and the approval of significant corporate transactions, including potential mergers, consolidations or sales of all or substantially all of our assets.

Cordia may not be able to maintain its recent or planned growth rate, which may adversely impact the Company’s results of operations and financial condition.

To achieve Cordia’s recent levels of growth, Cordia has initiated internal growth programs centered on developing new customer accounts at the Bank’s locations. Cordia may not be able to sustain its recent or planned rate of growth or may not even be able to grow at all. In addition, Cordia may not be able to obtain the financing necessary to fund additional growth. Various factors, such as economic conditions, the regulatory environment and competition, may impede or prohibit Cordia’s growth plans. Any inability to attract and retain experienced bankers may adversely affect Cordia’s internal growth. A significant decrease in Cordia’s rate of growth may adversely impact its results of operations and financial condition.

Cordia is subject to losses resulting from fraudulent and negligent acts on the part of loan applicants, correspondents or other third parties.

Cordia relies heavily upon information supplied by third parties, including the information contained in credit applications, property appraisals, title information, equipment pricing and valuation and employment and income documentation, in deciding which loans it will originate, as well as the terms of those loans. If any of the information upon which Cordia relies is misrepresented, either fraudulently or inadvertently, and the misrepresentation is not detected prior to asset funding, the value of the asset may be significantly lower than expected, or Cordia may fund a loan that it would not have funded or on terms it would not have extended. Whether a misrepresentation is made by the applicant or another third party, Cordia generally bears the risk of loss associated with the misrepresentation. A loan subject to a material misrepresentation is typically unsellable or subject to repurchase if it is sold prior to detection of the misrepresentation. The sources of the misrepresentations are often difficult to locate and it is often difficult to recover any of the monetary losses Cordia may suffer.

We are an emerging growth company and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, even if we comply with the greater obligations of public companies that are not emerging growth companies immediately after the initial public offering, we may avail ourselves of the reduced requirements applicable to emerging growth companies from time to time in the future, so long as we are an emerging growth company. We will remain an emerging growth company for up to five years, though we may cease to be an emerging growth company earlier under certain circumstances, including if, before the end of such five years, we are deemed to be a large accelerated filer under the rules of the SEC (which depends on, among other things, having a market value of common stock held by non-affiliates in excess of $700 million) or if our total annual gross revenues equal or exceed $1 billion in a fiscal year. In addition, so long as our public float remains below $75 million, we will be a “smaller reporting company” as defined under SEC rules and may take advantage of several of the same exemptions from various reporting requirements applicable to emerging growth companies, including, but not limited to, the auditor attestation exemption and the reduced executive compensation disclosure obligations. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements. Any statements about Cordia’s or BOVA’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Accordingly, these statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. The actual results of Cordia and BOVA could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described under the caption “Risk Factors” and elsewhere in this document, including the appendices hereto.

Any or all of the forward-looking statements in this document may turn out to be inaccurate. The inclusion of this forward-looking information should not be regarded as a representation by Cordia, BOVA or any other person that the future plans, estimates or expectations contemplated by Cordia or BOVA will be achieved. Cordia and BOVA have based these forward-looking statements largely on their respective current expectations and projections about future events and financial trends that they believe may affect their respective financial condition, results of operations, business strategy and financial needs. There are important factors that could cause actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements including, but not limited to, statements regarding:

•	changes in general economic and financial market conditions;
•	changes in the regulatory environment;
•	economic conditions generally and in the financial services industry;
•	changes in the economy affecting real estate values;
•	Cordia’s ability to achieve loan and deposit growth;
•	the completion of Cordia’s future acquisitions or business combinations and Cordia’s ability to integrate the acquired business into its business model;
•	projected population and income growth in Cordia’s targeted market areas; and
•	volatility and direction of market interest rates and a weakening of the economy which could materially impact credit quality trends and the ability to generate loans.

All forward-looking statements are necessarily only estimates of future results, and actual results may differ materially from expectations. You are, therefore, cautioned not to place undue reliance on such statements which should be read in conjunction with the other cautionary statements that are included elsewhere in this document. In particular, you should consider the numerous risks described in the “Risk Factors” section of this document. Further, any forward-looking statement speaks only as of the date on which it is made and neither Cordia nor BOVA undertakes any obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. You should, however, review the risk factors we describe in the reports we will file from time to time with the SEC after the date of this document. See “Additional Information.”

THE SHARE EXCHANGE

The following discussion contains material information pertaining to the share exchange. This discussion is subject, and qualified in its entirety by reference, to the share exchange agreement attached as Appendix A to this document. We encourage you to read carefully this entire document, including the share exchange agreement included as Appendix A, for a more complete understanding of the share exchange.

Terms of the Share Exchange

The Boards of Directors of Cordia and BOVA have approved and adopted the share exchange agreement. The share exchange agreement provides for the exchange of shares of BOVA common stock held by persons other than Cordia for shares of Cordia common stock. As a result of the share exchange, BOVA will become a wholly owned subsidiary of Cordia. In the share exchange, each share of BOVA common stock issued and outstanding immediately prior to the completion of the share exchange, except for shares for which appraisal rights are properly exercised and shares held by Cordia, will be exchanged for 0.664 of a share of Cordia common stock. No fractional shares of Cordia common stock will be issued in connection with the share exchange, and holders of BOVA common stock will be entitled to receive cash in lieu thereof.

Background and Reasons for the Share Exchange

Beginning in late 2011, the BOVA board of directors began discussing plans for raising additional capital that would support the organic growth of BOVA and its long-term strategy of growth through the acquisition of other financial institutions. Over a succession of meetings, the board of directors considered how much capital would be needed to support BOVA’s near-term growth goals and the best process for raising this additional capital. The BOVA board of directors also considered whether the additional capital could best be raised by BOVA or by Cordia which would then invest in BOVA. The board agreed that any capital raise should include a rights offering to shareholders of BOVA that would give them the opportunity to invest on comparable terms alongside new investors.

At its meeting on December 14, 2011, the BOVA board of directors determined to pursue a capital raise of up to $5 million together with a restructuring transaction that would make BOVA a wholly-owned subsidiary of Cordia. In deciding to pursue the restructuring, the BOVA board of directors considered that a holding company structure in which Cordia owns 100% of BOVA would facilitate future capital raising activities, the ability to make acquisitions of other financial services companies, and the flow of capital between Cordia and BOVA. Specific terms of the restructuring were not discussed at this time, and it was left that Cordia would develop a proposal for the basis of converting shares of BOVA common stock into shares of Cordia common stock.

In early 2012, the BOVA board of directors was briefed on discussions with WoodRock & Co. and Commerce Street Capital regarding a potential capital raise up to $25 million. The board of directors was also advised that Cordia was planning a small offering of $3 to $5 million of Series C common stock to existing shareholders and management of Cordia to be completed prior to the larger capital raise. Cordia believed that the Series C offering could be accomplished without significant difficulty. The smaller offering offering would not only provide capital to support projected 2012 growth pending completion of the larger capital raise, but also would improve the likelihood of success of the larger raise by signaling the personal financial commitment of Cordia’s board and management.

At its meeting on February 22, 2012, the BOVA board of directors appointed a committee of disinterested directors who are not officers, directors or shareholders of Cordia to consider the terms of a restructuring transaction between BOVA and Cordia. Waddy Garrett, Thomas Gordon, Hunter Hollar, and Claiborne Thomasson were appointed as the initial members of this committee of disinterested directors and were empowered to seek legal and financial advice, including a fairness opinion, with respect to the terms of any transaction between Cordia and BOVA.

Over the next few months, management of Cordia and BOVA continued discussions with WoodRock & Co. and Commerce Street Capital and developed plans for the reorganization transaction and the Series C common stock offering.

At its meeting on April 25, 2012, the BOVA board of directors reviewed the steps necessary to complete the various capital raising and reorganization transactions under consideration and approved the engagement of WoodRock & Co. and Commerce Street Capital jointly by BOVA and Cordia.

At its meeting on May 23, 2012, the BOVA board of directors was informed of the commencement of Cordia’s Series C common stock offering and approved a proposal to seek shareholder approval to authorize BOVA to issue shares of common stock in one or more non-public offerings in accordance with Nasdaq Marketplace Rule 5635 in order to accommodate a potential investment larger than $2 million by Cordia. The directors also met with representatives of WoodRock & Co. and Commerce Street Capital regarding the proposed larger capital raise expected to be conducted by Cordia.

On July 11, 2012, Cordia submitted a proposal to the BOVA board of directors for an additional investment in BOVA in the amount of $2 million to $10 million, in one or more closings at a price of $3.55 per share, and an exchange of BOVA common stock held by persons other than Cordia for Cordia common stock at an exchange ratio of 0.5915.

The disinterested directors committee met to discuss Cordia’s proposal. The committee no longer included Mr. Thomasson, who had retired from the board of directors, or Mr. Garrett, who resigned from the committee because of his planned participation in Cordia’s Series C common stock offering. The Committee engaged Davenport as its financial advisor and Williams Mullen as its legal counsel to assist in review of the Cordia proposal.

At the BOVA board of directors’ meeting on July 25, 2012, the disinterested directors committee expressed support for Cordia’s proposal, subject to resolving certain provisions of the proposal related to Cordia’s capital raising activities and the corporate restructuring.

Over the next few weeks, representatives of Cordia continued to discuss the terms of the proposal with the disinterested directors committee. Simultaneously with these discussions, counsel for Cordia provided BOVA with drafts of the share exchange agreement and a stock purchase agreement providing for the purchase of $3 million of BOVA common stock by Cordia. Counsel for the disinterested directors committee reviewed these agreements and negotiated their terms with counsel for Cordia. The committee’s financial advisor conducted due diligence on the committee’s behalf, reviewed the fairness of the financial terms proposed by Cordia, and assisted in the committee’s negotiations with Cordia’s representatives.

At its meeting on August 22, 2012, the disinterested director’s committee reported that it had reached agreement with Cordia on terms of its letter of intent. The letter of intent, as agreed between the parties, provided for the purchase of $3 million of BOVA common stock at the price of $3.55 per share, a commitment to promptly conduct a rights offering for $2 million of BOVA common stock at the same price per share, and an exchange of BOVA common stock for shares of Cordia common stock at an exchange ratio of 0.664. Based on the recommendation of the disinterested directors committee, the BOVA board of directors approved the execution of the nonbinding letter of intent, which was then executed by the parties.

At a meeting held on August 28, 2012, the BOVA board of directors reviewed the final versions of the stock purchase agreement and share exchange agreement. It was noted that Cordia agreed to increase the purchase price per share to $3.60 so that the price of the transaction would be consistent with the parameters for a non-public offering previously approved by BOVA shareholders. Davenport delivered its opinion that the following transactions when considered as a whole are fair, from a financial point of view, to the shareholders of BOVA other than Cordia: the sale of 833,333 shares of common stock of BOVA to Cordia for $3.60 per share, the sale of up to 560,000 shares of common stock of BOVA to the shareholders of BOVA other than Cordia for $3.60 per share, and the consideration to be received by the shareholders of BOVA other than Cordia pursuant to the share exchange agreement. A representative of Williams Mullen advised the BOVA board that he had reviewed the revised stock purchase and share exchange agreements and the changes were satisfactory.

The disinterested directors committee voted unanimously to recommend approval of the proposed transactions and, based on such recommendation, the BOVA board of directors unanimously approved the stock purchase agreement, the share exchange agreement and the rights offering.

BOVA’s Reasons for the Share Exchange

BOVA’s board of directors believes that the share exchange is in the best interests of BOVA and its shareholders. In deciding to approve the share exchange, BOVA’s board of directors considered a number of positive and negative factors, including the following:

•	That the share exchange was an integral part of a series of transactions that would bring more capital to BOVA, which would facilitate BOVA’s ability to grow and return to consistent profitability;
•	The belief that a holding company structure in which Cordia owns 100% of BOVA will facilitate future capital raising activities, the ability to make acquisitions of other financial services companies, and the flow of capital between Cordia and BOVA;
•	The belief that reorganizing into a structure in which all of the direct and indirect stakeholders in BOVA become stakeholders of the ultimate parent company, in this case Cordia, will eliminate actual or perceived conflicts of interest between BOVA and Cordia and allow the board of directors and management to operate more effectively and efficiently;
•	That Cordia’s willingness to invest an additional $3 million in BOVA was conditioned on entering into an agreement to complete a transaction that would make all of the shareholders of BOVA shareholders of Cordia;
•	That BOVA would promptly conduct a rights offering for up to $2 million of common stock in order to give shareholders other than Cordia the right to purchase additional shares at the same price as paid by Cordia;
•	That upon conclusion of the share exchange Cordia common stock would be listed on the Nasdaq Stock Market;
•	That as a result of combining the shareholders of Cordia and the shareholders of BOVA, Cordia would have a larger shareholder base, which could result in greater liquidity, a more active trading market than currently experienced by BOVA, and thereby a more attractive investment vehicle to facilitate future capital raises;
•	The belief that the share exchange and the positive factors resulting from the share exchange as described above would facilitate BOVA’s efforts to have the Written Agreement lifted;
•	That there currently is no public market for Cordia common stock and, as a result, it is not possible to specify a market value for the shares of Cordia common stock that will be issued in exchange for shares of BOVA common stock or to know what the market price of Cordia common stock will be when it commences trading upon consummation of the share exchange; and
•	That shareholders of BOVA would suffer book value dilution and ownership dilution as a result of the share exchange.

While the BOVA board of directors considered these and other factors, the board of directors did not assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. Collectively the BOVA board of directors based its determination with respect to the share exchange on the conclusions reached by its members, based on the factors that each of them considered appropriate, that the share exchange is in the best interests of BOVA’s shareholders.

Interests of BOVA’s Directors and Executive Officers in the Share Exchange

Ongoing Service with Cordia

Following the consummation of the share exchange, Messrs. Bushnell, Garrett, Gordon, Hollar and Wright of the BOVA board of directors will become directors of Cordia and Messrs. Grieve, Smith, Thomson, and Zoeller will continue to be directors of Cordia. In addition, Mr. Zoeller will continue as an executive officer of Cordia in his current role as President and Chief Executive Officer.

Potential Payments Upon a Termination of Employment in Connection with a Change of Control

The share exchange will not be a change in control under any plan, agreement or arrangement in respect of the executive officers of BOVA. Accordingly, none of the executive officers will receive enhanced or additional payments or benefits as a result of or in connection with the share exchange.

Fairness Opinion of Davenport & Company LLC

The disinterested directors committee of the Board of Directors at BOVA engaged Davenport to render a written opinion as to the fairness, from a financial point of view, to the minority shareholders of BOVA (the “public shareholders”) of the following transactions when considered as a whole: (i) the sale of 833,333 common shares of BOVA to Cordia for $3.60 per share (the “Cordia private placement”); (ii) the sale of up to 560,000 common shares of BOVA to the public shareholders for $3.60 per share (the “rights offering”); and (iii) the consideration to be received by the public shareholders pursuant to the share exchange agreement whereby BOVA will become a wholly-owned subsidiary of Cordia through the exchange of shares of the common stock held by the public shareholders for shares of Cordia common stock. As is more specifically set forth in the share exchange agreement, upon consummation of the share exchange, each share of BOVA common stock not owned by Cordia shall be converted into, and shall be canceled in exchange for, solely the right to receive 0.664 of a share of Cordia common stock. In requesting Davenport’s advice and opinion, no restrictions or limitations were imposed by the disinterested directors committee upon Davenport with respect to the investigations made or the procedures followed by Davenport in rendering its opinion.

Davenport is a regional investment banking firm. As part of its investment banking business, Davenport is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities and valuations for estate, corporate and other purposes. Davenport was selected by the disinterested directors committee to act as its financial advisor because of Davenport’s expertise in valuing and advising financial institutions in merger and acquisition transactions and because Davenport was familiar with BOVA and its business. In the past two years, the only material relationship between BOVA and Davenport was Davenport previously serving as BOVA’s financial advisor in connection with Cordia’s purchase of a majority ownership interest in BOVA, a transaction that was completed in December 2010. BOVA paid Davenport $174,500 for its services in connection with the 2010 Cordia investment in BOVA.

On August 28, 2012, Davenport reviewed the financial aspects of the Cordia private placement, rights offering and share exchange agreement (collectively referred to as the “reorganization transactions”) with BOVA’s disinterested directors committee and the Board of Directors and delivered its opinion that, as of that date, and based upon and subject to the assumptions, limitations and qualifications set forth in the opinion, the reorganization transactions, when considered as a whole, were fair, from a financial point of view to the public shareholders.

The full text of the Davenport opinion, which describes, among other things, the assumptions made, matters considered, and the limitations on the review undertaken, is included in this proxy statement/prospectus as Appendix B. The description of the Davenport opinion set forth below is qualified in its entirety by reference to the full text of the Davenport opinion in Appendix B. BOVA’s shareholders are urged to read the Davenport opinion carefully and in its entirety.

The Davenport opinion is directed only to the fairness, from a financial point of view, of the reorganization transactions. This opinion does not address the relative merits of the reorganization transactions as compared to any alternative business strategies that might exist for BOVA, does not address the effect of any other business combination in which BOVA might engage and does not constitute a recommendation to any shareholder of BOVA as to how such shareholder should vote with respect to the share exchange. Davenport did not express any opinion as to the prices at which Cordia’s common stock will trade following the announcement or consummation of the share exchange. The Davenport opinion does not express any opinion about the fairness of the amount or nature of the compensation to BOVA’s officers, directors, employees or class of such persons, relative to compensation to the public shareholders. In accordance with internal procedures adopted pursuant to FINRA rules and regulations, Davenport’s fairness opinion was not required to be approved by the fairness committee of Davenport.

In arriving at its opinion, Davenport, among other things:

•	Reviewed the stock purchase agreement for the Cordia private placement, the Board resolution for the rights offering and the share exchange agreement;
•	Reviewed certain business, financial, and other information regarding BOVA and its prospects that were furnished to Davenport by the management of BOVA and that Davenport have discussed with the management of BOVA;
•	Reviewed certain business, financial, and other information regarding Cordia and its prospects that were furnished to Davenport by the management of Cordia and that Davenport have discussed with the management of Cordia;
•	Reviewed the publicly reported prices and trading activity for BOVA’s common stock;
•	Compared certain business, financial, and other information regarding BOVA with similar information regarding certain other publicly traded companies that Davenport deemed to be relevant;
•	Compared the proposed financial terms of the Cordia private placement and rights offering with the financial terms of various other stock offerings of financial institutions in recent years;
•	Reviewed the pro forma financial impact of the reorganization transactions on BOVA and Cordia, based on certain assumptions provided by the senior management of BOVA and Cordia; and
•	Considered other information such as financial studies, analyses, and investigations as well as financial and economic and market criteria that Davenport deemed appropriate.

In rendering its opinion, Davenport assumed and relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources, that was provided to it by BOVA and Cordia or their representatives, or that was otherwise reviewed by it. Davenport has not assumed any responsibility for independently verifying the accuracy or completeness of any such information. Davenport is not an expert in the evaluation of loan portfolios for the purpose of assessing the adequacy of the allowance for losses, and assumed that BOVA’s allowance is, in the aggregate, adequate to cover such losses. Davenport did not review any individual credit files nor make any independent evaluation, appraisal or physical inspection of the assets, liabilities or properties of BOVA or Cordia, nor was Davenport furnished with such an evaluation or appraisal.

With respect to financial forecast information furnished to or discussed with Davenport by BOVA and Cordia, Davenport assumed that such financial forecast information had been reasonably prepared and reflected the best currently available estimates and judgments as to the expected future financial performance of BOVA and Cordia. Davenport assumed no responsibility for and expressed no view as to any such forecasts or estimates or the assumptions upon which they were based. This forward-looking information, as well as the other estimates used by Davenport in its analyses, was based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such forecasts.

Davenport assumed that there had been no material change in BOVA’s and Cordia’s assets, financial condition, results of operations, business or prospects or other financial information since the date of the last financial information made available to it, that BOVA and Cordia will remain as going concerns for all periods relevant to its analyses, and that the share exchange will qualify as a tax-free reorganization for federal income tax purposes. Davenport also assumed that the share exchange will be completed substantially in accordance with the terms set forth in the share exchange agreement. The Davenport opinion is necessarily based upon economic, market, financial and other conditions as they existed and could be evaluated on the date of its opinion and the information made available to it through the date thereof. Davenport does not have any obligation to update, revise or reaffirm its opinion or otherwise comment on any events occurring after the date of its opinion.

The Davenport opinion does not address the relative merits of the reorganization transactions as compared to any alternative business strategies that might exist for BOVA, nor does it address the effect of any other alternative business strategies in which BOVA might engage. The Davenport opinion was not an expression of an opinion as to the prices at which shares of BOVA common stock would trade following the announcement of the reorganization transactions or the actual value of the Cordia common shares when issued pursuant to the share exchange agreement, or the price at which Cordia common shares will trade following the completion of the share exchange.

In connection with rendering its opinion, Davenport performed a variety of financial analyses. The following is a summary of the material analyses presented to BOVA’s disinterested directors committee and the Board of Directors on August 28, 2012. The financial analyses summarized below include information presented in tabular format. The summary set forth below does not purport to be a complete description of the analyses performed by Davenport, but describes, in summary form, the principal elements of the presentation made by Davenport to BOVA’s disinterested directors committee and the Board of Directors on August 28, 2012. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Each of the analyses conducted by Davenport was carried out in order to provide a different perspective on the reorganization transactions and add to the total mix of information available.

Davenport did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, Davenport considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Davenport did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized below, Davenport believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion.

In performing its analyses, Davenport made numerous assumptions with respect to industry performance, general business, economic and market conditions and other matters, many of which are beyond the control of BOVA and Cordia. The projections and other information used in the analyses performed by Davenport are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the projections and other information used in the analyses, and the results of such analyses.

Transaction Summary.  Davenport reviewed the stock purchase agreement for the Cordia private placement, the board resolution for the rights offering and the share exchange agreement for the reorganization. Under the terms of the stock purchase agreement for the Cordia private placement, Cordia purchased 833,333 common shares of BOVA at $3.60 per share, for an aggregate purchase price of $3 million. As is more specifically set forth in the share exchange agreement, upon consummation of the share exchange, each share of BOVA’s common stock not owned by Cordia shall be converted into the right to receive 0.664 of a share of Cordia common stock.

Stock Trading History.  Davenport reviewed the weekly reported trading prices of BOVA’s common stock for the five-year period ended August 21, 2012. During the five-year period, BOVA’s common stock traded at a high of $37.50 on September 14, 2007 and a low of $3.25 on December 16, 2011. Davenport also reviewed BOVA’s stock price to tangible book value for the five-year period ended August 21, 2012. During the five-year period, BOVA’s price to tangible book value multiple reached a high of 1.62x on June 3, 2011 and a low of 0.50x on November 11, 2008.

Pro Forma Capitalization.  Davenport analyzed the impact of the Cordia private placement and the rights offering on the pro forma combined capital ratios based on balance sheet data as of June 30, 2012. This analysis assumed: (i) Cordia invests $3 million of new capital in the Cordia private placement; (ii) the rights offering is fully subscribed resulting in approximately $2 million in new capital; and (iii) the new capital is invested in assets with a risk-weighting of zero.

		Pro Forma
	BOVA 6/30/12	Private Placement*	Private Placement and Rights Offering
Tier 1 Risk-Based Capital Ratio (%)	11.3	14.1	15.9
Total Risk-Based Capital Ratio (%)	12.6	15.4	17.2

*	Davenport noted that Cordia informed BOVA that it would not invest the additional capital into BOVA in the Cordia private placement without the agreement of the Board of Directors to also enter into the share exchange agreement.

Analysis of Certain Other Publicly Traded Companies.  To provide contextual data and comparative market information, Davenport compared selected financial information for BOVA to the corresponding publicly available information of certain other peer group companies whose securities are publicly traded. The peer group companies were chosen because they possess general business, operating and financial characteristics representative of companies in the industry in which BOVA operates. The first of two peer groups Davenport compared was composed of publicly traded banks headquartered in the United States with total assets ranging from $100 million to $250 million, non-performing assets (“NPAs”) to total assets between 3% and 8% and a total risk based capital ratio between 10% and 15% (the “U.S. Peer Group”). The U.S. Peer Group consisted of the following 15 companies: Central Financial Corporation, Citizens Financial Corp., Colonial Virginia Bank, Community First Bank of Indiana, County First Bank, Harvest Community Bank, Lafayette Community Bancorp, Pinnacle Bank, Plaza Bank, Southern Connecticut Bancorp, Inc., Summit Bank, Town Center Bank, Tri-Valley Bank, Virginia Community Bankshares, Inc. and Western Reserve Bancorp, Inc.

In addition, Davenport compared a second peer group to BOVA that was composed of publicly traded banks headquartered in Virginia with total assets less than $1 billion, NPAs to total assets between 3% and 8% and a total risk based capital ratio between 10% and 15% (the “Virginia Peer Group”). The Virginia Peer Group consisted of the following seven companies: Botetourt Bankshares, Inc., Colonial Virginia Bank, F&M Bank Corp., First Capital Bancorp, Inc., Mainstreet Bank, Valley Financial Corporation and Virginia Community Bankshares, Inc.

To perform this analysis, Davenport used the most recent financial information available as of June 30, 2012 for each of the peer group companies. Market price information was as of August 27, 2012. The following table summarizes the relevant data items for BOVA and the U.S. and Virginia Peer Groups.

Capitalization (MRQ)	BOVA	U.S. Peer Group Median	Virginia Peer Group Median
Total Assets ($ in Thousands)	170,201	160,024	305,651
Total Risk-Based Capital Ratio (%)	12.6	13.3	13.7
Asset Quality (MRQ)
NPAs/Assets (%)	5.5	4.3	4.3
NPAs & Loans 90+/Tangible Common Equity + Loan Loss Reserve (%)	53.6	45.3	50.4
Loan Loss Reserve/Loans (%)	4.1	2.5	2.0
Performance (LTM)
CORE ROAE (%)	(6.7)	(4.2)	(2.5)
Pre-Provision EPS ($)	(0.03)	0.65	0.93
Market Statistics*
Market Value ($ in Millions)	10.4/8.0	8.5	11.8
Price to Pre-Provision EPS (x)	NM/NM	18.2	8.8
Price to Tangible Book (%)	79.8/63.2	57.9	50.3

*	The first number under BOVA’s market statistics was derived using BOVA’s closing market price on August 27, 2012 of $4.55. The second number reflects the offering price used in the Cordia private placement and rights offering of $3.60.

Guideline Offerings Analysis.  Davenport compared the offering details from the Cordia private placement and the rights offering to a selected group of common stock offerings in the banking industry. The offerings selected were a group of 19 common stock offerings announced since June 30, 2011. These offerings involved commercial banks headquartered in the United States with total assets less than $1 billion and where the new shares offered represented greater than 20% of the banks pre-offering shares outstanding. The median multiples for the guideline offerings are summarized in the table below along with the implied multiples for BOVA based on the offering price of $3.60 and a combined offering size for the Cordia private placement and rights offering of $2 million at the low end and $10 million at the high end.

	BOVA		Guideline Offerings Median
	$2 million	$10 million
Discount to Pre-Announcement Stock Price (%)	79.1	79.1	90.9
Price to Tangible Book Value (x)	63.2	63.2	54.5
Shares Offered to Pre-Offering Shares (%)	24.9	124.3	38.6
NPAs / Assets (%)	5.5	5.5	3.4
Total Capital Ratio (Pre-offer) (%)	12.6	12.6	14.0

Pro Forma Analyses.  Davenport calculated pro forma equivalent pre-provision earnings, tangible book value per share and ownership percentage from the perspective of the public shareholders, who owned 40.2% of BOVA as of June 30, 2012, under the following three scenarios: (i) a baseline scenario that does not factor in the impact of any of the reorganization transactions but shows BOVA’s expected performance on a stand-alone basis; (ii) BOVA completes the Cordia private placement and the rights offering is fully subscribed resulting in the sale of approximately 1.4 million common shares at a price of $3.60 per share for a total of approximately $5 million; and (iii) assumes the transactions described in (ii) are completed and the shares held by the public shareholders are exchanged for shares of Cordia at 0.664 of a share of Cordia for each BOVA share. This analysis assumed: (a) Cordia has $500,000 of net tangible assets; (b) the new capital would be leveraged into earning assets in the same manner as existing capital; (c) incremental operating expenses equal to 1.5% of incremental earning assets; and (d) no acquisition related purchase price accounting adjustments under GAAP. This information is presented in the following table.

	Baseline Scenario (i)	Pro Forma for Private Placement and Rights Offering Scenario (ii)	Pro Forma for (ii) and Share Reorganization Scenario (iii)
Tangible Book Value ($)	5.70	4.90	3.95
Minority Ownership (%)	40.2	40.2	31.6
2013 Pre-provision EPS ($)	(0.20)	0.30	0.25

Present Value Analysis.  Davenport estimated the present value of the future stream of earnings BOVA could produce through December 31, 2016 on a stand-alone basis. The forecast assumed that BOVA did not pay a dividend to its common shareholders throughout the forecast period. Davenport then estimated the terminal values for BOVA common stock at the end of the period by applying multiples ranging from 0.60x to 1.00x of projected book value in 2016. The terminal value was then discounted to present values using various discount rates (ranging from 10.0% to 20.0%) chosen to reflect different assumptions regarding the required rates of return to holders of prospective buyers of BOVA common stock. This present value analysis provided a range of present values from $1.15 to $2.95 per share of BOVA common stock.

Davenport noted that it included a present value analysis because it is a widely used valuation methodology, but also noted that the results of this methodology are highly dependent upon the assumptions that must be made. The projections and other information used in the present value analysis performed by

Davenport are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the projections and other information used in the analyses, and the results of such analyses.

Fees.  BOVA and Davenport have entered into an agreement relating to the services provided by Davenport in connection with the reorganization transactions. BOVA has agreed to pay Davenport a retainer of $12,500, an offering opinion fee of $25,000 and an exchange opinion fee of $50,000. The offering opinion fee and exchange opinion fee were due upon delivery of the fairness opinion on August 28, 2012. The balance of the fairness opinion fee is not contingent upon the closing of the reorganization transactions. BOVA has also agreed to reimburse Davenport for reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Davenport and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws.

The terms of the fee arrangement with Davenport, which Davenport and BOVA believe are customary in transactions of this nature, were negotiated at arm’s length between BOVA and Davenport, and BOVA’s Board of Directors was aware of such arrangement. In the past two years, the only material relationship Davenport has had with BOVA and Cordia was Davenport previously serving as BOVA’s financial advisor in connection with Cordia’s purchase of a majority ownership interest in BOVA, a transaction that was completed in December 2010.

Other.  In the ordinary course of its business as a broker-dealer, Davenport may, from time to time, purchase securities from, and sell securities to, BOVA. Davenport may from time to time have a long or short position in, and buy or sell, equity securities of BOVA for Davenport’s own account or for the accounts of its customers.

Dissenters’ or Appraisal Rights

Shareholders of record of BOVA common stock who comply with the procedures described below will be entitled to appraisal rights under Article 15 of the Virginia Stock Corporation Act (the “VSCA”). Where appropriate, shareholders are urged to consult with their legal counsel to determine the appropriate procedures for providing a notice of intent to demand payment (as described below). No further notice of the events giving rise to appraisal rights or deadlines for related actions will be provided by BOVA to shareholders prior to the special meeting.

The following discussion is only a summary, does not purport to be a complete statement of the law pertaining to appraisal rights under the VSCA and is qualified in its entirety by reference to Article 15 of the VSCA. Shareholders are urged to consult Article 15 of the VSCA, which is reprinted in its entirety as Appendix C to this proxy statement/prospectus.

Shareholders who follow the procedures set forth in Article 15 of the VSCA will be entitled to receive payment of the “fair value” of their shares of BOVA common stock. Any shareholder who wishes to exercise appraisal rights should review the following discussion and Appendix C carefully because failure to comply in a timely and proper manner with the procedures specified may result in the loss of appraisal rights under the VSCA.

A holder of shares of BOVA common stock who wishes to exercise appraisal rights must deliver to BOVA, prior to or at the special meeting (but in any event before the vote is taken), a written notice of intent to demand payment for such shareholder’s shares if the share exchange becomes effective. A shareholder delivering a notice of intent must not vote his or her shares in favor of the proposal to approve and adopt the share exchange agreement or he or she will lose his or her appraisal rights. All notices of intent should be sent or delivered to Corporate Secretary, Bank of Virginia, 11730 Hull Street Road, Midlothian, Virginia 23112, or they may be hand delivered to the Corporate Secretary at the special meeting (before the voting begins).

If the share exchange agreement is approved and the share exchange becomes effective, within 10 days after the effective date of the share exchange, Cordia will deliver an appraisal notice in writing to all shareholders who correctly and timely delivered a notice of intent (as described above) and also did not vote for approval of the share exchange agreement (an “eligible shareholder”). The appraisal notice will:

•	state where the eligible shareholder’s payment demand should be sent and where and when stock certificates should be deposited;
•	set a date by which Cordia must receive the payment demand (which date may not be fewer than 40 days nor more than 60 days after the date the appraisal notice is sent);
•	provide an estimate of the fair value of the shares of BOVA common stock that are the subject of the appraisal right demand;
•	set the date by which a notice to withdraw the appraisal right demand must be received (a date within 20 days of the date indicated in the second bullet point above); and
•	include such other information as required by the VSCA.

An eligible shareholder to whom an appraisal notice is sent must demand payment within the time specified in the appraisal notice, deposit his or her stock certificates in accordance with the terms of the appraisal notice and make certain certifications required by the VSCA. If an eligible shareholder fails to take such actions, the shareholder will lose his or her appraisal rights.

If an eligible shareholder has complied with the provisions of Article 15 of the VSCA, Cordia must, within 30 days of the due date for receipt of appraisal right demands, pay each eligible shareholder Cordia’s estimate of the fair value of the shareholder’s shares of BOVA common stock, plus accrued interest. With any payment, Cordia must provide its most recent annual and quarterly financial statements, an explanation of how it calculated the fair value of the shares of BOVA common stock and interest, and a description of the procedure an eligible shareholder may follow if he or she is not satisfied with the payment.

An eligible shareholder who is not satisfied with the amount paid or offered by Cordia must notify Cordia in writing of his or her own estimate of the fair value of his or her shares of BOVA common stock and the amount of interest due (less any amounts that may have been already received by the shareholder from Cordia) and demand that Cordia pay this estimated amount. This notice must be given in writing within 30 days of the date that Cordia made or offered to make payment for the shareholder’s shares of BOVA common stock.

If an eligible shareholder’s demand for payment remains unsettled, Cordia is obligated to commence a proceeding in a Virginia circuit court to determine the fair value of the shares of BOVA common stock and accrued interest within 60 days of the receipt of the shareholder’s payment demand. If Cordia fails to commence such proceeding in accordance with the VSCA, it must pay the shareholder the amount demanded by him or her.

Eligible shareholders considering seeking appraisal should be aware that the fair value of their shares of Cordia common stock as determined under Article 15 of the VSCA, could be more than, the same as or less than the share exchange consideration that would be paid to them pursuant to the share exchange agreement. The costs and expenses of any appraisal proceeding will be determined by the court and assessed against Cordia unless the court determines that the shareholder seeking appraisal did not act in good faith in demanding payment of the fair value of their shares of BOVA stock, in which case such costs and expenses may be assessed against the shareholder. Eligible shareholders will only be entitled to receive payment in accordance with Article 15 of the VSCA and will not be entitled to vote their shares of BOVA common stock or exercise any other rights as BOVA shareholders. After the date by which a notice to withdraw the appraisal right demand must be received, an eligible shareholder demanding appraisal may withdraw his or her demand only with the consent of Cordia.

If any shareholder who demands appraisal of his or her shares under Article 15 of the VSCA fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in the VSCA, such shareholder’s shares of BOVA common stock will be converted into the right to receive shares of Cordia common stock in accordance with the share exchange agreement.

REGULATORY APPROVALS REQUIRED FOR THE SHARE EXCHANGE

We are not aware of any material regulatory requirements applicable to the share exchange under any U.S. state or federal law or regulation, other than any requirements under applicable federal and state securities laws and regulations and Virginia corporate law.

ACCOUNTING TREATMENT

The share exchange will be accounted as a “purchase” of a non-controlling interest, as such term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Accordingly, Corida’s non-controlling interest in BOVA will be reclassified to additional paid in capital. Prior acquisition accounting adjustments from Cordia’s initial investiment in BOVA will be “pushed down” to BOVA in accordance with authoritative accounting guidance in conjunction with the share exchange.

THE SHARE EXCHANGE AGREEMENT

The following describes the material provisions of the share exchange agreement. The following description of the share exchange agreement is subject, and qualified in its entirety by reference, to the share exchange agreement, which is attached to this document as Appendix A and is incorporated by reference into this document. We urge you to read the share exchange agreement carefully and in its entirety, as it is the legal document governing the share exchange.

Structure of the Share Exchange

The Boards of Directors of BOVA and Cordia have approved the share exchange agreement, which provides for the exchange of shares of Cordia common stock for BOVA common stock. Cordia will own all of the outstanding shares of BOVA as a result of the share exchange.

Share Exchange

Each share of BOVA common stock issued and outstanding immediately prior to the completion of the share exchange, except for shares for which appraisal rights are properly exercised and except for shares of BOVA common stock held by Cordia, will be converted into the right to receive 0.664 of a share of Cordia common stock.

Fractional Shares

Cordia will not issue any fractional shares of its common stock in the share exchange. Instead, a BOVA shareholder who otherwise would have received a fraction of a share of Cordia common stock will receive an amount in cash rounded to the nearest cent. This cash amount will be determined by multiplying the fraction of a share of Cordia common stock to which the holder would otherwise be entitled by the average of the daily closing sales prices of a share of BOVA common stock on the five consecutive trading days immediately preceding the closing date of the share exchange divided by the exchange ratio of 0.664.

Treatment of BOVA Stock Options

At the effective time of the share exchange, each outstanding option to acquire BOVA common stock granted under BOVA’s stock incentive plans will be assumed by Cordia and converted automatically into an option to purchase a number of shares of Cordia common stock equal to the product (rounded down to the nearest whole share) of (1) the number of shares of BOVA common stock subject to the option and (2) the exchange ratio of 0.664. Each converted stock option will be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable immediately prior to the effective time of the share exchange. The per share exercise price for each converted stock option will equal the quotient (rounded up to the nearest whole cent) of (x) the per share exercise price of the option in effect immediately prior to the effective time of the share exchange and (y) the exchange ratio of 0.664.

Exchange of Shares; Issuance of Certificates

The exchange of BOVA common stock for Cordia common stock will occur automatically at the effective time of the share exchange. As soon as reasonably practicable after completion of the share exchange, the exchange agent will issue certificates or direct registration statements representing or evidencing shares of BOVA common stock for the Cordia common stock to be received pursuant to the terms of the share exchange agreement. Registrar and Transfer Company will be the exchange agent.

Letter of Transmittal

As soon as reasonably practicable after the completion of the share exchange, the exchange agent will mail a letter of transmittal to each record holder of BOVA common stock certificates at the effective time of the share exchange. This mailing will contain instructions on how to surrender BOVA common stock certificates in exchange for direct registration shares of book-entry ownership of Cordia common stock. When you deliver your BOVA stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your BOVA stock certificates will be cancelled and you will receive a direct registration statement indicating book-entry ownership of Cordia common stock representing the number of full shares of Cordia common stock to which you are entitled under the share exchange agreement. You also will receive a cash payment for any fractional shares of Cordia common stock that would have been otherwise issuable to you as a result of the share exchange.

Holders of BOVA common stock should not submit their BOVA stock certificates for exchange until they receive the transmittal instructions and a letter of transmittal form from the exchange agent.

If a certificate for BOVA common stock has been lost, stolen or destroyed, the exchange agent will issue the shares issuable under the share exchange agreement upon receipt of appropriate evidence as to that loss, theft or destruction and will require the posting of a bond indemnifying Cordia and the exchange agent for any claim that may be made against Cordia as a result of the lost, stolen or destroyed certificates. After completion of the share exchange, there will be no further transfers on the stock transfer books of BOVA, except as required to settle trades executed prior to the completion of the share exchange.

Withholding

The exchange agent will be entitled to deduct and withhold from the cash in lieu of fractional shares payable to any BOVA shareholder the amounts the exchange agent is required to deduct and withhold under any applicable federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the share exchange as having been paid to the shareholders from whom they were withheld.

Representations and Warranties

Cordia and BOVA have made certain customary representations and warranties to each other in the share exchange agreement relating to their corporate status and capital structure. For information on these representations and warranties, please refer to the share exchange agreement attached as Appendix A. The representations and warranties must be true and correct at and as of the closing date of the share exchange.

Conditions to Completing the Share Exchange

The obligations of Cordia and BOVA to complete the share exchange are subject to the following conditions:

•	approval of the share exchange agreement by (1) holders of two-thirds of the outstanding shares of BOVA common stock, (2) the affirmative vote of a majority of the votes cast by holders of BOVA common stock other than Cordia, and (3) the affirmative vote of a majority of the votes cast by holders of Cordia common stock;
•	receipt of all required regulatory approvals;
•	the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part having been declared effective and receipt of all required approvals of state securities authorities;
•	the absence of any order, injunction or decree or any statute, rule or regulation that prohibits consummation of the share exchange.

The obligations of Cordia to complete the share exchange are further subject to:

•	BOVA’s representations and warranties being true and correct at and as of the closing date of the share exchange and receipt of a certificate signed by an executive officer of BOVA to that effect; and
•	there not having occurred a material adverse change to the business, financial condition or results of operations of BOVA.

The obligations of BOVA to complete the share exchange are further subject to:

•	Cordia’s representations and warranties being true and correct at and as of the closing date of the share exchange and receipt of a certificate signed by an officer of Cordia to that effect; and
•	the shares of Cordia common stock being authorized for listing on Nasdaq.

Termination of the Share Exchange Agreement

The share exchange agreement may be terminated by the mutual consent of BOVA and Cordia at any time prior to the completion of the share exchange. In addition, the share exchange agreement may be terminated by either Cordia or BOVA if the number of shares of BOVA common stock held by persons who have perfected dissenters’ rights of appraisal makes consummation of the share exchange inadvisable or if any governmental entity has issued a final order prohibiting consummation of the share exchange.

Effective Time of the Share Exchange

The share exchange will become effective when articles of share exchange are filed with the Virginia State Corporation Commission or such later time as is specified in the articles of share exchange. We currently anticipate the completion of the share exchange to occur promptly following the special meeting of shareholders.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SHARE EXCHANGE

The following is a general discussion of certain material United States federal income tax consequences of the share exchange to U.S. holders (as defined below) of BOVA common stock that exchange their shares of BOVA common stock for shares of Cordia common stock in the share exchange. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to the income tax. This discussion is based upon the Internal Revenue Code of 1986, the regulations promulgated under the Internal Revenue Code and court and administrative rulings and decisions, all as in effect on the date of this document. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion. Neither Cordia nor BOVA has sought or will seek any ruling from the Internal Revenue Service regarding any matters relating to the share exchange, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

This discussion addresses only those U.S. holders of BOVA common stock that hold their shares of BOVA common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to particular U.S. holders in light of their individual circumstances or to U.S. holders that are subject to special treatment under the United States federal income tax laws, including:

•	financial institutions;
•	tax-exempt organizations;
•	regulated investment companies;
•	real estate investment trusts;
•	S corporations or other pass-through entities (or investors in an S corporation or other pass-through entity);
•	insurance companies;
•	mutual funds;
•	“controlled foreign corporations” or “passive foreign investment companies”;
•	dealers or brokers in stocks and securities, or currencies;
•	traders in securities that elect to use mark-to-market method of accounting;
•	holders of BOVA common stock subject to the alternative minimum tax provisions of the Internal Revenue Code;
•	holders of BOVA common stock that received BOVA common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;
•	holders of BOVA common stock that have a functional currency other than the U.S. dollar;
•	holders of BOVA common stock that exercise appraisal rights in the share exchange;
•	holders of BOVA common stock that hold BOVA common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;
•	persons that are not U.S. holders (as defined below); or
•	United States expatriates or certain former citizens or long-term residents of the United States.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of BOVA common stock that is for United States federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for United States federal income tax purposes or (4) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source.

If an entity or an arrangement treated as a partnership for United States federal income tax purposes holds BOVA common stock, such partnership and any partners in such partnership, should consult their own tax advisors.

Determining the actual tax consequences of the share exchange to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the share exchange in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Tax Consequences of the Share Exchange Generally

The parties intend for the share exchange to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code for United States federal income tax purposes. In connection with the filing of the registration statement of which this document is a part, Kilpatrick Townsend & Stockton LLP will deliver an opinion to Cordia to the effect that the share exchange will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

Accordingly, and based on the foregoing opinion, the material U.S. federal income tax consequences of the share exchange should be as follows. Upon exchanging your BOVA common stock for Cordia common stock, you generally will not recognize gain or loss, except with respect to cash received instead of fractional shares of Cordia common stock (as discussed below). The aggregate tax basis in the shares of common stock that you receive in the share exchange, including any fractional share interests deemed received and redeemed as described below, will equal your aggregate adjusted tax basis in the BOVA common stock you surrender in the share exchange. Your holding period for the shares of common stock that you receive in the share exchange (including a fractional share interest deemed received and redeemed as described below) will include your holding period for the shares of BOVA common stock that you surrender in the share exchange.

Cash Instead of a Fractional Share

If you receive cash instead of a fractional share of Cordia common stock, you will be treated as having received the fractional share of common stock pursuant to the share exchange and then as having sold that fractional share of common stock for cash. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in your fractional share of common stock as set forth above. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the share exchange, the holding period for such fractional share (including the holding period of BOVA common stock surrendered therefor) is greater than one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding

If you are a non-corporate holder of BOVA common stock you may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or
•	provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your United States federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

This discussion of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Holders of BOVA common stock are urged to consult their tax advisors with respect to the application of United States federal income tax laws to their particular situations as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

INFORMATION ABOUT CORDIA

General

Cordia was incorporated in 2009 by a team of former bank CEOs, directors and advisors seeking to invest in undervalued or troubled community banks in the Mid-Atlantic and Southeast. On December 10, 2010, Cordia purchased $10,300,000 of BOVA’s common stock at a price of $7.60 per share, resulting in the ownership of 59.8% of the outstanding shares. On August 28, 2012, Cordia purchased an additional $3,000,000 of BOVA common stock at a price of $3.60 per share. Cordia’s principal business activity is the ownership of the outstanding shares of common stock of BOVA. Cordia does not own or lease any property, but instead uses the premises, equipment and other property of BOVA. Because Cordia does not have any business activities separate from the operations of BOVA, the information in this document regarding the business of Cordia reflects the activities of Cordia and BOVA on a consolidated basis. References to “we” and “our” in this document refer to Cordia and BOVA, collectively.

BOVA was incorporated in the state of Virginia in September 2002 and commenced business on January 12, 2004. BOVA is headquartered in Midlothian, Virginia and is primarily engaged in the business of accepting demand, savings and time deposits and providing consumer and commercial loans to the general public. BOVA is state chartered and is a member of the Federal Reserve System. Shares of BOVA’s common stock are traded on the NASDAQ Capital Market under the symbol “BOVA”.

Marketing Focus and Business Strategy

BOVA is organized to serve consumers and small- to mid-size businesses and professional concerns. We believe that we can be successful by offering a superior level of customer service with a management team more focused on the needs of our borrowers than many of our competitors. We believe that this approach is enthusiastically supported by many members of the community. BOVA competes directly with a number of institutions in the local area, including larger regional and super-regional banks, as well as international institutions that tend to have less emphasis on interaction with the customers than the community banks in our target market. BOVA offers traditional loan and deposit products for commercial and consumer purposes.

Our banking strategy includes these primary elements:

•	provide personalized relationship banking to all of our customers at a higher level of service than that provided by nationwide and regional banks, which are among our primary competitors;
•	staff BOVA with executive and lending officers who have extensive experience, relationships, and visibility in the Richmond commercial banking market;
•	offer an array of products and services and innovative banking technologies on a competitive basis;
•	focus on reliable and profitable market niches, such as small and medium size businesses;
•	enhance income through a fair but profitable schedule of fees for all bank products and services;
•	add additional branches or loan offices throughout our market area as regulatory and economic conditions may allow; and
•	raise additional capital to support organic growth as well as acquisitions of other depository institutions.

Written Agreement

On January 14, 2010, BOVA entered into a Written Agreement with the Federal Reserve Bank of Richmond (the “Federal Reserve”) and the Virginia Bureau of Financial Institutions. Under the terms of the Written Agreement, BOVA must obtain the prior approval of the Federal Reserve, the Director of the Division of Banking Supervision and Regulation of the Board of Governors of the Federal Reserve System, and the Virginia Bureau of Financial Institutions before it may declare or pay dividends. In addition, the Bank may not extend or renew any credit to or for the benefit of any borrower whose extension of credit or a portion thereof has been charged off or classified “loss” as long as such credit remains uncollected or, without prior approval of BOVA’s Board of Directors, extend or renew any credit to or for the benefit of any borrower whose extension of credit has been classified “doubtful” or “substandard.” The Written Agreement also requires, among other things, that BOVA:

•	strengthen board oversight of BOVA’s management and operations;
•	strengthen credit risk management practices, particularly management of commercial real estate concentrations, and take steps to reduce the risk of concentrations;
•	improve BOVA’s position on outstanding past due and other problem loans in excess of $500,000;
•	implement ongoing review and grading of BOVA’s loan portfolio by a qualified independent party or by qualified staff that is independent of BOVA’s lending function;
•	review and revise the allowance for loan and lease losses policy and ensure the maintenance of adequate allowance for loan and lease losses;
•	maintain sufficient capital at BOVA;
•	implement a policy to prevent conflicts of interest between BOVA and BOVA’s directors, officers and employees.

Failure to comply with the Written Agreement could subject BOVA to the assessment of civil monetary penalties, further regulatory sanctions and/or other regulatory enforcement actions.

We believe that BOVA is in full compliance with the Written Agreement. BOVA has addressed the requirements of the Written Agreement, including improving asset quality and credit risk management and maintaining capital at a level that satisfies regulatory well capitalized standards. In certain areas, our regulators have identified matters requiring ongoing attention to maintain full compliance with the provisions of the Written Agreement, and we believe that BOVA has maintained such compliance.

Location and Service Area

BOVA’s market area is primarily in the greater Richmond metropolitan region, with a focus on an area within a twenty-five mile radius of our main office in Midlothian, Virginia. BOVA has two branches in Chesterfield County, Virginia and one branch in Henrico, Virginia.

Additionally, BOVA also leases buildings located at 15001 Dogwood Villas Drive Chesterfield, Virginia, and 2000 Snead Avenue Colonial Heights, Virginia, both of which house an ATM. The Dogwood Villas branch houses BOVA’s deposit operations, electronic banking, and compliance functions as well. The Snead Avenue branch was leased in pursuit of expanding BOVA’s footprint into the Colonial Heights market.

Richmond, Virginia, Virginia’s state capital, is a city with historic significance and charm, as well as close proximity to recreational attractions such as the Atlantic Ocean, the Blue Ridge Mountains and the Shenandoah Valley, Washington, D.C., well known theme parks, major educational institutions and many other amenities. Additionally, the city and surrounding area is in close proximity to other large metropolitan areas, including Norfolk, Virginia and Washington, D.C., and is the center point for two growth corridors coming down US 95 from the Northern Virginia community and up US 64 from the Tidewater area. Like the rest of the country, the greater Richmond area continues to be impacted by a weak economy, rising unemployment, decreasing real estate values, and sluggish consumer confidence. This economic environment has adversely impacted our customer base.

BOVA’s locations in Chesterfield and Henrico County and the city of Colonial Heights, Virginia, are generally south and west of Downtown Richmond. They offer BOVA business opportunities and the potential of strong economic growth through their commercial and industrial sites, an educated work force, well-designed and developed infrastructure and a competitive tax structure. This is reflected by the area's major commercial employers such as Altria, Genworth Financial, Markel Corporation, Pfizer Pharmaceuticals, Hewlett Packard, Kraft Foods, WellPoint, United Parcel Service, Verizon, Philip Morris, Dupont and others. This economic environment has historically offered a wealth of job opportunities for the residents of the Richmond area.

In 2004, BOVA’s initial strategy was to build a strong community banking franchise and branch network in the Chesterfield market and expand the franchise into bordering communities in the Richmond metropolitan area. Since 2009, management has spent much of its time and effort on issues resulting from continued deterioration in BOVA’s asset quality. The regional economic problems affected many of BOVA’s borrowers resulting in reduced business traffic for our customers, business closures, increased unemployment and collateral deterioration. In this rapidly changing and declining economic environment, BOVA curtailed aggressive loan growth, focused on managing asset quality and losses, and offset asset decline by managing down deposit balances. At the same time, management has realigned and recapitalized BOVA to provide a platform for careful and controlled growth in the future.

Lending Services

BOVA offers a full range of short-to-medium term commercial and personal loans, in addition to its core lending in owner and non-owner occupied commercial real estate loans. Commercial loans include both secured and unsecured loans for working capital (including inventory and receivables), business expansion (including acquisition of real estate and improvements), and purchase of equipment and machinery. Consumer loans and lines of credit include secured and unsecured loans for financing automobiles, home improvements, education and personal investments. The Bank does not currently provide loans for land acquisition, development and construction. Historically, the Bank has not originated significant volume of one- to four-family residential loans.

Banking Services

BOVA offers a full range of deposit services that include interest-bearing and non interest-bearing checking accounts, commercial accounts, savings and money market accounts, as well as certificates of deposit and individual retirement accounts (IRAs). We solicit these accounts from individuals, businesses, and other organizations. These accounts are tailored to our principal market area at rates competitive to those offered in our market area. All deposit accounts are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to the maximum amount allowed by law (subject to aggregation rules).

Other Deposit Banking Services

BOVA offers online banking, remote deposit capture, mobile banking, text banking, safe deposit boxes, cashier’s checks, banking by mail, and direct deposit. BOVA is associated with a worldwide Automated Teller Machines (“ATMs”) network that is convenient for and offered free to our customers. BOVA also offers debit card and credit card services through a correspondent bank, as well as 24-hour telephone banking. BOVA is committed to meeting the challenges that require technology and provides its customers with the latest technological products.

Market Share and Competition

As of June 30, 2012 (the most recent date for which deposit data is available from the FDIC), there were 375 banking offices, representing 37 financial institutions, operating in the Richmond, Virginia metropolitan statistical area (“MSA”) and holding just over $73.8 billion in deposits including $151.7 million held by Bank of Virginia or 0.21% of the MSA. Within the MSA, our primary market is Chesterfield County, where we had $115.5 million, or 2.9% of a $3.9 billion market base. In addition, our remaining deposits come from our small but growing presence in Henrico County. We believe that our management team and the economic and demographic dynamics of our service area combined with our business strategy will allow us to gain a larger share of both areas’ deposits.

The financial services industry is highly competitive and changes in the competitive landscape continue to affect all aspects of BOVA’s business. Our competitors include large national, super regional and regional banks like Wachovia Bank/Wells Fargo, Bank of America, SunTrust and BB&T, as well as numerous community banks competing for the same customer base.

On a broad view, competition among providers of financial products and services continues to increase, with consumers having the opportunity to select from a growing variety of traditional and nontraditional alternatives. The industry continues to consolidate, which affects competition by eliminating some regional and community institutions, while strengthening the franchises of acquirers. The ability of non bank financial entities to provide services previously reserved for commercial banks has also intensified competition. In addition, many financial services entities are experiencing significant challenges as a result of the economic crisis, resulting in continued bank and thrift failures and significant intervention from the U.S. Government.

In the two Virginia counties in which BOVA operates, the strongest competition is other local community banks, savings and loan associations, credit unions, mortgage companies, finance companies, and insurance companies and others providing financial services. Many competitors have greater capital resources and more access to long-term, lower cost sources of funding. They may have extensive advertising campaigns, larger branch networks, and offer a broader selection of services and products. Some competitors have other advantages, such as tax exemption in the case of credit unions, and lesser regulation in the case of mortgage companies and specialty finance companies. These various factors make deposit competition strong among institutions in our primary market area.

For additional information concerning markets, BOVA’s competitive position and business strategies, and recent government actions see “Funding Activities” and “Regulatory Considerations” below.

Funding Activities

Deposits are the primary source of funds for BOVA’s lending and investing activities and their cost is the largest category of interest expense. Scheduled payments, as well as prepayments, and maturities from portfolios of loans and investment securities also provide a stable source of funds. Federal Home Loan Bank (“FHLB”) advances and other secured borrowings all provide supplemental liquidity sources. BOVA’s funding activities are monitored and governed through BOVA’s overall asset-liability management process. BOVA conducts its funding activities in compliance with all applicable laws and regulations. The following is a brief description of the various sources of funds used by BOVA.

Deposits.  Deposits, BOVA’s most attractive source of funding because of their stability and relative cost, are attracted principally from clients within BOVA’s branch network and our general market area. We offer a broad selection of deposit instruments to individuals and businesses, including noninterest-bearing checking accounts, interest-bearing checking accounts, savings accounts, money market deposit accounts, certificates of deposit and individual retirement accounts. Deposit account terms vary with respect to the minimum balance required, the time period the funds must remain on deposit and service charge schedules. Interest rates paid on specific deposit types are determined based on (i) the interest rates offered by competitors, (ii) the anticipated amount and timing of funding needs, (iii) the availability and cost of alternative sources of funding, and (iv) the anticipated future economic and interest rate conditions. Historically, BOVA has also obtained a portion of its deposit base through wholesale funding products, such as negotiable certificates of deposit, in which participation has been limited by the Written Agreement.

Federal Home Loan Bank (“FHLB”) Borrowings and Other Borrowings.  BOVA’s ability to borrow funds from non deposit sources provides additional flexibility in meeting its liquidity needs as well as managing its cost of funds. Non-deposit funding options include Federal Funds purchased, securities sold under repurchase agreements, and short-term and long-term FHLB borrowings.

Investment Activities

BOVA invests in securities that comply with all applicable regulations and that meet with Board approval. Permissible securities are U.S. government and agency debt obligations; agency guaranteed mortgage-backed securities; state, county, and municipal securities; money market instruments; mutual funds; corporate bonds and trust preferred securities. A balanced maturity distribution is sought in order to minimize the market exposure of investments in any one year. BOVA’s investment activities are governed internally by a written, Board-approved policy. The investment policy is carried out by BOVA’s Chief Financial Officer and Asset-Liability Committee (“ALCO”).

Investment strategies are reviewed by internal and Board ALCOs based on the interest rate environment, balance sheet mix, actual and anticipated loan demand, funding opportunities and the overall interest rate sensitivity of BOVA. In general, the investment portfolio is managed in a manner appropriate to the attainment of the following goals: (i) to provide a sufficient balance of liquid securities to meet unanticipated deposit and loan fluctuations and overall funds management objectives; (ii) to provide eligible securities to secure public funds, trust deposits as prescribed by law and other borrowings; and (iii) to earn an appropriate return on funds invested that is commensurate with policy objectives.

Employees

As of September 30, 2012, BOVA had 47 full-time equivalent employees. Management of BOVA considers its relations with employees to be excellent. No employees are represented by a union or any similar group, and BOVA has never experienced any strike or labor dispute.

Properties

BOVA owns two branch locations. The main office located at 11730 Hull Street Rd., Midlothian, Virginia 23112 is approximately 9,000 square feet and also houses most support operations. The Patterson branch is at 10501 Patterson Road, Richmond, Virginia. BOVA’s other four facilities presently in operation are leased. Two leased facilities, (906 Branchway Road, Richmond, Virginia and 4023 West Hundred Road, Chester, Virginia) are full service branches and include drive-up access and safe deposit boxes. The latter branch contains a lease provision allowing for the purchase of the location at a predefined price. The Woodlake retail branch was closed in 2011 with proper regulatory approval and the building is now used for operational support offices and houses an ATM. This lease is for ten years with four 5-year renewal terms available after the initial term. The fourth leased property in Colonial Heights, Virginia has a two-year term, initiated in June 2011, with an option to buy. The property has the potential to be a full service branch or a loan production office and is currently functioning as an ATM location. All of BOVA’s properties are in good operating condition and are adequate for BOVA’s present needs. In addition, Bank Management routinely evaluates expansion prospects and target market areas for future development.

Legal Proceedings

Cordia is not involved in any litigation outside the normal course of business that, according to counsel, represent any material adverse consequences to Cordia or similar adverse legal matters.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion is intended to assist the reader in understanding and evaluating the financial condition and results of operations of Cordia and its majority owned subsidiary, Bank of Virginia (“BOVA”). This discussion and analysis should be read in conjunction with Cordia’s financial statements and related notes thereto located elsewhere in this prospectus/proxy statement. The following discussion pertains to our historical results, which includes the operations of BOVA subsequent to the purchase of a majority interest in such entity on December 10, 2010.

General

Cordia was incorporated in 2009. Its founders were former bank CEOs, directors and advisors seeking to invest in undervalued or troubled community banks in the Mid-Atlantic and Southeast. On December 10, 2010, Cordia purchased $10,300,000 of the common stock of BOVA at a price of $7.60 per share, resulting in the ownership of approximately 59.8% of the outstanding shares. On August 28, 2012, Cordia purchased an additional $3,000,000 of BOVA common stock at a price of $3.60 per share. Aside from the assets of BOVA, Cordia’s only other balance sheet asset at September 30, 2012 was cash in the amount of $225 thousand. As of December 31, 2012, Cordia held approximately 68.6% of the outstanding shares of BOVA common stock.

BOVA is a state chartered bank headquartered in Midlothian, Virginia with total assets of $170.1 million at September 30, 2012. BOVA provides retail banking services to individuals and commercial customers through three banking locations in Chesterfield County, Virginia and one in Henrico County, Virginia.

Comparability to Past Periods

For the nine-month periods ended September 30, 2012 and 2011 and for the year ended December 31, 2011, our consolidated financial information includes BOVA. For the year ended December 31, 2010, our consolidated financial information includes BOVA subsequent to December 10, 2010. Prior to December 10, 2010 we did not have any banking operations. Because BOVA is included in our results of operations for only 21 days of 2010, the results of operation for the years ended December 31, 2011 and 2010 cannot be meaningfully compared. Therefore, data as of December 31, 2010 is included; however, comparisons of these periods have been omitted.

Under the acquisition method of accounting, all of the assets and liabilities of BOVA were initially recorded on our consolidated balance sheet at their estimated fair values as of the date of acquisition (December 10, 2010) and goodwill was recorded for the excess of the consideration paid over the fair value of the net assets received. These estimated fair values differed substantially in some cases from the carrying amounts of the assets and liabilities reflected in the financial statements of BOVA which, in most cases were valued at historical cost. Subsequent to that date, the fair value adjustments are amortized over the expected life of the related asset or liability or otherwise adjusted as required by GAAP.

Interest income is impacted by the accretion of the fair value discount on the loan portfolio as well as the accretion of the accretable discount on loans acquired with deteriorated credit quality. Interest income is also impacted by the change in accretion on the investment securities that is the result of the reset of the amortized book value amount to the fair value as of the day of the investment. Interest expense is impacted by the amortization of the premiums on time deposits and the FHLB advances. Net interest income is impacted by the combination of all of these items.

The provision for loan losses is significantly impacted by these purchase accounting adjustments. The credit risk associated with the loan portfolio is reflected in the fair value determination as of the day of the investment by Cordia. Accordingly, on the day of the investment, there is no allowance for loan losses related to the purchased loans on the balance sheet of Cordia, while there is a significant allowance for loan losses on the balance sheet of BOVA. Also, during 2011 there was minimal activity in Cordia and Cordia had a minimal number of investors. Accordingly, there were no consolidated financials prepared for Cordia until the fourth quarter of 2011. Based on a retrospective review, all known credit losses that occurred through September 30, 2011 were reflected in the day one determination and valuation of loans acquired with deterioration of credit quality. Because of the timing difference, loans totaling approximately $9.4 million were charged-off by BOVA while those losses were reflected in the initial valuation at Cordia and had no impact on the loan loss provision.

	Nine Months Ended September 30, 2012			Nine Months Ended September 30, 2011
	Combined	Purchase Accounting Adjustment	Consolidated	Combined	Purchase Accounting Adjustment	Consolidated
Interest income	$5,130	$816	$5,946	$6,412	$2,068	$8,480
Interest expense	(1,766)	600	(1,166)	(2,508)	1,137	(1,371)
Net interest income	3,364	1,416	4,780	3,904	3,205	7,109
Provision (recovery) for loan losses	1,175	(1,380)	(205)	(2,736)	1,244	(1,492)
Non-interest income (expense)	507	(256)	251	459	(409)	50
Non-interest expense	(5,322)	50	(5,272)	(5,526)	50	(5,476)
Net income (loss)	$(276)	$(170)	$(446)	$(3,899)	$4,090	$191
Net interest margin	2.87%		4.16%	2.85%		5.37%

	Year Ended December 31, 2011
	Combined	Purchase Accounting Adjustment	Consolidated
Interest income	$8,264	$2,105	$10,369
Interest expense	(3,159)	1,381	(1,778)
Net interest income	5,105	3,486	8,591
Provision for loan losses	(2,787)	24	(2,763)
Non-interest income	532	(412)	120
Goodwill impairment	(1)	(5,881)	(5,882)
Non-interest expense	(7,427)	66	(7,361)
Net income (loss)	$(4,577)	$(2,717)	$(7,295)

Non-interest income is impacted by the gain or loss on the sale of investment securities. Because investments owned on the day of the investment by Cordia have a different book basis, the amount of the gain or loss on the sale of these investments that is reported by Cordia differs from the amounts reported by BOVA. Non-interest expense is impacted by the depreciation adjustment that is the result of a fair value discount recorded on certain branch locations, rent adjustment related to certain lease commitments being above market as of the day of the investment; and amortization of the core deposit intangible. The table below identifies the impact these adjustments have had on the results of operations in the periods presented.

Executive Overview

We spent much of 2011 condensing the balance sheet as we worked through asset quality issues, recruited new staff, and reorganized our lending and deposit activities while addressing the requirements of BOVA’s Written Agreement. Interest income was down primarily from lower asset volume. Interest expense decreased as a result of aggressive deposit repricing as well as a lower volume of certificates of deposits. Noninterest expense decreased through management action to minimize controllable expenses and a restructure of management personnel.

During 2011, BOVA hired a new credit management team which included a Chief Credit Officer, a Chief Operating Officer who also serves as BOVA’s senior lending officer, and a Senior Vice President responsible for working out problem loans and seeking recoveries. In 2011, the new credit management team dedicated a large portion of its time to portfolio management, including establishing new credit underwriting disciplines, training staff, resolving problem assets, as well as performing a detailed assessment of the accuracy of credit risk grades and BOVA’s allowance for loan losses. Moreover, BOVA engaged a third-party loan review firm to review the accuracy of this completed work.

During 2012, BOVA continued to deploy its new credit disciplines as resolutions of problem assets and new loan originations accelerated. In addition, BOVA hired three business development officers who specialize in commercial lending and have brought portfolios to the bank, as well as originating high-quality loans through new customer contacts. These officers are also stressing the value of a total relationship and are instrumental in bringing accompanying deposit relationships. BOVA is also partnering with other business entities to participate in loan programs which would bring increased loan production to the bank without a compromise of asset quality or capital risk. Management has continued to price deposits conservatively, particularly time deposits, in order to control margin erosion and has been successful in increasing deposits, primarily in transaction and savings, while reducing the cost of funds.

Results of Operations

Net Income

There was a net loss of $446 thousand for the nine months ended September 30, 2012 compared to net income of $191 thousand for the nine months ended September 30, 2011. Net interest income before the provision for loan losses declined 32.8% or $2.3 million from $7.1 million for the nine months ended September 30, 2011 to $4.8 million for the nine months ended September 30, 2012. The major factors contributing to the decrease in net interest income and the corresponding decrease in earnings in the nine months ended September 30, 2012 was a decrease in average interest-bearing assets and in interest earned on these assets.

Net Interest Income

Net interest income is the largest component of our income, and is affected by the interest rate environment and the volume and the composition of interest-earning assets and interest-bearing liabilities. Our interest-earning assets include loans, investment securities, interest-bearing deposits in other banks, and federal funds sold. Our interest-bearing liabilities include deposits and advances from the FHLB. Net interest income reported by Cordia differs from amounts reported by BOVA as a result of the impact of acquisition accounting. Specifics are discussed in the caption “Comparability to Past Periods”.

Net interest income declined $2.3 million from $7.1 million for the nine months ended September 30, 2011 to $4.8 million for the nine months ended September 30, 2012. Interest income declined $2.5 million from $8.5 million for the nine months ended September 30, 2011 to $5.9 million for the nine months ended September 30, 2012. A decrease of $22.1 million in the average balance of loans combined with a 125 basis point decrease in the average yield drove the decrease in interest income. This decrease was the result of the continued low interest rate environment and reduced amortization of the fair value discount on the loan portfolio during the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011. Also contributing to the reduction in interest income was a reduction in the securities available for sale portfolio and a $5.0 million increase in lower yielding average interest-bearing deposits with the Federal Reserve Bank.

Interest expense for the nine months ended September 30, 2012 was $1.2 million, compared to $1.4 million for the nine months ended September 30, 2011. This reduction of $205 thousand was due to lower interest expense on deposits as a result of a concerted effort to allow higher-priced time deposits to roll off as they matured as well as promotion of transaction and savings accounts. Interest expense on FHLB borrowings was $18 thousand for the nine months ended September 30, 2012, compared to $47 thousand for the nine months ended September 30, 2011. The decline in FHLB interest expense was primarily the result of reduced FHLB borrowings.

Net interest income after the provision for loan losses totaled $8.6 million for the year ended December 31, 2011.

Interest and fees on loans totaled $9.7 million for the year ended December 31, 2011. The average balance of loans was $122.4 million during 2011, which reflects a decline in the size of the portfolio from the date of acquisition. The average yield on loans for 2011 was 7.94%. Interest on investment securities totaled $610 thousand for the year ended December 31, 2011 on an average balance of $30.4 million. The average yield on investments was 2.01% for the year ended December 31, 2011. Interest on federal funds sold and deposits with other banks totaled $49 thousand for the year ended December 31, 2011 resulting in a yield of 0.25%, the rate of return on Federal funds and deposits at the Federal Reserve Bank of Richmond.

For the year ended December 31, 2011, interest expense totaled $1.8 million. Interest on deposits, which includes demand, savings and money market, and certificates of deposits, totaled $1.7 million for the year ended December 31, 2011. Interest expense on deposits included the effects of a decrease in the balance of certificate of deposits, as well as the decrease in the costs of certificate of deposits due to the prevailing low interest rate environment and a more conservative pricing philosophy. Interest on FHLB borrowings was $56 thousand for the year ended December 31, 2011 and included the effects of the repayment of $5.0 million of FHLB advances during the year.

Average Balances and Yields

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented.

Average Balance Sheets and Net Interest Income Analysis
	Nine months ended September 30, 2012			Nine months ended September 30, 2011
	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
Earning Assets:
Loan held for investment(1)	$108,101	$5,672	6.98%	$124,485	$7,693	8.23%
Securities available for sale	18,776	225	1.59%	30,852	751	3.24%
Fed funds and deposits with Banks	26,129	49	0.25%	21,141	36	0.23%
Total Earning Assets	153,006	$5,946	5.17%	176,478	$8,480	6.40%
Allowance for loan losses	(2,355)			(657)
Other Assets	14,684			23,536
Total	$165,335			$199,357
Interest-Bearing Liabilities:
Demand Deposits	$12,802	58	0.60%	$9,361	26	0.37%
Savings Deposits	20,064	78	0.52%	20,069	95	0.63%
Time Deposits	99,611	1,012	1.35%	124,635	1,203	1.29%
FHLB Borrowings	3,962	18	0.60%	10,306	47	0.61%
Total Interest-bearing liabilities	136,439	1,166	1.14%	164,371	1,371	1.11%
Demand deposits	16,749			15,365
Other Liabilities	1,316			2,114
Stockholders' Equity	10,831			17,507
Total	$165,335			$199,357
Net Interest Income		$4,780			$7,109
Net Interest Rate Spread(2)			4.03%			5.29%
Net Interest Margin(3)			4.16%			5.37%

(1)	Non-accrual loans are included in average balances outstanding, with no related interest income during non-accrual period.
(2)	Represents the difference between the yield on earning assets and cost of funds.
(3)	Represents net interest income divided by average interest-earning assets.

The table below analyzes interest income, interest expense and net interest income for the nine months ended September 30, 2011 compared to the nine months ended September 30, 2012.

	Nine Months Ended Sept. 30, 2012 Compared to Nine Months Ended Sept. 30, 2011 Increase (Decrease) Due to Changes in:
(Dollars in thousands)	Average Volume	Average Rate	Increase (Decrease)
Interest income:
Loans	$(1,012)	$(1,009)	$(2,021)
Securities available for sale	(294)	(232)	(526)
Fed funds and deposits with Banks	8	5	13
Total interest income	(1,298)	(1,236)	(2,534)
Interest expense:
Demand Deposits	10	22	32
Savings Deposits	(0)	(17)	(17)
Time Deposits	(241)	50	(191)
FHLB Borrowings	(29)	(0)	(29)
Total interest expense	(260)	55	(205)
Change in net interest income	$(1,038)	$(1,291)	$(2,329)

Provision for Loan Losses

The ALLL model which was used by the legacy management team was built by an outside consulting firm and was a generalized presentation, using a specific and general reserve.

This model calculated the historical loss component by utilizing a ratio of losses to total loans in a given quarter. This loss ratio was then applied to all loans rated Special Mention or better and used as a predictor of future losses. This methodology did not take into account the portfolio composition or the losses attributed to each component of the mix. Current management analyzed net charge offs for the previous twelve quarters ending March 31, 2012 using the call report loan types and then weighted the quarters, weighting more recent quarters more heavily. This weighting was also used in the old model. Current management also engaged an independent firm to conduct a loan review to ascertain overall asset quality in the loan portfolio and to evaluate potential losses by segment.

In addition, management reviewed the types of loans it is originating compared to the legacy portfolio. In the commercial portfolio, the Bank is concentrating on business loans secured by various types of owner-occupied real estate and other business assets. It is not actively pursuing acquisition and development or construction loans. In the retail portfolio, emphasis is placed on well-collateralized loans to stable consumers. As illustrated in the financial presentations, problem loans as a percentage of the portfolio continue to decrease. As a result of these measures, management determined that the level of both general reserves and specific reserves associated with impaired loans could be reduced in 2012.

Since its initial analysis in 2011, management has continued to enhance the ALLL process with the identification and use of additional metrics, including:

•	Identification of outstanding balances for all new loans made since June 30, 2011 (to evaluate them separately from the legacy loans);
•	Identification of all renewed legacy loans since June 30, 2011 risk rated 3 or better;
•	Enhance granularity in the calculation.
•	More detailed analysis of required specific reserves, including projections of charge-offs and recoveries.

These metrics have enabled the Bank to more closely project the needed ALLL and thus determine the level of provision to be made on a regular basis. Management presented the methodology change to its external audit firm which agreed that BOVA’s methodology change was appropriate. The model has not yet been audited by our independent registered public accounting firm.

The acquisition accounting used at the date of Cordia’s investment (December 10, 2010) analyzed the loan portfolio using the same segments as the revised allowance model at BOVA and established anticipated credit marks based on each individual segment; therefore a change in methodology was not required on a consolidated basis. New loans originated after December 10, 2010 follow the BOVA revised allowance methodology.

The allowance for loan losses is increased by charges to income and decreased by charge-offs, net of recoveries. Improving credit underwriting, recoveries of loans previously charged-off, and effective management of lower quality loans combined with a lower volume of nonperforming assets has lowered the risk in the loan portfolio. As a result, provision expense, was $205 thousand for the first nine months of 2012, compared to $1.5 million for the nine months ended September 30, 2011. The allowance for loan losses was $2.1 million at September 30, 2012, compared to $2.3 million at December 31, 2011.

The loan loss provision was $2.8 million during the year ended December 31, 2011. This amount reflected our emphasis on early detection of problem loans, accurate assessment of the extent of losses, and aggressive management of those loans through restructures, refinancing with other institutions, or other means of mitigating potential losses. To lead our management of problem loans, we hired a highly skilled and seasoned Chief Credit Officer and Senior Vice President of Special Assets during the second quarter of 2011.

An analysis of the changes in the allowance for loan losses is presented under the caption “— Allowance for Loan Losses.” on page 52.

Non-interest Income

Noninterest income for the nine months ended September 30, 2012 was $251 thousand, compared to $50 thousand for the same period in 2011. The improvement was primarily the result of recognition of $42 thousand in net gains on sales of securities available for sale in the nine months ended September 30, 2012 versus a net loss on sales of securities available for sale of $281 thousand in the nine months ended September 30, 2011. Service charges on deposits declined $118 thousand to $101 thousand for the nine months ended September 30, 2012 compared to $219 thousand for the same period in 2011 as the average balance of these deposits declined. NSF fees declined $25 thousand from $77 thousand at September 30, 2011 to $53 thousand at September 30, 2012 as a result of lower volumes of overdrafts and the impact of Regulation E on the ability to charge for overdrafts caused by use of debit cards. In the nine months ended September 30, 2012, the sale of foreclosed properties resulted in gains of $59 thousand, compared to a loss of $40 thousand in the nine months ended September 30, 2011.

The following table sets forth the principal components of non-interest income for the nine months ended September 30, 2012 and 2011.

	Nine Months Ended September 30,
(Dollars in thousands)	2012	2011
Service charges on deposit accounts	$101	$219
Net gain (loss) on sale of available for sale securities	42	(281)
Other fee income	108	112
Total non-interest income (loss)	$251	$50

Non-interest income for the year ended December 31, 2011 was $120 thousand and includes a net loss of $283 thousand on the sale of available for sale securities.

The following table sets forth the principal components of non-interest income for the years ended December 31, 2011 and 2010.

	For the years ended December 31,
(Dollars in thousands)	2011	2010
Service charges on deposit accounts	$181	$17
Net loss on sale of available for sale securities	(283)	—
Other fee income	222	9
Total non-interest income	$120	$26

Non-interest Expense

Noninterest expense declined $204 thousand, or 3.7%, from $5.5 million for the nine months ended September 30, 2011 to $5.3 million for the nine months ended September 30, 2012. Between December 2011 and September 2012, BOVA hired three commercial business development officers and an additional loan operations staff employee to support their lending efforts. As a result, salary and employee benefits increased $104 thousand to $2.7 million for the nine months ended September 30, 2012 when compared to $2.6 million for the nine months ended September 30, 2011. Significant expense reductions were realized from FDIC insurance assessment, a gain on the sale of OREO, legal and professional fees and occupancy expense. The following table sets forth the principal components of non-interest expense for the nine months ended September 30, 2012 and 2011.

	Nine Months Ended September 30,
(Dollars in thousands)	2012	2011
Salaries and employee benefits	$2,702	$2,598
Occupancy expense	420	467
Equipment expense	226	239
Data processing expense	314	284
Marketing expense	72	64
Legal and professional fees	382	440
Bank franchise tax	71	109
FDIC assessment	269	409
Gain on sale of OREO	(59)	40
Other real estate expenses	125	93
Other operating expenses	750	733
	$5,272	$5,476

Non-interest expense totaled $13.2 million for the year ended December 31, 2011 and included a goodwill impairment loss of $5.9 million, which represents all of the goodwill recorded in the BOVA acquisition.

The following table sets forth the primary components of non-interest expense for the years ended December 31, 2011 and 2010.

	For the year ended December 31,
(Dollars in thousands)	2011	2010
Salaries and employee benefits	$3,449	$412
Occupancy expense	589	52
Equipment expense	326	20
Data processing expense	377	42
Marketing expense	102	15
Legal and professional fees	646	104
Bank franchise tax	146	8
FDIC assessment	507	77
Goodwill impairment loss	5,882	—
Loss on sale of OREO	38	—
Other operating expenses	1,181	121
Total non-interest expense	$13,243	$851

Income Tax Expense

Under the provisions of the Internal Revenue Code, BOVA has approximately $19.3 million of net operating loss carryforwards. Due to the change in control of BOVA in December 2010, the amount of the loss carryforward available to offset taxable income is limited to approximately $254 thousand per year for twenty years.

Financial Condition

Loans

Loans represent the largest category of earning assets and typically provide higher yields than the other types of earning assets. Loans carry inherent credit and liquidity risks associated with the creditworthiness of our borrowers and general economic conditions At September 30, 2012, total loans (net of reserves) were $106.4 million versus $104.7 million at December 31, 2011.

The following table sets forth the composition of the loan portfolio by category at the dates indicated and highlights our general emphasis on commercial and commercial real-estate lending.

	September 30, 2012		December 31, 2011		December 31, 2010
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Commercial Real Estate:
Acquisition, development and construction	$3,705	3.4%	$6,065	5.7%	$9,539	6.9%
Non-owner occupied	31,578	29.1%	30,644	28.7%	30,696	22.3%
Owner occupied	34,283	31.6%	31,790	29.7%	33,924	24.7%
Commercial and industrial	22,536	20.8%	19,492	18.2%	33,125	24.1%
Consumer:
Residential mortgage	7,301	6.7%	8,003	7.5%	23,817	17.3%
HELOC	8,831	8.1%	10,298	9.6%	3,886	2.8%
Other	307	0.3%	655	0.6%	2,566	1.9%
Total loans	108,541	100.0%	106,947	100.0%	137,553	100.0%
Allowance for loan losses	(2,114)		(2,285)		(50)
Total loans, net of allowance	$106,427		$104,662		$137,503

The largest component of the loan portfolio is comprised of various types of commercial real estate loans. At September 30, 2012, commercial real estate loans totaled $69.6 million or 64.1% of the total portfolio, of which, acquisition, development and construction loans were $3.7 million. The second largest component, commercial and industrial loans, totaled $22.5 million and represented 20. 8% of the total loan portfolio. Consumer loans, which were comprised principally of residential mortgage and home equity loans, totaled $16.4 million, or 15. 1% of the portfolio.

At September 30, 2012, single family residential mortgage loans totaled $7.3 million while home equity lines totaled $8.8 million. Residential real estate loans consisted of first and second mortgages on single or multi-family residential dwellings.

Our loan portfolio also includes consumer lines of credit and installment loans. At September 30, 2012, those consumer loans totaled $307 thousand and represented 0.3% of the total loan portfolio. We do not engage in foreign lending, credit card lending or lease financing and, generally, we do not lend outside of our market area.

The repayment of maturing loans in the loan portfolio is also a source of liquidity for Cordia. The following table sets forth our loans maturing within specified intervals after the dates indicated. These tables were prepared based on the contractually outstanding balance and the contractual maturity date. These balances differ from the general ledger balances because of certain purchase accounting adjustments.

Loan Maturity Schedule
September 30, 2012

(Dollars in thousands)	One Year or Less	Over One Year Through Five Years	Over Five Years	Total
Commercial real estate:
Acquisition, development and construction	$1,616	$2,028	$250	$3,894
Commercial	23,533	33,239	10,594	67,366
Commercial and industrial	7,127	15,425	456	23,008
Consumer	4,393	7,423	4,935	16,751
	$36,669	$58,115	$16,235	$111,019
Loans maturing after one year with:
Fixed interest rates	$49,480
Variable interest rates	24,870
	$74,350

Loan Maturity Schedule
December 31, 2011

(Dollars in thousands)	One Year or Less	Over One Year Through Five Years	Over Five Years	Total
Commercial real estate:
Acquisition, development and construction	$4,892	$1,404	$7	$6,303
Commercial	21,853	36,163	5,997	64,013
Commercial and industrial	11,669	8,605	498	20,772
Consumer	6,031	6,651	6,564	19,246
	$44,445	$52,823	$13,066	$110,334
Loans maturing after one year with:
Fixed interest rates	$39,995
Variable interest rates	25,894
	$65,889

The information presented in the above tables is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their maturities. Renewal of such loans is subject to review and credit approval as well as modification of terms. Consequently, we believe the treatment in the above table presents fairly the maturity and repricing structure of the loan portfolio as shown in the above table.

Allowance for Loan Losses

At September 30, 2012, our allowance for loan losses was $2.1 million, or 1.95% of total loans outstanding and 26.73% of non-performing loans. At December 31, 2011, our allowance for loan losses was $2.3 million, or 2.14% of total loans and 21.81% of non-performing loans. At December 31, 2010, our allowance for loan losses was $50 thousand, or 0.04% of total loans and 0.72% of non-performing loans.

In the currently weak economic environment, levels of non-performing assets remain at elevated levels. These trends along with management's evaluation of the loan portfolio have led to the requirement for a higher allowance for loan losses than historical levels.

Management has developed policies and procedures for evaluating the overall quality of the loan portfolio, the timely identification of potential problem credits and impaired loans and the establishment of an appropriate allowance for loan losses. The acquired loan portfolio was originally recorded at fair value, which includes a credit mark, based on the acquisition method of accounting. Loans renewed or originated since the date of our initial investment are evaluated and an appropriate allowance for loan losses is established. Any worsening of acquired impaired loans since the date of the Cordia s investment in BOVA is evaluated for further impairment. Additional impairment on acquired impaired loans is recorded through the provision for loan losses. Any improvement in cash flows of acquired impaired loans is amortized as a yield adjustment over the remaining life of the loans. Refer to the table under the caption “Loans With Deteriorated Credit Quality” regarding accretable and nonaccretable discount. Loan losses are charged against the allowance when management believes the uncollectability of a loan is confirmed, which decreases the balance of the allowance. Subsequent recoveries, if any, are credited back to the allowance.

The allowance consists of a specific component allocated to impaired loans and a general component allocated to the aggregate of all unimpaired loans. The amount of the allowance is established through the application of a standardized model, the components of which are: an impairment analysis of identified loans to determine the level of any specific reserves needed on impaired loans, and a broad analysis of historical loss experience, economic factors and portfolio-related environmental factors to determine the level of general reserves needed. The model inputs include an evaluation of historical charge-offs, the current trends in delinquencies, and adverse credit migration and trends in the size and composition of the loan portfolio, including concentrations in higher risk loan types. Consideration is also given to the results of regulatory examinations.

The allowance for loan losses is evaluated quarterly by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the specific borrowers’ ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. The use of various estimates and judgments in our ongoing evaluation of the required level of allowance can significantly affect our results of operations and financial condition and may result in either greater provisions to increase the allowance or reduced provisions based upon management’s current view of portfolio and economic conditions and the application of revised estimates and assumptions. The allowance consists of specific and general components. The specific component relates to loans that are classified as substandard or worse. For such loans that are also classified as impaired, a specific allowance is established. The general component covers loans graded special mention or better and is based on an analysis of historical loss experience, national and local economic factors, and environmental factors specific to the loan portfolio composition.

Changes affecting the allowance for loan losses for the nine months ended September 30, 2012 and the years ended December 31, 2011 and 2010 are summarized in the following table.

The following table represents the allocation of the allowance for loan losses at the dates indicated. Notwithstanding these allocations, the entire allowance is available to absorb loan losses in any loan category.

(Dollars in thousands)	Nine Months Ended September 30, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
Allowance at beginning of period	$2,285	$50	$—
Provision for loan losses	205	2,763	50
Charge-offs:
Commercial real estate	210	528	—
Commercial and industrial	421	—	—
Consumer	105	—	—
Total charge-offs	736	528	—
Recoveries:
Commercial real estate	344	—	—
Commercial and industrial	13	—	—
Consumer	3	—	—
Total recoveries	360	—	—
Net charge-offs	376	528	—
Allowance at end of period	$2,114	$2,285	$50
Allowance to nonperfroming loans	26.73%	21.81%	0.72%
Allowance to total loans outstanding at end of period	1.95%	2.14%	0.04%
Net Charge-offs to average loans during the period	0.35%	0.43%	NA

Included in the above table is the activity related to the portion of the allowance for loan losses for loans acquired with deteriorated credit quality. Because of the nature and limited number of these loans, they are individually evaluated for additional impairment on a quarterly basis. Activity related only to that portion of the allowance for loan losses is as follows:

(Dollars in thousands)	Nine Months Ended September 30, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
Allowance at beginning of period	$387	$—	$—
Provision for loan losses	278	910	—
Charge-offs:
Commercial real estate	166	523	—
Commercial and industrial	275	—	—
Consumer	27	—	—
Total charge-offs	468	523	—
Recoveries:	—	—	—
Net charge-offs	468	523	—
Allowance at end of period	$197	$387	$—

	At September 30, 2012			At December 31, 2011
(Dollars in thousands)	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
Commercial real estate	$752	35.57%	64.1%	$1,016	44.46%	64.10%
Commercial and industrial	830	39.26%	20.7%	685	29.98%	18.20%
Consumer	532	25.17%	15.2%	584	25.56%	17.70%
Total allowance for loan losses	$2,114	100.00%	100.00%	$2,285	100.00%	100.00%

	At December 31, 2010
(Dollars in thousands)	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
Commercial real estate	$50	100.00%	53.90%
Commercial and industrial	—	—	24.10%
Consumer	—	—	22.00%
Total allowance for loan losses	$50	100.00%	100.00%

Asset Quality

Risk Rating Process

On a quarterly basis, the process of estimating the allowance for loan losses begins with review of the risk rating assigned to individual loans. Through this process, loans graded substandard or worse are evaluated for impairment in accordance with ASC Topic 310 “Accounting by Creditors for Impairment of a Loan”. Refer to Note 4 of the Notes to the Consolidated Financial Statements for more detail.

The following is the distribution of loans by credit quality and class as of September 30, 2012.

(In thousands) Credit Quality by Class	Commercial Real Estate			Commercial and Industrial	Consumer			Total
	Acq-Dev Construction	Non-Owner Occupied	Owner Occupied		Residential Mortgage	HELOC	Other
1 Highest Quality	$—	$—	$—	$—	$—	$—	$1	$1
2 Above Average Quality	—	—	3,150	902	131	86	3	4,272
3 Satisfactory	392	7,992	15,127	5,440	3,990	4,156	211	37,308
4 Pass	288	10,093	8,996	12,485	1,129	2,260	43	35,294
5 Special Mention	—	5,742	1,586	1,936	1,253	691	7	11,215
6 Substandard	—	532	483	710	80	768	22	2,595
7 Doubtful	—	—	—	—	254	—	—	254
	680	24,359	29,342	21,473	6,837	7,961	287	90,939
Loans acquired with deteriorating credit quality	3,025	7,219	4,941	1,063	464	870	20	17,602
Total loans	$3,705	$31,578	$34,283	$22,536	$7,301	$8,831	$307	$108,541

As shown in the table above, substandard and doubtful loans were 2.8 million at September 30, 2012, or 2.6% of the total loan portfolio. This compares to $1.4 million at December 31, 2011. Special mention loans decreased $6.4 million from $17.6 million at December 31, 2011 to $11.2 million at September 30, 2012 and loans graded “pass” increased $11.3 million from $24.0 million at December 31, 2011 to $35.3 million at September 30, 2012, as loan balances in these two categories migrated to other credit quality classes.

During 2011, we hired a new credit management team which included a Chief Credit Officer, a Chief Operating Officer (promoted in 2012 to President of BOVA) who also serves as the Bank’s senior lending officer, and a Senior Vice President responsible for working out problem loans and seeking recoveries. The new credit management team dedicated a large portion of its time in 2011 to portfolio management, including new credit underwriting disciplines, training staff, resolving problem assets, as well as performing a detailed assessment of the accuracy of credit risk grades and assuring the Bank is appropriately reserved. Moreover, we engaged a third-party loan review firm to review the accuracy of this completed work. At September 30, 2012, we believe that credit risk grades are accurate and the reserves established subsequent to our investment in BOVA are at appropriate levels.

The Bank has continued to employ its third party loan review firm, Thurmond Clower & Associates, for annual reviews and periodic special assignments. The most recent review was completed in April 2012. The scope of the 2012 loan file review totaled approximately 80% of the Bank’s exposure and included the following:

•	All classified loans or total relationship exposures over $250,000;
•	All other loans or total relationship exposures over $500,000;
•	A random sample of pass-rated loans determined by the loan review firm under $500,000;
•	All loans past due as of the review date;
•	All loans of $50,000 or more rated “Watch” or higher as of the date of the review;
•	All OREO properties;
•	All insider loans, including loans to directors, significant shareholders, and executive management granted since the last review;
•	Any loans that management or the board of directors requested be reviewed;
•	Annually review of the allowance for loan and lease loss reserve and methodology; and
•	Annually review of all adversely graded loans in excess of $150,000.

Nonperforming Assets

The past due status of a loan is based on the contractual due date of the most delinquent payment due. Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-secured and in the process of collection. Loans greater than 90 days past due may remain on an accrual status if management determines it has adequate collateral and cash flow to cover the principal and interest or is in the process of refinancing. If a loan or a portion of a loan that is delinquent more than 90 days is adversely classified, or is partially charged off, the loan is generally classified as nonaccrual. Additionally, whenever management becomes aware of facts or circumstances that may adversely impact the full collectability of principal and interest of a loan, it is placed on nonaccrual status immediately, rather than delaying such action until the loans become 90 days past due.

When a loan is placed on nonaccrual status, previously accrued and uncollected interest is reversed, and the amortization of related deferred loan fees or costs is suspended. While a loan is classified as nonaccrual and the future collectability of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. When the future collectability of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan has been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash interest receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

Loans placed on non-accrual status may be returned to accrual status after:

•	payments are received for a minimum of six (6) consecutive months in accordance with the loan documents, and any doubt as to the loan's full collectability has been removed; or
•	the loan is restructured and supported by a well-documented credit evaluation of the borrower's financial condition and the prospects for full payment.

When a loan is returned to accrual status after restructuring the risk rating remains unchanged until a satisfactory payment history is re-established typically for at least six months.

Nonperforming assets totaled $9.5 million, or 5.7% of total assets at September 30, 2012 and are comprised of non-accrual loans of $5.4 million, accruing troubled debt restructures (“TDR’s”) of $2.5 million and repossessed collateral of $1.6 million. The balance of nonperforming assets at December 31, 2011 was $11.7 million or 7.1% of total assets. The decrease at September 30, 2012 from December 31, 2011 was a result of management’s aggressive approach to workout and resolution of problem loans.

Real estate acquired through, or in lieu of, foreclosure is held for sale and is stated at the estimated fair market value of the property, less estimated disposal costs. Any excess of the principal over the estimated fair market value at the time of acquisition is charged to the allowance for loan losses. The estimated fair market value is reviewed periodically by management and any write-downs are charged against current earnings. Development and improvement costs relating to property are capitalized unless such added costs cause the properties recorded value to exceed the estimated fair market value. Net operating income or expenses of such properties are included in collection, repossession and other real estate owned expenses.

A summary of nonperforming assets, including troubled debt restructurings, as of the dates indicated follows:

(Dollars in thousands)	September 30, 2012	December 31, 2011	December 31, 2010
Nonaccrual loans:
Commercial real estate:
Acquisition, development and construction	$850	$3,097	$3,208
Non-owner occupied	—	419	1,735
Owner occupied	2,558	2,335	421
Commercial and industrial	793	957	1,076
Consumer:
Residential mortgage	390	343	475
HELOC	758	721	—
Other	44	77	—
Total nonaccrual loans	5,393	7,949	6,915
Accruing troubled debt restructurings:
Commercial real estate:
Non-owner occupied	1,999	1,999	—
Commercial and industrial	521	531	—
Total accruing TDRs	2,520	2,530	—
Real estate owned	1,633	1,262	551
Total nonperforming assets	$9,546	$11,741	$7,466
Nonaccrual troubled debt restructurings included in nonaccrual loans
Non-owner occupied commercial real estate	—	419	—
Residential mortgages	—	27	—
Total nonaccrual loans to total loans	4.97%	7.43%	5.03%
Total nonaccrual loans to total assets	3.19%	4.80%	3.25%
Total nonperforming assets to total assets	5.65%	7.09%	3.51%

Loans With Deteriorated Credit Quality

In the acquisition of BOVA certain loans were acquired which showed evidence of deterioration in credit quality. These loans are accounted for under the guidance of ASC 310-30. Information related to these loans as of the dates indicated is provided in the following table.

(Dollars in thousands)	September 30, 2012	December 31, 2011	December 31, 2010
Contract principal balance	$18,843	$24,338	$37,083
Accretable discount	(359)	(366)	—
Nonaccretable discount	(882)	(1,290)	(7,249)
Book value of loans	$17,602	$22,682	$29,834

Investment Securities

The total securities portfolio (excluding restricted securities) was $14.2 million at September 30, 2012 as compared to $25.6 million at the end of 2011. All securities were designated as available for sale and were recorded at estimated market value.

Amortized cost and fair values of securities available for sale are as follows:

	September 30, 2012		December 31, 2011		December 31, 2010
(Dollars in thousands)	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
U.S. Government agencies	$—	$—	$—	$—	$5,208	$5,198
Agency guaranteed mortgage-backed securities	14,181	14,243	25,556	25,578	20,583	20,399
Municipal	—	—	—	—	9,766	9,359
Total	$14,181	$14,243	$25,556	$25,578	$35,557	$34,956

The portfolio is available to support liquidity needs of BOVA as well as a source of interest income. Sales of available for sale securities were $6.0 million during the nine months ended September 30, 2012 and $20.0 million during the year ended December 31, 2011. During 2012 and 2011, we liquidated our position in certain U.S. Government agency and municipal securities while increasing the balance and shortening the maturities of our agency-guaranteed mortgage-backed securities.

This strategy reduced our portfolio yield while also reducing our interest rate and liquidity risk. We take into account the risk-weighting category of a security so as to minimize any adverse effect it may have on BOVA’s risk-weighted capital ratio.

As of September 30, 2012, we had unrealized losses of $67 thousand on eight of our agency-guaranteed mortgage-backed securities with an aggregate fair value of $3.6 million. All of the unrealized losses are attributable to increases in interest rates and not to credit deterioration. Currently, we do not believe that it is probable that we will be unable to collect all amounts due according to the contractual terms of the investments. Because the decline in market value is attributable to changes in interest rates and not to credit quality and because it is not likely we will be required to sell the investments before recovery of their amortized cost bases, we do not consider these investments to be other-than-temporarily impaired at September 30, 2012.

The following tables set forth the scheduled maturities and average yields of securities available for sale at September 30, 2012.

	Within One Year		After One Year Within Five Years		After Five Years Within Ten Years		After Ten Years
(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Agency guaranteed mortgage-backed securities	$—	—	$973	.54%	$1,322	1.54%	$11,948	1.60%
Total	$—		$973		$1,322		$11,948

Deposits and Other Interest-Bearing Liabilities

At September 30, 2012, total deposits were $154.3 million, compared to $148.0 million at December 31, 2011. Core deposits, which by FDIC guidelines exclude certificates of deposit of $100,000 or more, are derived predominantly from the local retail and commercial market and provide a relatively stable funding source for our loan portfolio and other earning assets. Our core deposits were $113.0 million at September 30, 2012, or 73.2% of total deposits, compared to $102.3 million at December 31, 2011, or 69.1% of total deposits. Deposits, and particularly core deposits, have been the primary source of funding and have enabled us to successfully meet both our short-term and long-term liquidity needs. We anticipate that such deposits will continue to be our primary source of funding in the future. Our loan-to-deposit ratio was 70.3% at September 30, 2012 and 72.3% at December 31, 2011.

The following table sets forth our deposits by category at the dates indicated.

	September 30, 2012		December 31, 2011		December 31, 2010
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing demand accounts	$17,409	11.3%	$16,833	11.4%	$14,506	7.9%
NOW accounts	15,124	9.7%	11,597	7.8%	7,479	4.1%
Savings and money market accounts	24,413	15.9%	18,089	12.2%	19,010	10.4%
Time deposits – less than $100,000	56,060	36.3%	55,776	37.7%	77,055	42.1%
Time deposits – $100,000 or more	41,335	26.8%	45,685	30.9%	64,973	35.5%
Total	$154,341	100.0%	$147,980	100.0%	$183,023	100.0%

At September 30, 2012, 45.7% of our time deposits over $100,000 had maturities within twelve months. Large certificate of deposit customers tend to be more sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes in comparison to core deposits. As a result of measured efforts to reduce dependency on these non-core deposits, transaction and savings account products with attractive rates and features were promoted, thus increasing those balances as a percentage of total deposits from 31.4% at December 31, 2011 to 36.9% at September 30, 2012. Even with gradual rate reductions in these categories, balances are increasing.

The maturity distribution of our time deposits of $100,000 or more and other time deposits at September 30, 2012, is set forth in the following table:

	September 30, 2012
(Dollars in thousands)	Time Deposits of $100k and greater	Time Deposits of Less Than $100k	Total
Months to maturity:
Three months or less	$4,951	$10,213	$15,164
Over three to twelve months	13,930	22,052	35,982
One to three years	13,796	12,848	26,644
Over three years	8,658	10,947	19,605
Total	$41,335	$56,060	$97,395

At September 30, 2012, 36.9% of time deposits mature in the three to twelve months time frame. This is indicative of customers’ reluctance to extend maturities in the current economy. Management monitors maturity trends in time deposits as part of its overall asset liability management strategy.

Liquidity and Capital Resources

Liquidity

Liquidity management involves monitoring our sources and uses of funds in order to meet our short-term and long-term cash flow requirements while optimizing profits. Liquidity represents an institution’s ability to meet present and future financial obligations, including through the sale of existing assets or the acquisition of additional funds through short-term borrowings. BOVA’s primary access to liquidity comes from several sources: operating cash flows from payments received on loans and mortgage-backed securities, increased deposits, and cash reserves. BOVA’s secondary sources of liquidity are Federal Funds sold, unpledged securities available for sale, and borrowings from correspondent banks, the FHLB and the Federal Reserve Bank’s Discount Window. Liquidity strategies are implemented and monitored by the Asset/Liability Committee (“ALCO”) of our BOVA Board of Directors.

BOVA’s deposit base remained relatively stable throughout 2011 and the first three quarters of 2012 and BOVA continues to be able to readily attract deposits across all types and maturities of deposit accounts offered. Core deposits were $113.0 million at September 30, 2012, or 73.2% of total deposits. While BOVA has utilized brokered deposits in the past, it has not been dependent on them. During 2011 and the first three quarters of 2012, BOVA did not accept any new brokered deposits but did renew certain existing brokered deposits.

BOVA maintains an investment portfolio of available for sale marketable securities that may be used for liquidity purposes by either pledging them through repo transactions against borrowings from the FHLB or a correspondent bank or by selling them on the open market. Those securities consist primarily of U.S. Government agency debt securities. To the extent any securities are pledged against borrowing from one credit facility, the borrowing ability of other secured borrowing facilities would be reduced by a like amount. As of September 30, 2012, BOVA had one unsecured credit facility in the amount of $2 million and was evaluating other opportunities for short-term unsecured lines.

Short-term Borrowings

Throughout 2011 and as of September 30, 2012, BOVA had a $10.0 million committed repo line with a correspondent bank through which borrowings could be made against the pledge of marketable securities subject to mark-to-market valuations and standard collateral borrowing ratios. This line was unused during 2011 and the first nine months of 2012 and remains fully available. BOVA also maintains a $2.5 million secured line of credit as well as a $2.0 million unsecured line of credit with other correspondent banks that were available for direct borrowings or Federal Funds purchased.

BOVA is a member of the Federal Home Loan Bank of Atlanta (FHLB), which provides access to additional lines of credit and other products offered by the FHLB. These borrowings are largely secured by BOVA’s loan portfolio. The FHLB maintains a blanket security agreement on qualifying collateral. As of December 31, 2011, BOVA had $5 million in secured borrowings outstanding with the FHLB Atlanta against pledged eligible mortgage loan collateral, at a stated interest rate of 4.40%. There were no borrowings at September 30, 2012. As of September 30, 2012, BOVA had a total credit availability of $34.0 million at the FHLB which could be accessed through pledging a combination of eligible mortgage loan collateral and investment securities. The FHLB offers a variety of floating and fixed rate loans at terms ranging from overnight to 20 years; therefore, BOVA can match borrowings mitigating interest rate risk. BOVA is also a member in good standing of the Federal Reserve Bank System and has approved access to the Federal Reserve Bank Discount Window where it can borrow short-term funds against the pledge of loans and securities.

Liquidity Contingency Plan

BOVA maintains both a retail branch-based and an asset-based liquidity strategy and does not depend on brokered deposits or utilize securitization as sources of liquidity. BOVA strives to follow regulatory guidance in the management of liquidity risk and has established a Board-approved Contingency Funding Plan (CFP)

that prescribes liquidity risk limits and guidelines and includes pro forma cash flow analyses of BOVA’s sources and uses of funds under various liquidity scenarios. BOVA’s CFP includes funding alternatives that can be implemented if access to normal funding sources is reduced.

We are not aware of any trends, events or uncertainties that are reasonably likely to have a material effect on our short term or long term liquidity. Based on the current and expected liquidity needs, including any liquidity needs generated by off-balance sheet transactions such as commitments to extend credit, commitments to purchase securities and standby letters of credit, we expect to be able to meet our obligations for the next twelve months.

Capital

BOVA is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can trigger certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on our financial statements. Under the regulatory capital adequacy guidelines BOVA must meet specific capital guidelines that are based on quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Our capital amounts and classifications are also subject to qualitative judgments by the regulators.

Quantitative measures established by regulation to ensure capital adequacy require financial institutions to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). At September 30, 2012, BOVA met all capital adequacy requirements to which it was subject. BOVA is also required to maintain capital at a minimum level as a proportion of quarterly average assets, which is known as the leverage ratio. The minimum levels to be considered well-capitalized are 5% for tier 1 leverage ratio, 6% for tier 1 risk-based capital ratio, and 10% for total risk-based capital ratio.

BOVA exceeded all the regulatory capital requirements at the dates indicated and was considered well-capitalized, as set forth in the following table.

(Dollars in thousands)	September 30, 2012	December 31, 2011	December 31, 2010
Tier 1 capital	$15,086	$12,221	$6,661
Tier 2 capital	1,459	1,490	1,995
Total qualifying capital	$16,545	$13,711	$8,656
Total risk-adjusted assets	$114,410	$113,674	$52,788
Tier 1 leverage ratio	8.82%	7.34%	7.85%
Tier 1 risk-based capital ratio	13.19%	10.75%	10.90%
Total risk-based capital ratio	14.46%	12.06%	12.21%

Cordia is considered a small bank holding company, based on its asset size under $500 million. Accordingly it is exempt from Federal regulatory guidelines related to leverage ratios and risk-based capital.

Interest Rate Sensitivity

The pricing and maturity of assets and liabilities are monitored and managed in order to diminish the potential adverse impact that changes in rates could have on net interest income. The principal monitoring techniques employed by us are the Economic Value of Equity (EVE) and Net Interest Income or Earnings at Risk (NII or EaR) and the repricing “gap.” EVE and NII are cash flow and earnings simulation modeling techniques which predict likely economic outcomes given various interest rate scenarios. The repricing gap is the positive or negative dollar difference between the balance of assets and liabilities that are subject to interest rate repricing within a given period of time.

Interest rate sensitivity can be managed by closely matching the interest rate repricing periods of assets or liabilities at the time they are acquired and by adjusting that match as the balance sheet grows or the mix of asset and liability characteristics or interest rates change. That adjustment can be accomplished by selling securities available for sale, replacing an asset or liability at maturity with those of different characteristics, or adjusting the interest rate during the life of an asset or liability. Managing the amount of different assets and liabilities that reprice in a given time interval may help to hedge the risk and minimize the impact on net interest income of rising or falling interest rates.

Cordia’s and BOVA’s interest rate sensitivity improved significantly in 2011 when compared to 2010, as measured by the sensitivity of its economic value of equity to interest rate shocks. As of December, 2011, a 200 basis point instantaneous parallel increase in the yield curve would result in a 19.2% increase in BOVA's Economic Value of Equity (EVE) compared to a decline of 14.4% as of December 31, 2010. This change to favorable sensitivity was largely driven by BOVA's assets being more rate sensitive versus its liabilities in 2011 when compared to 2010. Management continued its strategy of reducing the level of fixed rate investment securities in its investment portfolio and shifting its existing loan portfolio towards a greater proportion of floating rate loans, including those with floors. At September 30, 2012, on a cumulative basis the Bank’s GAP was positive across all repricing periods, positioning it appropriately for interest rate increases. The EVE across a 200 basis point rate shock was 14.52% and a 200 basis point shock to the margin would produce an improvement to net interest income of 3.65%. Ongoing strategic management of the balance sheet will continue to produce appropriate results.

Off-Balance Sheet Risk/Commitments and Contingencies

Through our operations, we have made contractual commitments to extend credit in the ordinary course of our business activities. These commitments are legally binding agreements to lend money to our customers at predetermined interest rates for a specified period of time. At September 30, 2012, we had issued commitments to extend credit of $7.7 million through various types of commercial lending arrangements. The majority of these commitments to extend credit had variable rates.

We evaluate each customer’s credit worthiness for such commitments on a case-by-case basis in the same manner as for the approval of a direct loan. The amount of collateral obtained, if deemed necessary by us upon extension of credit, is based on our credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate.

Contractual obligations as of September 30, 2012 are summarized in the following table.

		Payments due by period
(Dollars in thousands)	Total	Less than One Year	One to Three Years	Three to Five Years	More than Five Years
Short-term debt obligations	$—	$—	$—	$—	$—
Time deposits	97,395	51,146	26,644	19,905	—
Operating lease obligations	2,298	373	717	675	533
Total	$99,693	$51,519	$27,361	$20,580	$533

Critical Accounting Policies

Cordia’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. Cordia’s financial position and results of operations are affected by management’s application of accounting policies, including judgments made to arrive at the carrying value of assets and liabilities and amounts reported for revenues, expenses and related disclosures. Different assumptions in the application of these policies could result in material changes in our financial position and/or results of operations.

Estimates, assumptions, and judgments are necessary principally when assets and liabilities are required to be recorded at estimated fair value, when a decline in the value of an asset carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded based upon the probability of occurrence of a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are either based on quoted market prices or provided by third party sources, when available. When third party information is not available, valuation adjustments are estimated in good faith by management primarily through the use of internal or third party modeling techniques and/or appraisal estimates.

Cordia’s accounting policies are fundamental to understanding Management’s Discussion and Analysis. The following is a summary of Cordia’s “critical accounting policies.” In addition, the disclosures presented in the Notes to the Consolidated Financial Statements and in this section provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.

Business Combinations

Cordia accounts for its business combinations under the acquisition method of accounting, a cost allocation process which requires the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. The acquisition method of accounting requires an acquirer to recognize the assets acquired and the liabilities assumed at the acquisition date measured at their fair values as of that date. To determine the fair values, Cordia relies on third party valuations, such as appraisals, or internal valuations based on discounted cash flow analyses or other valuation techniques.

Acquired Loans with Specific Credit-Related Deterioration.

Acquired loans with specific credit deterioration are accounted for by Cordia in accordance with FASB Accounting Standards Codification 310-30. Certain acquired loans, those for which specific credit-related deterioration, since origination, is identified, are recorded at fair value reflecting the present value of the amounts expected to be collected. Income recognition on these loans is based on a reasonable expectation about the timing and amount of cash flows to be collected. Acquired loans deemed impaired and considered collateral dependent, with the timing of the sale of loan collateral indeterminate, remain on non-accrual status and have no accretable yield.

Allowance for Loan Losses

We monitor and maintain an allowance for loan losses to absorb losses inherent in the loan portfolio. We maintain policies and procedures that address the systems of controls over the following areas of maintenance of the allowance: the systematic methodology used to determine the appropriate level of the allowance to provide assurance they are maintained in accordance with accounting principles generally accepted in the United States of America; the accounting policies for loan charge-offs and recoveries; the assessment and measurement of impairment in the loan portfolio; and the loan grading system.

We evaluate loans graded substandard or worse individually for impairment. These evaluations are based upon expected discounted cash flows or collateral values. If the evaluation shows that the loan’s expected discounted cash flows or underlying collateral is not sufficient to repay the loan as agreed in accordance with the terms of the loan, then a specific reserve is established for the amount of impairment, which represents the difference between the principal amount of the loan less the expected discounted cash flows or value of the underlying collateral, net of selling costs.

For loans without individual measures of impairment which are loans graded special mention or better, we make estimates of losses for pools of loans grouped by similar characteristics, including the type of loan as well as the assigned loan classification. A loss rate reflecting the expected loss inherent in a group of loans is derived based upon estimates of default rates for a given loan grade and the predominant collateral type for the group. The resulting estimate of losses for pools of loans is adjusted for relevant environmental factors and other conditions of the portfolio of loans, including: borrower and industry concentrations; levels and trends in delinquencies, charge-offs and recoveries; changes in underwriting standards and risk selection; level of experience, ability and depth of lending management; and national and local economic conditions.

The amount of estimated impairment for individually evaluated loans and pools of loans is added together for a total estimate of loan losses. This estimate of losses is compared to our allowance for loan losses as of the evaluation date and, if the estimate of losses is greater than the allowance, an additional provision to the allowance would be made through a charge to the income statement. If the estimate of losses is less than the existing allowance, the degree to which the allowance exceeds the estimate is evaluated to determine whether the allowance falls outside a range of estimates. If the estimate of losses is below the range of reasonable estimates, the allowance is reduced by way of a credit to the provision for loan losses. We recognize the inherent imprecision in estimates of losses due to various uncertainties and variability related to the factors used, and therefore a reasonable range around the estimate of losses is derived and used to ascertain whether the allowance is materially overstated. If different assumptions or conditions were to prevail and it is determined that the allowance is not adequate to absorb the new estimate of probable losses, an additional provision for loan losses would be made in future periods. These additional provisions may be material to the Financial Statements.

Impact of Inflation

Since the assets and liabilities of financial institutions such as BOVA are primarily monetary in nature, interest rates have a more significant effect on BOVA’s performance than do the effects of changes in the general rate of inflation and changes in prices of goods and services. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, we seek to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, even if we comply with the greater obligations of public companies that are not emerging growth companies immediately after the initial public offering, we may avail ourselves of the reduced requirements applicable to emerging growth companies from time to time in the future, so long as we are an emerging growth company. We will remain an emerging growth company for up to five years, though we may cease to be an emerging growth company earlier under certain circumstances, including if, before the end of such five years, we are deemed to be a large accelerated filer under the rules of the SEC (which depends on, among other things, having a market value of common stock held by non-affiliates in excess of $700 million) or if our total annual gross revenues equal or exceed $1 billion in a fiscal year. Further, we will be deemed a smaller reporting company so long as our public float is less than $75.0 million. As a smaller reporting company, we make take advantage of many of the same exemptions as emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Further, the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time public companies adopt the new or revised standard. This election is irrevocable.

SUPERVISION AND REGULATION

The regulatory framework applicable to Cordia and BOVA is designed to protect depositors, federal deposit insurance funds and the banking system as a whole, and not to protect security holders. Such statutes, regulations and policies are continually under review by Congress, state legislatures, and federal and state regulators. A change in statutes, regulations or regulatory policies applicable to Cordia, including changes in interpretation or implementation thereof, could have a material effect on Cordia’s business.

General

As a bank holding company, Cordia is subject to regulation, examination and supervision by the Board of Governors of the Federal Reserve under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and by the Virginia Bureau of Financial Institutions (“VBFI”). BOVA is a Virginia state-chartered commercial bank and a member of the Federal Reserve Bank of Richmond, and its deposits are insured by the FDIC. It is subject to regulation, examination and supervision by the Federal Reserve and the VBFI. Numerous federal and state laws, as well as regulations promulgated by the Federal Reserve, the FDIC and state banking regulators, govern almost all aspects of the operation of BOVA.

Bank Holding Company Regulation

The BHCA limits a bank holding company’s business to owning or controlling banks and engaging in other banking-related activities. Bank holding companies must obtain the Federal Reserve’s approval before they: (1) acquire direct or indirect ownership or control of any voting shares of any bank that results in total ownership or control, directly or indirectly, of more than 5% of the voting shares of such bank; (2) merge or consolidate with another bank holding company; or (3) acquire substantially all of the assets of any additional banks. Subject to certain state laws, such as age and contingency restrictions, a bank holding company that is adequately capitalized and adequately managed may acquire the assets of both in-state banks and out-of-state banks. With certain exceptions, the BHCA prohibits bank holding companies from acquiring direct or indirect ownership or control of voting shares in any company that is not a bank or a bank holding company unless the Federal Reserve determines that the activities of such company are incidental or closely related to the business of banking. If a bank holding company is well-capitalized and meets certain criteria specified by the Federal Reserve, it may engage de novo in certain permissible non-banking activities without prior Federal Reserve approval.

A number of provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), a few of which are described here, affect the regulation and operations of banks and bank holding companies. Pursuant to the Dodd-Frank Act, the FDIC is given back-up supervisory authority over bank holding companies engaging in conduct that poses a foreseeable and material risk to the Deposit Insurance Fund (“DIF”), and the Federal Reserve gains heightened authority to examine, prescribe regulations and take action with respect to all of a bank holding company’s subsidiaries. A newly created agency, the Office of Financial Research, has authority to collect data from all financial institutions for the purpose of studying threats to U.S. financial stability.

Holding companies of banks chartered under Virginia law are subject to applicable provisions of Virginia’s banking laws and to the examination, supervision and enforcement powers of the VBFI. Among other powers, the VBFI has the authority to issue and enforce cease and desist orders on such holding companies.

Change in Control

Subject to certain exceptions, the BHCA and the Change in Bank Control Act, together with regulations promulgated thereunder, require Federal Reserve approval prior to any person or company acquiring “control” of a bank or bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities. Control is rebuttably presumed to exist if a person acquires 10% or more, but less than 25%, of any class of an institution’s voting securities and either that institution has registered securities under Section 12 of the Exchange Act or no other person owns a greater percentage of that class of voting securities immediately after the transaction. In certain cases, a company may also be presumed to have control under the Bank Holding Company Act if it acquires 5% or more of any class of voting securities.

Pursuant to the Dodd-Frank Act, a bank holding company may acquire control of an out-of-state bank only if the bank holding company is well-capitalized and well-managed, and interstate merger transactions are prohibited unless the resulting bank would be well-capitalized and well-managed following the transaction. Virginia state law requires that the VBFI approve in advance any proposed change of control of a Virginia state-chartered bank. Under Virginia law, a person is deemed to control another entity if (1) it owns 25% or more of the voting shares of the entity, (2) the person is presumed to control the entity under the BHCA, or (3) the VBFI determines that the person exercises a controlling influence over the management and policies of the entity.

Capital Requirements

The Federal Reserve has adopted guidelines pursuant to which it assesses the adequacy of capital in examining and supervising state-chartered member banks such as BOVA. These guidelines include quantitative measures that assign risk weightings to assets and off-balance sheet items and that define and set minimum regulatory capital requirements. Bank holding companies with consolidated assets of less than $500 million that are not engaged in significant nonbanking activities, do not conduct significant off-balance sheet activities, and do not have a material amount of debt or equity securities outstanding that are registered with the SEC are not subject to the Federal Reserve’s capital adequacy guidelines for bank holding companies.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept broker deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. As of September 30, 2012, BOVA’s capital levels were above those currently required to be deemed “well-capitalized.” Management believes that, under current regulatory capital regulations, BOVA will continue to meet its minimum capital requirements in the foreseeable future.

In June 2012, the federal banking regulators issued final rules substantially amending the regulatory risk-based capital rules applicable to bank holding companies and depository institutions. The final rules set forth certain changes for the calculation of risk-weighted assets, which we will be required to utilize beginning January 1, 2013. The rule utilizes an increased number of credit risk exposure categories and risk weights, and also addresses: (i) a proposed alternative standard of creditworthiness consistent with Section 939A of the Dodd-Frank Act; (ii) revisions to recognition of credit risk mitigation; (iii) rules for risk weighting of equity exposures and past due loans; (iv) revised capital treatment for derivatives and repo-style transactions; and (v) disclosure requirements for top-tier banking organizations with $50 billion or more in total assets that are not subject to the “advance approach rules” that apply to banks with greater than $250 billion in consolidated assets.

On August 30, 2012, the federal banking agencies issued proposed rules that would implement the “Basel III” regulatory capital reforms and changes required by the Dodd-Frank Act. “Basel III” refers to two consultative documents released by the Basel Committee on Banking Supervision in December 2009, the rules text released in December 2010, and loss absorbency rules issued in January 2011, which include significant changes to bank capital, leverage and liquidity requirements.

The proposed rules include new risk-based capital and leverage ratios, which would be phased in from 2013 to 2019, and would revise the definition of what constitutes “capital” for purposes of calculating those ratios. The proposed new minimum capital level requirements applicable to Cordia and BOVA under the proposals would be: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4% for all institutions. The proposed rules would also establish a “capital conservation buffer” of 2.5% above the new regulatory minimum capital requirements, which must consist entirely of common equity Tier 1 capital and would result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement would be phased in beginning in January 2016 at 0.625% of risk-weighted assets and would increase by that amount each year until fully implemented in January 2019. An institution would be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations would establish a maximum percentage of eligible retained income that could be utilized for such actions.

As noted, capital requirements will likely be increasing over the next several years as a result of the implementation of the Dodd-Frank Act and the U.S. federal banking regulators’ implementation of the Basel III standards. If a depository institution fails to remain well-capitalized, it becomes subject to a variety of enforcement remedies that increase as the capital condition worsens.

Bank Holding Companies as a Source of Strength

Federal Reserve law requires that a bank holding company serve as a source of financial and managerial strength to each bank that it controls and, under appropriate circumstances, to commit resources to support each such controlled bank. This support may be required at times when the bank holding company may not have the resources to provide the support.

Under the prompt corrective action provisions, if a controlled bank is undercapitalized, then the regulators could require the bank holding company to guarantee the bank’s capital restoration plan. In addition, if the Federal Reserve believes that a bank holding company’s activities, assets or affiliates represent a significant risk to the financial safety, soundness or stability of a controlled bank, then the Federal Reserve could require the bank holding company to terminate the activities, liquidate the assets or divest the affiliates. The regulators may require these and other actions in support of controlled banks even if such actions are not in the best interests of the bank holding company or its stockholders. Because Cordia is a bank holding company, Cordia is viewed as a source of financial and managerial strength for any controlled depository institutions, like BOVA.

The Dodd-Frank Act also directs federal bank regulators to require that all companies that directly or indirectly control an insured depository institution serve as sources of financial strength for the institution. The term “source of financial strength” is defined under the Dodd-Frank Act as the ability of a company to provide financial assistance to its insured depository institution subsidiaries in the event of financial distress. The appropriate federal banking agency for such a depository institution may require reports from companies that control the insured depository institution to assess their abilities to serve as sources of strength and to enforce compliance with the source-of-strength requirements. The appropriate federal banking agency may also require a holding company to provide financial assistance to a bank with impaired capital. Under this requirement, in the future we could be required to provide financial assistance to BOVA should it experience financial distress.

In addition, capital loans by us to BOVA will be subordinate in right of payment to deposits and certain other indebtedness of BOVA. In the event of our bankruptcy, any commitment by us to a federal bank regulatory agency to maintain the capital of BOVA will be assumed by the bankruptcy trustee and entitled to a priority of payment.

FDICIA Prompt Corrective Action

The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) established a system of prompt corrective action to resolve the problems of undercapitalized insured depository institutions. Under this system, the federal banking regulators are required to rate insured depository institutions on the basis of five capital categories as described above under “Capital Requirements.” The federal banking regulators are also required to take mandatory supervisory actions and are authorized to take other discretionary actions with respect to insured depository institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the insured depository institution is assigned. Generally, subject to a narrow exception, FDICIA requires the banking regulators to appoint a receiver or conservator for an insured depository institution that is critically undercapitalized. The federal banking regulations specify the relevant capital level for each category.

FDICIA generally prohibits a depository institution from making any capital distribution, including payment of a dividend, or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. See “Dividends.” “Undercapitalized” depository institutions are also subject to restrictions on borrowing from the Federal Reserve System, may not accept brokered deposits absent a waiver from the FDIC, and are subject to growth limitations. In addition, a depository institution’s holding company must guarantee a capital plan, up to an amount equal to the lesser of 5% of the depository institution’s assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. Federal banking regulators may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution’s capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

“Significantly undercapitalized” depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. “Critically undercapitalized” institutions are subject to the appointment of a receiver or conservator.

Virginia state law gives the VBFI powers similar to those granted to the FDIC under the prompt corrective action provisions of FDICIA.

Dividends

Cordia is a legal entity separate and distinct from BOVA and other subsidiaries. The principal source of funds for Cordia’s payment of dividends on its capital stock and principal and interest on its debt is dividends from BOVA. Various federal and state statutory provisions and regulations limit the amount of dividends, if any, Cordia and BOVA may pay without regulatory approval.

The Federal Reserve has authority to prohibit a bank holding company from paying dividends or making other distributions. The Federal Reserve has issued a policy statement that a bank holding company should not pay cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends and the prospective rate of earnings retention appears to be consistent with the holding company’s capital needs, asset quality and overall financial condition. Accordingly, a bank holding company should not pay cash dividends that exceed its net income or that can only be funded in ways that weaken the bank holding company’s financial health, such as by borrowing. The Dodd-Frank Act imposes, and Basel III (described above) once in effect will impose, additional restrictions on the ability of banking institutions to pay dividends.

Dividends that may be paid by a member bank without the express approval of the Federal Reserve are limited to that bank’s retained net profits for the preceding two calendar years plus retained net profits up to the date of any dividend declaration in the current calendar year. Retained net profits, as defined by the Federal Reserve, consist of net income less dividends declared during the period.

Federal bank regulators have the authority to prohibit BOVA from engaging in unsafe or unsound practices in conducting its business, and the payment of dividends, depending on the bank’s financial condition, could be deemed an unsafe or unsound practice. The ability of BOVA to pay dividends in the future will continue to be influenced by bank regulatory policies and capital guidelines, and is subject to regulatory approval.

Deposit Insurance and Assessments

Deposits held by BOVA are insured by the DIF as administered by the FDIC. The Dodd-Frank Act raised the standard maximum deposit insurance amount to $250,000 per depositor, per insured depository institution for each account ownership category. Effective December 31, 2010, and continuing through December 31, 2012, the Dodd-Frank Act provides unlimited FDIC insurance for all noninterest-bearing transaction accounts, regardless of amount.

The FDIC maintains the DIF by assessing each depository institution an insurance premium. The amount of the FDIC assessments paid by a DIF member institution is based on its relative risk of default as measured by the company’s FDIC supervisory rating, and other various measures, such as the level of brokered deposits, secured debt and debt issuer ratings.

In February 2011, the FDIC redefined the deposit insurance assessment base, and updated the assessment rates. The DIF assessment base rate currently ranges from 2.5 to 45 basis points for institutions that do not trigger factors for brokered deposits and unsecured debt, and higher rates for those that do trigger those risk factors.

The Dodd-Frank Act effects further changes to the law governing deposit insurance assessments. There is no longer an upper limit for the reserve ratio designated by the FDIC each year, and the maximum reserve ratio may not be less than 1.35% of insured deposits, or the comparable percentage of the assessment base. Under prior law the maximum reserve ratio was 1.15%. The Dodd-Frank Act permits the FDIC until September 30, 2020 to raise the reserve ratio to 1.35%. The FDIC is required to offset the effect of increased assessments necessitated by the Dodd-Frank Act on insured depository institutions with total consolidated assets of less than $10 billion. The Dodd-Frank Act also eliminates requirements under prior law that the FDIC pay dividends to member institutions if the reserve ratio exceeds certain thresholds. In lieu of dividends, the FDIC will adopt lower rate schedules when the reserve ratio exceeds certain thresholds.

All FDIC-insured depository institutions must pay a quarterly assessment to provide funds for the payment of interest on bonds issued by the Financing Corporation, a federal corporation chartered under the authority of the Federal Housing Finance Board. The bonds, which are referred to as FICO bonds, were issued to capitalize the Federal Savings and Loan Insurance Corporation.

Transactions with Affiliates and Insiders

A variety of legal limitations restrict BOVA from lending or otherwise supplying funds or in some cases transacting business with Cordia or its nonbank subsidiaries. BOVA is subject to Sections 23A and 23B of the Federal Reserve Act and Federal Reserve Regulation W. Section 23A places limits on the amount of covered transactions which include loans or extensions of credit to, investments in or certain other transactions with, affiliates as well as the amount of advances to third parties collateralized by the securities or obligations of affiliates. The aggregate of all covered transactions is limited to 10% of the bank’s capital and surplus for any one affiliate and 20% for all affiliates. Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements ranging from 100% to 130%. Also, banks are prohibited from purchasing low quality assets from an affiliate.

Section 23B, among other things, prohibits an institution from engaging in certain transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the bank, as those prevailing at the time for comparable transactions with nonaffiliated companies. Except for limitations on low quality asset purchases and transactions that are deemed to be unsafe or unsound, Regulation W generally excludes affiliated depository institutions from treatment as affiliates. Transactions between a bank and any of its subsidiaries that are engaged in certain financial activities may be subject to the affiliated transaction limits. The Federal Reserve also may designate bank subsidiaries as affiliates.

Banks are also subject to quantitative restrictions on extensions of credit to executive officers, directors, principal shareholders, and their related interests. In general, such extensions of credit (1) may not exceed certain dollar limitations, (2) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (3) must not involve more than the normal risk of repayment or present other unfavorable features. Certain extensions of credit also require the approval of a bank’s board of directors.

The Dodd-Frank Act expands the 23A and 23B affiliate transaction rules. Among other things, upon the statutory changes’ effective date, the scope of the definition of “covered transaction” under 23A will expand, collateral requirements will increase and certain exemptions will be eliminated.

Standards for Safety and Soundness

The Federal Deposit Insurance Act requires the federal bank regulators to prescribe the operational and managerial standards for all insured depository institutions relating to: (1) internal controls; (2) information systems and audit systems; (3) loan documentation; (4) credit underwriting; (5) interest rate risk exposure; and (6) asset quality.

The regulators also must prescribe standards for earnings, and stock valuation, as well as standards for compensation, fees and benefits. The Interagency Guidelines Prescribing Standards for Safety and Soundness set forth the safety and soundness standards used to identify and address problems at insured depository institutions before capital becomes impaired. Under the rules, if a regulator determines that a bank fails to meet any standards prescribed by the guidelines, the regulator may require the bank to submit an acceptable plan to achieve compliance, consistent with deadlines for the submission and review of such safety and soundness compliance plans.

Regulatory Examination

Cordia and BOVA must undergo regular on-site examinations by the appropriate banking agency. A bank regulator conducting an examination has complete access to the books and records of the examined institution. The results of the examination are confidential. The cost of examinations may be assessed against the examined institution as the agency deems necessary or appropriate.

State Law and Regulation

BOVA, as a Virginia state-chartered institution, is subject to regulation by the VBFI, which conducts regular examinations to ensure that its operations and policies conform with applicable law and safe and sound banking practices. Among other things, state law regulates the amount of credit that can be extended to any one borrower and the amount of money that can be invested in various types of assets. BOVA generally cannot extend credit to any one borrower in an amount greater than 15% of the sum of BOVA’s capital, surplus and loan loss reserve. State law also regulates the types of loans BOVA can make.

Community Reinvestment Act

The Community Reinvestment Act (the “CRA”) requires that the appropriate federal bank regulator evaluate the record of our banking subsidiary in meeting the credit needs of its local community, including low and moderate income neighborhoods. These evaluations are considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could result in additional requirements and limitations on the bank. As of Cordia’s last CRA regulatory exam, BOVA received a rating of “satisfactory.”

Consumer Protection Regulations

Retail activities of banks are subject to a variety of statutes and regulations designed to protect consumers. The Dodd-Frank Act established the Consumer Financial Protection Bureau (the “CFPB”) that, together with the statute’s changes to consumer protection laws such as limits on debit card interchange fees and provisions on mortgage-related matters, will likely increase the compliance costs of consumer banking operations. Interest and other charges collected or contracted for by banks are subject to state usury laws and federal laws concerning interest rates. In January 2012, a director was appointed to lead the CFPB and the CFPB began exercising its full range of powers. The CFPB has exclusive authority to require reports and conduct examinations, for purposes of ensuring compliance with federal consumer financial laws and related matters, of insured depository institutions with more than $10 billion of assets. For insured depository institutions with assets of $10 billion or less, the CFPB can require reports and conduct examinations on a sample basis.

Loan operations are also subject to federal laws applicable to credit transactions, such as:

•	the federal Truth-In-Lending Act and Regulation Z issued by the Federal Reserve, governing disclosures of credit terms to consumer borrowers;
•	the Home Mortgage Disclosure Act and Regulation C issued by the Federal Reserve, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;
•	the Equal Credit Opportunity Act and Regulation B issued by the Federal Reserve, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;
•	the Fair Credit Reporting Act and Regulation V issued by the Federal Reserve, governing the use and provision of information to consumer reporting agencies;
•	the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	the guidance of the various federal agencies charged with the responsibility of implementing such federal laws.

Deposit operations also are subject to:

•	the Truth in Savings Act and Regulation DD issued by the Federal Reserve, which requires disclosure of deposit terms to consumers;
•	Regulation CC issued by the Federal Reserve, which relates to the availability of deposit funds to consumers;
•	the Right to Financial Privacy Act, which imposes a duty to maintain the confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and
•	the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of ATMs and other electronic banking services.

Commercial Real Estate Lending

Lending operations that involve concentrations of commercial real estate loans are subject to enhanced scrutiny by federal banking regulators. The regulators have advised financial institutions of the risks posed by commercial real estate lending concentrations. Such loans generally include land development, construction loans and loans secured by multifamily property, and nonfarm, nonresidential real property where the primary source of repayment is derived from rental income associated with the property. The guidance identifies institutions with the following characteristics as potentially being exposed to excessive risk concentrations and that may warrant greater supervisory scrutiny:

•	total construction and land development loans represent 100% or more of the institution’s total risk-based capital, or
•	total commercial real estate loans, as defined, represent 300% or more of the institution’s total risk-based capital, and the outstanding balance of the institution’s commercial real estate loan portfolio has increased by 50% or more during the prior 36 months.

The Dodd-Frank Act contains provisions on credit risk retention that require federal banking regulators to adopt regulations mandating the retention of 5% of the credit risk of certain assets transferred, sold or conveyed through issuances of asset-backed securities. Implementing regulations will provide for the allocation of the risk retention obligation between securitizers and originators of loans.

Branching

The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Interstate Act”) permits nationwide interstate banking and branching under certain circumstances. This legislation generally authorizes interstate branching and relaxes federal law restrictions on interstate banking. Currently, bank holding companies may purchase banks in any state, and states may not prohibit these purchases. Additionally, banks are permitted to merge with banks in other states, as long as the home state of neither merging bank has opted out under the legislation. The Interstate Act requires regulators to consult with community organizations before permitting an interstate institution to close a branch in a low-income area.

Virginia enacted “opting in” legislation in accordance with the Interstate Act, allowing banks to engage in interstate merger transactions, subject to certain “aging” requirements. Once an out-of-state bank has acquired a bank within the state, either through merger or acquisition of all or substantially all of the bank’s assets, the out-of-state bank may open additional branches within the state. In addition, an out-of-state bank may establish a de novo branch in Virginia or acquire a branch in Virginia if the out-of-state bank’s home state gives Virginia banks substantially the same or more favorable rights to establish and maintain branches in that state.

Anti-Tying Restriction

In general, a bank may not extend credit, lease, sell property, or furnish any services or fix or vary the consideration for products and services on the condition that (1) the customer obtain or provide some additional credit, property, or services from or to the bank or bank holding company or their subsidiaries, or (2) the customer not obtain some other credit, property, or services from a competitor, except to the extent reasonable conditions are imposed to assure the soundness of the credit extended. A bank may, however, offer combined-balance products and may otherwise offer more favorable terms if a customer obtains two or more traditional bank products. Also, certain foreign transactions are exempt from the general rule.

Anti-Money Laundering

Financial institutions must maintain anti-money laundering programs that include established internal policies, procedures, and controls; a designated compliance officer; an ongoing employee training program; and the periodic testing of the program. BOVA is prohibited from entering into specified financial transactions and account relationships and must meet enhanced standards for due diligence in dealings with foreign financial institutions and foreign customers. We also must take reasonable steps to conduct enhanced scrutiny of account relationships to guard against money laundering and to report any suspicious transactions. Recent laws provide law enforcement authorities with increased access to financial information maintained by banks. Anti-money requirements have been substantially strengthened as a result of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”), enacted in 2001 and renewed in 2006 and extended, in part, in 2011. Bank regulators routinely examine institutions for compliance with these requirements and must consider compliance in connection with the regulatory review of applications.

The USA Patriot Act amended, in part, the Bank Secrecy Act and provides for the facilitation of information sharing among governmental entities and financial institutions for the purpose of combating terrorism and money laundering. The statute also creates enhanced information collection tools and enforcement mechanics for the U.S. government, including: (1) requiring standards for verifying customer identification at account opening; (2) promulgating rules to promote cooperation among financial institutions, regulators, and law enforcement entities in identifying parties that may be involved in terrorism or money laundering; (3) requiring reports by nonfinancial trades and businesses filed with the Treasury’s Financial Crimes Enforcement Network for transactions exceeding $10,000; and (4) mandating the filing of suspicious activities reports if a bank believes a customer may be violating U.S. laws and regulations. The statute also requires enhanced due diligence requirements for financial institutions that administer, maintain, or manage private bank accounts or correspondent accounts for non-U.S. persons.

The Federal Bureau of Investigation may send bank regulators lists of the names of persons suspected of involvement in terrorist activities. Cordia may be subject to a request for a search of its records for any relationships or transactions with persons on those lists and may be required to report any identified relationships or transactions. Furthermore, the Office of Foreign Assets Control (“OFAC”) is responsible for helping to ensure that U.S. entities do not engage in transactions with certain prohibited parties, as defined by various Executive Orders and Acts of Congress. OFAC has sent, and will send, bank regulators lists of names of persons and organizations suspected of aiding, harboring or engaging in terrorist acts, known as Specially Designated Nationals and Blocked Persons. If we find a name on any transaction, account or wire transfer that is on an OFAC list, we must freeze such account, file a suspicious activity report and notify the appropriate authorities.

Privacy and Credit Reporting

Financial institutions are required to disclose their policies for collecting and protecting confidential customer information. Customers generally may prevent financial institutions from sharing nonpublic personal financial information with nonaffiliated third parties, with some exceptions, such as the processing of transactions requested by the consumer. Financial institutions generally may not disclose certain consumer or account information to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing. Federal and state bank regulators have prescribed standards for maintaining the security and confidentiality of consumer information, and we are subject to such standards, as well as certain federal and state laws or standards for notifying consumers in the event of a security breach.

Enforcement Powers

Banks and their “institution-affiliated parties,” including directors, management, employees, agents, independent contractors and consultants, such as attorneys and accountants, and others who participate in the conduct of the institution’s affairs, are subject to potential civil and criminal penalties for violations of law, regulations or written orders of a government agency. Violations can include failure to timely file required reports, filing false or misleading information or submitting inaccurate reports. Civil penalties may be as much as $1 million a day for such violations and criminal penalties for some financial institution crimes may include imprisonment for 20 years. Regulators have flexibility to commence enforcement actions against institutions and institution-affiliated parties, and the FDIC has the authority to terminate deposit insurance. When issued by a banking regulator, cease-and-desist orders or other regulatory agreements may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnifications or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions determined to be appropriate by the ordering agency. Federal and state banking regulators also may remove a director or officer from an insured depository institution (or bar them from the industry) if a violation is willful or reckless.

Emerging Growth Company Reporting Status

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, even if we comply with the greater obligations of public companies that are not emerging growth companies immediately after the initial public offering, we may avail ourselves of the reduced requirements applicable to emerging growth companies from time to time in the future, so long as we are an emerging growth company. We will remain an emerging growth company for up to five years, though we may cease to be an emerging growth company earlier under certain circumstances, including if, before the end of such five years, we are deemed to be a large accelerated filer under the rules of the SEC (which depends on, among other things, having a market value of common stock held by non-affiliates in excess of $700 million) or if our total annual gross revenues equal or exceed $1 billion in a fiscal year. In addition, so long as our public float remains below $75 million, we will be a “smaller reporting company” as defined under SEC rules and may take advantage of several of the same exemptions from various reporting requirements applicable to emerging growth companies, including, but not limited to, the auditor attestation exemption and the reduced executive compensation disclosure obligations. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Further, the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time public companies adopt the new or revised standard.

INFORMATION ABOUT BOVA

The Company

The business of BOVA is described in this document under the heading “Information About Cordia.”

BOVA Property

BOVA’s properties are controlled directly or indirectly by Cordia and are described in this document under the heading “Information About Cordia.”

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s discussion and analysis of financial condition and results of operations for BOVA with respect to the year ended December 31, 2011 and related periods is attached to this document as Appendix D.

Management’s discussion and analysis of financial condition and results of operations for BOVA with respect to the nine months ended September 30, 2012 and related periods is attached as Appendix E.

Legal Proceedings

There are no material pending legal proceedings to which BOVA is a party or to which BOVA’s property is subject. In addition, BOVA is not aware of any threatened litigation, unasserted claims or assessments that could have a material adverse effect on BOVA’s business, operating results or condition.

THE BOVA SPECIAL MEETING

Date, Time and Place

The special meeting of BOVA shareholders is scheduled to be held at [•], local time, on [•], 2013 at [•].

Purpose of the BOVA Special Meeting

The special meeting of BOVA shareholders is being held:

•	to consider and vote upon a proposal to approve the plan of share exchange contained in the share exchange agreement, a copy of which is attached as Appendix A to this document (which we refer to as the “share exchange proposal”);
•	to transact any other business that may properly be brought before the BOVA special meeting or any adjournments or postponements thereof.

Recommendation of the Board of Directors of BOVA

The BOVA Board of Directors has determined that entering into the share exchange agreement was in the best interests of, and advisable for, BOVA and its shareholders.

The BOVA Board of Directors unanimously recommends that you vote “FOR” the share exchange proposal.

Vote Required for Approval

The approval of the share exchange proposal requires the affirmative vote of holders of at least two-thirds of the outstanding shares of BOVA common stock entitled to vote on the proposal. In addition, the BOVA Board of Directors has conditioned the approval of the share exchange upon the affirmative vote of a majority of the votes cast by shareholders other than Cordia.

How You Can Vote

You may vote shares by proxy or in person using one of the following methods:

•	Voting by Telephone. You may vote using the directions on your proxy card by calling the toll-free telephone number printed on the card. The deadline for voting by telephone is [•], 2013, at 12:01 a.m., Eastern Time. If you received a proxy card and vote by telephone, you need not return your proxy card;

•	Voting by Internet. You may vote over the Internet using the directions on your proxy card by accessing the website address printed on the card. The deadline for voting over the Internet is [•], 2013, at 12:01 a.m., Eastern Time. If you received a proxy card and vote over the Internet, you need not return your proxy card.
•	Voting by Proxy Card. You may vote by completing and returning your signed proxy card. To vote using your proxy card, please mark, date and sign the card and return it by mail in the accompanying postage-paid envelope. You should mail your signed proxy card sufficiently in advance for it to be received by [•], 2013.
•	Voting in Person. You may vote in person at the special meeting if you are the record owner of the shares to be voted. You can also vote in person at the special meeting if you present a properly signed proxy that authorizes you to vote shares on behalf of the record owner.

Record Date and Voting Rights

The BOVA Board of Directors has fixed the close of business on [•], 2013, as the record date for the determination of shareholders entitled to receive notice of and to vote at the special meeting and all adjournments or postponements of the special meeting. As of the close of business on [•], 2013, BOVA had outstanding 3,191,256 shares of its common stock, the holders of which, or their proxies, are entitled to one vote per share. The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote at the special meeting will constitute a quorum.

Cordia beneficially owns approximately 68.6% of the outstanding shares of BOVA common stock. Cordia has indicated that it will vote in favor of the share exchange proposal.

As of the record date for the BOVA special meeting, the directors and executive officers of BOVA as a group owned and were entitled to vote 52,762 shares of the common stock of BOVA, or approximately 1.7% of the outstanding shares of the common stock of BOVA on that date. BOVA currently expects that its directors and executive officers will vote their shares in favor of the share exchange proposal.

Quorum

A quorum is necessary to hold a valid special meeting of BOVA shareholders. A quorum will be present at the BOVA special meeting if the holders of a majority of the outstanding shares of the common stock of BOVA entitled to vote on the record date are present, in person or by proxy. If a quorum is not present at the BOVA special meeting, BOVA expects the presiding officer to adjourn the special meeting in order to solicit additional proxies.

How You Can Vote Shares Held by a Broker, Bank or Other Nominee

If your shares are held in the name of a broker, bank or other nominee, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. If your shares are not registered in your own name and you plan to vote your shares in person at the special meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the special meeting in order to vote.

For shares held in “street name” through a broker, bank or other nominee, the broker, bank or nominee may not be permitted to exercise voting discretion with respect to the matters to be acted upon. Thus, if shareholders do not give their broker, bank or nominee specific instructions, their shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval.

How Your Proxy Will Be Voted

If you vote by proxy, the proxy holders will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against the proposal to adopt the share exchange agreement.

If the proxy card is signed and returned, but voting directions are not made, the proxy will be voted in favor of the proposal set forth in the accompanying “Notice of Special Meeting of Shareholders” and in such manner as the proxy holders named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the special meeting or any adjournment or postponement thereof.

How You Can Revoke Your Proxy and Change Your Vote

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by:

•	attending the special meeting and voting in person;
•	delivering a written revocation to BOVA’s Corporate Secretary;
•	timely submitting another signed proxy card bearing a later date; or
•	timely voting by telephone or over the Internet as described above.

Your most current proxy card or telephone or Internet proxy is the one that will be counted.

Solicitation of Proxies

BOVA will pay all expenses incurred in connection with this solicitation, including postage, printing, handling and the actual expenses incurred by custodians, nominees and fiduciaries in forwarding proxy materials to beneficial owners. In addition to solicitation by mail, certain of BOVA’s officers, directors and regular employees, who will receive no additional compensation for their services, may solicit proxies by telephone, personal communication or other means. BOVA has also retained Registrar and Transfer Company to aid in the search for shareholders and the delivery of proxy materials, maintain the Internet website where BOVA will make its proxy card available for voting in accordance with SEC e-proxy rules, establish and operate an online and telephonic voting platform and process and tabulate all votes. BOVA estimates that the aggregate fees, excluding costs for postage and envelopes, to be paid to Registrar and Transfer Company will be $[•]. In addition, as part of the services provided to BOVA as its transfer agent, Registrar and Transfer Company will assist BOVA in identifying recordholders. BOVA will also reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred in forwarding proxy soliciting materials to the beneficial owners.

All shareholders are encouraged to sign, date and return their proxy submitted with this proxy statement/prospectus as soon as possible in the envelope provided. If a shareholder attends the special meeting, he or she may revoke his or her proxy and vote in person.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of September 30, 2012 and the unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2012 and for the year ended December 31, 2011 have been presented to give effect to and show the pro forma impact on our historical financial statements of the issuance of approximately 665,765 shares of common stock to the minority stockholders of BOVA in the share exchange.

On December 10, 2010, we consummated our controlling investment in BOVA. The results of operations of BOVA have been reflected in our consolidated financial statements from the date of consummation and, under the acquisition method of accounting, the assets and liabilities of BOVA have been reflected in our consolidated financial statements at their respective estimated fair values as of the date of consummation. Under ASC 805 (Business Combinations) Cordia has recorded the full fair value of both the controlling and non-controlling interest, including goodwill, of BOVA in its consolidated financial statements. Upon completion of the share exchange, Cordia will own 100% of BOVA and will push down the full fair value basis to BOVA’s separate financial statements in accordance with ASC 805-50-S99-2.

Cordia owned approximately 70.6% and 59.8% of BOVA at September 30, 2012 and December 31, 2011, respectively.

Our unaudited pro forma condensed combined balance sheet as of September 30, 2012 presents our consolidated financial position giving pro forma effect to (1) the issuance of approximately 665,765 shares of common stock to the minority stockholders of BOVA as if the share exchange had occurred as of September 30, 2012, (2) completion of BOVA’s rights offering on November 20, 2012 in which BOVA sold a total of 92,330 shares of common stock at the price of $3.60 per share, (3) completion of Cordia’s offering of Series C common stock in which 20,000 shares were issued in the fourth quarter of 2012 at the price of $5.00 per share and (4) the sale of 900,000 and 4,000,000 shares of Cordia common stock at a price of $5.50 per share representing the minimum and maximum of a private placement offering that commenced on December 21, 2012.

Our unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2012 and the year ended December 31, 2011 present our consolidated results of operations giving pro forma effect to the the issuance of approximately 665,765 shares of common stock to the minority stockholders of BOVA as if the share exchange had occurred as of the beginning of the periods presented.

The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with:

•	our historical unaudited financial statements as of and for the nine months ended September 30, 2012.
•	our historical audited financial statements as of and for the year ended December 31, 2011;
•	BOVA’s historical unaudited financial statements as of and for the nine months ended September 30, 2012; and
•	BOVA’s historical audited financial statements as of and for the year ended December 31, 2011.

The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of these transactions on our historical financial information. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented. The adjustments included in these unaudited pro forma condensed financial statements are preliminary and may be revised.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2012

(Dollars in thousands)	At Sept. 30, 2012 (as reported)	Adjustments		At Sept. 30, 2012 (pro forma)	At Sept. 30, 2012 (pro forma, as adjusted, at minimum of private placement offering)(5)	At Sept. 30, 2012 (pro forma, as adjusted, at maximum of private placement offering)(6)
Assets
Total cash and cash equivalents	$40,513	365	(1)(2)	$40,878	$45,396	$61,423
Securities available for sale, at fair market value	14,243			14,243	14,243	14,243
Loans, net of allowance for loan losses of $2,114	106,427			106,427	106,427	106,427
Premises and equipment, net	4,455			4,455	4,455	4,455
Accrued interest receivable and other assets	3,286			3,286	3,286	3,286
Total assets	$168,924			$169,289	$173,807	$189,834
Liabilities and Stockholders' Equity
Non-interest bearing deposits	$17,409			$17,409	$17,409	$17,409
Interest bearing deposits	136,932			136,932	136,932	136,932
Total deposits	154,341			154,341	154,341	154,341
Accrued expenses and other liabilities	1,280			1,280	1,280	1,280
Total liabilities	155,621			155,621	155,621	155,621
Stockholders' Equity
Preferred stock, $0.01 par value, 2,000 shares authorized, none issued
Common stock:
Common stock – 120,000,000 authorized, $0.01 par value, 2,089,230 shares issued and outstanding (includes 578,125 restricted shares)	15	6	(3)	21	30	61
Series C – 5,000,000 authorized, $0.01 par value, 546,500 shares issued and outstanding	5	1	(2)	6	6	6
Undesignated – 75,000,000 authorized, $0.01 par value, none issued and outstanding
Additional paid-in capital	14,328	4,848	(1)(2)(3)	19,176	23,685	39,681
Retained deficit	(5,582)			(5,582)	(5,582)	(5,582)
Accumulated other comprehensive income	47			47	47	47
Stockholders' equity – Cordia Bancorp	8,813	4,854		13,667	18,186	34,213
Non-controlling interest	4,490	(4,490	)(3)
Total stockholders' equity	13,303
Total liabilities and stockholders' equity	$168,924			$169,288	$173,807	$189,834
Share data
Shares outstanding at end of period	2,057,605	685,765	(4)	2,743,370	3,643,370	6,743,370
Book value per share	$4.28			$4.98	$4.99	$5.07

(1)	Includes $265,000 in net proceeds from the rights offering completed by BOVA on November 20, 2012.
(2)	Reflects the issuance of an additional 20,000 shares of Series C common stock in the fourth quarter of 2012 for total net proceeds of $100,000.
(3)	The proposed reorganization results in the elimination of the non-controlling interest as of September 30, 2012 and the reclassification to common stock and additional paid-in capital at the reorganization date.
(4)	Reflects the issuance of 665,765 shares in the share exchange and an additional shares 20,000 shares of Series C common stock in the fourth quarter of 2012
(5)	Reflects the issuance of 900,000 shares of common stock at the price of $5.50 per share for net proceeds of $4.5 million.
(6)	Reflects the issuance of 4,000,000 shares of common stock at the price of $5.50 per share for net proceeds of $20.5 million.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
Nine Months Ended September 30, 2012

(Dollars in thousands, other than per share data)	Nine Months Ended September 30,2012 (as reported)	Adjustments		Nine Months Ended September 30, 2012 (pro forma)
Total interest income	$5,946			$5,946
Total interest expense	1,166			1,166
Net interest income	4,780			4,780
Provision for loan losses	205			205
Net interest income after provision for loan losses	4,575			4,575
Total non-interest income	251			251
Non-interest expense:
Salaries and employee benefits	2,702			2,702
Occupancy expense	420			420
Equipment expense	226			226
Other operating expenses	1,924			1,924
Total non-interest expense	5,272			5,272
Consolidated net income (loss) before non-controlling interest in net income (loss) of consolidated subsidiary	(446)			(446)
Less: non-controlling interest in net income (loss) of consolidated subsidiary	(21)	21	(1)	—
Net income (loss) attributable to Cordia Bancorp Inc.	$(425)			(446)
Earnings per share – basic and diluted	$(0.27)			(0.20)
Weighted average shares – basic	1,592,068	665,765	(2)	2,257,833
Weighted average shares – diluted	1,592,068	665,765	(2)	2,257,833

(1)	Reflects the issuance of new shares of common stock to existing non-controlling shareholders in the reorganization and elimination of the net income attributable to non-controlling interest.
(2)	Reflects the number of shares issuable to existing non-controlling shareholders in the reorganization.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
Year Ended December 31, 2011

(Dollars in thousands, other than per share data)	Year Ended December 31, 2011 (as reported)	Adjustments		Year Ended December 31, 2011 (pro forma)
Total interest income	10,369			10,369
Total interest expense	1,778			1,778
Net interest income	8,591			8,591
Provision for loan losses	2,763			2,763
Net interest income after provision for loan losses	5,828			5,828
Total non-interest income	120			120
Non-interest expense:
Salaries and employee benefits	3,449			3,449
Occupancy expense	589			589
Equipment expense	326			326
Goodwill impairment loss	5,882			5,882
Other operating expenses	2,997			2,997
Total non-interest expense	13,243			13,243
Consolidated net loss	(7,295)			(7,295)
Less: net loss attributable to non-controlling interest	2,881	(2,881	)(1)	—
Net loss attributable to Cordia Bancorp Inc.	$(4,414)			$(7,295)
Loss per share – basic	$(2.95)			$(3.37)
Loss per share – diluted	$(2.95)			$(3.37)
Weighted average shares – basic	1,497,982	665,765	(2)	2,163,747
Weighted average shares – diluted	1,497,982	665,765	(2)	2,163,747

(1)	Reflects the issuance of new shares of common stock to existing non-controlling shareholders in the reorganization and elimination of the net income attributable to non-controlling interest.
(2)	Reflects the number of shares issuable to existing non-controlling shareholders in the reorganization.

MANAGEMENT

Board of Directors

Cordia’s Board of Directors currently consists of four members. The Board is divided into three classes, as nearly equal in number as possible, with three-year staggered terms. The directors of Cordia are Peter W. Grieve, Raymond H. Smith, Jr., Todd S. Thomson and Jack C. Zoeller. The term of Mr. Thomson expires at the 2013 annual meeting of shareholders, the term of Messrs. Grieve and Smith expire at the 2014 annual meeting of shareholders, and the term of Mr. Zoeller expires at the 2015 annual meeting of shareholders.

BOVA’s Board of Directors includes the four directors of Cordia plus the following individuals: David C. Bushnell, G. Waddy Garrett, Thomas L. Gordon, Hunter R. Hollar, and John P. Wright. In connection with the completion of the share exchange, Cordia will expand its Board of Directors and appoint these five individuals so that the Boards of Directors of Cordia and BOVA will consist of the same individuals.

Information regarding the directors is provided below. Unless otherwise stated, each person has held his or her current occupation for the last five years. Ages presented are as of December 31, 2011.

David C. Bushnell, age 57, has served as a director of BOVA since 2011. He is the Chief Risk Officer and Acting Chief Financial Officer of Cordia Bancorp. He also is Managing Director of Bushnell Consulting, LLC, a financial service consulting firm and a member of the Board of Directors of RenaissanceRe Holdings Limited, a global provider of insurance coverage. Mr. Bushnell retired from Citigroup in December 2007, after 22 years of service. He served as the Chief Risk Officer of Citigroup from 2003 through 2007 and as Chief Administrative Officer in 2007. Previously, Mr. Bushnell worked for Salomon Smith Barney Inc. (later acquired by Citigroup) and its predecessors in a variety of positions, including as a Managing Director and Chief Risk Officer. Mr. Bushnell began his career at BayBanks Inc., a regional bank holding company headquartered in Boston. He holds a BA in English from Amherst College.

As a former senior officer of Citigroup, Mr. Bushnell brings to the Board the perspective and experience of an executive who has participated in the management of a large, complex business organization. His experience in the banking industry gives him a deep understanding of BOVA’s business.

G. Waddy Garrett, age 70, has been a director at BOVA since September 2002. He is the President of GWG Financial, LLC, an investment and consulting company located in Richmond, Virginia and a Trustee and Director of the Chesapeake Bay Foundation. He also serves on the Board of Directors of other public and private companies, including Reeds Jewelers, Willard Agri-Service, and New Life Technologies. For 25 years he served as chairman and CEO of Alliance Agronomics, Inc., a regional manufacturer of fertilizer and distributor of ag-chemicals and seed, located in Mechanicsville, Virginia. Prior to that, he served as a Lt. Commander in the U.S. Navy aboard several nuclear submarines. Mr. Garrett’s previous community banking experience includes serving as a Director of Dominion Bank and County Bank of Chesterfield. He holds a B.S. in Marine Engineering from the U.S. Naval Academy and a M.B.A. in Finance from Harvard University.

Mr. Garrett’s previous bank board experience, in addition to his extensive experience on other public company boards, provides Mr. Garrett with a wide set of skills and perspectives to be an effective director.

Thomas L. Gordon, age 57, has been a director of BOVA since September 2002. Senior Partner of Gordon, Dodson, Gordon & Rowlett, Attorneys at Law, Mr. Gordon is a life-long resident of Chesterfield County and a graduate of T. C. Williams School of Law at the University of Richmond. Mr. Gordon is a member of the Chesterfield Bar Association, the Family Law Section and the Criminal Law Sections of the Virginia State Bar. Mr. Gordon has over twenty years of experience representing community banks. He served as a director and member of the loan committee for the County Bank of Chesterfield and succeeding banks for 15 years.

Mr. Gordon brings to the Board extensive experience as a bank director and as a lawyer representing community banks, and has an excellent understanding of corporate governance.

Peter W. Grieve, age 56, has served as a director of Cordia since 2009 and as a director of BOVA since December of 2010. He is Co-founder and Chairman of the Board of Directors of Cordia Bancorp. In 2009 he stepped down from a highly successful 25-year career as a Managing Director of Goldman Sachs to help found Cordia Bancorp. At Goldman he co-founded, built and led the firm's largest private wealth management practice globally. At Cordia he is responsible for the Company’s capital-raising strategy for individual and institutional investors. Mr. Grieve is a graduate of the U.S. Naval Academy, served as a Marine infantry officer, and holds an MBA from the Tuck School of Business at Dartmouth, where he most recently served on the Board of Overseers. He sits on the Investment Committees of the U.S. Naval Academy Foundation and the Museum of Science, Boston, where he is also an Overseer. In addition Mr. Grieve serves on the board of directors of GrassRoot Soccer, an HIV prevention and education organization for African youth through the sport of soccer.

As a former investment banker, Mr. Grieve brings to the Board significant experience and expertise in public and private equity markets.

Hunter R. Hollar, age 63, has served as a director of BOVA since 2011. From 1994 to 2008, he served as Chief Executive Officer of Sandy Spring Bancorp, located in Maryland. Under his leadership at Sandy Spring, Mr. Hollar oversaw the growth of Sandy Spring Bank from $760 million to $3.3 billion in assets and from 10 branches to 40 branches in Maryland and Virginia. Following his retirement from Sandy Spring Bancorp in 2008, he continued to serve as Chairman of the Board until December 2009. Prior to Sandy Spring Bancorp, he served as Senior Vice President and Senior Credit Officer at Dominion Bank of Richmond, Virginia. He also served a three-year term as a Director of the Federal Reserve Bank of Richmond from 2006 to 2008. Mr. Hollar began his banking career in 1972 in Harrisonburg, Virginia. He earned an MBA from James Madison University and a BA in Economics from the University of Virginia.

As a former chief executive officer of a financial institution, Mr. Hollar brings to the Board a wealth of experience and expertise in the banking industry and in managing corporate issues relating to growth, strategic planning and competition. His experience as a senior credit officer also has proved invaluable to the board in its loan approval activities.

Raymond H. Smith, Jr., age 52, has served as a director of Cordia since 2009 and as a director for BOVA since December 2010. He is also a co-founder and director of Cordia Bancorp. Since 1992 he has served as President of Smith Brown & Groover, Inc., a securities broker/dealer in Macon, Georgia. In 1997 he became a co-founder of Rivoli Bank and Trust, a commercial bank chartered in Georgia, and served on its board of directors until its sale in 2005. He also was a founding investor in Patriot Bank of Georgia in 2006. Mr. Smith recently served as chairman of a five-state committee for the Board of the Financial Industry Regulatory Authority, Inc. (FINRA), formerly the National Association of Securities Dealers, and recently completed service on FINRA's Small Firm Advisory Board in Washington, DC.

After completing his M.B.A. in 1982, Mr. Smith was appointed Vice President at Prudential Capital, where he was responsible for asset and liability management and new product development. Subsequently he developed interest rate hedging strategies as a Vice President at E.F. Hutton in New York, and co-founded Capital Risk Management Corp., where he specialized in asset securitization. Mr. Smith holds leadership positions in various civic and charitable groups in Macon, Georgia. He earned his B.B.A from the University of Georgia and M.B.A. from the University of Texas. Mr. Smith brings to the Board experience in community banks and the issues and challenges faced by start-up institutions. Mr. Smith’s past board service gives him experience in corporate governance. Mr. Smith is also designated as BOVA’s Audit Committee financial expert.

Todd S. Thomson, age 50, has served as a director of Cordia since 2010 and as a director of BOVA since 2011. He is a founder and the Chairman of Dynasty Financial Partners, a wealth management adviser firm, and founder and CEO of Headwaters Capital, a proprietary investment business. Mr. Thomson formerly served as Chairman and CEO of Citigroup Global Wealth Management, comprised of Smith Barney, The Citigroup Private Bank, and Citigroup Investment Research. With $1.4 trillion in assets and over $10 billion in revenue, Citi GWM ranked as one of the leading wealth management businesses in the world. Mr. Thomson also served for five years as Citigroup CFO, where he led operations, strategy and all finance functions, and oversaw Citigroup Alternative investments, with approximately $15 billion in hedge funds, private equity, and credit structures.

Previously, Mr. Thomson served as CEO of the Citigroup Private Bank from 1999 to 2000 and Senior Vice President of Acquisitions and Strategy from 1998 to 1999. He also served as Vice Chairman of Citibank, N.A. His prior experience includes EVP of Acquisitions and Strategy for GE Capital; Partner, Barents Group; and Manager at Bain and Co. Mr. Thomson is also a member of the Board of the World Resources Institute, the Board of Trustees of Davidson College and Chair of the Wharton Leadership Center Advisory Board. He is a graduate of Davidson College and received his MBA, with distinction, from the Wharton School of the University of Pennsylvania.

As a former senior officer of Citigroup, Mr. Thomson brings to the Board the perspective and experience of an executive who has participated in the management of a large, complex business organization. His experience in the banking industry gives him a deep understanding of BOVA’s business.

John P. Wright, age 54, has served as a director of BOVA since December of 2010. He serves as principal merger and strategy advisor to Cordia Bancorp. Mr. Wright served as a bank equity analyst, salesman, and corporate finance specialist at Keefe, Bruyette, & Woods from 1983 to 1995. Since that time, he has advised institutional investors on their investments in the financial services sector and managed portfolios at SKY Investment Group, Fox-Pitt, Kelton and George Weiss Associates, a market neutral hedge fund. Mr. Wright lectured at the New England School of Banking and is a former President of the Banc Analyst Association of Boston. He is a graduate of Middlebury College and holds an MBA from the Tuck School of Business at Dartmouth.

Mr. Wright brings to the Board experience in capital markets and corporate finance, with particular expertise in the banking industry.

Jack Zoeller, age 62, has served as a director of Cordia since 2009 and has been a director of BOVA and Chairman of its Board of Directors since December 2010. He is Co-founder, President and CEO, and a director of Cordia Bancorp. He has 32 years of experience in the start-up and turn-around of companies in the banking, financial services and risk management industries. During the last major banking crisis in the U.S., he served as turn-around CEO of ComFed Bancorp, a troubled $1.8 billion asset-size bank holding company in Massachusetts. Early in his career he managed initial public stock offerings and provided financial and merger advice to community banks. From 2006 to 2009 he served on the board and executive committee of a Virginia bank holding company that merged with a healthy community bank and acquired two failed banks from the FDIC.

Mr. Zoeller began his career in corporate finance at E.F. Hutton in New York, after serving as a U.S. Army Ranger and infantry company commander in the 82d Airborne Division. At Hutton he pioneered the development of credit and interest rate risk strategies and built the first financial guarantee insurance subsidiary on Wall Street. He founded and served as CEO of Hutton Risk Management, Capital Risk Management and AtlantiCare Risk Management, and also served three years as CEO of New England's largest volume mortgage lender. Mr. Zoeller is believed to have been the first bank president asked by the RTC to remain in place during his bank's conservatorship. Commencing in 1995, he served as founder and CEO of AtlantiCare Inc. and North American Health & Life Insurance Co. Ltd. He has served on 22 corporate and nonprofit boards of directors. In 2010 he was appointed to the Defense Business Board at the Pentagon, where he currently chairs a task group on public-private collaboration. Mr. Zoeller is a graduate of the U.S. Military Academy at West Point, holds a M.P.P. from the Harvard Kennedy School and an M.Litt. from Oxford University, where he studied as a Rhodes Scholar.

As a chief executive officer previously engaged to turn around a troubled financial institution, Mr. Zoeller brings to the Board valuable experience in managing corporate issues relating to regulatory compliance, growth, and strategic planning. His experience on other boards gives him a breadth of experience in corporate governance.

Director Independence

Seven of our nine directors are independent under the current listing standards of the Nasdaq Stock Market. The directors who are not independent under such standards are Jack Zoeller, who serves as President and CEO of Cordia and as Chairman of the Board and Chief Executive Officer of BOVA, and David Bushnell, who serves as the Chief Risk Officer of Cordia. In determining the independence of directors, the Board of Directors considered the various deposit, loan and other relationships that each director has with BOVA, including loans and lines of credit, and determined in each case that these relationships did not interfere with their exercise of independent judgment in carrying out their responsibilities as a director.

Committees of the Board of Directors

The following table identifies BOVA’s standing committees and their members. All members of each committee (other than Mr. Zoeller on the Loan Committee) are independent in accordance with the listing requirements of the Nasdaq Stock Market, Inc. The Audit Committee, Compensation Committee and Nominating and Governance Committee each operate under a written charter that is approved by BOVA’s Board of Directors and that governs its composition, responsibilities and operation. Each committee is required to review and reassess the adequacy of its charter at least annually. The charters of all three committees are available in the Investor Relations section of BOVA’s website (www.bankofva.com).

In connection with the completion of the share exchange, Cordia’s Board of Directors will establish an Audit Committee, Compensation Committee and Nominating and Governance Committee. Such committees will operate in accordance with written charters approved by the Board of Directors.

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Asset/Liability Committee	Compliance Committee	Loan Committee
David C. Bushnell				X	X	X*
G. Waddy Garrett	X*		X	X
Thomas L. Gordon	X	X				X
Peter W. Grieve		X	X*	X
Hunter R. Hollar			X		X*	X
Raymond H. Smith, Jr.	X	X*	X			X
Todd Thomson				X*	X
John P. Wright	X			X	X
Jack Zoeller						X

*	Denotes Chair

Audit Committee.  The Audit Committee, established in accordance with section 3(a)(58)(A) of the Exchange Act, assists the Board of Directors in fulfilling its oversight responsibility to the shareholders relating to the integrity of BOVA’s financial statements, BOVA’s compliance with legal and regulatory requirements and the qualifications, independence and the performance of the internal audit function. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent accountants engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for BOVA. BOVA’s Board of Directors has adopted a written charter for the Audit Committee.

The members of the Audit Committee are Messrs. Garrett, Smith, Gordon and Wright, all of whom the Board in its business judgment has determined are independent as defined by Nasdaq’s listing standards and Securities and Exchange Commission regulations. The Board of Directors also has determined that all of the members of the Audit Committee have sufficient knowledge in financial and auditing matters to serve on the Audit Committee and that Mr. Smith qualifies and is designated as an audit committee financial expert as defined by SEC regulations and the Sarbanes Oxley Act of 2002, while Mr. Garrett holds the responsibility of Audit Committee Chairman.

Compensation Committee.  The Compensation Committee approves the compensation objectives for BOVA, establishes the compensation for BOVA’s executive officers and conducts the performance review of the Chief Executive Officer. The Chief Executive Officer recommends compensation changes for members of management other than himself to the Committee which, in turn, approves or amends the recommendations and then presents their recommendations to the full Board for approval. All decisions by the Compensation Committee relating to the compensation of BOVA’s executive officers are reported to and approved by the full Board of Directors.

Nominating and Governance Committee.  The Nominating and Governance Committee assists the Board of Directors in: (1) identifying individuals qualified to become Board members, consistent with criteria approved by the Board; (2) recommending to the Board the director nominees for the next annual meeting; (3) implementing policies and practices relating to corporate governance, including implementation of and monitoring adherence to corporate governance guidelines; (4) leading the Board in its annual review of the Board’s performance; and (5) recommending director nominees for each committee.

Director Compensation

The following table provides the compensation received during the 2012 fiscal year by individuals who serve as directors of Cordia and/or BOVA and who were not also named executive officers of Cordia or BOVA. All of the compensation reflected in the following table was paid by BOVA. Cordia did not pay compensation to its directors in 2012.

	Fees Earned or Paid in Cash(1)	All Other Compensation		Total
David C. Bushnell	$9,575	$11,194	(2)	$20,769
G. Waddy Garrett	8,475			8,475
Thomas L. Gordon	10,175			10,175
Peter W. Grieve	9,100			9,100
Hunter R. Hollar	10,075			10,075
Raymond H. Smith, Jr.	10,475			10,475
Todd Thomson	8,775			8,775
John P. Wright	8,775			8,775

(1)	At December 31, 2011, the aggregate number of vested and unvested BOVA stock options for each of the directors that hold stock options was as follows: Mr. Garrett, 2,000 vested, 0 unvested; Mr. Gordon, 2,000 vested, 0 unvested.
(2)	Represents compensation for consulting services as Cordia’s acting chief financial officer.

The following table sets forth the applicable retainers and fees payable to non-employee directors for their service on BOVA’s Board of Directors during 2012.

Amount
Board meeting fee	$500
Committee meeting fee	$100

Executive Officers

The following individuals currently serve as executive officers of Cordia and BOVA and will serve in the same positions following completion of the share exchange.

Name	Position
Jack Zoeller	President and Chief Executive Officer of Cordia
Chairman of the Board and Chief Executive Officer of BOVA
David C. Bushnell	Chief Risk Officer and Acting Chief Financial Officer of Cordia
Richard Dickinson	President and Chief Operating Officer of BOVA
Roy I. Barzel	Executive Vice President and Chief Credit Officer
Don Andree	Senior Vice President, Special Assets
Christy Quesenbery	Senior Vice President, Operations
Robert Sims	Senior Vice President, Retail Banking
Vera Primm	Senior Vice President, Controller and Interim Chief Financial Officer

Below is information about our executive officers who are not also directors. Ages presented are as of October 1, 2012.

Richard Dickinson has served as President of BOVA since January 2012. From May 2011 to his appointment as President, Mr. Dickinson served as Executive Vice President and Chief Operating Officer. Prior to joining BOVA, Mr. Dickinson spent his career with SunTrust Bank, serving in a variety of senior lending, credit and special asset positions, primarily in Richmond and most recently as Senior Credit Officer and Executive Vice President of Commercial Real Estate for all of SunTrust. Age 52.

Roy I. Barzel joined BOVA as Executive Vice President and Chief Credit Officer in April 2011. Prior to joining BOVA, Mr. Barzel spent 25 years at SunTrust Bank where his most recent position was Senior Vice President and Regional Credit Officer for commercial real estate in the Mid-Atlantic region. Formerly he served as the Senior Credit Officer for residential builders and land developers for all of SunTrust. Age 60.

Don Andree joined BOVA as Senior Vice President — Special Assets in May 2011. Prior to BOVA, Mr. Andree spent 14 years at SunTrust Bank where his most recent position was Regional Manager for the Special Assets/Residential Builder group in the Mid-Atlantic Region. Formerly he served as Regional Credit Officer for greater Richmond and western Virginia. Age 59.

Christy Quesenbery joined BOVA as Senior Vice President — Operations in November 2011. Prior to Bank of Virginia, Ms. Quesenbery had over 30 years of banking experience, including most recently four years as Senior Vice President and Chief Administrative Officer at Virginia Partners Bank in Fredericksburg. Age 54.

Robert Sims joined BOVA as Senior Vice President — Retail Banking in September 2012. Prior to joining BOVA, Mr. Sims was President/Founder of Sims Development Group in Stuart, FL from 2011 to 2012. Prior to that he served 24 years in senior retail, marketing and treasury positions in three banking institutions, including most recently as Senior Vice President of NBT Bancorp. Age 47.

Vera Primm joined BOVA as its Controller and Interim Chief Financial Officer in October 2012. She previously served at Peoples Bank of Virginia in Richmond, Virginia as Senior Vice President and Chief Financial Officer from its opening in April 2002 through its acquisition in July 2012. Previous to that she served 10 years as Chief Financial Officer of the Richmond-based bank subsidiary of F&M National Corporation. Age 58.

Executive Compensation

Summary Compensation Table

The following information is furnished for the principal executive officer and the two next most highly compensated executive officers who served in such capacity at December 31, 2012. These individuals are referred to in this document as “named executive officers.” Unless otherwise indicated, all compensation was paid by BOVA.

Name and Principal Position	Year	Salary		Option Awards(1)	All Other Compensation(2)	Total
Jack Zoeller Chairman and Chief Executive Officer	2012	$300,000	(3)	—	$51,504	$351,504
	2011	$300,000		$28,770	$44,616	$373,386
Richard Dickinson President and Chief Operating Officer	2012	$265,000	(3)	—	$7,050	$272,050
	2011	$165,014		$22,670	$4,672	$192,356
Roy Barzel Executive Vice President and Chief Credit Officer	2012	$175,000		—	$6,995	$181,995
	2011	$119,583		$18,136	$4,542	$142,261

(1)	Amount reflects the aggregate full grant date fair value of options awarded calculated in accordance with FASB ASC Topic 718 with respect to awards of options to purchase shares of common stock held by the named executive officers, but disregarding estimated forfeitures related to service-based vesting conditions. The relevant assumptions made in the valuations may be found in Note 11 “Employee Benefit Plans” in the notes to the financial statements in for the year ended December 31, 2011.
(2)	Amount includes term life benefits and health, disability and long term care insurance premiums paid on behalf of the employee. For Mr. Zoeller, amount also includes housing allowance, travel allowance, and personal use of an employer-owned vehicle.
(3)	With respect to Mr. Zoeller’s salary, BOVA paid $250,000 and Cordia paid $50,000. With respect to Mr. Dickinson’s salary, BOVA paid $220,000 and Cordia paid $45,000.

Employment Agreement

Cordia is a party to an employment agreement with Jack Zoeller. The employment agreement has an initial term that expires on December 31, 2013, at which time it will renew automatically for successive one-year terms unless either party gives the other notice of non-renewal at least 60 days prior to the end of the then-current term.

In addition to base salary, which for 2012 is $300,000, Mr. Zoeller is entitled to certain housing and transportation benefits and to participation in corporate benefit plans for which he is eligible. Mr. Zoeller is also entitled to life insurance with a death benefit of $1 million.

Mr. Zoeller will be subject to restrictions on competing against Cordia, soliciting depositors or other customers of Cordia, and recruiting certain employees of Cordia for a period of 12 months following termination of his employment, except that the restriction on competition will cease to apply following a change in control.

See “Potential Post-Termination Benefits” for a discussion of the potential payments that Mr. Zoeller may receive under his employment agreement upon his separation from service from Cordia.

Stock Options

The following table provides information as of December 31, 2012 concerning vested and unvested unexercised stock options for each named executive officer.

		Option Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options: (#) Exercisable	Number of Securities Underlying Unexercised Options: (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Jack Zoeller	10/26/2011	5,000	15,000(1)	$4.15	10/26/2021
Richard Dickinson	08/24/2011	2,500	7,500(1)	$7.50	08/24/2021
Roy Barzel	08/24/2011	2,000	6,000(1)	$7.50	08/24/2021

(1)	The options awarded are for shares of BOVA common stock and vest equally and annually over a four-year period from the date of grant.

Potential Post-Termination Benefits

Under the terms of his employment agreement, if Mr. Zoeller is terminated without cause, or if he resigns for good reason (as defined in the employment agreement), he will be entitled to receive his base salary for a period of 36 months following termination. If any payment made to Mr. Zoeller would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code, thereby resulting in a loss of an income tax deduction by Cordia or the imposition of an excise tax on Mr. Zoeller under Section 4999 of the Internal Revenue Code, then the payments provided for by the employment agreement will be reduced to one dollar less than the maximum amount that may be paid without causing any such payment to be nondeductible.

If Mr. Zoeller’s shares of restricted stock as of December 9, 2010 are not fully vested and Mr. Zoeller’s employment is terminated without cause or he resigns for good reason within one year after a change in control, then Mr. Zoeller will be entitled to a lump sum payment equal to 299% of his annual base salary plus his most recent annual bonus. No payment will be made if Mr. Zoeller’s restricted shares vest within one year of the change in control.

The following table summarizes the consequences under BOVA’s 2011 Stock Incentive Plan that would occur with respect to outstanding stock options in the event of termination of employment of a named executive officer.

Event	Consequence
Involuntary termination	Unvested stock options will terminate immediately. Vested stock options remain exercisable for three months after the date of termination.
Death or disability	Immediate vesting. Stock options remain exercisable until the earlier of one year from the date of death or termination due to disability or the expiration date of the stock options.
Voluntary termination	Unvested stock options will terminate immediately. Vested stock options remain exercisable for three months after the date of termination.
Change in control	Immediate vesting. Stock options remain exercisable until the expiration of the remaining term of the stock options if the option holder is involuntarily or constructively terminated within 12 months after the change in control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Cordia

The following table sets forth information about the beneficial ownership of our common stock as of December 31, 2012 for (i) each person known to us to be the beneficial owner of more than 5% of our common stock, (ii) each named executive officer, (iii) each of our directors and persons who will become directors upon completion of the share exchange and (iv) all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 2,077,605 shares of common stock outstanding and entitled to vote as of December 31, 2012.

In addition, the table also presents the beneficial ownership in Cordia common stock assuming completion of the share exchange (the exchange of all shares of BOVA common stock set forth on the table below under “— BOVA” multiplied by the 0.664 exchange ratio). We have based our calculation of the percentage of beneficial ownership on 2,743,370 shares of common stock outstanding upon completion of the share exchange.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of December 31, 2012. We, however, did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person. The table below does not include unvested Founders Shares. See “Certain Relationships and Related Party Transactions — Agreements with Our Founders.” The table below does not include unvested Founders Shares. See “Certain Relationships and Related Party Transactions — Agreements with Our Founders.”

Name	Cordia Common Stock		Options Exercisable Within 60 Days	Total	Percent of Shares of Cordia Common Stock Outstanding	Cordia Common Stock Received in Exchange for BOVA Shares	Cordia Options Exercisable with 60 days Received in the Share Exchange	Total Cordia Common Stock, Upon Completion of the Share Exchange	Percent of Cordia Common Stock Outstanding, Assuming Completion of the Share Exchange
Directors:
David C. Bushnell	70,000		—	70,000	3.4%	1,072	—	71,072	2.6%
G. Waddy Garrett	40,000		—	40,000	1.9	21,832	1,328	63,160	2.3
Thomas L. Gordon	—		—	—	—	5,576	1,328	6,904	*
Peter W. Grieve	289,670	(1)	—	289,670	13.9	179	—	289,849	10.6
Hunter R. Hollar	—		—	—	—	1,072	—	1,072	*
Raymond H. Smith, Jr.	46,473	(2)	—	46,473	2.2	179	—	46,652	1.7
Todd Thomson	166,614	(3)	—	166,614	8.0	3,728	—	170,342	6.2
John P. Wright	31,394	(4)	—	31,394	1.5	290	—	31,684	1.2
Jack Zoeller	144,755	(5)	—	144,755	7.0	996	3,320	149,071	5.4
Named Executive Officers Who Are Not Also Directors
Roy I. Barzel	7,500		—	7,500	—	107	1,328	8,935	*
Richard Dickinson	5,000		5,000	10,000	—	—	1,660	11,660	*
All directors and executive officers as a group (15 persons)	814,906		5,000	819,406	39.3	35,031	8,964	741,330	30.8
Greater than 5% Shareholders
Freestone Advantage Partners LP 1918 Eighth Avenue, Ste 3400 Seattle, WA 98105	200,000		—	200,000	9.6	—	—	200,000	7.3

(1)	Includes 1,042 unvested shares of restricted stock that Mr. Grieve is entitled to vote.
(2)	Includes 729 unvested shares of restricted stock that Mr. Smith is entitled to vote.

(3)	Includes 10,292 unvested shares of restricted stock that Mr. Thomson is entitled to vote.
(4)	Includes 260 unvested shares of restricted stock that Mr. Wright is entitled to vote.
(5)	Includes 1,042 unvested shares of restricted stock that Mr. Zoeller is entitled to vote.

BOVA

The following table sets forth certain information as of December 31, 2012 regarding shares of BOVA common stock owned of record or known by BOVA to be owned beneficially by (i) each director, (ii) each executive officer named in the Summary Compensation Table, (iii) all those known by BOVA to beneficially own more than 5% of the BOVA common stock, and (iv) all directors and executive officers as a group. The persons listed below have sole voting and investment power with respect to all shares of BOVA common stock owned by them, except to the extent that such power may be shared with a spouse or as otherwise set forth in the footnotes.

The percentages shown below have been calculated based on 3,191,256 total shares of BOVA common stock outstanding as of December 31, 2012.

Name	Common Stock		Options Exercisable Within 60 Days	Total	Percent of Shares of Common Stock Outstanding
Directors:
David C. Bushnell	1,615		—	1,615	*
G. Waddy Garrett	32,880	(1)	2,000	34,880	1.1%
Thomas L. Gordon	8,398		2,000	10,398	*
Peter W. Grieve	270		—	270	*
Hunter R. Hollar	1,615		—	1,615	*
Raymond H. Smith, Jr.	270		—	270	*
Todd Thomson	5,615		—	5,615	*
John P. Wright	437		—	437	*
Jack Zoeller	1,500		5,000	6,500	*
Named Executive Officers Who Are Not Also Directors
Roy Barzel	162		2,000	2,162	*
Richard Dickinson	—		2,500	2,500	*
All directors and executive officers as a group (15 persons)	52,762		13,500	66,262	2.1%
Greater than 5% Shareholders
Cordia Bancorp Inc. 11730 Hull Street Road Midlothian, VA 23112	2,188,597		—	2,188,597	68.6%

*	Indicates less than 1% ownership.
(1)	Amount includes 2,800 shares held by spouse with sole investment power, 480 shares held by children and 2,800 shares held by trusts for which Mr. Garrett, as trustee, has sole investment and voting power.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements with Our Founders

Prior to the issuance and sale of our common stock in our initial private placement, we sold shares of our common stock to Messrs. Grieve, Smith, Thomson, Wright and Zoeller and two individuals who are no longer affiliated with Cordia. Following the completion of our initial investment in BOVA, we sold shares of our common stock to Mr. Bushnell. These shares are subject to certain voting and transfer restrictions. We refer to these individuals as our founders and to these shares as founders shares. The following table sets forth the number of Founders Shares purchased by our founders (excluding the two individuals no longer affiliated with Cordia) and the amount paid by each of them.

Name	Number of Cordia Founder Shares(1)	Aggregate Purchase Price(2)
David C. Bushnell	20,000	$50,000
Peter W. Grieve	288,670	462,702
Raymond H. Smith, Jr.	96,223	169,270
Todd S. Thomson	208,614	200,316
John P. Wright	30,510	1,119
Jack Zoeller	288,670	10,585

(1)	A total of 49,625 Founders Shares are owned by two individuals no longer affiliated with Cordia. Of the Founders Shares, 200,687 shares were vested without time or performance thresholds. Another 203,500 shares became subject to a time-based vesting schedule upon completion of our initial investment in Bank of Virginia, of which 13,990 remain unvested. All vested Founders Shares held by affiliates of Cordia are included in the stock ownership summary set forth in “Security Ownership of Certain Beneficial Owners and Management — Cordia.” The remaining 578,125 shares are eligible for performance-based vesting based on both achievement of certain asset size thresholds following acquisitions and certain performance measures. The asset thresholds, which could be satisfied by a single acquisition or a series of acquisitions, are $500 million, $1 billion, and $1.5 billion. The performance measures relate to capital adequacy, asset quality, earnings and concentration risks. Cordia must satisfy both the asset thresholds and the performance measures in order for any additional shares to vest. Any shares for which the applicable asset and performance measures have not been met by October 6, 2014 will be forfeited; however, prior to the closing of this offering and subject to shareholder approval, the vesting time periods for these restricted shares are expected to be extended for an additional two years. The founders may not exercise any voting rights or other rights of a shareholder with respect to the founders shares for which the asset size and performance measures have not been satisfied.
(2)	In addition to their purchases of Founders Shares, our founders purchased shares on the same terms as other investors during our common stock and Series C Common Stock private placement offerings in 2010 and 2012. The aggregate purchase price paid by these Cordia founders for their shares was $3,737,431.

Statement of Policy Regarding Transactions with Related Persons

Transactions by us with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by us with our affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by us to our executive officers, directors and principal stockholders). We have adopted policies to comply with these regulatory requirements and restrictions.

In connection with the share exchange, we have adopted a written policy that complies with all applicable requirements of the SEC and Nasdaq concerning related party transactions. Pursuant to this policy, our directors and director nominees, executive officers and holders of more than five percent of our common stock, including their immediate family members, will not be permitted to enter into a related party transaction with us, as discussed below, without the consent of our Audit Committee. Any request for us to enter into a transaction in which the amount involved exceeds $120,000 and any such party has a direct or indirect material interest, subject to certain exceptions, will be required to be presented to our Audit Committee for review, consideration and approval. Management will be required to report to our Audit Committee any such related party transaction and such related party transaction will be reviewed and approved or disapproved by the disinterested members of our Audit Committee.

Other Relationships

Certain of our executive officers and directors and our principal stockholders and affiliates of such persons have, from time to time, engaged in banking transactions with BOVA and are expected to continue such relationships in the future. All loans or other extensions of credit made by BOVA to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectability or present other unfavorable features.

DESCRIPTION OF CAPITAL STOCK

The following descriptions include summaries of the material terms of our amended and restated articles of incorporation and bylaws. Because it is a summary, it may not contain all the information that is important to you. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the amended and restated articles of incorporation and by-laws, copies of which are filed with the SEC as exhibits to the registration statement of which this document is a part, and applicable law.

General

Our articles of incorporation authorize us to issue 200,000,000 common shares, $0.01 par value per share, and 2,000 shares of preferred stock, $0.01 par value per share. The authorized common shares are divided into 120,000,000 shares of common stock and 80,000,000 shares not designated as part of a class or series. As of December 31, 2012, 2,077,605 shares of common stock were outstanding (excluding 578,125 restricted shares).

In 2012, Cordia sold 566,500 shares of Series C common stock in a private placement. Pursuant to the terms of the Series C common stock, on December 31, 2012, each share of Series C common stock outstanding converted into one share of Cordia common stock and the authorized shares of Series C common stock reverted to undesignated shares.

Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to our articles of incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment. Holders of common stock are entitled to one vote per share on matters to be voted on by shareholders. Except as otherwise provided by law, our articles of incorporation or our bylaws or in respect of the election of directors, all matters to be voted on by our stockholders must be approved by a majority of the votes cast at the meeting on the subject matter. In the case of an election of directors, where a quorum is present a plurality of the votes cast shall be sufficient to elect each director.

Dividends

Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our Board of Directors in its discretion out of funds legally available therefor.

Liquidation Distribution

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive all of our assets of whatever kind available for distribution to holders of our common stock, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.

Preferred Stock

Our articles of incorporation authorize our Board of Directors to issue and to designate the terms of one or more new classes or series of preferred stock. The rights with respect to a class or series of preferred stock may be greater than the rights attached to our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our Board of Directors determines the specific rights attached to that class or series of preferred stock.

Certain Anti-Takeover Provisions of our Articles of Incorporation and Bylaws

No Cumulative Voting

The VSCA provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s articles of incorporation provides otherwise. Our articles of incorporation do not provide for cumulative voting in the election of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing not less than 60 nor more than 90 days prior to the meeting; provided, however, that if less than 71 days’ notice or prior public disclosure of the meeting date is given, notice by a shareholder must be delivered or mailed not later than the tenth day following the earlier of the date on which notice of the date of the meeting is mailed or public disclosure of such date is made. Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Stockholder-Initiated Bylaw Amendments

Our bylaws may be adopted, amended, altered or repealed by stockholders only upon approval of at least two-thirds of the voting power of all the then outstanding shares of the common stock. Additionally, our articles of incorporation provide that our bylaws may be amended, altered or repealed by the Board of Directors by a majority vote.

Authorized but Unissued Shares

Our authorized but unissued common stock and preferred stock are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Limitation on Liability and Indemnification of Directors and Officers

Our articles of incorporation provide that our directors and officers will be indemnified by us to the fullest extent authorized by Virginia law as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. In addition, our articles of incorporation provide that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, except for breach of their duty of loyalty to us or our stockholders, acts or omissions not in good faith or which include intentional misconduct or knowing violation of law, unlawful payments of dividends, unlawful stock purchases or unlawful redemptions or any transaction from which the director derives an improper personal benefit.

Listing

Upon completion of the share exchange, we expect that Cordia will be substituted for BOVA on Nasdaq and Cordia’s common stock will trade under the symbol “BVA.”

Transfer Agent and Registrar

Registrar and Transfer Company is the transfer agent and registrar for BOVA’s common stock and will be the transfer agent for Cordia’s common stock.

HISTORICAL MARKET PRICES AND DIVIDEND INFORMATION

There is currently no established public trading market for shares of Cordia’s common stock. Cordia has not paid any cash dividends in respect of any series of its common stock since its incorporation. Cordia does not expect to declare or pay any cash or other dividends on its common stock in the foreseeable future. As of [•], 2013, there were approximately [•] holders of Cordia common stock and approximately [•] holders of Cordia Series C common stock.

Shares of BOVA common stock are listed and trade on the Nasdaq Capital Market under the symbol “BOVA.” The following table sets forth, on a per share basis for the periods indicated the high and low sales price of shares of BOVA common stock as reported on the Nasdaq Capital Market, as adjusted for the 1-for-5 reverse stock split completed on October 4, 2012. BOVA has not paid any cash dividends on its common stock since its formation. As of [•], 2013, there were approximately [•] holders of BOVA common stock.

	BOVA
	High	Low
Fiscal Year Ended December 31, 2012
Fourth Quarter	$4.50	$2.39
Third Quarter	$5.90	$3.65
Second Quarter	$5.25	$3.85
First Quarter	$6.00	$3.30
Fiscal Year Ended December 31, 2011:
Fourth Quarter	$5.50	$3.25
Third Quarter	$10.00	$3.15
Second Quarter	$11.00	$7.50
First Quarter	$15.00	$10.20
Fiscal Year Ended December 31, 2010:
Fourth Quarter	$13.00	$9.75
Third Quarter	$17.50	$9.80
Second Quarter	$29.85	$15.10
First Quarter	$18.75	$15.00

The information in the preceding table is historical only. The market price of BOVA common stock will fluctuate between the date of this document and the completion of the share exchange. We can give no assurance concerning the market price of Cordia common stock upon the completion of the share exchange.

Any dividends paid to Cordia by BOVA are subject to various federal and state regulatory limitations and also subject to the ability of BOVA to pay dividends. In the future, Cordia may enter into credit agreements or other borrowing arrangements that restrict Cordia’s ability to declare or pay cash dividends. Any determination to pay cash dividends in the future will be at the discretion of Cordia’s Board of Directors and will depend on various factors, including its financial condition, earnings, cash requirements, legal restrictions, regulatory restrictions and other factors deemed relevant by Cordia’s Board of Directors. In addition, on January 14, 2010, BOVA entered into the Written Agreement, which restricts BOVA’s ability to pay dividends. For more discussion on restrictions of dividends, see “Risk Factors — Risks Related to Cordia’s Banking Operations — We do not plan to pay dividends in the foreseeable future” and “Supervision and Regulation.”

COMPARISON OF RIGHTS OF CORDIA SHAREHOLDERS AND
BOVA SHAREHOLDERS

If the share exchange is completed, holders of BOVA common stock will receive shares of Cordia common stock in exchange for their shares of BOVA common stock. Both BOVA and Cordia are organized under the laws of the Commonwealth of Virginia. The following is a summary of the material differences between (1) the current rights of BOVA shareholders under BOVA’s articles of incorporation and bylaws and (2) the current rights of Cordia shareholders under Cordia’s amended and restated articles of incorporation (which we refer to as the “articles of incorporation”) and bylaws.

While we believe that this summary describes the material differences between the rights of holders of Cordia common stock as of the date of this document and the rights of holders of BOVA common stock as of the date of this document, it may not contain all of the information that is important to you. We urge you to read the governing documents of each company fully and in their entirety. Copies of the respective companies’ governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see “Additional Information” beginning on page i.

BOVA	Cordia
CAPITAL STOCK
Authorized Capital Stock:
BOVA’s articles of incorporation authorize BOVA to issue 40,000,000 shares of common stock, par value $0.20 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share (which we refer to as the “BOVA preferred stock”).	Cordia’s articles of incorporation authorize Cordia to issue 200,000,000 common shares, par value $0.01 per share, and 2,000 shares of preferred stock, par value $0.01 per share. The authorized common shares are divided into 120,000,000 shares of common stock, and 80,000,000 shares not designated as part of a class or series.
As of December 31, 2012, there were 3,191,256 shares of BOVA common stock and no shares of BOVA preferred stock issued and outstanding.
As of December 31, 2012, there were 2,077,605 shares of common stock outstanding (not including 578,125 restricted shares). No shares of preferred stock are currently outstanding.
Cordia expects to issue approximately 665,765 shares of common stock to the minority shareholders of BOVA in the reorganization.
Public Market for the Shares:
BOVA common stock is traded on the Nasdaq Capital Market.	There is currently no public market for the Cordia common stock. Cordia’s common stock will be listed on the Nasdaq Capital Market and any such shares received in the share exchange by BOVA shareholders will be listed on the Nasdaq
Capital Market.
BOARD OF DIRECTORS
Size of the Board of Directors:
BOVA’s bylaws provide that the number constituting the board of directors shall be not less than five nor more than 25. The number of directors within this variable range may be fixed or changed from time to time by the shareholders or the board of directors. BOVA’s board of directors is currently comprised of nine members.	Cordia’s articles of incorporation and bylaws provide that the board of directors shall consist of that number of members as shall be fixed from time to time by resolution adopted by a majority of the total number of directors. Cordia’s board of directors is currently comprised of four members.

BOVA	Cordia
Vacancies on the Board of Directors:
BOVA’s articles of incorporation provide that a vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors, will be filled only by the board of directors, even where there is not a quorum of directors. Directors chosen to fill such a vacancy hold office for a term expiring at the annual meeting of the shareholders of the class to which the new director was elected and until such director’s successor shall have been duly elected and qualified.	Cordia’s articles of incorporation provide that, subject to the rights of any holders of preferred stock, any vacancies in the board of directors, including vacancies resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the board of directors. Directors chosen to fill such a vacancy hold office for a term expiring at the next annual meeting of the shareholders and until such director’s successor shall have been duly elected and qualified.
Removal of Directors:
BOVA’s articles of incorporation provide that the shareholders may remove one or more directors with or without cause, but only if at least two-thirds of the votes cast on such action are cast in favor of such action.	Cordia’s articles of incorporation provide that directors may be removed only with cause and then only by the affirmative vote of the holders of at least two-thirds of the shares entitled to vote in the election of directors.
Qualification of Directors:
BOVA’s bylaws do not impose any qualifications on directors.	Cordia’s bylaws provide that a person is not qualified to serve as a director or to nominate anyone to serve as a director if he or she (1) is under indictment for, or has ever been convicted of, a criminal offense involving dishonesty or breach of trust where the penalty for such offense could be imprisonment for more than one year, (2) is a person who a banking agency has issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) has been found by either a regulatory agency or a court in a final decision not subject to appeal to have breached a fiduciary duty involving personal profit or to have committed a willful violation of law governing banking, securities, commodities or insurance or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency.

BOVA	Cordia
PROVISIONS AFFECTING CONTROL SHARE ACQUISITIONS
Under Virginia’s control share acquisition law, a “control share acquisition” occurs when a shareholder, directly or indirectly, acquires shares that, when added to any other shares beneficially held by that shareholder, exceed one of three thresholds — one-fifth, one-third or a majority of the outstanding shares of the issuing public corporation. Shares acquired in a control share acquisition have no voting rights unless voting rights are granted by resolution adopted by the shareholders of the public corporation. Interested shares are not entitled to vote on such a resolution.	Cordia has not opted out of the control share acquisition law.
BOVA has elected not to be covered by the control share acquisition law.
SUBMISSION OF SHAREHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS
BOVA’s bylaws provide that in order to make a nomination or bring a proposal before the annual meeting of shareholders, the nomination or proposal must be properly brought before the meeting by the shareholder.	Cordia’s bylaws provide that in order to make a nomination or bring a proposal before the annual meeting of shareholders, a shareholder must give notice thereof to the secretary of Cordia not less than 60 nor more than 90 days prior to the meeting; provided, however, that if less than 71 days’ notice or prior public disclosure of the meeting date is given, notice by a shareholder must be delivered or mailed not later than the tenth day following the earlier of the date on which notice of the date of the meeting is mailed or public disclosure of such date is made.
To be timely, a shareholder’s notice must generally be delivered to the secretary at BOVA’s principal executive offices not less than 60 nor more than 90 days prior to the scheduled meeting date; provided, however, that if less than 70 days’ notice or prior public disclosure of the meeting date is given or made, to be timely, notice by a shareholder must be received not later than the tenth day following the earlier of the date on which notice of the date of the meeting is mailed or public disclosure of such date is made.

BOVA	Cordia
A shareholder’s notice as it relates to a proposal of business other than a director nomination must set forth: (1) a brief description of the business proposed, (2) the name and address, as they appear on the corporation’s books, of the shareholder and any other person who, to the knowledge of the shareholder, supports the proposal, (3) the class and number of shares owned by the shareholder as of the date of the notice and by any person who, to the knowledge of the shareholder, supports the proposal, and (4) any material interest of such shareholder in such business.	A shareholder’s notice with respect to nominations for election of directors must set forth: (1) the name, age, business address and, if known, residence address of each nominee, (2) the principal occupation or employment of each such nominee, (3) the number of shares of the corporation that are beneficially owned by each such nominee, and (4) such other information that would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee pursuant to Regulation 14A under the Exchange Act, including the person’s written consent to being named in the proxy statement and to serving as a director, if elected. In addition, the shareholder’s notice must set forth, as to the shareholder giving such notice, (1) his or her name and address as they appear in the corporation’s records and (2) the ownership interest the shareholder has in the corporation, including the class and number of shares and any hedges, economic incentives or other ownership positions.
A shareholder’s notice as it relates to nomination for election as a director must set forth, as to each person whom the shareholder intends to nominate, (1) the name, age, business address and residence address of such person, (2) the principal occupation or employment of such person, (3) the class and number of shares of the corporation that are beneficially owned by such person, and (4) any other information relating to such person that would be required to be disclosed in solicitations of proxies for the election of directors pursuant to Regulation 14A under the Exchange Act. As to the shareholder giving notice, the notice must set forth (1) the name and address of the shareholder and any other person who, to the knowledge of the shareholder, supports such nominee and (2) the class and number of shares owned by the shareholder and by any person who, to the knowledge of the shareholder, supports such nominee.	If the shareholder’s notice relates to a proposal of business other than a director nomination, such notice shall also set forth: (1) a brief description of the business proposed and the reasons for conducting such business, (2) the name and address, as they appear in the corporation’s records, of the shareholder proposing such business, (3) the ownership interest the shareholder has in the corporation, including the class and number of shares and any hedges, economic incentives or other ownership positions, and (4) any material interest of such shareholder and beneficial owner, if any, in such business.
SPECIAL MEETING OF SHAREHOLDERS
BOVA’s bylaws provide that special meetings of the BOVA shareholders may be called only by the President, the Chairman of the board of directors, or by the board of directors.	Cordia’s bylaws provide that special meetings of Cordia shareholders may be called by the Chairman of the board of directors, by the president or by a majority vote of the entire board of directors.

BOVA	Cordia
LIABILITY OF DIRECTORS AND OFFICERS
BOVA’s articles of incorporation do not limit the liability of BOVA’s officers or directors.	Cordia’s articles of incorporation provide that no officer or director shall be personally liable to Cordia or its shareholders for monetary damages in any proceeding brought by or in the right of the corporation or on behalf of stockholders of the corporation, except to the extent otherwise required by Virginia law.
The Cordia articles of incorporation further provide that any repeal or modification of these provisions of the Cordia articles of incorporation will not adversely affect any right or protection of a director of Cordia existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
VOTING REQUIREMENTS
BOVA’s articles of incorporation provide that a merger or share exchange to which the corporation is a party or the sale, lease, exchange or other disposition of all or substantially all of the corporation’s property other than in the usual and regular course of business shall be approved if a majority of the votes entitled to be cast by each voting group entitled to vote on such action are cast in favor of such action and, unless the action has been approved by at least two-thirds of the directors who are continuing directors, holders of at least two-thirds of the outstanding shares have voted in favor of such action.	Cordia’s articles of incorporation provide that, to the extent shareholder approval is required under Virginia law, the affirmative vote of two-thirds of the outstanding shares is required (1) to approve the merger or consolidation of the corporation with or into any other corporation or (2) for the sale, lease or exchange of the corporation’s assets.
EVALUATION OF BUSINESS COMBINATIONS
BOVA’s articles of incorporation do not impose any requirements on the evaluation of business combinations.	Cordia’s articles of incorporation provide that Cordia’s board of directors shall, in connection with the exercise of its business judgment involving a transaction that would involve a change in control of the corporation, in determining what is in the best interest of the corporation and its shareholders, give due consideration to all relevant factors, including but not limited to (1) the economic effect, both immediate and long-term, on the corporation’s shareholders, (2) the social and economic effect on the corporation’s employees, depositors and customers, (3) whether the proposal is acceptable based on the historical and current operating results or financial condition of the corporation, (4) whether a more favorable price could be obtained in the future, (5) the reputation and business practices of the offerer and its management and how they would affect the employees, (6) the future value of stock or other securities of the corporation, and (7) any antitrust or other legal and regulatory issues raised by the proposal.

BOVA	Cordia
AMENDMENT OF CHARTER
BOVA’s articles of incorporation provide that an amendment to the articles of incorporation shall be approved if a majority of the votes entitled to be cast by each voting group entitled to vote on such action are cast in favor of such action and, unless the amendment has been approved by at least two-thirds of the directors who are continuing directors, holders of at least two-thirds of the outstanding shares have voted in favor of the amendment.	Cordia’s articles of incorporation provide that, unless otherwise required by law, the affirmative vote of the holders of two-thirds of the issued and outstanding shares entitled to vote are required to approve the amendment of the corporation’s articles of incorporation, except that the board of directors, without any action by the shareholders, may amend the articles of incorporation to the fullest extent allowed under the VSCA.
AMENDMENT OF BYLAWS
BOVA’s articles of incorporation provide that BOVA’s board of directors has the power to make, alter, amend and repeal the bylaws of the corporation, except where a bylaw adopted by the shareholders provides otherwise. Any bylaw adopted by the board of directors may be altered, amended, or repealed by the directors or by the shareholders.	Cordia’s articles of incorporation and bylaws provide that Cordia’s board of directors has the authority to adopt, repeal, alter, amend and rescind the bylaws of the corporation by vote of two-thirds of the directors. Cordia’s articles of incorporation and bylaws provide that the bylaws may not be adopted, repealed, altered, amended or rescinded by the shareholders except by a vote of at least two-thirds of the outstanding shares of capital stock (voting as one class for this purpose) cast at a meeting called for that purpose.

LEGAL MATTERS

The validity of the common stock to be issued in connection with the share exchange and certain U.S. federal income tax consequences related to the share exchange will be passed upon for Cordia by Kilpatrick Townsend & Stockton, LLP, Washington, DC.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR BOVA’S 2013
ANNUAL MEETING OF SHAREHOLDERS

BOVA will hold its 2013 annual meeting only if the share exchange is not completed. Any proposals which shareholders intend to present for a vote at BOVA’s 2013 annual meeting of shareholders, and which such shareholders desire to have included in BOVA’s proxy materials relating to that meeting, must be received by BOVA on or before February 1, 2013, which is 120 calendar days prior to the anniversary of the date of the proxy statement mailed to shareholders in connection with its 2012 annual meeting of shareholders. Proposals received after that date will not be considered for inclusion in such proxy materials.

In addition, if a shareholder intends to present a matter for a vote at BOVA’s 2013 annual meeting of shareholders, other than by submitting a proposal for inclusion in BOVA’s proxy statement for that meeting, the shareholder must give timely notice in accordance with BOVA’s bylaws. To be timely, a shareholder’s notice must be received by BOVA’s Corporate Secretary at its principal office, 11730 Hull Street Road, Midlothian, Virginia 23112 not less than 60 nor more than 90 days prior to the scheduled meeting date.

EXPERTS

The consolidated financial statements of Cordia Bancorp Inc., as of and for the fiscal years ending December 31, 2011 and December 31, 2010, included in this registration statement, have been so included in reliance on the report of Yount, Hyde & Barbour, P.C., an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Bank of Virginia as of and for the fiscal years ended December 31, 2011 and 2010, included in this registration statement, have been so included in reliance on the report of Yount, Hyde & Barbour, P.C., an independent registered certified public accounting firm, given on the authority of said firm as experts in accounting and auditing.

Cordia Bancorp Inc.
Consolidated Balance Sheets
September 30, 2012 and December 31, 2011 (in thousands, except per share data)

	2012	2011
	(unaudited)	(audited)
Assets
Cash and due from banks	$5,448	$4,167
Federal funds sold and interest bearing deposits with banks	35,065	23,250
Total cash and cash equivalents	40,513	27,417
Securities available for sale, at fair market value	14,243	25,578
Restricted securities	635	1,134
Loans net of allowance for loan losses of $2,114 and $2,285 at September 30, 2012 and December 31, 2011, respectively	106,427	104,662
Premises and equipment, net	4,455	4,528
Accrued interest receivable	467	426
Other real estate owned, net of valuation allowance	1,633	1,262
Other assets	551	544
Total assets	$168,924	$165,551
Liabilities and Stockholders’ Equity
Deposits
Non-interest bearing	$17,409	$16,833
Savings and interest-bearing demand	39,537	29,686
Time, $100,000 and over	41,335	45,685
Other time	56,060	55,776
Total deposits	154,341	147,980
Accrued expenses and other liabilities	1,280	1,323
FHLB borrowings	—	5,113
Total liabilities	155,621	154,416
Stockholders’ Equity
Preferred stock, 2,000 shares authorized, $0.01 par value, none issued and outstanding	—	—
Common stock:
Series A – 60,000,000 shares authorized, $0.01 par value, 982,312 shares issued and outstanding in 2011, (includes 578,125 restricted shares)	—	4
Series B – 60,000,000 shares authorized, $0.01 par value, 1,106,918 shares issued and outstanding in 2011	—	11
Series C – 5,000,000 shares authorized, $0.01 par value, 546,500 issued and outstanding in 2012	5	—
Common stock – 120,000,000 shares authorized, $0.01 par value, 2,089,230 issued and outstanding in 2012, (includes 578,125 restricted shares), none issued and outstanding in 2011	15	—
Undesignated – 75,000,000 and 80,000,000 authorized at 2012 and 2011, respectively, none issued	—	—
Additional paid-in capital	14,328	11,760
Retained deficit	(5,582)	(5,157)
Accumulated other comprehensive income	47	22
Stockholders equity – Cordia	8,813	6,640
Noncontrolling interest	4,490	4,495
Total stockholders’ equity	13,303	11,135
Total liabilities and stockholders’ equity	$168,924	$165,551

Cordia Bancorp Inc.
Consolidated Statements of Operations
For the nine months ended September 30, 2012 and 2011 (unaudited, in thousands, except per share data)

	2012	2011
Interest income
Interest and fees on loans	$5,672	$7,693
Investment securities	225	751
Federal funds sold and deposits with banks	49	36
Total interest income	5,946	8,480
Interest expense
Interest on deposits	1,148	1,324
Interest on FHLB borrowings	18	47
Total interest expense	1,166	1,371
Net interest income	4,780	7,109
Provision for loan losses	205	1,492
Net interest income after provision loan losses	4,575	5,617
Non-interest income
Service charges on deposit accounts	101	219
Net gain (loss) on sale of available for sale securities	42	(281)
Other fee income	108	112
Total non-interest income	251	50
Non-interest expense
Salaries and employee benefits	2,702	2,598
Occupancy expense	420	467
Equipment expense	226	239
Data processing	314	284
Marketing expense	72	64
Legal and professional	382	440
Bank franchise tax	71	109
FDIC assessment	269	409
(Gain) loss on sale of OREO	(59)	40
Other real estate expenses	125	93
Other operating expenses	750	733
Total non-interest expense	5,272	5,476
Consolidated net income (loss) before noncontrolling interest in net income (loss) of consolidated subsidiary	(446)	191
Less: Noncontrolling interest in net income (loss) of consolidated subsidiary	(21)	(113)
Net income (loss) attributable to Cordia Bancorp, Inc.	$(425)	$78
Basic income (loss) per share	$(.27)	$0.05
Diluted income (loss) per share	$(.27)	$0.05
Weighted average shares outstanding, basic	1,592,068	1,495,043
Weighted average shares outstanding, diluted	1,592,068	1,495,043

Cordia Bancorp Inc.
Consolidated Statements of Comprehensive Income (Loss)
For the nine months ended September 30, 2012 and 2011(unaudited, in thousands)

		2012	2011
	Cordia Bancorp	Non- controlling Interest	Total
Nine Months Ending September 30, 2012 and 2011
Net income, September 30, 2011	$78	$113	$191
Unrealized gains on available-for-sale securities:
Unrealized holding gains during the period	120	81	201
Reclassification adjustment	168	113	281
Other comprehensive income	288	194	482
Comprehensive income, September 30, 2011	$366	$307	$673
Net income (loss), September 30, 2012	$(425)	$(21)	$(446)
Unrealized gains on available-for-sale securities:
Unrealized holding gains during the period	51	32	83
Reclassification adjustment	(26)	(16)	(42)
Other comprehensive income	25	16	41
Comprehensive loss, September 30, 2012	$(400)	$(5)	$(405)

Cordia Bancorp Inc.
Consolidated Statements of Changes in Stockholders’ Equity
For the nine months ended September 30, 2012 and 2011(unaudited, in thousands)

	Common Stock				Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Non- controlling Interest	Total
	Series A	Series B	Series C	General
Balance December 31, 2010	$4	$11	$—	$—	$11,213	$(743)	$(601)	$7,376	$17,260
Stock issuance costs	—	—	—	—	(1)	—	—	—	(1)
Common stock issued	—	—	—	—	500	—	—	—	500
Redemption shares	—	—	—	—	(2)	—	—	—	(2)
Net income	—	—	—	—	—	78	—	113	191
Unrealized gain on securities available for sale	—	—	—	—	—	—	288	194	482
Balance September 30, 2011	$4	$11	$—	$—	$11,710	$(665)	$(313)	$7,683	$18,430
Balance December 31, 2011	$4	$11	$—	$—	$11,760	$(5,157)	$22	$4,495	$11,135
Conversion of Series A and Series B to general common stock	(4)	(11)	—	15	—	—	—	—	—
Common stock issued			5	—	2,728				2,733
Stock issuance costs	—	—	—	—	(160)	—	—	—	(160)
Net loss	—	—	—	—	—	(425)	—	(21)	(446)
Unrealized gain on securities available for sale	—	—	—	—	—	—	25	16	41
Balance September 30, 2012	$—	$—	$5	$15	$14,328	$(5,582)	$47	$4,490	$13,303

Cordia Bancorp Inc.
Consolidated Statements of Cash Flows
For the nine months ended September 30, 2012 and 2011 (unaudited, in thousands)

	2012	2011
Cash flows from operating activities
Net income (loss)	$(446)	$191
Adjustments to reconcile net income to net cash provided by in operating activities:
Net amortization of premium on investment securities	141	(63)
Depreciation and amortization, net	169	(317)
Provision for loan losses	205	1,492
(Gain) loss on available for sale securities	(42)	281
(Gain) loss on sale of OREO	(59)	40
Change in assets and liabilities:
Decrease (increase) in accrued interest receivable	(41)	197
Increase in other assets	(34)	(83)
Decrease in accrued expense and other liabilities	(43)	(223)
Net cash provided (used) by operating activities	(150)	1,515
Cash flows from investing activities
Purchases of available-for-sale securities	—	(17,906)
Redemptions of restricted securities, net	499	167
Proceeds from sales/maturities of available for sale securities	5,954	19,992
Proceeds from sale of OREO	713	972
Payments on mortgage-backed securities	5,323	5,172
Net (increase) decrease in loans	(3,489)	23,493
Purchases of premises and equipment	(175)	(104)
Net cash provided by investing activities	8,825	31,786
Cash flows from financing activities
Repayment of FHLB Advance	(5,000)	—
Sale of common stock, net	2,573	497
Net increase in demand, savings, interest-bearing checking and money market deposits	10,427	5,735
Net increase (decrease) in time deposits	(3,579)	(35,653)
Net cash provided (used) by financing activities	4,421	(29,421)
Net increase in cash and cash equivalents	13,096	3,880
Cash and cash equivalents at beginning of period	27,417	25,983
Cash and cash equivalents at end of period	$40,513	$29,863
Supplemental disclosure of cash flow information
Cash payments for interest	$1,901	$2,616
Supplemental disclosure of noninvesting activities
Fair value adjustment for securities	$41	$288
Other real estate owned transfer from loans	$1,025	$1,654

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements
For the nine months ended September 30, 2012 and 2011 (In thousands)

Note 1. Organization and Summary of Significant Accounting Policies

Organization

Cordia Bancorp Inc. (“Company”) was incorporated in 2009 by a team of former bank CEOs, directors and advisors seeking to invest in undervalued community banks in the Mid-Atlantic and Southeast regions. The Company was approved as a bank holding company by the Board of Governors of the Federal Reserve in November 2010 and granted the authority to purchase a majority interest in Bank of Virginia (“Bank”) at that time.

The Company is authorized to issue 200 million shares of common stock having a par value of $.01 per share and 2,000 shares of preferred stock having a par value of $.01 per share. Of the 200 million shares of common stock, the Company was authorized to issue 60 million series A shares, 60 million series B shares, 5 million series C shares and 75 million shares undesignated. Effective July 27, 2012, following a shareholder vote in favor of reclassification of the series A and series B shares, the Company is authorized to issue 120 million shares of common stock, five million series C common shares and 75 million undesignated shares.

The Company raised in a private placement an aggregate of $955,000 by selling 982,312 net shares of Series A Common Stock to its directors and officers at an average price of $0.97 per share. These funds were used to fund the organization and early stage expenses of the Company. These directors and officers have entered into agreements with the Company which provided for initial vesting of an incremental percentage of these shares as well as time vesting over four years for the remaining shares, subject to substantial reductions in the number of shares ultimately owned if the Company is not successful in pursuing its growth strategy. Of the Series A common stock, 200,687 shares were immediately vested. Another 203,500 shares became subject to a time-based vesting schedule upon completion of the Company’s initial investment in the Bank. Of these shares, 16,823 shares remained subject to vesting at September 30, 2012. The remaining 578,125 shares are subject to time vesting, provided that no such vesting will occur if the Company does not achieve successive asset sizes, through acquisitions or organic growth, of $500 million, $1 billion or $1.5 billion, respectively, in accordance with a five year time requirement which began on October 6, 2009.

On December 10, 2010, the Company purchased 1,355,263 shares (as restated for the 1-for-5 stock split completed by the Bank on October 4, 2012) of the Bank for $10,300,000 in a private placement offering. After the transaction, the Company owned approximately 59.8% of the outstanding shares of the Bank.

During the third quarter of 2012, the company sold 546,500 shares of series C common stock in a private placement offering for $5 per share. The net proceeds of $2,572,500, together with other funds of the Company, were used to purchase additional shares at Bank of Virginia for $3,000,000. This increased the Company’s ownership percent to 70.6%.

The Bank was organized under the laws of the Commonwealth of Virginia to engage in a general banking business serving the communities in and around the Richmond, Virginia metropolitan area. The Bank commenced regular operations on January 12, 2004, and is a member of the Federal Reserve System, Federal Deposit Insurance Corporation and the Federal Home Loan Bank of Atlanta. The Bank is subject to the regulations of the Federal Reserve System and the Virginia Bureau of Financial Institutions. Consequently, it undergoes periodic examinations by these regulatory authorities.

Principles of Consolidation

The accompanying consolidated financial statements include all accounts of the Company and the Bank. All material intercompany balances and transactions have been eliminated in consolidation.

Noncontrolling interest reflects the ownership interest of the minority shareholders of the Bank. Items of income (loss) and other comprehensive income (loss) applicable to Bank operations are allocated to the noncontrolling interest account based on the ownership percentage of the minority shareholders.

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements
For the nine months ended September 30, 2012 and 2011 (In thousands)

Note 1. Organization and Summary of Significant Accounting Policies  – (continued)

The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. The more significant of these policies are summarized below.

(a) Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, the valuation of other real estate owned, goodwill, and fair value measurements.

(b) Cash and Cash Equivalents

For purposes of the statement of cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one day periods.

(c) Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at estimated fair value. The Company classifies all securities as available for sale. Other securities, such as Federal Reserve Bank stock and Federal Home Loan Bank stock, are carried at cost and are listed on the balance sheet as restricted securities.

In estimating other than temporary impairment losses management considers, (1) the length of time and extent to which the fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) our ability to retain our investment for a period of time sufficient to allow for any anticipated recovery in fair value.

Impairment of securities occurs when the fair value of a security is less than its amortized cost. For debt securities, impairment is considered other-than-temporary and recognized in its entirety in net income if either (1) the Company intends to sell the security or (2) it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis. If, however, the Company does not intend to sell the security and it is not more-than-likely that the Company will be required to sell the security before recovery, management must determine what portion of the impairment is attributable to a credit loss, which occurs when the amortized cost of the security exceeds the present value of the cash flows expected to be collected from the security. If there is no credit loss, there is no other-than-temporary impairment. If there is a credit loss, other-than-temporary impairment exists, and the credit loss must be recognized in net income and the remaining portion of impairment must be recognized in other comprehensive income.

For equity securities carried at cost as restricted securities, impairment is considered to be other-than-temporary based on our ability and intent to hold the investment until a recovery of value. Other-than-temporary impairment of an equity security results in a write-down that must be included in income. The Company regularly reviews each security for other-than-temporary impairment based on criteria that include the extent to which cost exceeds market price, the duration of that market decline, the financial health of and specific prospects for the issuer, management’s best estimate of the present value of cash flows expected to be collected, the Company’s intention with regard to holding the security to maturity and the likelihood that the Company would be required to sell the security before recovery.

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements
For the nine months ended September 30, 2012 and 2011 (In thousands)

Note 1. Organization and Summary of Significant Accounting Policies  – (continued)

(d) Loans

The Company grants commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by commercial loans throughout the greater Richmond, Virginia metropolitan area. The ability of the Company’s debtors to honor their contracts is dependent upon numerous factors including the collateral performance, general economic conditions, as well as the underlying strength of borrowers and guarantors.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are generally reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses and net deferred fees and costs. Interest income is accrued on the unpaid principal balance. Loan origination and commitment fees and certain direct costs are deferred and the net amount is amortized as an adjustment of the related loan’s yield. The Company is amortizing these amounts on an effective interest method over the loan’s contractual life or to the pay-off date if the balance is repaid prior to maturity. There are no current commitments to purchase loans at this time. Loans are recorded based on purpose, collateral and repayment period. Interest is calculated on a 365/360 for commercial loans and 365/365 for consumer loans. Interest is accrued on a daily basis.

The past due status of a loan is based on the contractual due date of the most delinquent payment due. Each loan will be placed in one of the following categories: current, 1 – 29 days past due, 30 – 59 days past due, 60 – 89 days past due and over 90 days past due. Generally, the accrual of interest on a loan is discontinued at the time the loan becomes 90 days delinquent unless the credit is well-secured or in process of collection or refinancing.

All interest accrued but not collected is reversed against interest income when a loan is placed on nonaccrual or charged off. The interest on loans in nonaccrual status is accounted for on the cash basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

In situations where, for economic or legal reasons related to a borrower’s financial condition, management may grant a concession to the borrower that it would not otherwise consider, the related loan is classified as a troubled debt restructuring (TDR). Management strives to identify borrowers in financial difficulty early and work with them to modify their loan to more affordable terms before their loan reaches nonaccrual status. These modified terms may include rate reductions, principal forgiveness, payment forbearance, re-amortization, and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. In cases where borrowers are granted new terms that provide for a reduction of either interest or principal, management measures any impairment on the restructuring as noted above for impaired loans. There were three loans with an aggregate principal balance of $2.5 million classified as TDRs as of September 30, 2012. There were five loans with an aggregate principal balance of $3.0 million classified as TDRs as of December 31, 2011.

(e) Allowance for Loan Losses

The allowance for loan losses (ALL) is increased by charges to income and decreased by charge-offs, net of recoveries. The allowance is established and maintained at a level management deems adequate to cover losses inherent in the portfolio as of the balance sheet date and is based on management’s evaluation of the risks in the loan portfolio and changes in the nature and volume of loan activity. There are risks inherent in all loans, so an allowance is maintained for loans to absorb probable losses on existing loans that may become uncollectible. The allowance is established and maintained as losses are estimated to have occurred through a provision for loan losses charged to earnings, which increases the balance of the allowance. Loan losses for all segments are charged against the allowance when management believes the uncollectability of a loan is confirmed, which decreases the balance of the allowance. Subsequent recoveries, if any, are credited back to the allowance.

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements
For the nine months ended September 30, 2012 and 2011 (In thousands)

Note 1. Organization and Summary of Significant Accounting Policies  – (continued)

The amount of the allowance is established through the application of a standardized model, the components of which are: an impairment analysis of specific loans to determine the level of any specific reserves needed, a broad analysis of historical loss experience and economic and environmental factors to determine the level of general reserves needed.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

In order for the ALL methodology to be considered valid and for Management to make the determination if any deficiencies exist in the process, the Company at a minimum requires:

•	A review of trends in loan volume, delinquencies, restructurings and concentrations;
•	Tests of source documents and underlying assumptions to determine that the established methodology develops reasonable loss estimates; and
•	An evaluation of the appraisal process of the underlying collateral which may be accomplished by periodically comparing the appraised value to the actual sales price on selected properties sold.

Note 4 includes additional discussion of how the allowance is quantified. The use of various estimates and judgments in the Company’s ongoing evaluation of the required level of allowance can significantly affect the Company’s results of operations and financial condition and may result in either greater provisions against earnings to increase the allowance or reduced provisions based upon management’s current view of portfolio and economic conditions and the application of revised estimates and assumptions.

The specific component of the allowance relates to loans that are classified as either doubtful or substandard. For such loans that are also classified as impaired, a loan level allowance is established. The evaluation of the need for a specific reserve involves the identification of impaired loans and an analysis of those loans’ repayment capacity from both primary (cash flow) and secondary (real estate and non real estate collateral or guarantors) sources and making specific reserve allocations to impaired loans that exhibit inherent weaknesses and various credit risk factors. All available collateral is analyzed and valued, with discounts applied according to the age of any real estate appraisals or the liquidity of other asset classes. The analysis is compared to the aggregate Company loan exposure, giving consideration to the Company’s lien preference and other actual and contingent obligations of the borrower. Any loan guarantors are rated and their value weighted based on an analysis of the guarantor’s net worth, including liabilities, liquid assets, and annual cash flows and total contingent liabilities.

The impairment of a loan occurs when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. We do not consider a loan impaired during a period of insignificant delay in payment if we expect the ultimate collection of all amounts due. Impairment is measured as the difference between the recorded investment in the loan and the evaluation of the present value of expected future cash flows or the observable market price of the loan or collateral value of the impaired loan when that cash flow or collateral value is lower than the carrying value of that loan. Loans that are collateral dependent, that is, loans where repayment is expected to be provided solely by the underlying collateral, and for which management has determined foreclosure is probable, are measured for impairment based on the fair value of the collateral as described above.

The general component covers non classified loans and special mention loans and is based on historical loss experience adjusted for qualitative factors.

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements
For the nine months ended September 30, 2012 and 2011 (In thousands)

Note 1. Organization and Summary of Significant Accounting Policies  – (continued)

The model estimates future loan losses by analyzing historical loss experience and other trends within the portfolio, including trends in delinquencies and charge-offs, the opinions of regulators, changes in the growth rate, size and composition of the loan portfolio, particularly the level of special mention rated loans, the level of past due loans, the level of home equity loans and commercial real estate loans in aggregate and as a percentage of capital, and industry information.

A component of the general allowance for unimpaired loans is established based on a weighted average historical loss factor for the prior twelve quarters (with more weight given to the more recent quarters) and the level of unimpaired loans. Management applies a 45% weighting to the most recent four quarters, a 35% weighting to the next four quarters and a 20% weighting to the most distant four of the prior twelve quarters when calculating this component of the general allowance.

Also included in Management’s estimates for loan losses are considerations with respect to the impact of local and national economic trends, the outcomes of which are uncertain. These events may include, but are not limited to, a general slowdown in the national or local economy, national and local unemployment rates; local real estate values fluctuations in overall lending rates, political conditions, legislation that may directly or indirectly affect the banking industry and economic conditions affecting the specific geographic area in which the Company conducts business.

The allowance model is a fluid model which includes several factors that can be adjusted to reflect rapid changes in the economic environment, loan portfolio trends and individual borrowers' financial condition and risk, the interpretation of which can have significant impact on the perceived allowance needed.

(f) Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the assets' estimated useful lives. Estimated useful lives range from 10 to 30 years for buildings and 3 to 10 years for autos, furniture, fixtures and equipment. The value of land is carried at cost. Cost is based on fair value at the date of the acquisition of Bank of Virginia.

(g) Other Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosure are held for sale. They are initially recorded at the lower of the Company’s cost or the assets’ fair market value at the date of foreclosure, less estimated selling costs thus establishing a new cost basis. Subsequent to foreclosure, valuations of the assets are periodically performed by management. Adjustments are made to the lower of the carrying amount or fair market value of the assets less selling costs. Revenue and expenses from operations are included in net expenses from foreclosed assets. The Company’s investment in foreclosed assets totaled $1.6 million at September 30, 2012 and $1.3 million at December 31, 2011.

(h) Goodwill and Other Intangibles

FASB ASC 805, Business Combinations, requires that the acquisition method of accounting be used for all business combinations. With acquisitions, the Company is required to record assets acquired, including any intangible assets, and liabilities assumed at fair value, which involves relying on estimates based on third party valuations, such as appraisals, or internal valuations based on discounted cash flow analysis or other valuation methods. The Company records goodwill per ASC 350, Intangibles-Goodwill and Others. Accordingly, goodwill is no longer subject to amortization over its estimated useful life, but is subject to at least an annual assessment for impairment by applying a fair value-based test. Additionally, under ASC 350, acquired intangible assets (such as core deposit intangibles) are separately recognized if the benefit of the assets can be sold, transferred, licensed, rented, or exchanged, and amortized over their useful lives. Goodwill was determined to be impaired in December 2011 at the annual impairment evaluation and, therefore, was written off. Core deposit intangible, net of accumulated amortization of $184,000 and $210,000 are included in other assets as of September 30, 2012 and December 31, 2011, respectively.

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements
For the nine months ended September 30, 2012 and 2011 (In thousands)

Note 1. Organization and Summary of Significant Accounting Policies  – (continued)

(i) Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating loss carryforwards, and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences.

Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, the recognition of the asset is less than probable. A valuation allowance has been recorded against the Company’s entire net deferred tax asset.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the positions taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is recognized as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. No such liability has been recorded as of September 30, 2012 or December 31, 2011.

Interest and penalties associated with the unrecognized tax benefits are classified as additional income taxes in the statements of operations.

Banks operating in Virginia are not subject to Virginia State Income Tax, but are subjected to Virginia Bank Franchise Taxes.

(j) Marketing Costs

The Company follows the policy of charging the production costs of marketing/advertising to expense as incurred unless the advertising campaign extends for a significant time period, in which case, such costs will be amortized to expense over the duration of the advertising campaign.

(k) Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

(l) Earnings (Loss) Per Share

Basic earnings (loss) per share represents income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance.

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements
For the nine months ended September 30, 2012 and 2011 (In thousands)

Note 1. Organization and Summary of Significant Accounting Policies  – (continued)

The calculation for basic and diluted earnings per common share for the nine-months ended September 30, 2012 and 2011 is as follows:

	2012	2011
Net income (loss) attributable to Company (In thousands)	$(425)	$78
Weighted average basic and dilutive shares outstanding	$1,592,068	$1,495,043
Basic and diluted income per common share	$(0.27)	$0.05

For the nine months ended September 30, 2012 there were 578,125 shares of unvested common stock that were excluded from the computation of basic and diluted earnings per common share. Holders of unvested shares of common stock have all the rights and privileges of a stockholder with respect to the stock, except for the right to vote shares for which time and performance thresholds have not been met.

(m) Stock Option Plan

Authoritative accounting guidance requires the costs resulting from all share-based payments to employees be recognized in the financial statements. Stock-based compensation is estimated at the date of grant, using the Black-Scholes option valuation model for determining fair value. The Bank recognized stock-based compensation expense of $25 and $5 during the nine months ended September 30, 2012 and 2011, respectively.

(n) Fair Value Measurements

Fair values of financial instruments are estimated using relevant market information and other assumptions as more fully disclosed in Note 5. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or market conditions could significantly affect the estimates.

(o) Transfer of Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when 1) the assets have been isolated from the Company — put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership; 2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets; and 3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specified assets.

(p) Reclassification

In certain circumstances, reclassifications have been made to prior period information to conform to the 2012 presentation. Such reclassifications had no effect on previously reported shareholders’ equity or net income or loss.

Recent Accounting Pronouncements

In July 2012, the FASB issued ASU 2012-02, “Intangibles — Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment.” The amendments in this ASU apply to all entities that have indefinite-lived intangible assets, other than goodwill, reported in their financial statements. The amendments in this ASU provide an entity with the option to make a qualitative assessment about the likelihood that an indefinite-lived intangible asset is impaired to determine whether it should perform a quantitative impairment test. The amendments also enhance the consistency of impairment testing guidance among long-lived asset categories by permitting an entity to assess qualitative factors to determine whether it is necessary to calculate the asset’s fair value when testing an indefinite-lived intangible asset for impairment. The amendments are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted. The Company does not expect the adoption of ASU 2012-02 to have a material impact on its financial statements.

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements
For the nine months ended September 30, 2012 and 2011 (In thousands)

Note 1. Organization and Summary of Significant Accounting Policies  – (continued)

In October 2012, the FASB issued ASU 2012-06, “Business Combinations (Topic 805): Subsequent Accounting for an Indemnification Asset Recognized at the Acquisition Date as a Result of a Government-Assisted Acquisition of a Financial Institution.” The amendments in this ASU clarify the applicable guidance for subsequently measuring an indemnification asset recognized as a result of a government-assisted acquisition of a financial institution. In addition, the amendments should resolve current diversity in practice on the subsequent measurement of these types of indemnification assets. The amendments are effective for fiscal years, and interim periods within those years, beginning on or after December 15, 2012. Early adoption is permitted. The amendments should be applied prospectively to any new indemnification assets acquired after the date of adoption and to indemnification assets existing as of the date of adoption arising from a government-assisted acquisition of a financial institution. The Company does not expect the adoption of ASU 2012-06 to have a material impact on its financial statements.

In April 2011, the FASB issued ASU 2011-03, “Transfers and Servicing (Topic 860) — Reconsideration of Effective Control for Repurchase Agreements.” The amendments in this ASU remove from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee and (2) the collateral maintenance implementation guidance related to that criterion. The amendments in this ASU are effective for the first interim or annual period beginning on or after December 15, 2011. The guidance should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. Early adoption is not permitted. The adoption of the new guidance did not have a material impact on the Company’s financial statements.

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820) — Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” This ASU is the result of joint efforts by the FASB and International Accounting Standards Board (IASB) to develop a single, converged fair value framework on how (not when) to measure fair value and what disclosures to provide about fair value measurements. The ASU is largely consistent with existing fair value measurement principles in U.S. GAAP (Topic 820), with many of the amendments made to eliminate unnecessary wording differences between U.S. GAAP and International Financial Reporting Standards (IFRS). The amendments are effective for interim and annual periods beginning after December 15, 2011 with prospective application. Early application was not permitted. The Company has included the required disclosures in its financial statements.

In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220) — Presentation of Comprehensive Income.” The objective of this ASU is to improve the comparability, consistency and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income by eliminating the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments require that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The single statement of comprehensive income should include the components of net income, a total for net income, the components of other comprehensive income, a total for other comprehensive income, and a total for comprehensive income. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present all the components of other comprehensive income, a total for other comprehensive income, and a total for comprehensive income. The amendments do not change the items that must be reported in other comprehensive income, the option for an entity to present components of other comprehensive income either net of related tax effects or before related tax effects, or the calculation or reporting of earnings per share. The amendments in this ASU should be applied retrospectively. The amendments are effective for fiscal years and interim periods within those years beginning after December 15, 2011.

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements
For the nine months ended September 30, 2012 and 2011 (In thousands)

Note 1. Organization and Summary of Significant Accounting Policies  – (continued)

Early adoption is permitted because compliance with the amendments is already permitted. The amendments do not require transition disclosures. The Company has included the required disclosures in its financial statements.

In September 2011, the FASB issued ASU 2011-08, “Intangible — Goodwill and Other (Topic 350) —  Testing Goodwill for Impairment.” The amendments in this ASU permit an entity to first assess qualitative factors related to goodwill to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill test described in Topic 350. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. Under the amendments in this ASU, an entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount. The amendments in this ASU are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued. The adoption of the new guidance did not have a material impact on the Company’s financial statements.

In December 2011, the FASB issued ASU 2011-11, “Balance Sheet (Topic 210) — Disclosures about Offsetting Assets and Liabilities.” This ASU requires entities to disclose both gross information and net information about both instruments and transactions eligible for offset in the balance sheet and instruments and transactions subject to an agreement similar to a master netting arrangement. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The Company does not expect the adoption of ASU 2011-11 to have a material impact on its financial statements.

In December 2011, the FASB issued ASU 2011-12, “Comprehensive Income (Topic 220) — Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.” The amendments are being made to allow the Board time to re-deliberate whether to present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. While the Board is considering the operational concerns about the presentation requirements for reclassification adjustments and the needs of financial statement users for additional information about reclassification adjustments, entities should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect before ASU 2011-05. All other requirements in ASU 2011-05 are not affected by ASU 2011-12, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. Public entities should apply these requirements for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company has included the required disclosures in its financial statements.

Note 2. Business Combination

On December 10, 2010, the Company purchased 1,355,263 newly issued shares of the common stock of the Bank of Virginia, which gave it a 59.8% ownership interest. In accordance with ASC 805-10, this transaction is considered a business combination. Under the acquisition method of accounting, the assets and liabilities of the Bank were marked to fair value and goodwill was recorded for the excess of consideration paid over net fair value received. Based on the consideration paid and the fair value of the assets received and the liabilities assumed, goodwill of $5.9 million was recorded. Goodwill was determined to be impaired in its’ entirety during the fourth quarter of 2011. In addition to goodwill, other assets and liabilities of the Bank of Virginia were marked to their respective fair value as of December 10, 2010.

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements
For the nine months ended September 30, 2012 and 2011 (In thousands)

Note 2. Business Combination  – (continued)

These estimated fair values differed substantially in some cases from the carrying amounts of the assets and liabilities reflected in the financial statements of BOVA which, in most cases were valued at historical cost. Subsequent to that date, the fair value adjustments are amortized over the expected life of the related asset or liability or otherwise adjusted as required by GAAP.

Interest income is impacted by the accretion of the fair value discount on the loan portfolio as well as the accretion of the accretable discount on loans acquired with deteriorated credit quality. Interest income is also impacted by the change in accretion on the investment securities that is the result of the reset of the amortized book value amount to the fair value as of the day of the investment. Interest expense is impacted by the amortization of the premiums on time deposits and the FHLB advances. Net interest income is impacted by the combination of all of these items.

The provision for loan losses is significantly impacted by these purchase accounting adjustments. The credit risk associated with the loan portfolio is reflected in the fair value determination as of the day of the investment by Cordia. Accordingly, on the day of the investment, there is no allowance for loan losses related to the purchased loans on the balance sheet of Cordia, while there is a significant allowance for loan losses on the balance sheet of BOVA. Also, during 2011 there was minimal activity in Cordia and Cordia had a minimal number of investors. Accordingly, there were no consolidated financials prepared for Cordia until the fourth quarter of 2011. Based on a retrospective review, all known credit losses that occurred through September 30, 2011 were reflected in the day one determination and valuation of loans acquired with deterioration of credit quality. Because of the timing difference, loans totaling approximately $9.4 million were charged-off by BOVA while those losses were reflected in the initial valuation at Cordia and had no impact on the loan loss provision.

Non-interest income is impacted by the gain or loss on the sale of investment securities. Because investments owned on the day of the investment by Cordia have a different book basis, the amount of the gain or loss on the sale of these investments that is reported by Cordia differs from the amounts reported by BOVA. Non-interest expense is impacted by the depreciation adjustment that is the result of a fair value discount recorded on certain branch locations, rent adjustment related to certain lease commitments being above market as of the day of the investment; and amortization of the core deposit intangible.

This amortization had the following impact on the financial statements:

	Nine Months Ended September 30,
	2012	2011
Loans	$(522)	$3,150
Investment Securities	(297)	(246)
Property and Equipment	6	6
Core Deposit Intangible	(27)	(27)
Time Deposits	487	849
FLHB Advances	113	288
Building Lease Obligation	70	70
Net Impact to Net Income	$(170)	$4,090

The adjustment related to loans during the nine month period ended September 30, 2011 includes the impact of loans that were charged off at the Bank of Virginia of $4.0 million. These amounts were included in non-accretable discount related to purchased credit impaired loans on the consolidated financial statements. This resulted in significant fair value adjustment during those periods.

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements
For the nine months ended September 30, 2012 and 2011 (In thousands)

Note 3. Securities

Amortized cost and fair values of securities available for sale are as follows:

	Amortized Cost	Gross Unrealized		Estimated Fair Value
		Gains	Losses
September 30, 2012
Agency guaranteed mortgage-backed securities	$14,181	$129	$67	$14,243
December 31, 2011
Agency guaranteed mortgage-backed securities	$25,556	$125	$103	$25,578

Management does not believe any individual unrealized loss position as of September 30, 2012 represents an impairment that is other-than-temporary in nature. Management evaluates securities for other-than-temporary impairment at least on a quarterly basis and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (i) the intent of the Company to sell the security, (ii) whether it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis, and (iii) whether the Company expects to recover the securities’ entire amortized cost basis regardless of the Company’s intent to sell the security. Furthermore, the Company believes the value is attributable to changes in market interest rates and not the credit quality of the issuer.

All eight investment securities owned by the Company at September 30, 2012 that were in an unrealized loss position, had been in a continuous unrealized loss position for more than 12 months. The amortized cost and fair values of those investment securities were $3,637,000 and $3,569,000 at September 30, 2012, respectively.

Federal Reserve Bank stock is included in restricted securities and totaled $387,000 at September 30, 2012. The Company’s investment in Federal Home Loan Bank (“FHLB”) stock totaled $248,000 at September 30, 2012. Both of these items are classified as restricted equity securities on our balance sheet. FHLB stock is generally viewed as a long term investment and as a restricted investment security which is carried at cost because there is no market for the stock other than the FHLB or member institutions.

Note 4. Loans, Allowance for Loan Losses and Credit Quality

Loans by Loan Class

The Company categorizes its receivables into three main segments: commercial real estate loans, commercial and industrial loans, and consumer loans. Each category of loan has a different level of credit risk. Real estate loans are generally safer than loans secured by other assets because the value of the underlying collateral is generally ascertainable and does not fluctuate as much as other assets. Owner-occupied commercial real estate loans are generally the least risky type of commercial real estate loan. Non owner occupied commercial real estate loans and construction and development loans contain more risk. Commercial loans, which can be secured by real estate or other assets, or which can be unsecured, are generally more risky than commercial real estate loans. Consumer loans may be secured by residential real estate, automobiles or other assets or may be unsecured. Those secured by residential real estate are the least risky and those that are unsecured are the most risky type of consumer loans. Any type of loan which is unsecured is generally more risky than a secured loan. These levels of risk are general in nature, and many factors including the creditworthiness of the borrower or the particular nature of the secured asset may cause any type of loan to be more or less risky than another. Within the commercial real estate and consumer loan segments the loans are further divided into classes. In the commercial real estate segment of the loan portfolio the classes are acquisition-development-construction, non owner occupied and owner occupied. In the consumer segment of the loan portfolio the classes are residential real estate, home equity lines of credit and other. This provides Management and the Board with sufficient information to evaluate the risks within the Company’s portfolio.

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements
For the nine months ended September 30, 2012 and 2011 (In thousands)

Note 4. Loans, Allowance for Loan Losses and Credit Quality  – (continued)

Below is a table that exhibits the loans by class.

(In thousands)	September 30, 2012	December 31, 2011
Commercial real estate:
Acquisition, development, and construction	$3,705	$6,065
Non-owner occupied	31,578	30,644
Owner occupied	34,283	31,790
Commercial and industrial	22,536	19,492
Consumer:
Residential mortgage	7,301	8,003
Home equity lines of credit	8,831	10,298
Other	307	655
Total loans	$108,541	$106,947
Allowance for loan losses	(2,114)	(2,285)
Total loans, net of allowance	$106,427	$104,662

Loans Acquired with Evidence of Deterioration in Credit Quality

Acquired in the acquisition of Bank of Virginia, and included in the table above, are loans acquired with evidence of deterioration in credit quality. These loans are accounted for under the guidance ASC 310-30. Information related to these loans is as follows:

	September 30, 2012	December 31, 2011
Contract principal balance	$18,843	$24,338
Accretable discount	(359)	(366)
Nonaccretable discount	(882)	(1,290)
Book value of loans	$17,602	$22,682

A discount is applied to these loans such that the carrying amount approximates the cash flows expected to be received from the borrower or from the liquidation of collateral. Due to a high level of uncertainty regarding the timing and amount of these cash flows, Management initially considered the entire discount to be nonaccretable. However, due to improvement in the status of some credits, some discount was transferred to accretable during 2011 and 2012. Accretable discount is taken into income over the period of time management expects to receive those cash flows. Other cash flows received on these loans are applied on a cost recovery method, whereby payments are applied first to the loan balance. When the loan balance is fully recovered, payments will then be applied to income. A summary of changes to the accretable and nonaccretable discounts during the nine months ended September 30, 2012 and 2011 are as follows:

	2012		2011
	Accretable Discount	Nonaccretable Discount	Accretable Discount	Nonaccretable Discount
Beginning balance	$366	$1,290	$—	$7,249
Charge-offs related to loans covered by ASC 310-30	—	(45)	—	(2,559)
Transfer to accretable discount	363	(363)	—	—
Discount accretion	(370)	—	—	—
	$359	$882	$—	$4,690

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements
For the nine months ended September 30, 2012 and 2011 (In thousands)

Note 4. Loans, Allowance for Loan Losses and Credit Quality  – (continued)

In addition to the above discounts, in the event there is a reduction in projected cash flows beyond the original discount as a result of continued deterioration of credit quality, an allowance for loan losses is established through earnings. Management individually assesses each loan that was acquired with evidence of deterioration in credit quality on a quarterly basis. Accordingly, any allowance is established in accordance with ASC 310-10. Activity related to these loans acquired with evidence of deterioration in credit quality is as follows:

	Nine Months Ended September 30,
	2012	2011
Beginning balance	$387	$—
Charge-offs	(293)	—
Provision for loan losses	103	—
Ending balance	$197	$—

The initial discount recorded on loans acquired with evidence of deterioration in credit quality considered all known impairment through September 30, 2011. Accordingly, there is no allowance for loan losses related to these credits required as of September 30, 2011.

Credit Quality Indicators

Credit risk ratings reflect the current risk of default and/or loss for a given asset. The risk of loss is driven by factors intrinsic to the borrower and the unique structural characteristics of the loan. The credit risk rating begins with an analysis of the borrower’s credit history, ability to repay the debt as agreed, use of proceeds, and the value and stability of the value of the collateral securing the loan. The attributes ordinarily considered when reviewing a borrower are as follows:

•	industry/industry segment;
•	position within industry;
•	earnings, liquidity and operating cash flow trends;
•	asset and liability values;

•	financial flexibility/debt capacity;
•	management and controls; and
•	quality of financial reporting.

The unique structural characteristics ordinarily considered when reviewing a loan are as follows:

•	credit terms/loan documentation;
•	guaranty/third party support;

•	collateral; and
•	loan maturity.

On a quarterly basis, the process of estimating the Allowance for Loan Loss begins with Management’s review of the risk rating assigned to individual credits. Through this process, loans adversely risk rated are evaluated for impairment based on ASC 310-40. The following is a summary of the risk rating definitions the Company uses to assign a risk grade to each loan within the portfolio:

Grade 1 – Highest Quality	Loans have little to no risk and are generally secured by liquid collateral and/or a low loan-to-value ratio.
Grade 2 – Above Average Quality	Loans have minimal risk to well qualified borrowers and no significant questions as to safety.
Grade 3 – Satisfactory	Loans have financially sound borrowers and secondary sources of repayment.

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements
For the nine months ended September 30, 2012 and 2011 (In thousands)

Note 4. Loans, Allowance for Loan Losses and Credit Quality  – (continued)

Grade 4 – Pass	Loans are satisfactory loans with borrowers not as financially strong as risk grade 3 loans, but may exhibit a higher degree of financial risk based on the type of business supporting the loan.
Grade 5 – Special Mention	Loans to borrowers that exhibit potential credit weakness or a downward trend that warrant additional supervision. While potentially weak, the loan is currently marginally acceptable and no loss of principal or interest is envisioned.
Grade 6 – Substandard	Borrowers with one or more well defined weaknesses that jeopardize the orderly liquidation of the debt. Normal repayment from the borrower is in jeopardy, although no loss of principal is envisioned. Possibility of loss or protracted workout exists if immediate corrective action is not taken.
Grade 7 – Doubtful	Loans with all the weaknesses inherent in a Substandard classification, with the added provision that the weaknesses make collection of debt in full highly questionable and improbable, based on currently existing facts, conditions, and values. Serious problems exist to the point where a partial loss of principal is likely.
Grade 8 – Loss	Borrower is deemed incapable of repayment of the entire principal. A charge-off is required for the portion of principal management has deemed it will not be repaid.

The following is the distribution of loans by credit quality and segment as of September 30, 2012:

	Commercial Real Estate			Commercial and Industrial	Consumer			Total
(In thousands) Credit Quality by Class	Acq-Dev Construction	Non-Owner Occupied	Owner Occupied		Residential Mortgage	HELOC	Other
1 Highest Quality	$—	$—	$—	$—	$—	$—	$1	$1
2 Above Average Quality	—	—	3,150	902	131	86	3	4,272
3 Satisfactory	392	7,992	15,127	5,440	3,990	4,156	211	37,308
4 Pass	288	10,093	8,996	12,485	1,129	2,260	43	35,294
5 Special Mention	—	5,742	1,586	1,936	1,253	691	7	11,215
6 Substandard	—	532	483	710	80	768	22	2,595
7 Doubtful	—	—	—	—	254	—	—	254
	680	24,359	29,342	21,473	6,837	7,961	287	90,939
Loans acquired with deteriorating credit quality	3,025	7,219	4,941	1,063	464	870	20	17,602
Total loans	$3,705	$31,578	$34,283	$22,536	$7,301	$8,831	$307	$108,541

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements
For the nine months ended September 30, 2012 and 2011 (In thousands)

Note 4. Loans, Allowance for Loan Losses and Credit Quality  – (continued)

The following is the distribution of loans by credit quality and segment as of December 31, 2011:

	Commercial Real Estate			Commercial and Industrial	Consumer
(In thousands) Credit Quality by Class	Acq-Dev Construction	Non-Owner Occupied	Owner Occupied		Residential Mortgage	HELOC	Other	Total
1 Highest Quality	$—	$—	$—	$47	$—	$—	$2	$49
2 Above Average Quality	—	—	581	627	166	60	—	1,434
3 Satisfactory	544	6,290	17,132	5,433	3,849	6,202	298	39,748
4 Pass	119	9,548	5,339	4,801	1,945	2,040	187	23,979
5 Special Mention	—	6,527	2,188	6,570	1,343	882	112	17,622
6 Substandard	371	—	237	603	—	162	36	1,409
7 Doubtful	—	—	—	—	—	24	—	24
	1,034	22,365	25,477	18,081	7,303	9,370	635	84,265
Loans acquired with deteriorating credit quality	5,031	8,279	6,313	1,411	700	928	20	22,682
Total loans	$6,065	$30,644	$31,790	$19,492	$8,003	$10,298	$655	$106,947

A summary of the balances of loans outstanding by days past due, including accruing and non-accruing loans by portfolio class as of September 30, 2012 was as follows:

	Commercial Real Estate			Commercial and Industrial	Consumer
(In thousands)	Acq-Dev Construction	Non-Owner Occupied	Owner Occupied		Residential Mortgage	HELOC	Other	Total
30 - 59 days	$—	$343	$—	$101	$—	$681	$—	$1,125
60 - 89 days	—	—	—	—	132	—	—	132
>90 days	850	—	2,558	750	304	186	20	4,668
Total past due	850	343	2,558	851	436	867	20	5,925
Current	2,855	31,235	31,725	21,685	6,865	7,964	287	102,616
Total loans	$3,705	$31,578	$34,283	$22,536	$7,301	$8,831	$307	108,541
>90 days still accruing	$—	$—	$—	$—	$—	$—	$—	$—

A summary of the balances of loans outstanding by days past due, including accruing and non-accruing loans by portfolio class as of December 31, 2011 was as follows:

	Commercial Real Estate			Commercial and Industrial	Consumer
(In thousands)	Acq-Dev Construction	Non-Owner Occupied	Owner Occupied		Residential Mortgage	HELOC	Other	Total
30 - 59 days	$—	$—	$1,482	$230	$66	$—	$—	$1,778
60 - 89 days	—	—	247	52	—	—	6	305
>90 days	1,622	419	681	819	475	186	42	4,244
Total past due	1,622	419	2,410	1,101	541	186	48	6,327
Current	4,443	30,225	29,380	18,391	7,462	10,112	607	100,620
Total loans	$6,065	$30,644	$31,790	$19,492	$8,003	$10,298	$655	$106,947
>90 days still accruing	$—	$—	$—	$65	$131	$—	$—	$196

Non-accrual Loans

Loans are placed on nonaccrual status when Management believes the collection of the principal and interest is doubtful. A delinquent loan is generally placed in nonaccrual status when:

•	principal and/or interest is past due for 90 days or more, unless the loan is well-secured or in the process of collection;
•	the financial strength of the borrower or a guarantor has declined;

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements
For the nine months ended September 30, 2012 and 2011 (In thousands)

Note 4. Loans, Allowance for Loan Losses and Credit Quality  – (continued)

•	collateral value has declined; or
•	other facts would make the repayment of loan suspect.

Loans placed on nonaccrual status are reported to the Board at its next regular meeting. When a loan is placed on nonaccrual, all interest which has been accrued is charged back against current earnings as a reduction in interest income, which adversely affects the yield on loans in the period of reversal. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain.

Loans placed on non-accrual status may be returned to accrual status after:

•	payments are received for a minimum six (6) consecutive months in accordance with the loan documents, and any doubt as to the loan's full collectability has been removed; or
•	the troubled loan is restructured and evidenced by a credit evaluation of the borrower's financial condition and the prospects for full payment.

When a loan is returned to accrual status after restructuring, the pre-restructuring risk rating is maintained until a satisfactory payment history is re-established for at least six months. Returning non-accrual loans to an accrual status requires the prior written approval of the Chief Credit Officer and the Board of Directors.

A summary of non-accrual loans by portfolio class is as follows:

(In thousands)	September 30, 2012	December 31, 2011
Commercial real estate:
Acquisition, development, and construction	$850	$3,097
Non-owner occupied	—	419
Owner occupied	2,558	2,335
Commercial and industrial	793	957
Consumer:
Residential mortgage	390	343
HELOC	758	721
Other consumer	44	77
Total loans	$5,393	$7,949

Impaired Loans

All loans that are rated Doubtful are assessed as impaired based on the expectation that the full collection of principal and interest is in doubt. All loans that are rated Substandard or are expected to be downgraded to Substandard, require additional analysis to determine if a specific reserve under ASC 310-40 is required. All loans that are rated Special Mention are presumed not to be impaired. However, Special Mention rated loans are typically evaluated for the following adverse characteristics that may indicate further analysis is warranted before completing an assessment of impairment:

•	a loan is 60 days or more delinquent on scheduled principal or interest;
•	a loan is presently in an unapproved over-advanced position;
•	a loan is newly modified; or
•	a loan is expected to be modified.

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements
For the nine months ended September 30, 2012 and 2011 (In thousands)

Note 4. Loans, Allowance for Loan Losses and Credit Quality  – (continued)

The following information is a summary of the Company’s policies pertaining to impaired loans:

A loan is deemed impaired when it qualifies for a risk rating of Substandard or worse. Factors impairing repayment might include: inadequate repayment capacity, severe erosion of equity, likely reliance on non-primary source of repayment, guarantors with limited resources, and obvious deterioration in borrower’s financial condition. The possibility of loss or protracted workout exists if immediate corrective action is not taken.

Once deemed impaired, the loan is then analyzed for the extent of the impairment. Impairment is the difference between the principal balance of the loan and (i) the discounted cash flows of the borrower or (ii) the fair market value of the collateral less the costs involved with liquidation (i.e., real estate commissions, attorney costs, etc.). This difference is then reflected as a component in the allowance for loan loss as a specific reserve.

Certain loans were identified and individually evaluated for impairment at September 30, 2012. A number of these impaired loans were not charged with a valuation allowance due to Management’s judgment that the cash flows from the underlying collateral or equity available from guarantors was sufficient to recover the entire Company’s investment, while several other loans experienced collateral deterioration and supplemental specific reserves were added. In a few cases, it was decided that the collateral deficiency was a confirmed loss and the amount of the specific reserve was recorded as a partial charge off. The results of those analyses are presented in the following tables.

The following information is a summary of related impaired loans, excluding loans acquired with deteriorating credit quality, presented by portfolio class as of September 30, 2012:

(In thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial real estate:
Acquisition, development, and construction	$—	$—	$—	$—	$—
Non owner occupied	540	540	—	389	—
Owner occupied	484	484	—	242	—
Commercial and Industrial	567	567	—	592	—
Consumer:
Residential	81	81	—	41	—
HELOC	130	130	—	218	—
Other	25	25	—	29	—
Total	$1,827	$1,827	$—	$1,511	$—
With an allowance recorded:
Commercial real estate:
Acquisition, development, and construction	$—	$—	$—	$—	$—
Non owner occupied	—	—	—	—	—
Owner occupied	—	—	—	—	—
Commercial and Industrial	148	148	33	74	—
Consumer:
Residential	256	256	116	128	—
HELOC	663	663	178	344	—
Other	—	—	—	15	—
Total	$1,067	$1,067	$327	$561	$—

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements
For the nine months ended September 30, 2012 and 2011 (In thousands)

Note 4. Loans, Allowance for Loan Losses and Credit Quality  – (continued)

The following information is a summary of related impaired loans, excluding acquired impaired loans, presented by portfolio class as of December 31, 2011:

(In thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial real estate:
Acquisition, development, and construction	$—	$—	$—	$—	$—
Non owner occupied	237	237	—	240	—
Owner occupied	—	—	—	—	—
Commercial and industrial	616	616	—	540	—
Consumer:
Residential	—	—	—	82	—
HELOC	179	179	—	179	—
Other	29	29	—	30	2
Total	$1,061	$1,061	$—	$1,071	$2
With an allowance recorded:
Commercial real estate:
Acquisition, development, and construction	$—	$—	$—	$—	$—
Non owner occupied	—	—	—	—	—
Owner occupied	—	—	—	—	—
Commercial and industrial	—	—	—	—	—
Consumer:
Residential	—	—	—	—	—
HELOC	25	25	25	25	—
Other	29	29	29	30	—
Total	$54	$54	$54	$55	$—

Loans with deteriorated credit quality acquired as part of the Bank of Virginia acquisition are accounted for under the requirements of ASC 310-30. These loans are not considered impaired and not included in the table above.

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements
For the nine months ended September 30, 2012 and 2011 (In thousands)

Note 4. Loans, Allowance for Loan Losses and Credit Quality  – (continued)

A summary of the allowance for loan losses by portfolio segment and impairment evaluation methodology as of September 30, 2012 is as follows (in thousands):

	Commercial Real Estate			Commercial and Industrial	Consumer			Total
	Acquisition, Development, Construction	Non-Owner Occupied	Owner Occupied		Residential Mortgage	HELOC	Other
Allowance for loan losses
Beginning balance, December 31, 2011	$296	$474	$496	$569	$188	$215	$47	$2,285
(Charge-offs) recovery	109	—	25	(408)	(24)	(27)	(51)	(376)
Provision (recovery)	(46)	(154)	(490)	701	24	148	22	205
Ending balance, September 30, 2012	$359	$320	$31	$862	$188	$336	$18	$2,114
Allowance for loans losses
Individually evaluated for impairment	$—	$—	$—	$33	$116	$178	$—	$327
Collectively evaluated for impairment	204	320	31	829	72	116	18	1,590
Loans acquired with deteriorated credit quality	155	—	—	—	—	42	—	197
Ending balance	$359	$320	$31	$862	$188	$336	$18	$2,114
Gross loan balances
Individually evaluated for impairment	$—	$540	$484	$715	$337	$793	$25	$2,894
Collectively evaluated for impairment	680	23,819	28,858	20,758	6,500	7,168	262	88,045
Loans acquired with deteriorated credit quality	3,025	7,219	4,941	1,063	464	870	20	17,602
Ending balance	$3,705	$31,578	$34,283	$22,536	$7,301	$8,831	$307	$108,541

Troubled Debt Restructurings

As a result of adopting the amendments in ASU 2011-02, the Company assessed all restructurings that occurred on or after the beginning of the fiscal year of adoption, January 1, 2011, to determine whether they are considered troubled debt restructurings (TDRs) under the amended guidance. The Company identified as TDRs certain loans for which the allowance for loan losses had previously been measured under the specific or general allowance methodology. Upon identifying those loans as TDRs, the Company identified them as impaired under the guidance in ASC 310-10-35. The amendments in ASU 2011-02 require prospective application of the impairment measurement guidance in ASC 310-10-35 for those loans newly identified as impaired.

At September 30, 2012, three loans with an outstanding recorded investment of $2.5 million have been identified as a TDRs. These loans had evidence of deterioration in credit quality at requisite and are covered by ASC 310-300.

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements
For the nine months ended September 30, 2012 and 2011 (In thousands)

Note 5. Fair Value Measurements

Fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practical to estimate the value is based upon the characteristics of the instruments and relevant market information. Financial instruments include cash, evidence of ownership in an entity, or contracts that convey or impose on an entity that contractual right or obligation to either receive or deliver cash for another financial instrument. Fair value is the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price if one exists.

The following presents the methodologies and assumptions used to estimate the fair value of the Company’s financial instruments. The information used to determine fair value is highly subjective and judgmental in nature and, therefore, the results may not be precise. Subjective factors include, among other things, estimates of cash flows, risk characteristics, credit quality, and interest rates, all of which are subject to change. Since the fair value is estimated as of the balance sheet date, the amounts that will actually be realized or paid upon settlement or maturity on these various instruments could be significantly different.

Financial Instruments with Book Value Equal to Fair Value

The book values of cash and due from banks, federal funds sold and purchased, interest receivable, and interest payable are considered to be equal to fair value as a result of the short-term nature of these items.

Securities Available for Sale and Restricted Securities

For securities available for sale, fair value is based on current market quotations, where available. If quoted market prices are not available, fair value has been based on the quoted price of similar instruments. Restricted securities are valued at cost which is also the stated redemption value of the shares.

Loans

The estimated value of loans held for investment is measured based upon discounted future cash flows using the current rates for similar loans, as well as assumptions related to credit risk.

Deposits

Deposits without a stated maturity, including demand, interest-bearing demand, and savings accounts, are reported at their carrying value in accordance with authoritative accounting guidance. No value has been assigned to the franchise value of these deposits. For other types of deposits with fixed maturities, fair value has been estimated by discounting future cash flows based on interest rates currently being offered on deposits with similar characteristics and maturities.

Borrowings and Other Indebtedness

Fair value has been estimated based on interest rates currently available to the Company for borrowings with similar characteristics and maturities.

Commitments to Extend Credit, Standby Letters of Credit, and Financial Guarantees

Fair values for off-balance-sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. At September 30, 2012, the fair value of loan commitments and standby letters of credit was deemed to be immaterial and therefore is not included.

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements
For the nine months ended September 30, 2012 and 2011 (In thousands)

Note 5. Fair Value Measurements  – (continued)

Determination of Fair Value

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with the Fair Value Measurements and Disclosure topic of FASB ASC, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimate of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under market conditions depends on the facts and circumstances and requires the use of significant judgment.

Authoritative accounting literature specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. The three levels of the fair value hierarchy based on these two types of inputs are as follows:

Level 1	Valuation is based upon quoted prices for identical instruments traded in active markets.
Level 2	Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.
Level 3	Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements
For the nine months ended September 30, 2012 and 2011 (In thousands)

Note 5. Fair Value Measurements  – (continued)

The carrying value and fair values of financial assets and liabilities are as follows:

		September 30, 2012
		Carrying Amount	Fair Value Measurements			Fair Value
(dollars in thousands)			Level 1	Level 2	Level 3
	Assets:
Cash and cash equivalents		$40,513	$40,513	$40,513	$—	$—
Securities available for sale		14,243	14,243	—	14,243	—
Loans, net		106,427	109,319	—	109,243	76
Interest receivable		467	467	—	467	—
Liabilities:
Demand deposits		$17,409	$17,409	$—	$17,409	$—
Savings and interest-bearing demand deposits		39,537	39,537	—	39,537	—
Time deposits		97,395	96,765	—	96,765	—
Interest payable		197	197	—	197	—

	December 31, 2011
(dollars in thousands)	Carrying Amount	Fair Value
Assets:
Cash and cash equivalents	$27,417	$27,417
Securities available for sale	25,578	25,578
Loans	104,662	97,006
Interest receivable	426	426
Liabilities:
Demand deposits	$16,833	$16,833
Savings and interest-bearing demand deposits	29,686	29,686
Time deposits	101,461	100,694
FHLB borrowings	5,113	5,126
Interest payable	264	264

The following describes the valuation techniques used by the Company to measure certain financial assets and liabilities recorded at fair value on a recurring basis in the financial statements:

Securities available for sale

Securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data. Third party vendors compile prices from various sources and may determine the fair value of identical or similar securities by using pricing models that consider observable market data (Level 2).

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements
For the nine months ended September 30, 2012 and 2011 (In thousands)

Note 5. Fair Value Measurements  – (continued)

The following table presents the balances of financial assets measured at fair value on a recurring basis:

	Balance	Level 1	Level 2	Level 3
September 30, 2012
Agency Guaranteed Mortgage-backed securities	$14,243	$—	$14,243	$—
December 31, 2011
Agency Guaranteed Mortgage-backed securities	$25,578	$—	$25,578	$—

Certain assets are measured at fair value on a nonrecurring basis in accordance with GAAP. Adjustments to the fair value of these assets usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets.

The following describes the valuation techniques used by the Company to measure certain assets recorded at fair value on a nonrecurring basis in the financial statements:

Impaired Loans

Loans are designated as impaired when, in the judgment of management based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. The measurement of loss associated with impaired loans can be based on either the observable market price of the loan or the fair value of the collateral. Fair value is measured based on the value of the collateral securing the loans. Collateral may be in the form of real estate or business assets including equipment, inventory, and accounts receivable. The vast majority of the collateral is real estate. The value of real estate collateral is determined utilizing an income or market valuation approach based on an appraisal conducted by an independent, licensed appraiser outside of the Company using observable market data (Level 2). However, if the collateral is a house or building in the process of construction or if an appraisal of the real estate property is over two years old, then the fair value is considered Level 3. The value of business equipment is based upon an outside appraisal (Level 2) if deemed significant, or the net book value on the applicable business’s financial statements (Level 3) if not considered significant using observable market data. Likewise, values for inventory and accounts receivables collateral are based on financial statement balances or aging reports (Level 3). Impaired loans allocated to the Allowance for Loan Losses are measured at fair value on a nonrecurring basis. Any fair value adjustments are recorded in the period incurred as provision for loan losses on the Company’s Statements of Operations.

Other Real Estate Owned (OREO)

Fair values of OREO properties are estimated based upon recent appraisal values of the property less cost to sell the property. Certain inputs used in appraisals are not always observable, and therefore, OREO may be categorized as Level 3. When inputs in appraisals are observable, they are classified as Level 2. The following table summarizes the Company’s assets that were measured at fair value on a nonrecurring basis:

	Balance	Level 1	Level 2	Level 3
September 30, 2012:
Impaired loans, net	$2,567	$—	$2,491	$76
OREO	$1,633	$—	$1,633	$—
December 31, 2011:
Impaired loans, net	$249	$—	$—	$249
OREO	$1,262	$—	$101	$1,161

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements
For the nine months ended September 30, 2012 and 2011 (In thousands)

Note 5. Fair Value Measurements  – (continued)

The following table reflects the changes for assets measured at fair value on a nonrecurring basis using significant unobservable inputs (level 3) for the nine-months ended September 30, 2012.

(dollars in thousands)	Impaired loans	Other real estate owned
Balance – December 31, 2011	$249	$1,161
Transfers out of level 3	(173)	(1,161)
Transfers into level 3	—	—
Balance – September 30, 2012	$76	$—

The significant unobservable inputs for the asset categories that are measured for fair value are listed above. Significant increases (decreases) in any of those inputs in isolation would result in a significantly lower (higher) fair value measurement. Generally, a change in the assumption used for the probability of default is accompanied by a directionally similar change in the assumption used for the loss severity and a directionally opposite change in the assumption used for prepayment rates. In addition, a change to the selling cost or the discount for lack of marketability and age of appraisal are directly related to the Company’s real estate market. An upward movement in the assumptions would result in a decrease in the fair value, while a downward movement in assumptions would result in an increase in the fair value.

The following table presents qualitative information about level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at September 30, 2012.

(dollars in thousands)	Fair Value	Valuation Technique(s)	Unobservable input	Range (Weighted Average)
Impaired loans, net	$76	Sales comparison or cost approach	Adjustments made for selling costs and potential liquidation costs	5% – 50% (30%)

Note 6. Stock-Based Compensation

Share-based compensation arrangements include stock options, restricted stock plans, performance-based awards, stock appreciation rights and employee stock purchase plans. ASC Topic 718 requires all share-based payments to employees to be valued using a fair value method on the date of grant and to be expensed based on that fair value over the applicable vesting period.

Bank of Virginia, the majority controlled subsidiary, has a stock option plan. Grants issued under this plan would increase the ownership of the non-controlling interest. As of September 30, 2012, there are 85,100 options granted and outstanding with a weighted average exercise price of $8.47 per option. 15,800 of the options are exercisable at September 30, 2012 at a weighted average price of $20.75. Options granted, outstanding, and exercisable have been restated to reflect the effect of the 1-for-5 stock split completed by the Bank on October 4, 2012.

Note 7. Subsequent Events

The Company evaluates subsequent events that have occurred after the balance sheet date until the financial statements are available to be issued. Subsequent events through December 31, 2012 have been evaluated. There are two types of subsequent events: (1) recognized, or those that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements, and (2) non-recognized, or those that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date.

During the third and fourth quarters of 2012, the Company completed a private placement stock offering in which it raised approximately $2.8 million by selling 546,500 shares of stock at $5.00 per share. On

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements
For the nine months ended September 30, 2012 and 2011 (In thousands)

Note 7. Subsequent Events  – (continued)

August 28, 2012, the Company invested $3 million in Bank of Virginia by purchasing 833,333 shares of stock (as restated for the 1-for-5 stock split completed by the Bank on October 4, 2012) bringing its total shares owned in Bank of Virginia to 2,188,596, or 70.6% of the total shares outstanding. The purpose of the additional purchases of shares in Bank of Virginia was to support the Bank’s organic growth strategies.

The Series C shares automatically converted to common stock on December 31, 2012. As of that date the shares of Series C common stock reverted to undesignated shares, so at December 31, 2012, the authorized common stock is comprised of 120 million shares of common stock and 80 million undesignated shares.

Note 8. Regulatory Oversight and Capital Adequacy

The Bank of Virginia continues to operate under a Written Agreement with the Federal Reserve Bank of Richmond (the “Federal Reserve”) and the Virginia Bureau of Financial Institutions which was initiated on January 14, 2010. The Written Agreement requires, among other things, that the Bank:

•	strengthen Board oversight of the management and operations of the Bank;
•	strengthen credit risk management practices, particularly commercial real estate concentrations, including steps to reduce the risk of concentrations and enhance stress testing of loan portfolio segments;

•	improve the Bank’s position on outstanding and future past due and other problem loans in excess of $500,000;
•	implement ongoing review and grading of the Bank’s loan portfolio by a qualified independent party or by qualified staff that is independent of the Bank’s lending function;
•	review and revise the allowance for loan and lease losses policy and ensure the maintenance of an adequate allowance for loan and lease losses;
•	improve profitability and maintain sufficient capital for the risk profile of the Bank to satisfy regulatory requirements and support current and future assets; and
•	implement policy to prevent conflicts of interest between Bank’s interest and decision makers.

Failure to comply with the Written Agreement could subject the Bank to the assessment of civil monetary penalties, further regulatory sanctions and/or other regulatory enforcement actions.

The Bank has addressed the requirements of the Written Agreement, including efforts and plans to improve asset quality and credit risk management, and maintain sufficient capital. Submissions were made to the appropriate regulatory authorities in accordance with, and within the time schedule outlined in the Agreement. In certain areas, matters have been identified by our regulators as needing further attention to achieve full compliance with the provisions of the Written Agreement and management believes it has made significant strides to achieving full compliance with each area.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Cordia Bancorp Inc.
Midlothian, Virginia

We have audited the accompanying consolidated balance sheets of Cordia Bancorp Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cordia Bancorp Inc. as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Winchester, Virginia
August 10, 2012

Cordia Bancorp Inc.
Consolidated Balance Sheets

December 31, 2011 and 2010 (In thousands, except share data)

	2011	2010
Assets
Cash and due from banks	$4,167	$25,431
Federal funds sold and interest bearing deposits with banks	23,250	552
Total cash and cash equivalents	27,417	25,983
Securities available for sale, at fair market value	25,578	34,956
Restricted securities	1,134	1,435
Loans net of allowance for loan losses of $2,285 and $50 in 2011 and 2010, respectively	104,662	137,503
Premises and equipment, net	4,528	4,801
Accrued interest receivable	426	774
Other real estate owned, net of valuation allowance	1,262	551
Goodwill	—	5,882
Other assets	544	641
Total assets	$165,551	$212,526
Liabilities and Stockholders’ Equity
Deposits
Non-interestbearing	$16,833	$14,506
Savings and interest – bearing demand	29,686	26,489
Time, $100,000 and over	45,685	64,973
Other time	55,776	77,055
Total deposits	147,980	183,023
Accrued expenses and other liabilities	1,323	1,793
FHLB borrowings	5,113	10,450
Total liabilities	154,416	195,266
Stockholders’ Equity
Preferred stock, 2,000 shares authorized, none issued and outstanding	—	—
Common stock:
Series A – 60,000,000 shares authorized, $.01 par value, 982,312 and 1,000,000 issued in 2011 and 2010, respectively (578,125 and 638,500 unvested, respectively)	4	4
Series B – 60,000,000 shares authorized, $.01 par value, 1,106,918 and 1,056,918 issued in 2011 and 2010, respectively	11	11
Series C – 60,000,000 shares authorized, none issued and outstanding
Additional paid-in capital	11,760	11,213
Retained deficit	(5,157)	(743)
Accumulated other comprehensive income (loss)	22	(601)
Noncontrolling interest	4,495	7,376
Total stockholders’ equity	11,135	17,260
Total liabilities and stockholders’ equity	$165,551	$212,526

See notes to Consolidated Financial Statements

Cordia Bancorp Inc.
Consolidated Statements of Operations

For the years ended December 31, 2011 and 2010 (In thousands, except per share data)

	2011	2010
Interest income
Interest and fees on loans	$9,710	$551
Investment securities	610	91
Federal funds sold and deposits with banks	49	31
Total interest income	10,369	673
Interest expense
Interest on deposits	1,722	204
Interest on FHLB borrowings	56	5
Total interest expense	1,778	209
Net interest income	8,591	464
Provision for loan losses	2,763	50
Net interest income after provision for loan losses	5,828	414
Non-interest income
Service charges on deposit accounts	181	17
Net loss on sale of available for sale securities	(283)	—
Other fee income	222	9
Total non-interest income	120	26
Non-interest expense
Salaries and employee benefits	3,449	412
Occupancy expense	589	52
Equipment expense	326	20
Data processing	377	42
Marketing expense	102	15
Legal and professional	646	104
Bank franchise tax	146	8
FDIC assessment	507	77
Goodwill impairment loss	5,882	—
Loss on sale of OREO	38	—
Other operating expenses	1,181	121
Total non-interest expense	13,243	851
Consolidated net loss	(7,295)	(411)
Less: Net loss-noncontrolling interest	2,881	92
Net loss attributable to Cordia Bancorp, Inc.	$(4,414)	$(319)
Basic loss per share	$(2.95)	$(.45)
Diluted loss per share	$(2.95)	$(.45)
Weighted average shares outstanding, basic	1,497,982	1,051,213
Weighted average shares outstanding, diluted	1,497,982	1,051,213

See notes to Consolidated Financial Statements

Cordia Bancorp Inc.
Consolidated Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2011 and 2010 (In thousands)

	Common Stock		Additional Paid-in Capital	Retained Deficit	Accumulated Other Comprehensive Income (Loss)	Non-controlling Interest		Total
	Series A	Series B
Balance December 31, 2009	$10	$—	$641	$(424)	$—	$		$227
Sale of shares	2	—	198	—	—		—	200
Exchange of shares	(2)	—	2	—	—		—	—
Common stock issued in private offering	—	11	10,499	—	—		—	10,510
Stock issuance costs	—	—	(133)	—	—		—	(133)
Amendment to stock agreement	(6)	—	6	—	—		—	—
Noncontrolling interest as part of Bank of Virginia acquisition	—	—	—	—			7,468	7,468
Comprehensive loss
Net loss	—	—	—	(319)	—		(92)	(411)
Unrealized loss on securities available for sale	—	—	—	—	(601)		—	(601)
Total comprehensive loss	—							(1,012)
Balance December 31, 2010	4	11	11,213	(743)	(601)		7,376	17,260
Stock issuance costs	—	—	(1)	—	—		—	(1)
Common stock issued	—	—	550	—	—		—	550
Redemption of shares	—	—	(2)	—	—		—	(2)
Comprehensive loss
Net loss	—	—	—	(4,414)	—		(2,881)	(7,295)
Unrealized gain on securities available for sale	—	—	—	—	623		—	623
Total comprehensive loss	—	—	—	—	—		—	(6,672)
Balance December 31, 2011	$4	$11	$11,760	$(5,157)	$22		$4,495	$11,135

See notes to Consolidated Financial Statements

Cordia Bancorp Inc.
Consolidated Statements of Cash Flows

For the years ended December 31, 2011 and 2010 (In thousands)

	2011	2010
Cash flows from operating activities
Net loss	$(7,295)	$(411)
Adjustments to reconcile net loss to net cash provided by(used) in operating activities:
Net amortization of premium on investment securities	237	17
Depreciation and amortization	395	(1)
Provision for loan losses	2,763	50
Gain on sale of fixed assets	(9)	—
Loss on available for sale securities	283	—
Impairment of OREO	25	—
Loss on sale of OREO	38	—
Goodwill impairment	5,882	—
Change in assets and liabilities:
Decrease in accrued interest receivable	348	51
Decrease in other assets	61	146
(Decrease) in accrued expense and other liabilities	(470)	(45)
Net cash provided by (used in) operating activities	2,258	(193)
Cash flows from investing activities
Cash from acquisition of Bank of Virginia	—	15,716
Purchases of securities available for sale	(17,906)	—
Redemptions of restricted securities, net	301	—
Proceeds from sales/maturities of available for sale securities	19,993	—
Proceeds from sale of OREO	975	—
Proceeds from sale of fixed assets	9	—
Payments on mortgage-backed securities	7,394	340
Net decrease in loans	26,974	1,452
Purchases of premises and equipment	(112)	—
Net cash provided by investing activities	37,628	17,508
Cash flows from financing activities
Proceeds from sale of stock, net	547	10,577
Net increase (decrease) in demand, savings, interest-bearing checking and money market deposits	5,524	(848)
Net decrease in time deposits	(39,523)	(1,289)
Repayment of FHLB borrowings	(5,000)	—
Net cash (used in) provided by financing activities	(38,452)	8,440
Net increase in cash and cash equivalents	1,434	25,755
Cash and cash equivalents at beginning of period	25,983	228
Cash and cash equivalents at end of period	$27,417	$25,983
Supplemental disclosure of cash flow information
Cash payments for interest	$3,533	$162
Supplemental disclosure of noninvesting activities
Fair value adjustment for securities	$623	$(601)
Other real estate owned transfer from loans	$1,749	$—

See notes to Consolidated Financial Statements

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies

Organization

Cordia Bancorp Inc. (“Company”) was incorporated in 2009 as a private bank holding company by a team of former bank CEOs, directors and advisors seeking to invest in undervalued community banks in the Mid-Atlantic and Southeast regions. The Company was approved as a bank holding company by the Board of Governors of the Federal Reserve in November 2010 and granted the authority to purchase a majority interest in Bank of Virginia (“Bank”) at that time.

The Company is authorized to issue 200 million shares of common stock having a par value of $.01 per share and 2,000 shares of preferred stock having a par value of $.01 per share. Of the 200 million shares of common stock, the Company was authorized to issue 60 million series A shares, 60 million series B shares, 60 million series C shares and 80 million shares undesignated. Effective July 27, 2012, following a shareholder vote in favor of reclassification of the series A and series B shares, the Company will be authorized to issue 120 million shares of common stock, five million series C common shares and 75 million undesignated shares.

The Company raised in a private placement an aggregate of $955,000 by selling 982,312 net shares of Series A Common Stock to its directors and officers at an average price of $0.97 per share. These funds were used to fund the organization and early stage expenses of the Company. These directors and officers have entered into agreements with the Company which provided for initial vesting of an incremental percentage of these shares as well as time vesting over four years for the remaining shares, subject to substantial reductions in number of shares ultimately owned if the Company is not successful in pursuing its growth strategy. Because the Company was able to complete the acquisition of Bank of Virginia, the vested portion of the shares totaled 361,500 at December 31, 2010. During 2011, an additional 42,687 shares vested. The remaining 638,500 shares are subject to time vesting, provided that no such vesting will occur if the Company does not achieve successive asset sizes, through acquisitions or organic growth, of $500 million, $1 billion or $1.5 billion, respectively, in accordance with a five year time requirement which began on October 6, 2009.

On December 10, 2010, the Company made an investment in and became the majority owner of the Bank. The Company purchased 6,776,316 shares of the Bank for $10,300,000 in a private placement offering. After the transaction, the Company owned approximately 59.8% of the outstanding shares of the Bank.

The Bank was organized under the laws of the Commonwealth of Virginia to engage in a general banking business serving the communities in and around the Richmond, Virginia metropolitan area. The Bank commenced regular operations on January 12, 2004, and is a member of the Federal Reserve System, Federal Deposit Insurance Corporation and the Federal Home Loan Bank of Atlanta. The Bank is subject to the regulations of the Federal Reserve System and the State Corporation Commission of Virginia. Consequently, it undergoes periodic examinations by these regulatory authorities.

Principles of Consolidation

The accompanying consolidated financial statements include all accounts of the Company and the Bank. All material intercompany balances and transactions have been eliminated in consolidation.

Noncontrolling interest reflects the ownership interest of the minority shareholders of the Bank. Items of income (loss) and other comprehensive income (loss) applicable to Bank operations are allocated to the noncontrolling interest account based on the ownership percentage of the minority shareholders.

Summary of Significant Accounting Policies

The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. The more significant of these policies are summarized below.

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies  – (continued)

(a) Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, the valuation of other real estate owned, goodwill, and fair value measurements.

(b) Cash and Cash Equivalents

For purposes of the statement of cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one day periods.

(c) Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at estimated fair value. The Company classifies all securities as available for sale. Other securities, such as Federal Reserve Bank stock and Federal Home Loan Bank stock, are carried at cost and are listed on the balance sheet as restricted securities.

In estimating other than temporary impairment losses management considers, (1) the length of time and extent to which the fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) our ability to retain our investment for a period of time sufficient to allow for any anticipated recovery in fair value.

Impairment of securities occurs when the fair value of a security is less than its amortized cost. For debt securities, impairment is considered other-than-temporary and recognized in its entirety in net income if either (1) the Company intends to sell the security or (2) it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis. If, however, the Company does not intend to sell the security and it is not more-than-likely that the Company will be required to sell the security before recovery, management must determine what portion of the impairment is attributable to a credit loss, which occurs when the amortized cost of the security exceeds the present value of the cash flows expected to be collected from the security. If there is no credit loss, there is no other-than-temporary impairment. If there is a credit loss, other-than-temporary impairment exists, and the credit loss must be recognized in net income and the remaining portion of impairment must be recognized in other comprehensive income.

For equity securities carried at cost as restricted securities, impairment is considered to be other-than-temporary based on our ability and intent to hold the investment until a recovery of value. Other-than-temporary impairment of an equity security results in a write-down that must be included in income. The Company regularly reviews each security for other-than-temporary impairment based on criteria that include the extent to which costs exceeds market price, the duration of that market decline, the financial health of and specific prospects for the issuer, management’s best estimate of the present value of cash flows expected to be collected these debt securities, the Company’s intention with regard to holding the security to maturity and the likelihood that the Company would be required to sell the security before recovery.

(d) Loans

The Bank grants commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by commercial loans throughout the greater Richmond, Virginia metropolitan area. The ability of the Bank’s debtors to honor their contracts is dependent upon numerous factors including the collateral performance, general economic conditions, as well as the underlying strength of borrowers and guarantors.

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies  – (continued)

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are generally reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses and net deferred fees and costs. Interest income is accrued on the unpaid principal balance. Loan origination and commitment fees and certain direct costs are deferred and the net amount is amortized as an adjustment of the related loan’s yield. The Bank is amortizing these amounts on an effective interest method over the loan’s contractual life or to the pay-off date if the balance is repaid prior to maturity. There are no current commitments to purchase loans at this time. Loans are recorded based on purpose, collateral and repayment period. Interest is calculated on a 365/360 for commercial loans and 365/365 for consumer loans. Interest is accrued on a daily basis.

The past due status of a loan is based on the contractual due date of the most delinquent payment due. Each loan will be placed in one of the following categories: current, 1 – 29 days past due, 30 – 59 days past due, 60 – 89 days past due and over 90 days past due. Generally, the accrual of interest on a loan is discontinued at the time the loan becomes 90 days delinquent unless the credit is well-secured or in process of collection or refinancing.

All interest accrued but not collected is reversed against interest income when a loan is placed on nonaccrual or charged off. The interest on loans in nonaccrual status is accounted for on the cash basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

In situations where, for economic or legal reasons related to a borrower’s financial condition, management may grant a concession to the borrower that it would not otherwise consider, the related loan is classified as a troubled debt restructuring (TDR). Management strives to identify borrowers in financial difficulty early and work with them to modify their loan to more affordable terms before their loan reaches nonaccrual status. These modified terms may include rate reductions, principal forgiveness, payment forbearance, re-amortization, and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. In cases where borrowers are granted new terms that provide for a reduction of either interest or principal, management measures any impairment on the restructuring as noted above for impaired loans. There were five loans with an aggregate principal balance of $3.4 million classified as TDRs as of December 31, 2011, while there were five loans with an aggregate principal balance of $4.5 million classified as TDRs as of December 31, 2010.

(e) Allowance for Loan Losses

The allowance for loan losses (ALL) is increased by charges to income and decreased by charge-offs, net of recoveries. The allowance is established and maintained at a level management deems adequate to cover losses inherent in the portfolio as of the balance sheet date and is based on management’s evaluation of the risks in the loan portfolio and changes in the nature and volume of loan activity. There are risks inherent in all loans, so an allowance is maintained for loans to absorb probable losses on existing loans that may become uncollectible. The allowance is established and maintained as losses are estimated to have occurred through a provision for loan losses charged to earnings, which increases the balance of the allowance. Loan losses for all segments are charged against the allowance when management believes the uncollectability of a loan is confirmed, which decreases the balance of the allowance. Subsequent recoveries, if any, are credited back to the allowance.

The amount of the allowance is established through the application of a standardized model, the components of which are: an impairment analysis of specific loans to determine the level of any specific reserves needed, a broad analysis of historical loss experience and economic and environmental factors to determine the level of general reserves needed.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies  – (continued)

underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

In order for the ALL methodology to be considered valid and for Management to make the determination if any deficiencies exist in the process, the Bank at a minimum requires:

•	A review of trends in loan volume, delinquencies, restructurings and concentrations;
•	Tests of source documents and underlying assumptions to determine that the established methodology develops reasonable loss estimates; and
•	An evaluation of the appraisal process of the underlying collateral which may be accomplished by periodically comparing the appraised value to the actual sales price on selected properties sold.

Note 4 includes additional discussion of how the allowance is quantified. The use of various estimates and judgments in the Bank’s ongoing evaluation of the required level of allowance can significantly affect the Bank’s results of operations and financial condition and may result in either greater provisions against earnings to increase the allowance or reduced provisions based upon management’s current view of portfolio and economic conditions and the application of revised estimates and assumptions.

The specific component of the allowance relates to loans that are classified as either doubtful or substandard. For such loans that are also classified as impaired, a loan level allowance is established. The evaluation of the need for a specific reserve involves the identification of impaired loans and an analysis of those loans’ repayment capacity from both primary (cash flow) and secondary (real estate and non real estate collateral or guarantors) sources and making specific reserve allocations to impaired loans that exhibit inherent weaknesses and various credit risk factors. All available collateral is analyzed and valued, with discounts applied according to the age of any real estate appraisals or the liquidity of other asset classes. The analysis is compared to the aggregate Bank loan exposure, giving consideration to the Bank’s lien preference and other actual and contingent obligations of the borrower. Any loan guarantors are rated and their value weighted based on an analysis of the guarantor’s net worth, including liabilities, liquid assets, and annual cash flows and total contingent liabilities.

The impairment of a loan occurs when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. We do not consider a loan impaired during a period of insignificant delay in payment if we expect the ultimate collection of all amounts due. Impairment is measured as the difference between the recorded investment in the loan and the evaluation of the present value of expected future cash flows or the observable market price of the loan or collateral value of the impaired loan when that cash flow or collateral value is lower than the carrying value of that loan. Loans that are collateral dependent, that is, loans where repayment is expected to be provided solely by the underlying collateral, and for which management has determined foreclosure is probable, are measured for impairment based on the fair value of the collateral as described above.

The general component covers non classified loans and special mention loans and is based on historical loss experience adjusted for qualitative factors.

The model estimates future loan losses by analyzing historical loss experience and other trends within the portfolio, including trends in delinquencies and charge-offs, the opinions of regulators, changes in the growth rate, size and composition of the loan portfolio, particularly the level of special mention rated loans, the level of past due loans, the level of home equity loans and commercial real estate loans in aggregate and as a percentage of capital, and industry information.

A component of the general allowance for unimpaired loans is established based on a weighted average historical loss factor for the prior twelve quarters (with more weight given to the more recent quarters) and the level of unimpaired loans.

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies  – (continued)

Also included in management’s estimates for loan losses are considerations with respect to the impact of local and national economic trends, the outcomes of which are uncertain. These events may include, but are not limited to, a general slowdown in the national or local economy, national and local unemployment rates; local real estate values fluctuations in overall lending rates, political conditions, legislation that may directly or indirectly affect the banking industry and economic conditions affecting the specific geographic area in which the Bank conducts business.

The allowance model is a fluid model which includes several factors that can be adjusted to reflect rapid changes in the economic environment, loan portfolio trends and individual borrowers' financial condition and risk, the interpretation of which can have significant impact on the perceived allowance needed.

(f) Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the assets' estimated useful lives. Estimated useful lives range from 10 to 30 years for buildings and 3 to 10 years for autos, furniture, fixtures and equipment. The value of land is carried at cost. Cost is based on fair value at the date of the acquisition of Bank of Virginia.

(g) Other Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosure are held for sale. They are initially recorded at the lower of the Bank’s cost or the assets’ fair market value at the date of foreclosure, less estimated selling costs thus establishing a new cost basis. Subsequent to foreclosure, valuations of the assets are periodically performed by management. Adjustments are made to the lower of the carrying amount or fair market value of the assets less selling costs. Revenue and expenses from operations are included in net expenses from foreclosed assets. The Bank’s investment in foreclosed assets totaled $1.3 million and $551,000 at December 31, 2011 and 2010, respectively.

(h) Goodwill and Other Intangibles

FASB ASC 805, Business Combinations, requires that the acquisition method of accounting be used for all business combinations. With acquisitions, the Company is required to record assets acquired, including any intangible assets, and liabilities assumed at fair value, which involves relying on estimates based on third party valuations, such as appraisals, or internal valuations based on discounted cash flow analysis or other valuation methods. The Company records goodwill per ASC 350, Intangibles-Goodwill and Others. Accordingly, goodwill is no longer subject to amortization over its estimated useful life, but is subject to at least an annual assessment for impairment by applying a fair value-based test. Additionally, under ASC 350, acquired intangible assets (such as core deposit intangibles) are separately recognized if the benefit of the assets can be sold, transferred, licensed, rented, or exchanged, and amortized over their useful lives. ASC 350 discontinues any amortization of goodwill and other intangible assets with indefinite lives, but requires an impairment review at least annually or more often if certain conditions exist. The Company followed ASC 350 and determined that any core deposit intangibles will be amortized over the estimated useful life. Core deposit intangibles are evaluated for impairment in accordance with ASC 350. Goodwill was determined to be impaired in 2011.

(i) Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating loss carryforwards, and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences.

Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, the recognition of the asset is less than probable. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies  – (continued)

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the positions taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is recognized as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Interest and penalties associated with the unrecognized tax benefits are classified as additional income taxes in the statements of operations.

Banks operating in Virginia are not subject to Virginia State Income  Tax, but are subjected to Virginia Bank Franchise Taxes.

(j) Marketing Costs

The Company follows the policy of charging the production costs of marketing/advertising to expense as incurred unless the advertising campaign extends for a significant time period, in which case, such costs will be amortized to expense over the duration of the advertising campaign.

(k) Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

(l) Loss Per Share

Basic loss per share represents income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance.

The calculation for basic and diluted earnings per common share for the years ended December 31, 2011 and 2010, is as follows:

	2011	2010
Net loss attributable to Company (In thousands)	$(4,414)	$(319)
Weighted average basic and dilutive shares outstanding	1,497,982	1,051,213
Basic and diluted loss per common share	$(2.95)	$(.45)

For the years ended December 31, 2011 and 2010, 578,125 shares and 638,500 shares, respectively of unvested Series A Common Stock were excluded from the computation of basic and diluted earnings per common share. Both vested and unvested Series A Common Stock shareholders have all the rights and privileges of a stockholder with respect to the stock, except for the right to votes shares for which time and performance thresholds have not been met.

(m) Stock Option Plan

Authoritative accounting guidance requires the costs resulting from all share-based payments to employees be recognized in the financial statements. Stock-based compensation is estimated at the date of grant, using the

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies  – (continued)

Black-Scholes option valuation model for determining fair value. The Bank recognized stock-based compensation expense of $11,000 in 2011.

(n) Fair Value Measurements

Fair values of financial instruments are estimated using relevant market information and other assumptions as more fully disclosed in Note 14. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or market conditions could significantly affect the estimates.

(o) Transfer of Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when 1) the assets have been isolated from the Bank — put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership; 2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets; and 3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity of the ability to unilaterally cause the holder to return specified assets.

(p) Reclassification

In certain circumstances, reclassifications have been made to prior period information to conform to the 2011 presentation. Such reclassifications had no effect on previously reported shareholders’ equity or net loss.

Recent Accounting Pronouncements

In July 2010, the FASB issued ASU 2010-20, “Receivables (Topic 310) — Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.” The new disclosure guidance significantly expands the existing requirements and will lead to greater transparency into an entity’s exposure to credit losses from lending arrangements. The extensive new disclosures of information as of the end of a reporting period became effective for both interim and annual reporting periods ending on or after December 15, 2010. Specific disclosures regarding activity that occurred before the issuance of the ASU, such as the allowance roll forward and modification disclosures, will be required for periods beginning on or after December 15, 2010. The Company has included the required disclosures in its consolidated financial statements.

In March 2011, the SEC issued Staff Accounting Bulletin (SAB) 114. This SAB revises or rescinds portions of the interpretive guidance included in the codification of the Staff Accounting Bulletin Series. This update is intended to make the relevant interpretive guidance consistent with current authoritative accounting guidance issued as a part of the FASB’s Codification. The principal changes involve revision or removal of accounting guidance references and other conforming changes to ensure consistency of referencing through the SAB Series. The effective date for SAB 114 is March 28, 2011. The adoption of the new guidance did not have a material impact on the Company’s consolidated financial statements.

In January 2011, the FASB issued ASU 2011-01, “Receivables (Topic 310) — Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings.” The amendments in this ASU temporarily delayed the effective date of the disclosures about troubled debt restructurings in Update 2010 – 20 for public entities. The delay was intended to allow the Board time to complete its deliberations on what constitutes a troubled debt restructuring. The effective date of the new disclosures about troubled debt restructurings for public entities and the guidance for determining what constitutes a troubled debt restructuring was effective for interim and annual periods ending after June 15, 2011. The Company has adopted ASU 2011-01 and included the required disclosures in its consolidated financial statements.

In April 2011, the FASB issued ASU 2011-02, “Receivables (Topic 310) — A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring.” The amendments in this ASU clarify the guidance on a creditor’s evaluation of whether it has granted a concession to a debtor. They also clarify the guidance on

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies  – (continued)

a creditor’s evaluation of whether a debtor is experiencing financial difficulty. The amendments in this ASU are effective for the first interim or annual period beginning on or after June 15, 2011. Early adoption is permitted. Retrospective application to the beginning of the annual period of adoption for modifications occurring on or after the beginning of the annual adoption period is required. As a result of applying these amendments, an entity may identify receivables that are newly considered to be impaired. For purposes of measuring impairment of those receivables, an entity should apply the amendments prospectively for the first interim or annual period beginning on or after June 15, 2011. The Company has adopted ASU 2011-02 and included the required disclosures in its consolidated financial statements.

In April 2011, the FASB issued ASU 2011-03, “Transfers and Servicing (Topic 860) — Reconsideration of Effective Control for Repurchase Agreements.” The amendments in this ASU remove from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee and (2) the collateral maintenance implementation guidance related to that criterion. The amendments in this ASU are effective for the first interim or annual period beginning on or after December 15, 2011. The guidance should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. Early adoption is not permitted. The Company is currently assessing the impact that ASU 2011-03 will have on its consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820) — Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” This ASU is the result of joint efforts by the FASB and International Accounting Standards Board (IASB) to develop a single, converged fair value framework on how (not when) to measure fair value and what disclosures to provide about fair value measurements. The ASU is largely consistent with existing fair value measurement principles in U.S. GAAP (Topic 820), with many of the amendments made to eliminate unnecessary wording differences between U.S. GAAP and International Financial Reporting Standards (IFRS). The amendments are effective for interim and annual periods beginning after December 15, 2011 with prospective application. Early application is not permitted. The Company is currently assessing the impact that ASU 2011-04 will have on its consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220) — Presentation of Comprehensive Income.” The objective of this ASU is to improve the comparability, consistency and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income by eliminating the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments require that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The single statement of comprehensive income should include the components of net income, a total for net income, the components of other comprehensive income, a total for other comprehensive income, and a total for comprehensive income. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present all the components of other comprehensive income, a total for other comprehensive income, and a total for comprehensive income. The amendments do not change the items that must be reported in other comprehensive income, the option for an entity to present components of other comprehensive income either net of related tax effects or before related tax effects, or the calculation or reporting of earnings per share. The amendments in this ASU should be applied retrospectively. The amendments are effective for fiscal years and interim periods within those years beginning after December 15, 2011. Early adoption is permitted because compliance with the amendments is already permitted. The amendments do not require transition disclosures. The Company is currently assessing the impact that ASU 2011-05 will have on its consolidated financial statements.

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies  – (continued)

In August 2011, the SEC issued Final Rule No. 33-9250, “Technical Amendments to Commission Rules and Forms related to the FASB’s Accounting Standards Codification.” The SEC has adopted technical amendments to various rules and forms under the Securities Act of 1933, the Securities Exchange Act of 1934, and the Investment Company Act of 1940. These revisions were necessary to conform those rules and forms to the FASB Accounting Standards Codification. The technical amendments include revision of certain rules in Regulation S-X, certain items in Regulation S-K, and various rules and forms prescribed under the Securities Act, Exchange Act and Investment Company Act. The Release was effective as of August 12, 2011. The adoption of the new guidance did not have a material impact on the Company’s consolidated financial statements.

In December 2011, the FASB issued ASU 2011-11, “Balance Sheet (Topic 210) — Disclosures about Offsetting Assets and Liabilities.” This ASU requires entities to disclose both gross information and net information about both instruments and transactions eligible for offset in the balance sheet and instruments and transactions subject to an agreement similar to a master netting arrangement. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The Company is currently assessing the impact that ASU 2011-11 will have on its consolidated financial statements.

In December 2011, the FASB issued ASU 2011-12, “Comprehensive Income (Topic 220) — Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.” The amendments are being made to allow the Board time to re-deliberate whether to present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. While the Board is considering the operational concerns about the presentation requirements for reclassification adjustments and the needs of financial statement users for additional information about reclassification adjustments, entities should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect before ASU 2011-05. All other requirements in ASU 2011-05 are not affected by ASU 2011-12, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. Public entities should apply these requirements for fiscal years, and interim periods within those years, beginning after December 15, 2011. Nonpublic entities should begin applying these requirements for fiscal years ending after December 15, 2012, and interim and annual periods thereafter. The Company is currently assessing the impact that ASU 2011-12 will have on its consolidated financial statements.

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements

Note 2. Business Combination

On December 10, 2010, the Company purchased 59.8% of the common stock of the Bank of Virginia. In accordance with ASC 805-10, this transaction is considered a business combination. Accordingly, the assets and liabilities of the Bank were marked to fair value and goodwill was recorded for the excess of consideration paid over net fair value received. A summary of the fair value of assets received and liabilities assumed is as follows (in thousands):

Investment in Bank of Virginia	$10,300
Cash and cash equivalents	15,716
Investment securities	35,914
Loans	138,681
Premises and equipment	4,823
Core deposit intangibles	249
Other assets	4,993
Fair value of assets acquired	200,376
Deposits	185,164
FHLB borrowings	10,473
Other liabilities	1,689
Fair value of liabilities assumed	197,326
Minority interest	7,468
Goodwill	$5,882

As discussed in Note 5, Goodwill was determined to be impaired during 2011.

Note 3. Securities

Amortized cost and fair values of securities available for sale at December 31, 2011 and 2010 are as follows:

	Amortized Cost	Gross Unrealized		Estimated Fair Value
		Gains	Losses
2011
Agency Guaranteed Mortgage-backed securities	$25,556	$125	$103	$25,578
Total	$25,556	$125	$103	$25,578
2010
U.S. Government agencies	$5,208	$—	$10	$5,198
Agency Guaranteed Mortgage-backed securities	20,583	12	196	20,399
Municipal	9,766	—	407	9,359
Total	$35,557	$12	$613	$34,956

The amortized cost and fair value of securities available for sale as of December 31, 2011, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations without penalties. They are as follows:

	Amortized Cost	Estimated Fair Value
1 year or less	$—	$—
Over 1 year through 5 years	2,178	2,192
Over 5 years through 10 years	1,685	1,676
Over 10 years	21,693	21,710
Total	$25,556	$25,578

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements

Note 3. Securities  – (continued)

As of December 31, 2011, the portfolio is concentrated in average maturities of over ten years. The portfolio is available to support liquidity needs of the Company. Sales of available for sale securities were $17.8 million in 2011 with no sales during 2010. In 2011, gross realized gains were $32,000 with corresponding losses of $315,000.

Management does not believe any individual unrealized loss position as of December 31, 2011 represents an other-than-temporary impairment. Management evaluates securities for other-than-temporary impairment at least on a quarterly basis and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (i) the intent of the Company to sell the security, (ii) whether it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis, and (iii) whether the Company expects to recover the securities’ entire amortized cost basis regardless of the Company’s intent to sell the security. Furthermore, the Company believes the value is attributable to changes in market interest rates and not the credit quality of the issuer.

The Company had no investments in a continuous unrealized loss position for more than 12 months as of December 31, 2011 or 2010.

As of December 31, 2011, the Company had unrealized losses on Agency Guaranteed Mortgage-backed securities of $103,000 on sixteen of its agency guaranteed mortgage-backed securities with an aggregate fair value of $12.4 million. All of the unrealized losses are attributable to increases in interest rates and not to credit deterioration. Currently, the Company does not believe that it is probable that it will be unable to collect all amounts due according to the contractual terms of the investments. Because the decline in market value is attributable to changes in interest rates and not to credit quality and because it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2011.

There were no held to maturity securities at December 31, 2011 and 2010.

Mortgage-backed securities with combined market value of $1.9 million and $2.7 million were pledged to secure public funds with the State of Virginia at December 31, 2011 and 2010, respectively. In addition, we have $2.2 million mortgage-backed securities pledged to cover a relationship with our main correspondent bank as of December 31, 2011.

Note 4. Allowance for Loan Losses and Credit Quality

The Bank categorizes its receivables into three main segments which are commercial real estate loans, commercial and industrial loans, and consumer loans. Each category of loan has a different level of credit risk. Real estate loans are generally safer than loans secured by other assets because the value of the underlying collateral is generally ascertainable and does not fluctuate as much as other assets. Owner occupied commercial real estate loans are generally the least risky type of commercial real estate loan. Non owner occupied commercial real estate loans and construction and development loans contain more risk. Commercial loans, which can be secured by real estate or other assets, or which can be unsecured, are generally more risky than commercial real estate loans. Consumer loans may be secured by residential real estate, automobiles or other assets or may be unsecured. Those secured by residential real estate are the least risky and those that are unsecured are the most risky type of consumer loans. Any type of loan which is unsecured is generally more risky than a secured loan. These levels of risk are general in nature, and many factors including the creditworthiness of the borrower or the particular nature of the secured asset may cause any type of loan to be more or less risky than another. Within the commercial real estate and consumer loan segments the loans are further divided into classes. In the commercial real estate segment of the loan portfolio the classes are acquisition-development-construction, non owner occupied and owner occupied. In the consumer segment of the loan portfolio the classes are residential real estate, home equity lines of credit and other. This provides Management and the Board with sufficient information to evaluate the risks within the Bank’s portfolio.

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements

Note 4. Allowance for Loan Losses and Credit Quality  – (continued)

Below is a table that exhibits the loans by class at December 31, 2011 and 2010.

	Composition of loan portfolio At December 31,
(In thousands)	2011	2010
Commercial Real Estate:
Acquisition, development, and construction	$6,065	$9,539
Non owner occupied	30,644	30,696
Owner occupied	31,790	33,924
Commercial and industrial	19,492	33,125
Consumer:
Residential mortgage	8,003	23,817
Home equity lines of credit	10,298	3,886
Other	655	2,566
Total loans	$106,947	$137,553
Allowance for loan losses	(2,285)	(50)
Total loans, net of allowance	$104,662	$137,503

Acquired in the acquisition of Bank of Virginia, and included in the table above, are loans acquired with evidence of deterioration in credit quality. These loans are accounted for under the guidance ASC 310-30. Information related to these loans is as follows:

(In thousands)	2011	2010
Contract principal balance	$24,338	$37,083
Accretable discount	(366)	—
Nonaccretable discount	(1,290)	(7,249)
Book value of loans	$22,682	$29,834

A discount is applied to these loans such that the carrying amount approximates the cash flows expected to be received from the borrower or from the liquidation of collateral. Due to a high level of uncertainty regarding the timing and amount of these cash flows, Management initially considered the entire discount to be nonaccretable. However, due to improvement in the status of some credits, some discount was transferred to accretable during 2011. Cash flows received on these loans will be applied on a cost recovery method, whereby payments are applied first to the loan balance. When the loan balance is fully recovered, payments will then be applied to income. Any future reductions in carrying value as a result of deteriorating credit quality will require an allowance for loan losses related to these loans. At December 31, 2011 and 2010, there is no such allowance.

A summary of changes to the accretable and nonaccretable discounts during 2011 are as follows:

	Accretable Discount	Nonaccretable Discount
Discount based on initial transaction	$—	$7,249
Charge-offs related to loans covered by ASC 310-30	—	(5,037)
Transfer to accretable discount	922	(922)
Discount accretion	(556)	—
	$366	$1,290

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements

Note 4. Allowance for Loan Losses and Credit Quality  – (continued)

RISK RATING PROCESS

On a quarterly basis, the process of estimating the Allowance for Loan Loss begins with Management’s review of the risk rating assigned to individual credits. Through this process, loans adversely risk rated are evaluated for impairment based on ASC 310-40.

Risk Grades

The following is a summary of the risk rating definitions the Bank uses to assign a risk grade to each loan within the portfolio:

Grade 1 – Highest Quality	Loans have little to no risk and are generally secured by liquid collateral and/or a low loan-to-value ratio.
Grade 2 – Above Average Quality	Loans have minimal risk to well qualified borrowers and no significant questions as to safety.
Grade 3 – Satisfactory	Loans are satisfactory loans with financially sound borrowers and secondary sources of repayment.
Grade 4 – Pass	Loans are satisfactory loans with borrowers not as financially strong as risk grade 3 loans, but may exhibit a higher degree of financial risk based on the type of business supporting the loan.

Grade 5 – Special Mention	Loans to borrowers that exhibit potential credit weakness or a downward trend that warrant additional supervision. While potentially weak, the loan is currently marginally acceptable and no loss of principal or interest is envisioned.
Grade 6 – Substandard	Borrowers with one or more well defined weaknesses that jeopardize the orderly liquidation of the debt. Normal repayment from the borrower is in jeopardy, although no loss of principal is envisioned. Possibility of loss or protracted workout exists if immediate corrective action is not taken.
Grade 7 – Doubtful	Loans with all the weaknesses inherent in a Substandard classification, with the added provision that the weaknesses make collection of debt in full highly questionable and improbable, based on currently existing facts, conditions, and values. Serious problems exist to the point where a partial loss of principal is likely.
Grade 8 – Loss	Borrower is deemed incapable of repayment of the entire principal. A Charge-off is required for the portion of principal management has deemed it will not be repaid.

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements

Note 4. Allowance for Loan Losses and Credit Quality  – (continued)

The following is the distribution of loans by credit quality and class as of December 31, 2011.

	Commercial Real Estate				Consumer
(In thousands) Credit Quality by Class	Acq-Dev Construction	Non-Owner Occupied	Owner Occupied	Commercial and Industrial	Residential Mortgage	HELOC	Other	Total
1 Highest Quality	$—	$—	$—	$47	$—	$—	$2	$49
2 Above Average Quality	—	—	581	627	166	60	—	1,434
3 Satisfactory	544	6,290	17,132	5,433	3,849	6,202	298	39,748
4 Pass	119	9,548	5,339	4,801	1,945	2,040	187	23,979
5 Special Mention	—	6,527	2,188	6,570	1,343	882	112	17,622
6 Substandard	371	—	237	603	—	162	36	1,409
7 Doubtful	—	—	—	—	—	24	—	24
	1,034	22,365	25,477	18,081	7,303	9,370	635	84,265
Loans acquired with deteriorating credit quality	5,031	8,279	6,313	1,411	700	928	20	22,682
Total loans	$6,065	$30,644	$31,790	$19,492	$8,003	$10,298	$655	$106,947

A summary of the balances of loans outstanding by days past due, including accruing and non-accruing loans by portfolio class as of December 31, 2011 was as follows:

	Commercial Real Estate				Consumer
(In thousands)	Acq-Dev Construction	Non-Owner Occupied	Owner Occupied	Commercial and Industrial	Residential Mortgage	HELOC	Other	Total
30 – 59 days	$—	$—	$1,482	$230	$66	$—	$—	$1,778
60 – 89 days	—	—	247	52	—	—	6	305
>90 days	1,622	419	681	819	475	186	42	4,244
Total past due	1,622	419	2,410	1,101	541	186	48	6,327
Current	4,443	30,225	29,380	18,391	7,462	10,112	607	100,620
Total loans	$6,065	$30,644	$31,790	$19,492	$8,003	$10,298	$655	$106,947
>90 days still accruing	$—	$—	$—	$65	$131	$—	$—	$196

A summary of non-accrual loans by portfolio class as of December 31, 2011 and 2010 is as follows:

(In thousands)	2011	2010
Commercial Real estate:
Acquisition, development, and construction	$3,097	$3,208
Non owner occupied	419	1,735
Owner occupied	2,335	421
Commercial and Industrial	957	1,076
Consumer:
Residential mortgage	343	475
HELOC	721	—
Other consumer	77	—
Total loans	$7,949	$6,915

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements

Note 4. Allowance for Loan Losses and Credit Quality  – (continued)

Certain loans were identified and individually evaluated for impairment at December 31, 2011. A number of these impaired loans were not charged with a valuation allowance due to Management’s judgment that the cash flows from the underlying collateral or equity available from guarantors was sufficient to recover the entire Bank’s investment, while several other loans experienced collateral deterioration and supplemental specific reserves were added. In a few cases, it was decided that the collateral deficiency was a confirmed loss and the amount of the specific reserve was recorded as a partial charge off. The results of those analyses are presented in the following tables.

The following information is summary of related impaired loans excluding acquired impaired loans, presented by portfolio class as of December 31, 2011:

(In thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial Real Estate:
Acquisition, development, and construction	$—	$—	$—	$—	$—
Non owner occupied	237	237	—	240	—
Owner occupied	—	—	—	—	—
Commercial and Industrial	616	616	—	540	—
Consumer:
Residential	—	—	—	82	—
HELOC	179	179	—	179	—
Other	29	29	—	30	2
Total	$1,061	$1,061	$—	$1,071	$2
With an allowance recorded:
Commercial Real Estate:
Acquisition, development, and construction	$—	$—	$—	$—	$—
Non owner occupied	—	—	—	—	—
Owner occupied	—	—	—	—	—
Commercial and Industrial	—	—	—	—	—
Consumer:
Residential	—	—	—	—	—
HELOC	25	25	25	25	—
Other	29	29	29	30	—
Total	$54	$54	$54	$55	$—

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements

Note 4. Allowance for Loan Losses and Credit Quality  – (continued)

Loans with deteriorated credit quality acquired as part of the Bank of Virginia acquisition are accounted for under the requirements of ASC 310-30. These loans are not considered impaired and not included in the table above. Because the Bank of Virginia acquisition occurred on December 10, 2010, all loans with deteriorated credit quality were covered by ASC 310-30 and there were no impaired loans as of December 31, 2010.

Troubled Debt Restructurings

As a result of adopting the amendments in ASU 2011-02, the Bank assessed all restructurings that occurred on or after the beginning of the fiscal year of adoption, January 1, 2011, to determine whether they are considered troubled debt restructurings (TDRs) under the amended guidance. The Bank identified as TDRs certain loans for which the allowance for loan losses had previously been measured under the specific or general allowance methodology. Upon identifying those loans as TDRs, the Bank identified them as impaired under the guidance in ASC 310-10-35. The amendments in ASU 2011-02 require prospective application of the impairment measurement guidance in ASC 310-10-35 for those loans newly identified as impaired. For the TDRs identified, the Bank had extended the terms of the loans and/or lowered the interest rate. Below is a list of the Bank’s TDRs by loan class.

(In thousands)	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Recorded Investment
Commercial Real Estate
Non owner occupied	2	$2,418	$2,418	$2,418
Commercial and Industrial	2	406	531	531
Consumer:
Residential mortgage	1	27	27	27
Total	5	$2,851	$2,976	$2,976

Of the total loan balance of TDRs of $3.0 million at December 31, 2011, three of the loans totaling $3.0 million are paying as agreed while two loans totaling $445,000 are not paying as agreed per the terms of the new structure. The two loans not paying as agreed are on non-accrual status. There were no defaults on TDR loans.

A summary of the allowance for loan losses by portfolio segment as of December 31, 2011 was as follows:

(In thousands)	Commercial Real Estate	Commercial and Industrial	Consumer	Total
Beginning balance, December 31, 2010	$—	$—	$—	$—
Provision	50	—	—	50
Beginning balance, December 31, 2010	50	—	—	50
Charge-offs	(528)	—	—	(528)
Provision	1,494	685	584	2,763
Ending balance, December 31, 2011	$1,016	$685	$584	$2,285
Ending balances:
Individually evaluated for impairment at December 31, 2011	$—	$—	$54	$54
Collectively evaluated for impairment at December 31, 2011	$707	$624	$513	$1,844
Loans acquired with deteriorated credit quality at December 31, 2011	$309	$61	$17	$387
Total Loans:
Ending balance, December 31, 2011	$68,499	$19,492	$18,956	$106,947
Ending loan balances:
Individually evaluated for impairment	$237	$616	$262	$1,115
Collectively evaluated for impairment	$48,639	$17,465	$17,046	$83,150
Loans acquired with deteriorated credit quality	$19,623	$1,411	$1,648	$22,682
Total Loans:
Ending balance, December 31, 2010	$74,159	$33,125	$30,269	$137,553

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements

Note 5. Intangible Assets

In 2010, the Company acquired a majority interest in the Bank of Virginia. The Company recorded a core deposit intangible related to this acquisition. This asset represents the estimated fair value of the core deposits and was determined based on the present value of future cash flow related to those deposits considering the industry standard “financial instrument” type present value methodology. The core deposit intangible is amortized over the estimated life of the deposits using the straight-line method. A summary of the activity in this account is as follows:

Acquired in Bank of Virginia investment	$249
Amortization	(3)
Balance December 31, 2010	246
Amortization	(36)
Balance December 31, 2011	$210

Amortization expense is expected to be approximately $36,000 per year through 2017.

The Company also recorded Goodwill related to the acquisition of the Bank of Virginia. Goodwill is tested at least annually to determine if there is any impairment. The test conducted in accordance with ASC 350 occurred as of September 30, 2011. As a result of this test, it was determined that Goodwill was impaired in the entirety. As a result an impairment charge of $5.1 million was recorded in 2011. This impairment was primarily the result of decline in the market value of the Bank of Virginia stock as a result of continuing credit losses.

Note 6. Premises and Equipment

A summary of the cost and accumulated depreciation of premises and equipment follows:

(In thousands)	2011	2010
Buildings and improvements	$2,486	$2,482
Land	1,403	1,403
Furniture, fixtures and equipment	635	586
Leasehold improvements	328	328
Automobiles	34	25
	$4,886	$4,824
Less accumulated depreciation	(358)	(23)
	$4,528	$4,801

The Company leases 3 branch locations under operating leases that were acquired as part of a business combination. Management determined that one of these leases required lease payments that were above market as of the date of the acquisition. A liability was established for $822,000, the amount the contractual payments exceeded fair value. This liability is being accreted into income as a reduction of lease expense over the life of the lease. Following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2011.

(In thousands)	Gross Rent	Accretion	Net Rent
2012	$373	$(94)	$279
2013	365	(94)	271
2014	352	(94)	258
2015	356	(94)	262
2016	319	(94)	225
Later years	1,000	(258)	742
Total minimum payments required	$2,765	$(728)	$2,037

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements

Note 6. Premises and Equipment  – (continued)

Total rent expense for the years ended December 31, 2011 and 2010 amounted to $364,633 ($270,622, net of accretion) and $345,825, respectively. For the years ended December 31, 2011 and 2010, depreciation expense was $384,984 and $395,629, respectively.

Note 7. Borrowings

The Bank is a member of the Federal Home Loan Bank of Atlanta (FHLB) which provides for short-term and long-term advances, typically collateralized by various mortgage products. The FHLB maintains a blanket security agreement on qualifying collateral. Detail related to FHLB advances is as follows:

(In thousands)	Maturity Date	2011	2010
FHLB advance – 4.375%	October 2011	$—	$5,000
FHLB advance – 4.40%	August 2012	5,000	5,000
Fair value adjustment		113	450
		$5,113	$10,450

Should the borrowing be repaid prior to maturity, the Bank may have to pay a mark-to-market termination fee to unwind the obligation. The Bank also has the option of converting and extending the borrowing term, subject to the inclusion of any mark-to-market fees. The borrowing is also subject to conversion by the FHLB to floating rate advances based upon the contract terms. If converted, the advance may be repaid and the transaction terminated without penalty. As of December 31, 2011, the Bank had approximately $3.3 million of remaining eligible loan collateral available for additional FHLB borrowings and remaining additional credit availability of $30.1 million based on the amount of other balance sheet investment securities held, excluding securities otherwise already pledged.

Note 8. Related Party Transactions

Executive officers, directors and their affiliates had borrowings of $2.9 million and $7.9 million and unfunded commitments of $261 thousand and $2.4 million with the Bank at December 31, 2011 and 2010. During the year ended December 31, 2011, total principal additions were $772 thousand and total principal payments were $5.8 million.

In addition, executive officers, directors and their affiliates maintained deposits of $1.8 million at December 31, 2011 and $2.5 million at December 31, 2010.

Note 9. Time Deposits

Remaining maturities on time deposits (In thousands) are as follows:

2012	$60,470
2013	14,954
2014	8,724
2015	10,501
2016	6,074
Fair value adjustment	738
Total	$101,461

The aggregate amount of time deposits of $100 thousand or more at December 31, 2011 and 2010 was $45 million and $64.0 million, respectively. The Bank maintained brokered deposits of $2.6 million and $5.5 million at December 31, 2011 and 2010, respectively.

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements

Note 10. Income Taxes

The Company and Bank file income tax returns in the U.S. federal jurisdiction. With few exceptions, the Bank is no longer subject to U.S. federal income tax examinations by tax authorities for years prior to 2008.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2011 and 2010, are presented below:

	2011	2010
Deferred tax assets
Allowance for loan losses	$1,349	$1,696
Net operating loss carryforward	6,555	4,709
Bank premises and equipment	41	45
Accrued vacation	18	40
Deferred compensation	61	78
Non-accrual loan interest	324	178
OREO valuation	54	78
	8,402	6,824
Deferred tax liabilities
Unrealized gain on securities available for sale	(152)	(108)
	(152)	(108)
Net deferred tax asset	8,250	6,716
Less: valuation allowance	(8,250)	(6,716)
	$—	$—

The provision for income taxes charged to operations as of December 31, 2011 and 2010 consists of the following:

	2011	2010
Current tax expense	$—	$—
Deferred tax (benefit)	(1,534)	(3,510)
Change in valuation allowance	1,534	3,510
	$—	$—

Under the provisions of the Internal Revenue Code, the Company has approximately $19.3 million of net operating loss carryforwards which will expire if unused beginning in 2024. Due to the change in control of the Company in December 2010, the amount of the loss carryforward available to offset taxable income is limited to approximately $254 thousand per year for twenty years.

Note 11. Financial Instruments With Off Balance Sheet Risk

The Bank is party to credit-related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Balance Sheet.

The Bank’s exposure to credit loss is represented by the contractual amount of these commitments. The Bank follows the same credit policies in making commitments as it does for on-balance sheet instruments.

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements

Note 11. Financial Instruments With Off Balance Sheet Risk  – (continued)

At December 31, 2011 and 2010, the following financial instruments were outstanding whose contractual amounts represent credit risk:

(In thousands)	2011	2010
Unfunded commitments under lines of credit	$6,570	$16,714
Commercial and standby letters of credit	888	1,667
	$7,458	$18,381

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Bank, is based on management’s credit evaluation of the customer.

Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit usually contain a specified maturity date and may not be fully drawn upon to the total extent to which the Bank is committed. The amount of collateral obtained, if it is deemed necessary by the Bank, is based on management’s credit evaluation of the customer.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Letters of credit issued generally have expiration dates within one year, except for those originally issued as two year commitments, however, upon automatic renewal, the letters of credit will then have expiration dates that expire within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in normal extensions of credit. The Bank generally holds collateral supporting those commitments, if deemed necessary.

The Bank maintains its cash accounts in two correspondent banks. Capital ratios of correspondents are reviewed periodically to ensure that their capital ratios are maintained at acceptable levels. There were no uninsured balances held with these institutions at December 31, 2011 and 2010.

Note 12. Minimum Regulatory Capital Requirements and Dividend Limitations

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, possibly additional discretionary, actions by regulators that could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, financial institutions must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. A financial institution’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require financial institutions to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2011, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2011, the Bank was considered as well capitalized under the FDIC’s regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements

Note 12. Minimum Regulatory Capital Requirements and Dividend Limitations  – (continued)

minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios as of December 31, 2011 and 2010, are presented in the following table:

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Amounts in Thousands)
2011
Total Capital (to Risk-Weighted Assets)	$13,711	12.06%	$9,094	8.00%	$11,367	10.00%
Tier I Capital (to Risk-Weighted Assets)	$12,221	10.75%	$4,547	4.00%	$6,821	6.00%
Tier I Capital (to Average Assets)	$12,221	7.34%	$6,660	4.00%	$8,325	5.00%
2010
Total Capital (to Risk-Weighted Assets)	$18,656	12.21%	$12,223	8.00%	$15,279	10.00%
Tier I Capital (to Risk-Weighted Assets)	$16,661	10.90%	$6,114	4.00%	$9,171	6.00%
Tier I Capital (to Average Assets)	$16,661	7.85%	$8,490	4.00%	$10,612	5.00%

Dividend Limitations

Federal regulations limit the amount of dividends which the Bank can pay without obtaining prior approval. The amount of dividends the Bank may pay is limited to current year earnings plus retained net profits for the two preceding years. In addition, dividends paid by the Bank would be prohibited if the effect thereof would cause the Bank’s capital to fall below the minimum capital requirements. As a result of regulatory restrictions due to losses realized by the Bank during the preceding two years and the Written Agreement with the Federal Reserve Bank of Richmond, the Bank is not presently able to pay dividends. Accordingly, the Bank paid no dividends during 2011.

Note 13. Employee Benefit Plans

Employee 401(k) Savings Plan

The Company provides a 401(k) Plan that is available to employees meeting minimum eligibility requirements. The cost of Company contributions under the 401(k) Plan was $0 and $45,441 for the year ended December 31, 2011 and 2010, respectively. In the past, the Board has authorized a match of employee elective deferrals up to 50% of participant contributions on the first six percent of eligible deferrals. Due to continuing bank losses, that match was suspended during the fourth quarter of 2010. The employee participants have various investment alternatives available in the 401(k) Plan; however, Company and Bank stock are currently not permitted as an investment alternative.

Employee Welfare Plan

The Company provides benefit programs to eligible full-time and part-time employees who elect coverage under the plan. Each plan has its own eligibility requirement. During an annual enrollment period each year, employees have the opportunity to change their coverage or, in certain circumstances, more frequently due to certain life-changing events. Generally, amounts paid by employees for benefit coverage are deducted from their pay on a before-tax basis. Certain benefits are deducted on an after-tax basis.

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements

Note 13. Employee Benefit Plans  – (continued)

Various insurance benefits offered to employees consist of medical, dental, vision, life, accidental death and dismemberment, long term disability, short term disability, medical spending account, dependent care spending account, long term care and supplemental insurance. The health and welfare plans are administered through Multiple Employer Welfare Association (“MEWA”). Monthly employer and employee contributions are remitted to a tax-exempt employer benefits trust managed by the Virginia Bankers Association, against which the MEWA processes and pays claims.

Deferred Compensation Plan

The Bank has a deferred compensation agreement with its Former Chief Executive Officer and Vice Chairman of the board entered into in January 2005, providing for benefit payments commencing January 1, 2010, for a period of five years. The liability as of December 31, 2011, was $179,626. The annual expense for 2011 and 2010 was $50,669 and $28,254, respectively. The obligation is based upon the present value of the expected payments over the expected payout and accrual period. The expected payout is $60,000 per year through 2014.

Bank Stock Option Plan

Share-based compensation arrangements include stock options, restricted stock plans, performance-based awards, stock appreciation rights and employee stock purchase plans. ASC Topic 718 requires all share-based payments to employees to be valued using a fair value method on the date of grant and to be expensed based on that fair value over the applicable vesting period.

At the 2005 Annual Meeting, shareholders ratified approval of the Bank of Virginia 2005 Stock Option Plan (the “2005 Plan”) which made available up to 200,000 shares for potential grants of stock options. The Plan was instituted to encourage and facilitate investment in the common stock of the Bank by key employees and executives and to assist in the long-term retention of service by those executives. The Plan covers employees as determined by the Bank’s Board of Directors from time to time. Options under the Plan were granted in the form of incentive stock options

At the 2011 Annual Meeting, the Bank’s shareholders approved a new share-based compensation plan (Bank of Virginia 2011 Stock Incentive Plan or the “2011 Plan”). Under this plan, employees, officers and directors of the Bank or its affiliates are eligible to participate. The plan’s intent was to reward employees, officers and directors of the Bank or its affiliates for their efforts, to assist in the long-term retention of service for those who were awarded, as well as align their interests with the Bank. The terms of the 2011 Plan were previously disclosed in the Bank’s definitive proxy materials for the 2011 Annual Meeting of Shareholders filed with the Board of Governors of the Federal Reserve on April 22, 2011. There are 800,000 shares reserved under the 2011 Plan and the 2011 Plan did not replace the 2005 Plan, though the Bank does not intend to issue anymore shares under the 2005 Plan.

A summary of the Bank’s option activity under the Plan as of December 31, 2011 and changes during the year then ended are presented in the following table:

	Option Shares	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Assumed from Bank of Virginia in December, 2010 and outstanding and exercisable at December 31, 2010	159,500	$7.93	—
Granted (Under 2011 plan)	341,000	1.24	—
Exercised	—	—	—
Forfeited	(127,000)	7.92	—
Outstanding at December 31, 2011	373,500	$1.83	9.03
Exercisable at December 31, 2011	32,500	$7.94	3.73

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements

Note 13. Employee Benefit Plans  – (continued)

The aggregate intrinsic value is calculated as the difference between the quoted price and the award exercise price of the stock. To the extent that the quoted price is less than the exercise price, there is no value to the underlying option awards, which was the case at December 31, 2011.

The weighted average fair value of options granted during the year was $0.38. The remaining unrecognized expense compensation costs for the options granted totaled $107,000 as of December 31, 2011 and will be recognized over the next 45 months, or 3.75 years.

The fair value of each option granted is estimated on the date of grant using the “Black Scholes Option Pricing” method with the following assumptions for the year ended December 31, 2011:

Expected dividend rate	0.0%
Expected volatility	25.0%
Expected term in years	7
Risk free rate	1.64%

Options totaling 341,000 were granted during the year ended December 31, 2011 under the 2011 plan. The expected term of options granted under both the 2011 Plan and 2005 Plan were estimated based upon anticipated behavior patterns given the contractual terms of the options granted. The risk free rate for periods within the contractual life of the option has been based on the U.S. Treasury yield curve in effect at the time of the grant. Expected volatility has been based on the historical volatility of the Bank’s stock.

Note 14. Fair Value Measurements

Fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practical to estimate the value is based upon the characteristics of the instruments and relevant market information. Financial instruments include cash, evidence of ownership in an entity, or contracts that convey or impose on an entity that contractual right or obligation to either receive or deliver cash for another financial instrument. Fair value is the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price if one exists.

The following presents the methodologies and assumptions used to estimate the fair value of the Bank’s financial instruments. The information used to determine fair value is highly subjective and judgmental in nature and, therefore, the results may not be precise. Subjective factors include, among other things, estimates of cash flows, risk characteristics, credit quality, and interest rates, all of which are subject to change. Since the fair value is estimated as of the balance sheet date, the amounts that will actually be realized or paid upon settlement or maturity on these various instruments could be significantly different.

Financial Instruments with Book Value Equal to Fair Value

The book values of cash and due from banks, federal funds sold and purchased, interest receivable, and interest payable are considered to be equal to fair value as a result of the short-term nature of these items.

Securities Available for Sale

For securities available for sale, fair value is based on current market quotations, where available. If quoted market prices are not available, fair value has been based on the quoted price of similar instruments.

Restricted Securities — at Cost

Restricted securities are valued at cost which is also the stated redemption value of the shares.

Loans

The estimated value of loans held for investment is measured based upon discounted future cash flows using the current rates for similar loans, as well as assumptions related to credit risk.

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements

Note 14. Fair Value Measurements  – (continued)

Deposits

Deposits without a stated maturity, including demand, interest-bearing demand, and savings accounts, are reported at their carrying value in accordance with authoritative accounting guidance. No value has been assigned to the franchise value of these deposits. For other types of deposits with fixed maturities, fair value has been estimated by discounting future cash flows based on interest rates currently being offered on deposits with similar characteristics and maturities.

Borrowings and Other Indebtedness

Fair value has been estimated based on interest rates currently available to the Company for borrowings with similar characteristics and maturities.

Commitments to Extend Credit, Standby Letters of Credit, and Financial Guarantees

Fair values for off-balance-sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. At December 31, 2011 and 2010, the fair value of loan commitments and standby letters of credit was deemed to be immaterial and therefore is not included.

Determination of Fair Value

The Bank uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with the Fair Value Measurements and Disclosure topic of FASB ASC, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimate of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under market conditions depends on the facts and circumstances and requires the use of significant judgment.

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements

Note 14. Fair Value Measurements  – (continued)

	December 31, 2011		December 31, 2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash and cash equivalents	$27,417	$27,417	$25,983	$25,983
Securities available for sale	26,712	26,712	36,391	36,391
Loans	104,662	97,006	137,503	134,187
Interest receivable	426	426	774	774
Liabilities:
Demand deposits	16,833	16,833	14,506	14,506
Savings and interest-bearing demand deposits	29,686	29,686	26,489	26,489
Time deposits	101,461	100,694	142,028	140,127
FHLB borrowings	5,113	5,126	10,450	10,396
Interest payable	264	264	351	351

Authoritative accounting literature specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. The three levels of the fair value hierarchy based on these two types of inputs are as follows:

Level 1	Valuation is based upon quoted prices for identical instruments traded in active markets.
Level 2	Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.
Level 3	Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

The following describes the valuation techniques used by the Company to measure certain financial assets and liabilities recorded at fair value on a recurring basis in the financial statements:

Securities available for sale

Securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data. Third party vendors compile prices from various sources and may determine the fair value of identical or similar securities by using pricing models that consider observable market data (Level 2).

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements

Note 14. Fair Value Measurements  – (continued)

The following table presents the balances of financial assets measured at fair value on a recurring basis as of December 31, 2011 and 2010:

(In thousands)	Balance as of December 31,	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
		(Level 1)	(Level 2)	(Level 3)
2011
Agency Guaranteed Mortgage-backed securities	$25,578	$—	$25,578	$—
2010
U.S. Government Agencies	$5,198	$—	$5,198	$—
Agency Guaranteed Mortgage-backed securities	$20,399	$—	$20,399	$—
Municipal	$9,359	$—	$9,359	$—

Certain assets are measured at fair value on a nonrecurring basis in accordance with GAAP. Adjustments to the fair value of these assets usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets.

The following describes the valuation techniques used by the Company to measure certain assets recorded at fair value on a nonrecurring basis in the financial statements:

Impaired Loans

Loans are designated as impaired when, in the judgment of management based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. The measurement of loss associated with impaired loans can be based on either the observable market price of the loan or the fair value of the collateral. Fair value is measured based on the value of the collateral securing the loans. Collateral may be in the form of real estate or business assets including equipment, inventory, and accounts receivable. The vast majority of the collateral is real estate. The value of real estate collateral is determined utilizing an income or market valuation approach based on an appraisal conducted by an independent, licensed appraiser outside of the Company using observable market data (Level 2). However, if the collateral is a house or building in the process of construction or if an appraisal of the real estate property is over two years old, then the fair value is considered Level 3. The value of business equipment is based upon an outside appraisal (Level 2) if deemed significant, or the net book value on the applicable business’s financial statements (Level 3) if not considered significant using observable market data. Likewise, values for inventory and accounts receivables collateral are based on financial statement balances or aging reports (Level 3). Impaired loans allocated to the Allowance for Loan Losses are measured at fair value on a nonrecurring basis. Any fair value adjustments are recorded in the period incurred as provision for loan losses on the Company’s Statements of Operations.

Other Real Estate Owned (OREO)

Fair values of OREO properties are estimated based upon recent appraisal values of the property less cost to sell the property. Certain inputs used in appraisals are not always observable, and therefore, OREO may be categorized as Level 3. When inputs in appraisals are observable, they are classified as Level 2.

The following table summarizes the Company’s assets that were measured at fair value on a nonrecurring basis as of December 31, 2011 and 2010.

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements

Note 14. Fair Value Measurements  – (continued)

	Balance as of December 31,	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
(In thousands)		(Level 1)	(Level 2)	(Level 3)
2011
Impaired loans, net	$249	$	$	$249
OREO	$1,262	$—	$101	$1,161
2010
Impaired loans, net	$—	$—	$—	$—
OREO	$551	$—	$551	$—

Note 15. Other Real Estate Owned

The table below presents a summary of the activity related to other real estate owned:

(In thousands)	2011	2010
Beginning balance	$551	$—
Acquired as part of Bank of Virginia acquisition	—	551
Additions	1,749	—
Sales	(1,013)	—
Valuation write-downs	(25)	—
Ending balance, December 31, 2011	$1,262	$551

The Company aggressively attempts to dispose of its other real estate and has contracted with a third-party vendor to aid in expediting the sales process.

Note 16. Subsequent Events

The Company evaluates subsequent events that have occurred after the balance sheet date until the financial statements are available to be issued. Subsequent events through August 10, 2012 have been evaluated. There are two types of subsequent events: (1) recognized, or those that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements, and (2) non-recognized, or those that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date.

Note 17. Formal Written Agreement

On January 14, 2010, the Bank entered into a formal Written Agreement (the “Agreement”) with the Federal Reserve Bank of Richmond and the Virginia Bureau of Financial Institutions. The Agreement requires the Bank to undertake certain actions within designated timeframes, and to operate in compliance with the provisions thereof during its term. The Agreement is based on the results of an examination of the Bank by Federal Reserve Bank of Richmond and the Virginia Bureau of Financial Institutions commenced as of August 3, 2009. The Bank has addressed the requirements of the Written Agreement, including efforts and plans to improve asset quality and credit risk management, improve profitability and liquidity management and maintain capital at a level sufficient for the risk profile of the Bank. The required submissions have been made to the appropriate regulatory authorities in accordance with the time schedule outlined in the Agreement. In certain areas, additional efforts are required to achieve full compliance with the provisions of the Agreement.

During the 4th quarter of 2010, the Bank made several significant steps in furtherance of the Bank’s initiatives and obligations under the Written Agreement. On December 10, 2010, the Bank closed the transaction with the Company infusing $10.3 million in new capital which restored the Bank to a well capitalized status

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements

Note 17. Formal Written Agreement  – (continued)

according to regulatory guidelines. As part of that transaction, six new directors were appointed to the Board of Directors, including a new Chairman, who also was appointed President and Chief Executive Officer, further strengthening Board oversight of the management and operations of the Bank. In addition, in 2011 the Bank added several key, highly experienced management members including a Chief Credit Officer, a Chief Operating Officer, a Chief Financial Officer, a Senior Vice President of Special Assets, and a Senior Vice President of Operations. These key personnel additions were added to navigate the Bank through its Written Agreement as well as to support the Bank’s current and future growth strategy.

Note 18. Parent Company Activity

Cordia Bancorp, Inc. owns 59.8% of the outstanding shares of the Bank of Virginia. Condensed financial statements of Cordia Bancorp, Inc. follow:

Condensed Balance Sheets
December 31, 2011 and 2010

	2011	2010
Assets
Cash and due from banks	$721	$323
Investment in Bank of Virginia	5,959	9,561
	$6,680	$9,884
Liabilities and Capital
Liabilities	$40	$—
Capital
Common stock	15	15
Additional paid in capital	11,760	11,213
Retained earnings	(5,157)	(743)
Accumulated other comprehensive loss	22	(601)
	6,640	9,884
	$6,680	$9,884

Condensed Statements of Operations
For the years ended December 31, 2011 and 2010

(In thousands)	2011	2010
Income
Equity in undistributed loss of subsidiary	$(4,287)	$(138)
Interest income	2	30
Total loss	(4,285)	(108)
Expenses
Other expense	129	(211)
Total expense	129	(211)
Net loss	$(4,414)	$(319)

Cordia Bancorp Inc.
Notes to Consolidated Financial Statements

Note 18. Parent Company Activity  – (continued)

Condensed Statements of Cash Flows
For the years ended December 31, 2011 and 2010

	2011	2010
Cash flows from operating activities
Net loss	$(4,414)	$(319)
Adjustments to reconcile net loss to net cash used by operating activities:
Equity in undistributed loss of subsidiary	4,287	138
Net decrease in other liabilities	(22)	—
Net cash used by operating activities	(149)	(181)
Cash flows from investing activities
Investment in Bank of Virginia	—	(10,300)
Net cash used by investing activities	—	(10,300)
Cash flows from financing activities
Issuance of Common Stock, net	547	10,577
Net cash provided by financing activities	547	10,577
Net increase in cash and due from banks	398	96
Cash and due from banks, beginning	323	227
Cash and due from banks, ending	$721	$323

BANK OF VIRGINIA
Balance Sheets

(dollars in thousands)	September 30, 2012 (Unaudited)	December 31, 2011 (Audited)
Assets
Cash and due from banks	$5,448	$4,152
Federal funds sold and interest-bearing deposits with banks	34,940	22,544
Total cash and cash equivalents	40,388	26,696
Securities available for sale, at fair market value	14,243	25,578
Restricted securities	635	1,134
Loans, net of allowance for loan losses of $4,122 and $5,672 in 2012 and 2011, respectively	106,897	104,662
Premises and equipment, net	5,295	5,374
Accrued interest receivable	467	426
Other real estate owned, net of valuation allowance	1,633	1,262
Other assets	527	333
Total assets	$170,085	$165,465
Liabilities and Stockholders’ Equity
Deposits
Non-interest-bearing	$17,639	$16,833
Savings and interest-bearing demand	39,537	29,686
Time, $100,000 and over	41,215	45,341
Other time	55,923	55,381
Total deposits	154,314	147,241
FHLB Borrowings	—	5,000
Accrued expenses and other liabilities	495	557
Total liabilities	154,809	152,798
Stockholders’ Equity
Preferred stock, $5 par value, 5,000,000 shares authorized, none issued	—	—
Common stock, $1.00 par value, 8,000,000 shares authorized, 3,098,969 shares issued and outstanding; 2011, $1.00 par value, 40,000,000 shares authorized, 11,333,182 (5,000 unvested) shares issued and outstanding	3,099	11,328
Additional paid-in capital	35,770	24,622
Retained deficit	(23,783)	(23,729)
Accumulated other comprehensive income	190	446
Total stockholders’ equity	15,276	12,667
Total liabilities and stockholders’ equity	$170,085	$165,465

See Notes to Financial Statements.

BANK OF VIRGINIA
Statements of Operations
For the Three and Nine Months Ended September 30, 2012 and 2011
(Unaudited)

(dollars in thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Interest Income:
Interest and fees on loans	$1,576	$1,751	$4,816	$5,788
Investment securities	69	125	266	588
Interest on federal funds sold and deposits with banks	22	11	48	35
Total interest income	1,667	1,887	5,130	6,411
Interest Expense:
Interest on deposits	542	646	1,635	2,173
Interest on FHLB borrowings	20	112	131	335
Total interest expense	562	758	1,766	2,508
Net Interest Income	1,105	1,129	3,364	3,903
Provision for (recovery of) loan losses	(6)	144	(1,174)	2,737
Net interest income after provision (recovery)	1,111	985	4,538	1,166
Non-interest Income:
Service charges on deposit accounts	31	49	101	142
Net gain on sale of available for sale securities	—	—	298	129
Other fee income	38	39	109	148
Total non-interest income	69	88	508	419
Non-interest Expense:
Salaries and employee benefits	924	776	2,593	2,541
Occupancy expense	168	161	497	502
Equipment expense	74	81	226	239
Data processing expense	90	113	301	276
Marketing expense	18	19	72	64
(Gain) loss on sale of other real estate	—	40	(59)	40
Other real estate expenses	29	48	125	41
Legal and professional fees	97	80	317	412
Bank franchise tax	24	37	71	109
FDIC insurance assessments	89	107	269	409
Insurance	25	40	88	68
Other outside services	47	90	126	196
Shareholder communications	8	60	79	107
Other operating expenses	131	145	395	389
Total non-interest expenses	1,724	1,797	5,100	5,393
Net (loss)	$(544)	$(724)	$(54)	$(3,808)
Loss per share, basic and diluted	$(0.21)	$(0.32)	$(0.02)	$(1.68)
Weighted Average Shares Outstanding, basic and diluted	2,558,677	2,265,636	2,363,639	2,265,636

See Notes to Financial Statements.

BANK OF VIRGINIA
Statements of Comprehensive Income (Loss)
For the Nine Months Ended September 30, 2012 and 2011
(unaudited)

(dollars in thousands)	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Net (loss)	$(544)	$(724)	$(54)	$(3,808)
Unrealized gains on available for sale securities:
Unrealized holding gains arising during the period	34	63	42	366
Less: reclassification adjustment	—	—	(298)	(129)
Other comprehensive income (loss)	34	63	(256)	237
Comprehensive (loss)	$(510)	$(661)	$(310)	$(3,571)

See Notes to Financial Statements.

Statements of Changes in Stockholders’ Equity
For the Nine Months Ended September 30, 2012 and 2011
(unaudited)

(dollars in thousands)	Common Stock	Additional Paid-in Capital	Retained Deficit	Accumulated Other Comprehensive Income	Total
Balance at December 31, 2010	$11,328	$24,611	$(19,277)	$318	$16,980
Stock-based compensation expense		5			5
Net loss			(3,808)		(3,808)
Other comprehensive income				237	237
Balance at September 30, 2011	$11,328	$24,616	$(23,085)	$555	$13,414
Balance at December 31, 2011	$11,328	$24,622	$(23,729)	$446	$12,667
Stock-based compensation expense		25			25
Net income			(54)		(54)
Impact of 1 share for 5 share stock split	(9,062)	9,062			—
Issuance of common stock, net of stock issuance costs	833	2,061			2,894
Other comprehensive loss				(256)	(256)
Balance at September 30, 2012	$3,099	$35,770	$(23,783)	$190	$15,276

See Notes to Financial Statements.

BANK OF VIRGINIA
Statements of Cash Flows
For the Nine Months Ending September 30, 2012 and 2011

(dollars in thousands)	2012	2011
Cash Flows From Operating Activities:
Net (loss)	$(54)	$(3,808)
Adjustments to reconcile net loss to cash (used in) operating activities:
Net amortization of premium on investment securities	100	162
Depreciation and amortization	254	289
Provision for (recovery of) loan losses	(1,174)	2,737
Gain on sale of fixed assets	—	(9)
Net gain on available for sale securities	(298)	(129)
Impairment of OREO	—	25
Gain on sale of OREO	(59)	40
Stock-based compensation expense	25	5
Change in assets and liabilities:
(Increase) decrease in accrued interest receivable	(41)	197
Increase in other assets	(194)	(83)
(Decrease) in accrued expense and other liabilities	(62)	(304)
Net cash (used in) operating activities	(1,503)	(878)
Cash Flows From Investing Activities:
Purchases of securities available for sale	—	(17,906)
Redemptions (purchases of) restricted securities, net	499	167
Proceeds from sales/maturites of available for sale securities	5,954	19,932
Proceeds from sale of OREO	713	972
Proceeds from sale of fixed assets	—	9
Payments on mortgage-backed securities	5,323	5,172
Net (increase) decrease in loans	(2,086)	25,883
Purchases of premises and equipment	(175)	(104)
Net cash provided by investing activities	10,228	34,125
Cash Flows From Financing Activities:
Net increase in demand, savings, interest-bearing checking and money market deposits	10,654	5,736
Net (decrease) in time deposits	(3,581)	(35,653)
Net decrease in FHLB borrowings	(5,000)	—
Net proceeds from issuance of common stock	2,894	—
Net cash provided by (used in) financing activities	4,967	(29,917)
Net increase in cash and cash equivalents	13,692	3,330
Cash and cash equivalents at beginning of period	26,696	25,684
Cash and cash equivalents, end of period	$40,388	$29,014
Supplemental Disclosure of Cash Flow Information
Cash payments for interest	$1,833	$2,570
Supplemental Disclosure of Noninvesting Activities
Fair value adjustment for securities	$(256)	$237
Other real estate owned transfer from loans	$1,025	$1,654

See Notes to Financial Statements.

Bank of Virginia
Notes To Financial Statements

Note 1. Unaudited Financial Statements

The unaudited balance sheet at September 30, 2012 and the unaudited statements of operations and statements of comprehensive income (loss) for the three and nine months ended September 30, 2012 and 2011, and statements of cash flows and statements of changes in stockholders’ equity for the nine months ended September 30, 2012 and 2011, have been prepared by the Management of Bank of Virginia (the “Bank”, “we”, “our”, or “us”). In the opinion of Management, all adjustments (including normal recurring accruals) necessary to present fairly the financial position of the Bank at September 30, 2012 and its results of operations, cash flows, and changes in stockholders’ equity for the periods ended September 30, 2012 and 2011 have been made. These results are not necessarily indicative of the results that might be expected for the full calendar year.

Summary of Significant Accounting Policies

The accounting and reporting policies of the Bank are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. The more significant of these policies are summarized below.

(a) Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, the valuation of other real estate owned and fair value measurements.

(b) Cash and Cash Equivalents

For purposes of the statement of cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one day periods.

(c) Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at estimated fair value. The Bank classifies all securities as available for sale. Other securities, such as Federal Reserve Bank stock and Federal Home Loan Bank stock, are carried at cost and are listed on the balance sheet as restricted securities.

In estimating other than temporary impairment losses management considers, (1) the length of time and extent to which the fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) our ability to retain our investment for a period of time sufficient to allow for any anticipated recovery in fair value.

Impairment of securities occurs when the fair value of a security is less than its amortized cost. For debt securities, impairment is considered other-than-temporary and recognized in its entirety in net income if either (1) the Bank intends to sell the security or (2) it is more likely than not that the Bank will be required to sell the security before recovery of its amortized cost basis. If, however, the Bank does not intend to sell the security and it is not more-than-likely that the Bank will be required to sell the security before recovery, management must determine what portion of the impairment is attributable to a credit loss, which occurs when the amortized cost of the security exceeds the present value of the cash flows expected to be collected from the security. If there is no credit loss, there is no other-than-temporary impairment. If there is a credit loss, other-than-temporary impairment exists, and the credit loss must be recognized in net income and the remaining portion of impairment must be recognized in other comprehensive income.

Bank of Virginia
Notes To Financial Statements

Note 1. Unaudited Financial Statements  – (continued)

For equity securities carried at cost as restricted securities, impairment is considered to be other-than-temporary based on our ability and intent to hold the investment until a recovery of value. Other-than-temporary impairment of an equity security results in a write-down that must be included in income. The Bank regularly reviews each security for other-than-temporary impairment based on criteria that includes the extent to which costs exceed market price, the duration of that market decline, the financial health of and specific prospects for the issuer, management’s best estimate of the present value of cash flows expected to be collected from debt securities, the Bank’s intention with regard to holding the security to maturity and the likelihood that the Bank would be required to sell the security before recovery.

(d) Loans

The Bank grants commercial real estate, commercial and industrial, and consumer loans to customers. A substantial portion of the loan portfolio is represented by commercial loans throughout the greater Richmond, Virginia metropolitan area. The ability of the Bank’s debtors to honor their contracts is dependent upon numerous factors including the collateral performance, general economic conditions, as well as the underlying strength of borrowers and guarantors.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are generally reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses and net deferred fees and costs. Interest income is accrued on the unpaid principal balance. Loan origination and commitment fees and certain direct costs are deferred and the net amount is amortized as an adjustment of the related loan’s yield. The Bank is amortizing these amounts using the effective interest rate method over the loan’s contractual life or to the pay-off date if the balance is repaid prior to maturity. Loans are recorded based on purpose, collateral and repayment period. Interest is calculated on a 365/360 for commercial loans and 365/365 for consumer loans. Interest is accrued on a daily basis.

The past due status of a loan is based on the contractual due date of the most delinquent payment due. Each loan will be placed in one of the following categories: current, 1 – 29 days past due, 30 – 59 days past due, 60 – 89 days past due and over 90 days past due. Generally, the accrual of interest on a loan is discontinued at the time the loan becomes 90 days delinquent unless the credit is well-secured or in process of collection or refinancing.

All interest accrued but not collected is reversed against interest income when a loan is placed on nonaccrual or charged off. The interest on loans in nonaccrual status is accounted for on the cash basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

In situations where, for economic or legal reasons related to a borrower’s financial condition, management may grant a concession to the borrower that it would not otherwise consider, the related loan is classified as a troubled debt restructuring (TDR). Management strives to identify borrowers in financial difficulty early and work with them to modify their loan to more affordable terms before their loan reaches nonaccrual status. These modified terms may include rate reductions, principal forgiveness, payment forbearance, re-amortization, and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. In cases where borrowers are granted new terms that provide for a reduction of either interest or principal, management measures any impairment on the restructuring as noted below for impaired loans.

(e) Allowance for Loan Losses

The allowance for loan losses is increased by charges to income and decreased by charge-offs, net of recoveries. The allowance is established and maintained at a level management deems adequate to cover losses inherent in the portfolio as of the balance sheet date and is based on management’s evaluation of the risks in the loan portfolio and changes in the nature and volume of loan activity. There are risks inherent in all loans, so an allowance is maintained for loans to absorb probable losses on existing loans that may become uncollectible. The allowance is established and maintained as losses are estimated to have occurred through a

Bank of Virginia
Notes To Financial Statements

Note 1. Unaudited Financial Statements  – (continued)

provision for loan losses charged to earnings, which increases the balance of the allowance. Loan losses for all segments are charged against the allowance when management believes the uncollectability of a loan is confirmed, which decreases the balance of the allowance. Subsequent recoveries, if any, are credited back to the allowance.

The amount of the allowance is established through the application of a standardized model, the components of which are: an impairment analysis of specific loans to determine the level of any specific reserves needed, a broad analysis of historical loss experience and economic and environmental factors to determine the level of general reserves needed.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

In order for the ALLL methodology to be considered valid and for Management to make the determination if any deficiencies exist in the process, the Bank at a minimum requires:

•	A review of trends in loan volume, delinquencies, restructurings and concentrations;
•	Tests of source documents and underlying assumptions to determine that the established methodology develops reasonable loss estimates; and
•	An evaluation of the appraisal process of the underlying collateral which may be accomplished by periodically comparing the appraised value to the actual sales price on selected properties sold.

Note 3 includes additional discussion of how the allowance is quantified. The use of various estimates and judgments in the Bank’s ongoing evaluation of the required level of allowance can significantly affect the Bank’s results of operations and financial condition and may result in either greater provisions against earnings to increase the allowance or reduced provisions based upon management’s ongoing view of portfolio and economic conditions and the application of revised estimates and assumptions.

The specific component of the allowance relates to loans that are classified as either doubtful or substandard. For such loans that are also classified as impaired, a loan level allowance is established. The evaluation of the need for a specific reserve involves the identification of impaired loans and an analysis of those loans’ repayment capacity from both primary (cash flow) and secondary (real estate and non real estate collateral or guarantors) sources and making specific reserve allocations to impaired loans that exhibit inherent weaknesses and various credit risk factors. All available collateral is analyzed and valued, with discounts applied according to the age of any real estate appraisals or the liquidity of other asset classes. The analysis is compared to the aggregate Bank loan exposure, giving consideration to the Bank’s lien preference and other actual and contingent obligations of the borrower. Any loan guarantors are rated and their value weighted based on an analysis of the guarantor’s net worth, including liabilities, liquid assets, and annual cash flows and total contingent liabilities.

The impairment of a loan occurs when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. We do not consider a loan impaired during a period of insignificant delay in payment if we expect the ultimate collection of all amounts due. Impairment is measured as the difference between the recorded investment in the loan and the evaluation of the present value of expected future cash flows, the observable market price of the loan or collateral value of the impaired loan when the calculated fair value is lower than the carrying value of that loan. Loans that are collateral dependent, that is, loans where repayment is expected to be provided solely by the underlying collateral, and for which management has determined foreclosure is probable, are measured for impairment based on the fair value of the collateral net of the estimated disposal costs as described above.

Bank of Virginia
Notes To Financial Statements

Note 1. Unaudited Financial Statements  – (continued)

The general component covers non classified loans and special mention loans and is based on historical loss experience adjusted for qualitative factors.

The model estimates loan losses by analyzing historical loss experience and other trends within the portfolio, including trends in delinquencies and charge-offs, the opinions of regulators, changes in the growth rate, size and composition of the loan portfolio, particularly the level of special mention rated loans, the level of past due loans, the level of home equity loans and commercial real estate loans in aggregate and as a percentage of capital, and industry information.

A component of the general allowance for unimpaired loans is established based on a historical loss factor for the prior twelve quarters (with more weight given to the more recent quarters) and the level of unimpaired loans.

Also included in management’s estimates for loan losses are considerations with respect to the impact of local and national economic trends, the outcomes of which are uncertain. These events may include, but are not limited to, a general slowdown in the national or local economy, national and local unemployment rates, local real estate values, fluctuations in overall lending rates, political conditions, legislation that may directly or indirectly affect the banking industry and economic conditions affecting the specific geographic area in which the Bank conducts business.

The allowance model is a fluid model which includes several factors that can be adjusted to reflect rapid changes in the economic environment, loan portfolio trends and individual borrowers' financial condition and risk, the interpretation of which can have significant impact on the perceived allowance needed.

(f) Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the assets' estimated useful lives. Estimated useful lives range from 10 to 30 years for buildings and 3 to 10 years for autos, furniture, fixtures and equipment. The value of land is carried at cost.

(g) Other Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosure are held for sale. They are initially recorded at the lower of the Bank’s cost or the assets’ fair market value at the date of foreclosure, less estimated selling costs thus establishing a new cost basis. Subsequent to foreclosure, valuations of the assets are periodically performed by management. Adjustments are made to the lower of the carrying amount or fair market value of the assets less selling costs. Revenue and expenses from operations are included in net expenses from foreclosed assets.

(h) Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating loss carryforwards, and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences.

Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, the recognition of the asset is less than probable. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the positions taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals

Bank of Virginia
Notes To Financial Statements

Note 1. Unaudited Financial Statements  – (continued)

or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is recognized as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Interest and penalties associated with the unrecognized tax benefits would be classified as additional income taxes in the statements of operations, however, the Bank had no unrecognized tax benefits as of September 30, 2012.

Banks operating in Virginia are not subject to Virginia State Income Tax, but are subjected to Virginia Bank Franchise Taxes.

(i) Marketing Costs

The Bank follows the policy of charging the production costs of marketing/advertising to expense as incurred unless the advertising campaign extends for a significant time period, in which case, such costs will be amortized to expense over the duration of the advertising campaign.

(j) Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

(k) Earnings (Loss) Per Share

Basic earnings (loss) per share represent income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. There were 85,100 and 74,700 option shares outstanding at September 30, 2012 and December 31, 2011, respectively . All of the option shares outstanding were anti-dilutive and, as a result, had no impact on the calculation of diluted earnings (loss) per common share for the nine months ended September 30, 2012. During the first quarter of 2012, there were 5,000 shares of unvested restricted stock that were forfeited. These shares were issued in December 2011 under the 2011 plan and were included in the shares outstanding as of December 31, 2011.

(l) Stock Option Plan

Authoritative accounting guidance requires the costs resulting from all share-based payments to employees be recognized in the financial statements. Stock-based compensation is estimated at the date of grant, using the Black-Scholes option valuation model for determining fair value, and is charged to earnings based on the vesting period.

The weighted average fair value of options granted through the nine months ended September 30, 2012 was $4.36, adjusted for the 1 for 5 stock split. The remaining compensation expense costs for the options granted totaled $118,000 as of September 30, 2012 and will be recognized over the next 48 months, or 4.00 years.

(m) Fair Value Measurements

Fair values of financial instruments are estimated using relevant market information and other assumptions as more fully disclosed in Note 12. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or market conditions could significantly affect the estimates.

Bank of Virginia
Notes To Financial Statements

Note 1. Unaudited Financial Statements  – (continued)

(n) Transfer of Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when 1) the assets have been isolated from the Bank — put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership; 2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets; and 3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity of the ability to unilaterally cause the holder to return specified assets.

(o) Reclassification

In certain circumstances, reclassifications have been made to prior period information to conform to the 2011 presentation. Such reclassifications had no effect on previously reported shareholders’ equity or net loss.

Note 2. Regulatory Oversight and Capital Adequacy

The Bank continues to operate under a Written Agreement with the Federal Reserve Bank of Richmond (the “Federal Reserve”) and the Virginia Bureau of Financial Institutions which was initiated on January 14, 2010. The Written Agreement requires, among other things, that the Bank:

•	strengthen Board oversight of the management and operations of the Bank;
•	strengthen credit risk management practices, particularly commercial real estate concentrations, including steps to reduce the risk of concentrations and enhance stress testing of loan portfolio segments;
•	improve the Bank’s position on outstanding and future past due and other problem loans in excess of $500,000;
•	implement ongoing review and grading of the Bank’s loan portfolio by a qualified independent party or by qualified staff that is independent of the Bank’s lending function;
•	review and revise the allowance for loan and lease losses policy and ensure the maintenance of an adequate allowance for loan and lease losses;
•	improve profitability and maintain sufficient capital for the risk profile of the Bank to satisfy regulatory requirements and support current and future assets; and
•	implement policy to prevent conflicts of interest between Bank’s interest and decision makers.

Failure to comply with the Written Agreement could subject the Bank to the assessment of civil monetary penalties, further regulatory sanctions and/or other regulatory enforcement actions.

The Bank has addressed the requirements of the Written Agreement, including efforts and plans to improve asset quality and credit risk management, and maintain sufficient capital. Submissions were made to the appropriate regulatory authorities in accordance with, and within the time schedule outlined in the Agreement. Management believes it is in full compliance with the requirements of the Written Agreement.

Note 3. Commitments and Contingencies

In the normal course of business, the Bank may be a defendant in various legal actions or the subject of asserted claims, most of which are anticipated to involve lending, collection and employment matters. While the Bank is unable to assess the ultimate outcome of each of these matters with certainty, it believes that the resolution of these actions, singly or in the aggregate, should not have a material adverse effect on the financial condition, results of operations or cash flows of the Bank.

Bank of Virginia
Notes To Financial Statements

Note 3. Commitments and Contingencies  – (continued)

The Bank is a party to financial instruments with off balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and written financial guarantees. These instruments involve, to varying degrees, elements of credit and interest rate risk beyond the amount recognized on the balance sheet. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is not a violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on the credit evaluation of the customer. Collateral held by the Bank is composed of various assets including but not limited to cash and other liquid accounts, accounts receivable, inventory, residential property, plant and equipment, and both income producing and owner-occupied commercial properties.

Standby letters of credit and written financial guarantees are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. To the extent deemed necessary, collateral of varying types and amounts is held to secure customer performance under letters of credit outstanding.

Financial instruments whose contract amounts represented credit risk at September 30, 2012 were commitments to extend credit (including availability of lines of credit) of $7.7 million and standby letters of credit of $788,000.

Note 4. Earnings (Loss) per Share

The following schedule details the calculation of basic and diluted earnings per share for the three and nine months ended September 30, 2012 and 2011. In August of 2012, the Bank declared a 1 for 5 stock split. Weighted average shares for all periods presented have been restated to reflect the stock split. In addition Cordia, the largest shareholder, purchased an additional 4,166,667 pre-split shares (833,333 shares post split) to enhance the Bank’s capital position. There were no dilutive shares as of September 30, 2012 and 2011. Dilutive shares are calculated using the treasury stock method, assuming that all holders would exercise their vested options and are not necessarily reflective of what the holders would actually do based upon their individual facts and circumstances. All of the option shares outstanding were antidilutive and, as a result, had no impact on the calculation of diluted income or loss per common share for the periods ended September 30, 2012 and 2011 respectively.

	Three months ended September 30,		Nine months ended September 30,
(dollars in thousands, except per share data)	2012	2011	2012	2011
Net (loss)	$(544)	$(724)	$(54)	$(3,808)
Weighted average shares outstanding	2,558,677	2,265,636	2,363,639	2,265,636
(Loss) per share, basic and diluted	$(0.21)	$(0.32)	$(0.02)	$(1.68)

Bank of Virginia
Notes To Financial Statements

Note 5. Securities Available for Sale

As of September 30, 2012 and December 31, 2011, the amortized cost and estimated fair value of securities were as follows:

	September 30, 2012
	Amortized Cost	Gross Unrealized		Estimated Fair Value
(dollars in thousands)		Gains	Losses
Agency Guaranteed
Mortgage-backed securities	$14,053	$198	$(8)	$14,243
Total	$14,053	$198	$(8)	$14,243

	December 31, 2011
	Amortized Cost	Gross Unrealized		Estimated Fair Value
(dollars in thousands)		Gains	Losses
Agency Guaranteed
Mortgage-backed securities	$25,132	$471	$(25)	$25,578
Total	$25,132	$471	$(25)	$25,578

Management does not believe any individual unrealized loss at September 30, 2012 represents an other-than-temporary impairment as these unrealized losses are primarily attributable to changes in interest rates and current financial market conditions and are not attributable to credit deterioration. Management evaluates securities for other-than-temporary impairments at least on a quarterly basis and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (i) the intent of the Bank to sell the security, (ii) whether it is more likely than not that the Bank will be required to sell the security before recovery of its amortized cost basis, and (iii) whether the Bank expects to recover the securities’ entire amortized cost basis regardless of the Bank’s intent to sell the security. Furthermore, the Bank believes the value is attributable to changes in market interest rates and not the credit quality of the issuer.

The Bank had two investment totaling $946,000 in a continuous unrealized loss position for more than 12 months and the unrealized loss on these securities was less than $2,000. The remaining $6,000 in losses have been in an unrealized loss position for less than 12 months. There were no securities classified as held-to-maturity at September 30, 2012 or December 31, 2011.

Federal Reserve Bank stock is included in restricted securities and totaled $386,800 and $402,000 at September 30, 2012 and December 31, 2011, respectively. The Bank’s investment in Federal Home Loan Bank (“FHLB”) stock totaled $248,200 and $732,000 at September 30, 2012 and December 31, 2011. Both of these items are classified as restricted equity securities on our balance sheet. FHLB stock is generally viewed as a long term investment and as a restricted investment security which is carried at cost because there is no market for the stock other than the FHLB or member institutions.

Note 6. Credit Quality of Financing Receivables and the Allowance for Loan Losses

Making loans has inherent risks. These risks are influenced by a number of variable factors, any one of which may have a detrimental impact on our ability to collect our invested principal in the loan. These factors range from the creditworthiness of the borrower, the particular nature and stability of the valuation of the secured asset, the general economy, the conditions within the particular industry of the borrower, interest rates and other factors not controllable by the bank or the borrower. In general, the banking industry views improved real estate loans less risky than loans secured by other assets because the value of the underlying collateral is unmovable, generally ascertainable, and generally less volatile.

The Bank makes commercial real estate loans (“CRE”), commercial and industrial loans (“C&I”), and consumer loans. Within the CRE grouping there are three segments: (i) acquisition, development and construction loans (“AD&C”), which are considered the most risky CRE loans due to their speculative nature,

Bank of Virginia
Notes To Financial Statements

Note 6. Credit Quality of Financing Receivables and the Allowance for Loan Losses  – (continued)

(ii) non-owner occupied and (iii) owner occupied. The C&I loan segment has varying degrees of risk based on the particular industry. Within the consumer loans there are three segments: residential mortgage, home equity lines of credit (“HELOC”) and other consumer. These loans are secured by residential real estate, personal property such as automobiles, or may be unsecured. Generally, loans secured by residential real estate have lower risk of loss while unsecured loans have the highest risk of loss of any type of consumer loans. Each segment of loans is further subdivided into credit risk ratings which are defined below. Using this stratification of risk provides Management and the Board with sufficient information to evaluate, communicate, and manage the risks within the Bank’s portfolio. Moreover, industry concentrations are monitored within the portfolio in order to not over expose the Bank with a certain industry.

Below is a table that exhibits the loans by class at September 30, 2012 and December 31, 2011.

Loans by Class

(dollars in thousands)	September 30, 2012	December 31, 2011
Commercial Real Estate:
Acquisition, Development and Construction	$3,894	$6,303
Non Owner Occupied	31,603	31,666
Owner Occupied	35,763	32,347
Commercial & Industrial	23,008	20,772
Consumer:
Residential Mortgage	7,386	8,069
HELOC	9,031	10,473
Other	334	704
Total Loans	111,019	110,334
Allowance for Loan Losses	4,122	5,672
Total Loans, Net of Allowance	$106,897	$104,662

RISK RATING PROCESS

On a quarterly basis, the process of estimating the Allowance for Loan Loss begins with Management’s review of the risk rating assigned to individual credits. Through this process, loans adversely risk rated (Substandard or worse) are evaluated for impairment so that the loans subject to ASC 310-40 can be readily identified.

Each loan is assigned a risk rating at the time a loan is made. The Bank may also initiate a change in risk rating when updated financial information is received and analyzed, whenever circumstances or performance warrant a change or when recommended by an independent third-party. The risk of default and risk of loss are evaluated for each obligor and are used to determine a credit risk rating.

The following is a summary of the risk rating definitions the Bank uses to assign a risk grade to each loan within the portfolio:

Risk Grades

Grade 1 — Highest Quality.  Loans have little to no risk. Borrowers generally have high net worth and strong cash flows relative to the debt.

Grade 2 — Above Average Quality.  Loans have minimal risk of default and well qualified borrowers with sufficient cash flows relative to the debt.

Grade 3 — Satisfactory.  Loans are to borrowers with acceptable financial capacity and credit history, and are appropriately margined.

Bank of Virginia
Notes To Financial Statements

Note 6. Credit Quality of Financing Receivables and the Allowance for Loan Losses  – (continued)

Grade 4 — Pass.  Loans are satisfactory with borrowers not as financially strong as risk grade 3, and may have less stability in the primary repayment source. These loans require more frequent monitoring.

Grade 5 — Special Mention.  Loans to borrowers that exhibit potential credit weakness or a downward trend that warrant additional supervision. While potentially weak, the loan is currently marginally acceptable and no loss of principal or interest is envisioned.

Grade 6 — Substandard.  Borrowers with one or more well defined weaknesses that jeopardize the orderly liquidation of the debt. Normal repayment from the borrower is in jeopardy, although no loss of principal is envisioned. Possibility of loss or protracted workout exists if immediate corrective action is not taken.

Grade 7 — Doubtful.  Loans with all the weaknesses inherent in a Substandard classification, with the added provision that the weaknesses make collection of debt in full highly questionable and improbable, based on currently existing facts, conditions, and values. Serious problems exist to the point where a partial loss of principal is likely.

Grade 8 — Loss.  Borrower is deemed incapable of repayment of the entire principal. A Charge-off is required for the portion of principal that management has deemed will not be repaid.

All loans that are rated Substandard-non-accruing, Doubtful or Loss are assessed as impaired based on the expectation that the full collection of principal and interest is in doubt. All loans that are rated Substandard or are expected to be downgraded to Substandard, require additional analysis to determine if a specific reserve under ASC 310-40 is required. All loans that are rated Special Mention are presumed not to be impaired. However, Special Mention rated loans are typically evaluated for the following adverse characteristics that may indicate further analysis is warranted before completing an assessment of impairment:

•	a loan is 60 days or more delinquent on scheduled principal or interest;
•	a loan is presently in an unapproved over-advanced position;
•	a loan is newly modified; or
•	a loan is expected to be modified.

Impairment Analysis.  The following information is a summary of the Bank’s policies pertaining to impaired and nonaccrual loans:

A loan is deemed impaired when it qualifies for a risk rating of Substandard or worse. Factors impairing repayment might include: inadequate repayment capacity, severe erosion of equity, likely reliance on non-primary source of repayment, guarantors with limited resources, and obvious deterioration in borrower’s financial condition. The possibility of loss or protracted workout exists if immediate corrective action is not taken.

Once deemed impaired, the loan is then analyzed for the extent of the impairment. Impairment is the difference between the principal balance of the loan and (i) the discounted cash flows of the borrower or (ii) the fair market value of the collateral less the costs involved with liquidation (i.e., real estate commissions, attorney costs, etc.). This difference is then reflected as a component in the allowance for loan loss as a specific reserve.

Credit Quality Indicators.  Credit risk ratings reflect the current risk of default and/or loss for a given asset. The risk of loss is driven by factors intrinsic to the borrower and the unique structural characteristics of the loan. The credit risk rating begins with an analysis of the borrower’s credit history, ability to repay the debt as agreed, use of proceeds, and the value and stability of the value of the collateral securing the loan. The attributes ordinarily considered when reviewing a borrower are as follows:

•	industry/industry segment;
•	position within industry;

Bank of Virginia
Notes To Financial Statements

Note 6. Credit Quality of Financing Receivables and the Allowance for Loan Losses  – (continued)

•	earnings, liquidity and operating cash flow trends;
•	asset and liability values;
•	financial flexibility/debt capacity;
•	management and controls; and
•	quality of financial reporting.

The unique structural characteristics ordinarily considered when reviewing a loan are as follows:

•	credit terms/loan documentation;
•	guaranty/third party support;
•	collateral; and
•	loan maturity.

The following is the distribution of loans by credit quality and segment as of September 30, 2012 and December 31 2011:

Loan Amount as of September 30, 2012

(dollars in thousands)	Commercial Real Estate			Commercial & Industrial	Consumer
Credit Quality by Class	Acq-Dev Construction	Non-Owner Occupied	Owner Occupied		Residential Mortgage	HELOC	Other	Total
1 Highest Quality	$—	$—	$—	$—	$—	$—	$1	$1
2 Above Average Quality	—		3,194	908	133	88	3	4,326
3 Satisfactory	458	7,147	16,256	5,433	4,044	4,268	231	37,837
4 Pass	—	10,468	9,131	12,618	1,140	2,304	47	35,708
5 Special Mention	1,015	7,931	2,524	2,513	1,598	704	8	16,293
6 Substandard	1,906	6,057	4,658	1,228	215	1,667	44	15,775
7 Doubtful	515	—	—	308	256	—	—	1,079
Total loans	$3,894	$31,603	$35,763	$23,008	$7,386	$9,031	$334	$111,019

Loan Amount as of December 31, 2011

(dollars in thousands)	Commercial Real Estate			Commercial & Industrial	Consumer
Credit Quality by Class	Acq-Dev Construction	Non-Owner Occupied	Owner Occupied		Residential Mortgage	HELOC	Other	Total
1 Highest Quality	$—	$—	$—	$47	$—	$—	$2	$49
2 Above Average Quality	—	—	581	627	166	60	—	1,434
3 Satisfactory	544	6,290	17,132	5,433	3,849	6,202	298	39,748
4 Pass	119	9,548	5,339	4,801	1,945	2,040	187	23,979
5 Special Mention	—	8,901	4,263	6,570	1,362	882	112	22,090
6 Substandard	4,899	6,927	5,032	2,818	538	1,265	105	21,584
7 Doubtful	741	—	—	476	209	24	—	1,450
Total loans	$6,303	$31,666	$32,347	$20,772	$8,069	$10,473	$704	$110,334

Bank of Virginia
Notes To Financial Statements

Note 6. Credit Quality of Financing Receivables and the Allowance for Loan Losses  – (continued)

Nonaccrual Loans.  Loans are placed on nonaccrual status when Management believes the collection of the principal and interest is doubtful. A delinquent loan is generally placed in nonaccrual status when:

•	principal and/or interest is past due for 90 days or more, unless the loan is well-secured or in the process of collection;
•	the financial strength of the borrower or a guarantor has materially declined;
•	collateral value has materially declined; or
•	other facts would make the repayment of loan suspect.

Loans placed on nonaccrual status are reported to the Board at its next regular meeting.

When a loan is placed on nonaccrual, all interest which has been accrued is charged back against current earnings as a reduction in interest income, which adversely affects the yield on loans in the period of reversal. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain.

Loans placed on non-accrual status may be returned to accrual status after:

•	payments are received for a minimum six (6) consecutive months in accordance with the loan documents, and any doubt as to the loan's full collectability has been removed; or
•	the troubled loan is restructured and evidenced by a credit evaluation of the borrower's financial condition and the prospects for full payment.

When a loan is returned to accrual status after restructuring, the pre-restructuring risk rating is maintained until a satisfactory payment history is re-established for at least six months. Returning non-accrual loans to an accrual status requires the prior written approval of the Chief Credit Officer.

A summary of the balances of loans outstanding by days past due, including nonaccrual loans by segment as of September 30, 2012 and December 31, 2011 were as follows:

Loans Past Due by Portfolio Class September 30, 2012

	Commercial Real Estate				Consumer
(dollars in thousands)	Acq-Dev Construction	Non-Owner Occupied	Owner Occupied	Commercial & Industrial	Residential Mortgage	HELOC	Other	Total
30 – 59 days	$—	$343	$—	$101	$—	$129	$—	$573
60 – 89 days				—	46			46
>90 days	850	—	2,711	1,058	391	1,313	44	6,367
Total past due	850	343	2,711	1,159	437	1,442	44	6,986
Current	3,044	31,260	33,052	21,849	6,949	7,589	290	104,033
Total loans	$3,894	$31,603	$35,763	$23,008	$7,386	$9,031	$334	$111,019
>90 days still accruing	$—	$—	$—	$—	$—	$552	$—	$552

Bank of Virginia
Notes To Financial Statements

Note 6. Credit Quality of Financing Receivables and the Allowance for Loan Losses  – (continued)

Loans Past Due by Portfolio Class December 31, 2011

	Commercial Real Estate			Commercial & Industrial	Consumer
(dollars in thousands)	Acq-Dev Construction	Non-Owner Occupied	Owner Occupied		Residential Mortgage	HELOC	Other	Total
30 – 59 days	$—	$—	$1,482	$368	$66	$—	$—	$1,916
60 – 89 days			289	52			6	347
>90 days	1,666	419	1,202	819	475	195	70	4,846
Total past due	1,666	419	2,973	1,239	541	195	76	7,109
Current	4,637	31,247	29,374	19,533	7,528	10,278	628	103,225
Total loans	$6,303	$31,666	$32,347	$20,772	$8,069	$10,473	$704	$110,334
>90 days still accruing	$—	$—	$—	$65	$131	$38	$—	$234

A summary of non-accrual loans by portfolio class as of September 30, 2012 and December 31, 2011 is as follows:

	Nonaccrual Loans
(dollars in thousands)	September 30, 2012	December 31, 2011
Commercial Real Estate:
Acquisition, Development and Construction	$850	$3,142
Nonowner Occupied	—	419
Owner Occupied	2,712	2,898
Commercial & Industrial	1,059	1,242
Consumer:
Residential Mortgage	390	343
HELOC	761	729
Other Consumer	44	105
Total Loans	$5,816	$8,878

Certain loans were identified and individually evaluated for impairment at September 30, 2012 and December 31, 2011. Some of these loans were not charged with a valuation allowance due to Management’s judgment that the cash flows from the underlying collateral or equity available from the borrowers/guarantors was sufficient to recover the Bank’s entire investment, while several other loans experienced collateral deterioration and new or supplemental specific reserves were added. Specific reserves of $80,000, $235,000 and $421,000 were charged off during the first, second and third quarters of 2012, respectively, while $324,000, $26,000, $10,000 of recoveries against previously charged off loans were realized in the same periods.

Bank of Virginia
Notes To Financial Statements

Note 6. Credit Quality of Financing Receivables and the Allowance for Loan Losses  – (continued)

A summary of information related to impaired loans presented by segment as of September 30, 2012 and December 31, 2011 is as follows:

Impaired Loans
As of September 30, 2012

(Dollars in thousands)	Recorded Investment	Unpaid principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With No Related Allowance Recorded:
Commercial Real Estate:
Acquisition, Development and Construction	$1,991	$2,201	$—	$892	$32
Nonowner Occupied	2,579	2,579	—	2,437	115
Owner Occupied	3,686	3,686	—	4,194	115
Commercial & Industrial	1,080	1,501	—	1,583	22
Consumer:
Residential	$215	$239	$—	$217	$5
HELOC	892	919	—	906	36
Other	24	78	—	26	—
With An Allowance Recorded:
Commercial Real Estate:
Acquisition, Development and Construction	$430	$430	$169	$444	$—
Nonowner Occupied	3,478	3,478	496	3,493	141
Owner Occupied	972	972	354	985	—
Commercial & Industrial	457	457	216	438	6
Consumer:
Residential	$256	$256	$116	$265	$5
HELOC	775	775	220	807	29
Other	20	20	20	40	—
Total:
Commercial Real Estate	$13,136	$13,346	$1,019	$12,445	$403
Commercial & Industrial	1,537	1,958	216	2,021	28
Consumer	2,182	2,287	356	2,261	75

Bank of Virginia
Notes To Financial Statements

Note 6. Credit Quality of Financing Receivables and the Allowance for Loan Losses  – (continued)

Impaired Loans
As of December 31, 2011

(Dollars in thousands)	Recorded Investment	Unpaid principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With No Related Allowance Recorded:
Commercial Real Estate:
Acquisition, Development and Construction	$3,463	$5,489	$—	$6,107	$126
Nonowner Occupied	3,420	3,420	—	3,547	216
Owner Occupied	4,742	5,085	—	5,129	286
Commercial & Industrial	2,104	3,050	—	2,775	101
Consumer:
Residential	$720	$794	$—	$908	$41
HELOC	1,162	1,162	—	1,162	56
Other	29	29	—	30	2
With An Allowance Recorded:
Commercial Real Estate:
Acquisition, Development and Construction	$2,177	$2,436	$418	$2,445	$96
Nonowner Occupied	3,506	3,506	581	3,580	189
Owner Occupied	289	289	40	298	15
Commercial & Industrial	1,190	1,190	524	1,240	90
Consumer:
Residential	$27	$308	$27	$340	$8
HELOC	127	127	32	127	2
Other	76	76	57	78	6
Total:
Commercial Real Estate	$17,597	$20,225	$1,039	$21,106	$928
Commercial & Industrial	3,294	4,240	524	4,015	191
Consumer	2,141	2,496	116	2,645	115

Bank of Virginia
Notes To Financial Statements

Note 6. Credit Quality of Financing Receivables and the Allowance for Loan Losses  – (continued)

Allowance for Loan Losses Change in Methodology

In the normal course at the end of each fiscal quarter, management conducts an analysis of (i) impaired loans to determine specific reserves and (ii) economic and environmental factors (two of three components of the Bank’s general reserves for unimpaired loans) to assist management in estimating the allowance for loan losses. The third component of the Bank’s general reserves, a historical loss allocation, is a formula generally updated, reviewed and applied, but not revised, each quarter. The essence of the historical loss allocation is that it applies to the general reserves its application of a 12-quarter trailing average of the actual total net charge off ratio incurred by the Bank (weighted to emphasize more recent loss activity).

During the previous quarter, management undertook a comprehensive review and adjustment of the historical loss allocation portion of the general reserve methodology, in consultation with independent, external parties and the loan, audit and compliance committees of the Bank’s board of directors. The review was triggered by management after an improvement in the quality of the loan portfolio in the first six months of 2012 including a 23% reduction in the Bank’s nonperforming loans. These improvements were confirmed by an independent loan review firm. Management’s judgment was that the total 3.39% historical loss factor of the general reserve, provisionally calculated for the quarter ending September 30, 2012, overstated the risk associated with the Bank’s unimpaired loans. Such a high general reserve appeared unwarranted for loans originated by the Bank’s new credit and lending team which has established a strong, sound loan underwriting culture. In addition, the Bank’s mix of loans has shifted away from Acquisition, Development and Construction (AD&C) loans, on which the Bank historically incurred disproportionate losses. Also, as the negative economic cycle played out, it became clear that the Bank incurred much lower charge offs in its Owner Occupied and Non-owner Occupied Commercial Real Estate loans than on AD&C loans. Therefore management concluded that its historical loss allocation methodology should be adjusted to track with the actual mix of loan types in the current portfolio.

Prior to June 30, 2012, the historical loss component of the general reserves portion of the allowance for loan losses was calculated by taking a weighted percentage of the historical loss ratio (calculated by dividing the net charge-offs during the prior twelve quarters by the gross loans as of the end of each quarter), with more weight given to the more recent quarters, and totaling them to result in the historical loss factor. The historical loss factor was then multiplied against the total unimpaired loans as of the balance sheet date, resulting in the historical loss component of the general reserves.

Beginning June 30, 2012, the historical loss component is calculated by taking a weighted percentage of the historical loss ratio for each loan segment from the prior twelve quarters, with more weight given to the more recent quarters, and totaling them to result in the historical loss factor for that segment. The calculated historical loss factor for that segment is then multiplied against the total unimpaired loans within that segment as of the balance sheet date. The results from each segment are then totaled, producing the historical loss component of the general reserves.

Management believes, going forward, this more granular methodology more accurately assesses the risk for losses inherent in the loan portfolio by isolating the historical loss ratio in each respective segment. For example, the new methodology calls for the historical loss factor in the AD&C loan segment to be charged only against the unimpaired balances outstanding in the AD&C segment. By employing this change to methodology, loans in other segments, such as HELOC and Residential Mortgage, would not have the general reserves for their respective segments affected by the historical losses in the AD&C segment.

Bank of Virginia
Notes To Financial Statements

Note 6. Credit Quality of Financing Receivables and the Allowance for Loan Losses  – (continued)

The following table represents the effect on the current period provision of the changes in methodology from that used in prior periods.

September 30, 2012	Provision Based on New Methodology	Provision Based on Prior Methodology	Difference
(Dollars in thousands)
Commercial Real Estate:
Acquisition, Development and Construction	$(681)	$(853)	172
Nonowner Occupied	(1,084)	(567)	(517)
Owner Occupied	68	1,119	(1,051)
Commercial & Industrial	445	170	275
Consumer:
Residential Mortgage	(27)	77	(104)
HELOC	151	348	(197)
Other Consumer	(46)	(64)	18
Total Provision	$(1,174)	$230	$(1,404)

As shown in the table above, the more significant effects of the changes in methodology occurred in the non-owner occupied and owner occupied commercial real estate segments. When using the prior methodology, all unimpaired commercial real estate loans were multiplied by a blended historical loss rate of 3.39% at September 30, 2012. When using the new methodology in which each segment’s total unimpaired loans are multiplied by the historical loss factor within that segment, the factor for non-owner occupied and owner occupied loans declines substantially to 1.36% and 0.01%, respectively. Acquisition, development, and construction loans historical loss factor, however, increases significantly to 15.03% from 3.39%, when comparing it to the prior method. This increase is due to significant net charge offs the Bank has experienced in this segment over the course of the past twelve quarters, which accounts for 45% of the net charge offs the Bank has experienced during that time frame. The underlying logic is that as the Bank’s lending mix has changed, it should not continue to apply an aggregate historical ratio equally to all segments.

Bank of Virginia
Notes To Financial Statements

Note 6. Credit Quality of Financing Receivables and the Allowance for Loan Losses  – (continued)

A summary of the allowance for loan losses by portfolio segment for September 30, 2012 and December 31, 2011 is as follows:

Allowance for Loan Losses
	Commercial Real Estate				Consumer
(dollars in thousands)	Acquisition, Development & Construction	Nonowner Occupied	Owner Occupied	Commercial & Industrial	Residential Mortgage	HELOC	Consumer	Total
Beginning balance, December 31, 2011	$982	$2,085	$435	$1,295	$333	$396	$146	$5,672
Charge-offs	(210)	—	—	(421)	(24)	(27)	(54)	(736)
Recoveries	319	—	25	13	—	—	3	360
Provision	(681)	(1,084)	68	445	(27)	151	(46)	(1,174)
Ending balance, September 30, 2012	$410	$1,001	$528	$1,332	$282	$520	$49	$4,122
Ending balances:
Individually evaluated for impairment September 30, 2012	$169	$496	$354	$216	$116	$220	$20	$1,591
Collectively evaluated for impairment September 30, 2012	$241	$505	$174	$1,116	$166	$300	$29	$2,531
Total Loans:
Ending Balance September 30, 2012	$3,894	$31,603	$35,763	$23,008	$7,386	$9,031	$334	$111,019
Ending loan balances:
Individually evaluated for impairment	$2,421	$6,057	$4,658	$1,537	$471	$1,667	$44	$16,855
Collectively evaluated for impairment	$1,473	$25,546	$31,105	$21,471	$6,915	$7,364	$290	$94,164

Bank of Virginia
Notes To Financial Statements

Note 6. Credit Quality of Financing Receivables and the Allowance for Loan Losses  – (continued)

Allowance for Loan Losses
(dollars in thousands)	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Beginning balance, December 31, 2010	$3,935	$1,651	$1,246	$6,832
Charge-offs	(2,237)	(1,511)	(358)	(4,106)
Recoveries	79	69	12	160
Provision	1,725	1,086	(25)	2,786
Ending balance, December 31, 2011	$3,502	$1,295	$875	$5,672
Ending balances:
Individually evaluated for impairment December 31, 2011	$1,040	$524	$115	$1,679
Collectively evaluated for impairment December 31, 2011	$2,462	$771	$760	$3,993
Total Loans:
Ending Balance December 31, 2011	$70,316	$20,772	$19,246	$110,334
Ending loan balances:
Individually evaluated for impairment	$17,597	$3,294	$2,141	23,032
Collectively evaluated for impairment	$52,719	$17,478	$17,105	87,302

No loans were acquired with deteriorated credit quality for the nine months ended September 30, 2012 or the year ended December 31, 2011.

Troubled Debt Restructurings

As a result of adopting the amendments in ASU 2011-02, the Bank assessed all restructurings that occurred on or after the beginning of the fiscal year of adoption, January 1, 2011, to determine whether they are considered troubled debt restructurings (TDRs) under the amended guidance. Upon identifying those loans as TDRs, the Bank identified them as impaired under the guidance in ASC 310-10-35. The amendments in ASU 2011-02 require prospective application of the impairment measurement guidance in ASC 310-10-35 for those loans newly identified as impaired.

At September 30, 2012, three loans with an outstanding recorded investment of $2.9 million were identified as a TDR. One loan for $2.4 million is included in commercial real estate non-owner occupied category in the impaired loan table above. Two loans amounting to $575,000 are included in the commercial and industrial category. No additional loans were identified as a TDR in the quarter ended September 30, 2012. However, in the third quarter 2012, the TDR loan listed in the second quarter 10-Q filing for $419,000 in the commercial real estate non-owner occupied category was charged off.

Note 7. Recent Accounting Pronouncements

In July 2012, the FASB issued ASU 2012-02, “Intangibles — Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment.” The amendments in this ASU apply to all entities that have indefinite-lived intangible assets, other than goodwill, reported in their financial statements. The amendments in this ASU provide an entity with the option to make a qualitative assessment about the likelihood that an indefinite-lived intangible asset is impaired to determine whether it should perform a quantitative impairment test. The amendments also enhance the consistency of impairment testing guidance among long-lived asset categories by permitting an entity to assess qualitative factors to determine whether it is necessary to calculate the asset’s fair value when testing an indefinite-lived intangible asset for impairment. The amendments are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted. The Bank does not expect the adoption of ASU 2012-02 to have a material impact on its financial statements.

Bank of Virginia
Notes To Financial Statements

Note 7. Recent Accounting Pronouncements  – (continued)

In October 2012, the FASB issued ASU 2012-06, “Business Combinations (Topic 805): Subsequent Accounting for an Indemnification Asset Recognized at the Acquisition Date as a Result of a Government-Assisted Acquisition of a Financial Institution.” The amendments in this ASU clarify the applicable guidance for subsequently measuring an indemnification asset recognized as a result of a government-assisted acquisition of a financial institution. In addition, the amendments should resolve current diversity in practice on the subsequent measurement of these types of indemnification assets. The amendments are effective for fiscal years, and interim periods within those years, beginning on or after December 15, 2012. Early adoption is permitted. The amendments should be applied prospectively to any new indemnification assets acquired after the date of adoption and to indemnification assets existing as of the date of adoption arising from a government-assisted acquisition of a financial institution. The Bank does not expect the adoption of ASU 2012-06 to have a material impact on its financial statements.

In April 2011, the FASB issued ASU 2011-03, “Transfers and Servicing (Topic 860) — Reconsideration of Effective Control for Repurchase Agreements.” The amendments in this ASU remove from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee and (2) the collateral maintenance implementation guidance related to that criterion. The amendments in this ASU are effective for the first interim or annual period beginning on or after December 15, 2011. The guidance should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. Early adoption is not permitted. The adoption of the new guidance did not have a material impact on the Bank’s financial statements.

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820) — Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” This ASU is the result of joint efforts by the FASB and International Accounting Standards Board (IASB) to develop a single, converged fair value framework on how (not when) to measure fair value and what disclosures to provide about fair value measurements. The ASU is largely consistent with existing fair value measurement principles in U.S. GAAP (Topic 820), with many of the amendments made to eliminate unnecessary wording differences between U.S. GAAP and International Financial Reporting Standards (IFRS). The amendments are effective for interim and annual periods beginning after December 15, 2011 with prospective application. Early application was not permitted. The Bank has included the required disclosures in its financial statements.

In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220) — Presentation of Comprehensive Income.” The objective of this ASU is to improve the comparability, consistency and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income by eliminating the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments require that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The single statement of comprehensive income should include the components of net income, a total for net income, the components of other comprehensive income, a total for other comprehensive income, and a total for comprehensive income. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present all the components of other comprehensive income, a total for other comprehensive income, and a total for comprehensive income. The amendments do not change the items that must be reported in other comprehensive income, the option for an entity to present components of other comprehensive income either net of related tax effects or before related tax effects, or the calculation or reporting of earnings per share. The amendments in this ASU should be applied retrospectively. The amendments are effective for fiscal years and interim periods within those years beginning after December 15, 2011. Early adoption is permitted because compliance with the amendments is already permitted. The amendments do not require transition disclosures. The Bank has included the required disclosures in its financial statements.

Bank of Virginia
Notes To Financial Statements

Note 7. Recent Accounting Pronouncements  – (continued)

In September 2011, the FASB issued ASU 2011-08, “Intangible — Goodwill and Other (Topic 350) — Testing Goodwill for Impairment.” The amendments in this ASU permit an entity to first assess qualitative factors related to goodwill to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill test described in Topic 350. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. Under the amendments in this ASU, an entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount. The amendments in this ASU are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued. The adoption of the new guidance did not have a material impact on the Bank’s financial statements.

In December 2011, the FASB issued ASU 2011-11, “Balance Sheet (Topic 210) — Disclosures about Offsetting Assets and Liabilities.” This ASU requires entities to disclose both gross information and net information about both instruments and transactions eligible for offset in the balance sheet and instruments and transactions subject to an agreement similar to a master netting arrangement. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The Bank does not expect the adoption of ASU 2011-11 to have a material impact on its financial statements.

In December 2011, the FASB issued ASU 2011-12, “Comprehensive Income (Topic 220) — Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.” The amendments are being made to allow the Board time to re-deliberate whether to present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. While the Board is considering the operational concerns about the presentation requirements for reclassification adjustments and the needs of financial statement users for additional information about reclassification adjustments, entities should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect before ASU 2011-05. All other requirements in ASU 2011-05 are not affected by ASU 2011-12, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. Public entities should apply these requirements for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Bank has included the required disclosures in its financial statements.

Note 8. Fair Value Measurements

Authoritative accounting literature specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Bank’s market assumptions. The three levels of the fair value hierarchy based on these two types of inputs are as follows:

Level 1 —	Valuation is based on quoted prices in active markets for identical assets and liabilities.
Level 2 —	Valuation is based on observable inputs including quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets and liabilities in less active markets, and model-based valuation techniques for which significant assumptions can be derived primarily from or corroborated by observable data in the market.
Level 3 —	Valuation is based on model-based techniques that use one or more significant inputs or assumptions that are unobservable in the market.

Bank of Virginia
Notes To Financial Statements

Note 8. Fair Value Measurements  – (continued)

The following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy:

Securities available for sale

Securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data. Third party vendors compile prices from various sources and may determine the fair value of identical or similar securities by using pricing models that consider observable market data (Level 2).

The following tables present the balances of financial assets measured at fair value on a recurring basis as of September 30, 2012 and December 31, 2011:

Financial Assets at Fair Value
(dollars in thousands)	Fair Value Measurements at September 30, 2012 Using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description	Balance	(Level 1)	(Level 2)	(Level 3)
Agency Guaranteed Mortgage-backed securities	$14,243	$—	$14,243	$—

Financial Assets at Fair Value
(dollars in thousands)	Fair Value Measurements at December 31, 2011 Using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description	Balance	(Level 1)	(Level 2)	(Level 3)
Agency Guaranteed Mortgage-backed securities	$25,578	$—	$25,578	$—

The following describes the valuation techniques used by the Bank to measure certain assets recorded at fair value on a nonrecurring basis in the financial statements:

Impaired Loans

Loans are designated as impaired when, in the judgment of management based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. The measurement of loss associated with impaired loans can be based on either the observable market price of the loan or the fair value of the collateral. Fair value is measured based on the value of the collateral securing the loans. Collateral may be in the form of real estate or business assets including equipment, inventory, accounts receivable and investment securities. The vast majority of the collateral is real estate. The value of real estate collateral is determined utilizing an income or market valuation approach based on an appraisal conducted by an independent, licensed appraiser outside of the Bank using observable market data (Level 2). However, if the collateral is a house or building in the process of construction or if an appraisal of the real estate property is considered stale by Management, then the fair value is considered Level 3. In lieu of a new appraisal, the Bank may perform an analysis to update the estimate of value based on recent sales and other relevant market data. The value of business equipment is based upon an outside appraisal if deemed significant, or the net book value on the applicable business’s financial statements if not considered significant using observable market data. Likewise, values for inventory and accounts receivable

Bank of Virginia
Notes To Financial Statements

Note 8. Fair Value Measurements  – (continued)

collateral are based on financial statement balances or aging reports (Level 3). Impaired loans allocated to the Allowance for Loan Losses are measured at fair value on a nonrecurring basis. Any fair value adjustments are recorded in the period incurred as allowance for loan losses on the Bank’s Statements of Operations. The aforementioned values may change rapidly and dramatically during volatile markets and economies.

Other Real Estate Owned (OREO)

Real estate owned acquired through foreclosure is recorded at lower of cost or fair value less estimated selling costs at the date of foreclosure. Generally, fair value is based on a recent appraisal conducted by an independent, licensed appraiser outside of the Bank using observable market data (Level 2). However, if an appraisal of the real estate property is over two years old, in lieu of a new appraisal, the Bank may perform an analysis to update the estimate of value based on recent sales and other relevant market data. Whether or not such update occurs, the fair value is considered Level 3. No valuation allowance is held against OREO and the fair value may be subsequently reduced through a charge against income if the fair value declines below the carrying value.

There were no transfers between Level 1 and Level 2 during 2011 or 2012. The following tables summarize the Bank’s assets that were measured at fair value on a nonrecurring basis at September 30, 2012 and December 31, 2011.

Assets Measured at Fair Value	Carrying Value at September 30, 2012 Using:
(amounts in thousands)	Balance as of September 30, 2012	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description		(Level 1)	(Level 2)	(Level 3)
Impaired loans, net	$4,797	$—	$4,238	$559
OREO, net	1,633	—	1,633	—

Assets Measured at Fair Value	Carrying Value at December 31, 2011 Using:
(amounts in thousands)	Balance as of December 31, 2011	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description		(Level 1)	(Level 2)	(Level 3)
Impaired loans, net	$5,713	$—	$4,027	$1,686
OREO, net	1,262	—	101	1,161

The following table reflects the changes for assets measured at fair value on a nonrecurring basis using significant unobservable inputs (level 3) for the nine months ended September 30, 2012.

	Fair Value Measurements
(dollars in thousands)	Impaired loans	Other real estate owned
Balance – December 31, 2011	$1,686	$1,161
Sales proceeds	—	—
Valuation allowance	407	—
Gain (loss) on dispositions	—	—
Transfers out of level 3	(2,618)	(1,161)
Transfers into level 3	1,084	—
Balance – September 30, 2012	$559	$—

Bank of Virginia
Notes To Financial Statements

Note 8. Fair Value Measurements  – (continued)

The significant unobservable inputs for the asset categories that are measured for fair value are listed above. Significant increases (decreases) in any of those inputs in isolation would result in a significantly lower (higher) fair value measurement. Generally, a change in the assumption used for the probability of default is accompanied by a directionally similar change in the assumption used for the loss severity and a directionally opposite change in the assumption used for prepayment rates. In addition, a change to the selling cost or the discount for lack of marketability and age of appraisal are directly related to the Bank’s real estate market. An upward movement in the assumptions would result in a decrease in the fair value, while a downward movement in assumptions would result in an increase in the fair value.

The following table presents qualitative information about level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at September 30, 2012.

Quantitative information about Level 3 Fair Value Measurements for September 30, 2012
(dollars in thousands)	Fair Value	Valuation Technique(s)	Unobservable input	Range (Weighted Average)
Assets
Impaired loans, net	$559	Sales comparison or cost approach	Adjustments made for selling costs and potential liquidation costs	5% – 50% (30%)
Other real estate owned	$—	Appraised value or sales approach	Adjustments made for selling and carrying costs	15%

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying balance sheets at amounts other than fair value.

Financial Instruments with Book Value Equal to Fair Value

The book values of cash and due from banks, federal funds sold and purchased, interest receivable, and interest payable are considered to be equal to fair value as a result of the short-term nature of these items.

Securities Available for Sale

For securities available for sale, fair value is based on current market quotations, where available. If quoted market prices are not available, fair value has been based on the quoted price of similar instruments.

Loans

Except for impaired loans, the estimated value of loans held for investment is measured based upon discounted future cash flows and using the current rates for similar loans. For estimating the value of impaired loans, refer to section above titled “Impair Loans”.

Deposits

Deposits without a stated maturity, including demand, interest-bearing demand, and savings accounts, are reported at their carrying value in accordance with authoritative accounting guidance. No value has been assigned to the franchise value of these deposits. For other types of deposits with fixed maturities, fair value has been estimated by discounting future cash flows based on interest rates currently being offered on deposits with similar characteristics and maturities.

FHLB Borrowings

Fair value has been estimated based on interest rates currently available to the Bank for borrowings with similar characteristics and maturities.

Bank of Virginia
Notes To Financial Statements

Note 8. Fair Value Measurements  – (continued)

Commitments to Extend Credit, Standby Letters of Credit, and Financial Guarantees

Fair values for off-balance-sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. At September 30, 2012 and December 31, 2011, the fair value of loan commitments and standby letters of credit was deemed to be immaterial and therefore are not included.

The following table presents estimated fair values of the Bank’s financial statements in accordance with authoritative accounting guidance as of September 30, 2012 and December 31, 2011.

Fair Value Measurements Company Financial Instruments

		Fair Value Measurements at September 30, 2012
(dollars in thousands)	Carrying Amount	Level 1	Level 2	Level 3	Fair Value
Assets:
Cash and cash equivalents	$40,388	$40,388	$—	$—	$40,388
Securities available for sale	14,243	—	14,243	—	14,243
Loans held for investment	106,897	—	108,760	559	109,319
Interest receivable	467	—	467	—	467
Liabilities:
Demand deposits	$17,639	$—	$17,639	$—	$17,639
Savings and interest-bearing demand deposits	39,537	—	39,587	—	39,587
Time deposits	97,138	—	96,765	—	96,765
Interest payable	197	—	197	—	197

		Fair Value Measurements at December 31, 2011
(dollars in thousands)	Carrying Amount	Level 1	Level 2	Level 3	Fair Value
Assets:
Cash and cash equivalents	$26,696	$26,696	$—	$—	$26,696
Securities available for sale	25,578	—	25,578	—	25,578
Loans held for investment	104,662	—	95,320	1,686	97,006
Interest receivable	426	—	426	—	426
Liabilities:
Demand deposits	$16,833	$—	$16,833	$—	$16,833
Savings and interest-bearing demand deposits	29,686	—	29,686	—	29,686
Time deposits	100,722	—	100,694	—	100,694
FHLB borrowings	5,000	—	5,126	—	5,126
Interest payable	264	—	264	—	264

Bank of Virginia
Notes To Financial Statements

Note 9. Stock-Based Compensation

Share-based compensation arrangements include stock options, restricted stock plans, performance-based awards, stock appreciation rights and employee stock purchase plans. ASC Topic 718 requires all share-based payments to employees to be valued using a fair value method on the date of grant and to be expensed based on that fair value over the applicable vesting period.

At the 2005 Annual Meeting, shareholders ratified approval of the Bank of Virginia 2005 Stock Option Plan (the “2005 Plan”) which made available up to 200,000 shares for potential grants of stock options. The Plan was instituted to encourage and facilitate investment in the common stock of the Bank by key employees and executives and to assist in the long-term retention of service by those executives. The Plan covers employees as determined by the Bank’s Board of Directors from time to time. Options under the Plan were granted in the form of incentive stock options with the aggregate number of shares of common stock available for grant under the Plan set at 200,000 (adjusted for two-for-one stock split paid in 2005 and for the 1 for 5 stock split in August 2012).

At the 2011 Annual Meeting, the Bank’s shareholders approved a new share-based compensation plan (Bank of Virginia 2011 Stock Incentive Plan or the “2011 Plan”). Under this plan, employees, officers and directors of the Bank or its affiliates are eligible to participate. The plan’s intent was to reward employees, officers and directors of the Bank or its affiliates for their efforts, to assist in the long-term retention of service for those who were awarded, as well as align their interests with the Bank. The terms of the 2011 Plan were previously disclosed in the Bank’s definitive proxy materials for the 2011 Annual Meeting of Shareholders filed with the Board of Governors of the Federal Reserve on April 22, 2011. There are 800,000 shares reserved under the 2011 Plan and the 2011 Plan did not replace the 2005 Plan, though the Bank does not intend to issue anymore shares under the 2005 Plan.

Stock option plan activity for the nine months ended September 30, 2012 is summarized below.

	September 30, 2012
	Option Shares	Weighted-Average Exercise Price	Weighted-Average remaining contractual term (years)	Aggregate Intrinsic Value(1)
Outstanding, beginning of year	74,700	$9.15
Granted	12,800	4.36
Exercised	—	—
Forfeited	(2,400)	7.50
Outstanding at September 30, 2012	85,100	$8.47	8.64	—
Exercisable at September 30, 2012	15,800	$20.75	6.58	—

(1)	The aggregate intrinsic value is calculated as the difference between the quoted price and the award exercise price of the stock. To the extent that the quoted price is less than the exercise price, there is no value to the underlying option awards.

The weighted average fair value of options granted through the nine months ended September 30, 2012 was $4.36, adjusted for the 1 for 5 stock split. The remaining compensation expense costs for the options granted totaled $118,000 as of September 30, 2012 and will be recognized over the next 48 months, or 4.00 years.

The Bank determines fair value at grant date using the Black-Scholes pricing model that takes into account the stock price at the grant date, exercise price, expected life of the option, volatility of the underlying stock, expected dividend yield and risk-free interest rate over the expected life of the option.

Bank of Virginia
Notes To Financial Statements

Note 9. Stock-Based Compensation  – (continued)

The fair value of each option granted is estimated on the date of grant using the “Black Scholes Option Pricing” method with the following assumptions for the nine months ended September 30, 2012:

Expected dividend	0%
Expected Volatility	25.0%
Expected term in years	7
Risk free rate	1.17%

All options granted during the nine months ended September 30, 2012 were granted under the 2011 plan. Similarly, also options forfeited during 2012 were granted under the 2011 plan. The expected term of options granted under both the 2011 Plan and 2005 Plan were estimated based upon anticipated behavior patterns given the contractual terms of the options granted. The risk free rate for periods within the contractual life of the option has been based on the U.S. Treasury yield curve in effect at the time of the grant. Expected volatility has been based on the historical volatility of the Bank’s stock.

During the first quarter of 2012, there were 5,000 unvested shares of restricted stock that were forfeited. These shares were issued in December of 2011 under the 2011 Plan and were included in the shares outstanding as of December 31, 2011.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Bank of Virginia
Midlothian, Virginia

We have audited the accompanying balance sheets of Bank of Virginia as of December 31, 2011 and 2010, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years ended December 31, 2011 and 2010. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Bank is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bank of Virginia as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years ended December 31, 2011 and 2010, in conformity with U.S. generally accepted accounting principles.

Winchester, Virginia
March 29, 2012

BANK OF VIRGINIA
Balance Sheets

(dollars in thousands)	December 31, 2011	December 31, 2010
Assets
Cash and due from banks	$4,152	$25,200
Federal funds sold and interest-bearing deposits with banks	22,544	484
Total cash and cash equivalents	26,696	25,684
Securities available for sale, at fair market value	25,578	34,956
Restricted securities	1,134	1,435
Loans, net of allowance for loan losses of $5,672 and $6,832 in 2011 and 2010, respectively	104,662	139,740
Premises and equipment, net	5,374	5,655
Accrued interest receivable	426	774
Other real estate owned, net of valuation allowance	1,262	551
Other assets	333	395
Total assets	$165,465	$209,190
Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing	$16,833	$14,506
Savings and interest-bearing demand	29,686	26,489
Time, $100,000 and over	45,341	64,149
Other time	55,381	76,097
Total deposits	147,241	181,241
Accrued expenses and other liabilities	557	970
FHLB Borrowings	5,000	10,000
Total liabilities	152,798	192,211
Stockholders' Equity
Preferred stock, $5 par value, 5,000,000 shares authorized, none issued	—	—
Common stock, $1 par value, 40,000,000 shares authorized, 11,333,182 (5,000 unvested) and 11,328,182 shares issued and outstanding in 2011 and 2010, respectively	11,328	11,328
Additional paid-in capital	24,622	24,611
Retained deficit	(23,729)	(19,278)
Accumulated other comprehensive income	446	318
Total stockholders' equity	12,667	16,979
Total liabilities and stockholders' equity	$165,465	$209,190

See Notes to Financial Statements.

BANK OF VIRGINIA
Statements of Operations
For the Years Ended December 31, 2011 and 2010

(dollars in thousands, except per share data)	2011	2010
Interest Income:
Interest and fees on loans	$7,497	$9,314
Investment securities	718	1,501
Interest on federal funds sold and deposits with banks	47	17
Total interest income	8,262	10,832
Interest Expense:
Interest on deposits	2,766	4,009
Interest on FHLB borrowings	392	443
Total interest expense	3,158	4,452
Net Interest Income	5,104	6,380
Provision for loan losses	2,786	9,018
Net interest income (loss) after provision	2,318	(2,638)
Non-interest Income:
Service charges on deposit accounts	181	170
Net gain on sale of available for sale securities	129	544
Other fee income	182	143
Total non-interest income	492	857
Non-interest Expense:
Salaries and employee benefits	3,347	3,426
Occupancy expense	691	662
Equipment expense	326	343
Data processing expense	370	411
Marketing expense	102	163
Loss on sale of other real estate	38	25
Other real estate expenses	162	37
Legal and professional fees	618	650
Bank franchise tax	146	131
FDIC insurance assessments	507	669
Insurance	111	30
Other outside services	228	264
Shareholder communications	147	63
Other operating expenses	469	496
Total non-interest expenses	7,262	7,370
Net loss	$(4,452)	$(9,151)
Loss per share, basic and diluted	$(0.39)	$(1.85)
Weighted Average Shares Outstanding, basic and diluted	11,328,415	4,941,736

See Notes to Financial Statements.

BANK OF VIRGINIA
Statements of Changes in Stockholders' Equity
For the Years Ended December 31, 2011 and 2010

(dollars in thousands)	Common Stock	Additional Paid-in Capital	Retained Deficit	Other Accumulated Comprehensive Income	Total
Balance at December 31, 2009	$11,380	$14,975	$(10,126)	$967	$17,196
Stock-based compensation expense		3			3
Common stock issued in private offering, net	$6,776	2,805			9,581
Common stock new par value	(6,828)	6,828			—
Comprehensive (loss):
Net (loss)			(9,151)		(9,151)
Other comprehensive (loss):
Net unrealized (loss) on securities available for sale				$(105)
Reclassification adjustment				(544)
Other comprehensive (loss)				$(649)	(649)
Total comprehensive (loss)					(9,800)
Balance at December 31, 2010	$11,328	$24,611	$(19,277)	$318	$16,980
Stock-based compensation expense		11			11
Comprehensive (loss):
Net (loss)			(4,452)		(4,452)
Other comprehensive income:
Net unrealized gain on securities available for sale				$257
Reclassification adjustment				(129)
Other comprehensive income				$128	128
Total comprehensive (loss)					(4,324)
Balance at December 31, 2011	$11,328	$24,622	$(23,729)	$446	$12,667

See Notes to Financial Statements.

BANK OF VIRGINIA
Statements of Cash Flows
For the Years Ending December 31, 2011 and 2010

	2011	2010
Cash Flows From Operating Activities:
Net loss	($4,452)	$(9,151)
Adjustments to reconcile net loss to cash (used in) provided by operating activities:
Net amortization of premium on investment securities	154	329
Depreciation and amortization	385	396
Provision for loan losses	2,786	9,018
Gain on sale of fixed assets	(9)	—
Net gain on available for sale securities	(129)	(544)
Impairment of OREO	25	—
Loss on sale of OREO	38	25
Stock-based compensation expense	11	3
Change in assets and liabilities:
Decrease in accrued interest receivable	348	75
Decrease in other assets	62	74
(Decrease) in accrued expense and other liabilities	(413)	(244)
Net cash (used in) provided by operating activities	(1,194)	(19)
Cash Flows From Investing Activities:
Purchases of securities available for sale	(17,906)	(28,365)
Redemptions of restricted securities, net	301	40
Proceeds from sales/maturites of available for sale securities	19,993	21,944
Proceeds from sale of OREO	975	779
Proceeds from sale of fixed assets	9	—
Payments on mortgage-backed securities	7,394	9,140
Net decrease in loans	30,543	16,808
Purchases of premises and equipment	(104)	(447)
Net cash provided by investing activities	41,205	19,899
Cash Flows From Financing Activities:
Net increase (decrease) in demand, savings, interest-bearing checking and money market deposits	5,524	(3,917)
Net (decrease) in time deposits	(39,523)	(7,985)
Net decrease in FHLB borrowings	(5,000)	—
Net proceeds from issuance of common stock	—	9,581
Net cash (used in) provided by financing activities	(38,999)	(2,321)
Net increase in cash and cash equivalents	1,012	17,559
Cash and cash equivalents at beginning of period	25,684	8,125
Cash and cash equivalents, end of period	$26,696	$25,684
Supplemental Disclosure of Cash Flow Information
Cash payments for interest	$3,278	$4,837
Supplemental Disclosure of Noninvesting Activities
Fair value adjustment for securities	$128	$(649)
Other real estate owned transfer from loans	$1,749	$777

See Notes to Financial Statements.

Bank of Virginia

Note 1. Organization and Summary of Significant Accounting Policies

Organization

Bank of Virginia (the “Bank”) was organized under the laws of the Commonwealth of Virginia to engage in a general banking business serving the communities in and around the Richmond, Virginia metropolitan area.

The Bank commenced regular operations on January 12, 2004, and is a member of the Federal Reserve System, Federal Deposit Insurance Corporation and the Federal Home Loan Bank of Atlanta. The Bank is subject to the regulations of the Federal Reserve System and the State Corporation Commission of Virginia. Consequently, it undergoes periodic examinations by these regulatory authorities.

On December 10, 2010 the Bank became a majority owned subsidiary of Cordia Bancorp Inc. (“Cordia”). Cordia completed its investment through the purchase of $10.3 million of Bank of Virginia common stock at a price of $1.52 per share, resulting in the ownership of 6,776,316 shares, or approximately 59.8% of the outstanding shares of Bank of Virginia. Cordia was incorporated in 2009 by a team of former bank CEOs, directors and advisors seeking to invest in undervalued community banks in the Mid-Atlantic and Southeast. Of the net proceeds, $6.8 million was added to common stock and $2.8 million was added to surplus, net of offering costs $719,000. As a part of the Cordia transaction, the Board of Directors approved the reduction of the par value of the Bank’s common stock from $2.50 per share to $1.00 per share.

Summary of Significant Accounting Policies

The accounting and reporting policies of the Bank are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. The more significant of these policies are summarized below.

(a) Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, the valuation of other real estate owned and fair value measurements.

(b) Cash and Cash Equivalents

For purposes of the statement of cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one day periods.

(c) Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at estimated fair value. The Bank classifies all securities as available for sale. Other securities, such as Federal Reserve Bank stock and Federal Home Loan Bank stock, are carried at cost and are listed on the balance sheet as restricted securities.

In estimating other than temporary impairment losses management considers, (1) the length of time and extent to which the fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) our ability to retain our investment for a period of time sufficient to allow for any anticipated recovery in fair value.

Impairment of securities occurs when the fair value of a security is less than its amortized cost. For debt securities, impairment is considered other-than-temporary and recognized in its entirety in net income if either (1) the Bank intends to sell the security or (2) it is more likely than not that the Bank will be required to sell

Bank of Virginia

Note 1. Organization and Summary of Significant Accounting Policies  – (continued)

the security before recovery of its amortized cost basis. If, however, the Bank does not intend to sell the security and it is not more-than-likely that the Bank will be required to sell the security before recovery, management must determine what portion of the impairment is attributable to a credit loss, which occurs when the amortized cost of the security exceeds the present value of the cash flows expected to be collected from the security. If there is no credit loss, there is no other-than-temporary impairment. If there is a credit loss, other-than-temporary impairment exists, and the credit loss must be recognized in net income and the remaining portion of impairment must be recognized in other comprehensive income.

For equity securities carried at cost as restricted securities, impairment is considered to be other-than-temporary based on our ability and intent to hold the investment until a recovery of value. Other-than-temporary impairment of an equity security results in a write-down that must be included in income. The Bank regularly reviews each security for other-than-temporary impairment based on criteria that includes the extent to which costs exceed market price, the duration of that market decline, the financial health of and specific prospects for the issuer, management’s best estimate of the present value of cash flows expected to be collected from debt securities, the Bank’s intention with regard to holding the security to maturity and the likelihood that the Bank would be required to sell the security before recovery.

(d) Loans

The Bank grants commercial real estate, commercial and industrial, and consumer loans to customers. A substantial portion of the loan portfolio is represented by commercial loans throughout the greater Richmond, Virginia metropolitan area. The ability of the Bank’s debtors to honor their contracts is dependent upon numerous factors including the collateral performance, general economic conditions, as well as the underlying strength of borrowers and guarantors.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are generally reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses and net deferred fees and costs. Interest income is accrued on the unpaid principal balance. Loan origination and commitment fees and certain direct costs are deferred and the net amount is amortized as an adjustment of the related loan’s yield. The Bank is amortizing these amounts using the effective interest rate method over the loan’s contractual life or to the pay-off date if the balance is repaid prior to maturity. Loans are recorded based on purpose, collateral and repayment period. Interest is calculated on a 365/360 for commercial loans and 365/365 for consumer loans. Interest is accrued on a daily basis.

The past due status of a loan is based on the contractual due date of the most delinquent payment due. Each loan will be placed in one of the following categories: current, 1 – 29 days past due, 30 – 59 days past due, 60 – 89 days past due and over 90 days past due. Generally, the accrual of interest on a loan is discontinued at the time the loan becomes 90 days delinquent unless the credit is well-secured or in process of collection or refinancing.

All interest accrued but not collected is reversed against interest income when a loan is placed on nonaccrual or charged off. The interest on loans in nonaccrual status is accounted for on the cash basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

In situations where, for economic or legal reasons related to a borrower’s financial condition, management may grant a concession to the borrower that it would not otherwise consider, the related loan is classified as a troubled debt restructuring (TDR). Management strives to identify borrowers in financial difficulty early and work with them to modify their loan to more affordable terms before their loan reaches nonaccrual status. These modified terms may include rate reductions, principal forgiveness, payment forbearance, re-amortization, and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. In cases where borrowers are granted new terms that provide for a reduction of either interest or principal, management measures any impairment on the restructuring as noted below for

Bank of Virginia

Note 1. Organization and Summary of Significant Accounting Policies  – (continued)

impaired loans. There were five loans with an aggregate balance of $3.4 million classified as TDRs as of December 31, 2011, while there were five loans with an aggregate balance of $4.5 million classified as TDRs as of December 31, 2010.

(e) Allowance for Loan Losses

The allowance for loan losses is increased by charges to income and decreased by charge-offs, net of recoveries. The allowance is established and maintained at a level management deems adequate to cover losses inherent in the portfolio as of the balance sheet date and is based on management’s evaluation of the risks in the loan portfolio and changes in the nature and volume of loan activity. There are risks inherent in all loans, so an allowance is maintained for loans to absorb probable losses on existing loans that may become uncollectible. The allowance is established and maintained as losses are estimated to have occurred through a provision for loan losses charged to earnings, which increases the balance of the allowance. Loan losses for all segments are charged against the allowance when management believes the uncollectability of a loan is confirmed, which decreases the balance of the allowance. Subsequent recoveries, if any, are credited back to the allowance.

The amount of the allowance is established through the application of a standardized model, the components of which are: an impairment analysis of specific loans to determine the level of any specific reserves needed, a broad analysis of historical loss experience and economic and environmental factors to determine the level of general reserves needed.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

In order for the ALLL methodology to be considered valid and for Management to make the determination if any deficiencies exist in the process, the Bank at a minimum requires:

•	A review of trends in loan volume, delinquencies, restructurings and concentrations;
•	Tests of source documents and underlying assumptions to determine that the established methodology develops reasonable loss estimates; and
•	An evaluation of the appraisal process of the underlying collateral which may be accomplished by periodically comparing the appraised value to the actual sales price on selected properties sold.

Note 3 includes additional discussion of how the allowance is quantified. The use of various estimates and judgments in the Bank’s ongoing evaluation of the required level of allowance can significantly affect the Bank’s results of operations and financial condition and may result in either greater provisions against earnings to increase the allowance or reduced provisions based upon management’s ongoing view of portfolio and economic conditions and the application of revised estimates and assumptions.

The specific component of the allowance relates to loans that are classified as either doubtful or substandard. For such loans that are also classified as impaired, a loan level allowance is established. The evaluation of the need for a specific reserve involves the identification of impaired loans and an analysis of those loans’ repayment capacity from both primary (cash flow) and secondary (real estate and non real estate collateral or guarantors) sources and making specific reserve allocations to impaired loans that exhibit inherent weaknesses and various credit risk factors. All available collateral is analyzed and valued, with discounts applied according to the age of any real estate appraisals or the liquidity of other asset classes. The analysis is compared to the aggregate Bank loan exposure, giving consideration to the Bank’s lien preference and other actual and contingent obligations of the borrower. Any loan guarantors are rated and their value weighted based on an analysis of the guarantor’s net worth, including liabilities, liquid assets, and annual cash flows and total contingent liabilities.

Bank of Virginia

Note 1. Organization and Summary of Significant Accounting Policies  – (continued)

The impairment of a loan occurs when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. We do not consider a loan impaired during a period of insignificant delay in payment if we expect the ultimate collection of all amounts due. Impairment is measured as the difference between the recorded investment in the loan and the evaluation of the present value of expected future cash flows, the observable market price of the loan or collateral value of the impaired loan when the calculated fair value is lower than the carrying value of that loan. Loans that are collateral dependent, that is, loans where repayment is expected to be provided solely by the underlying collateral, and for which management has determined foreclosure is probable, are measured for impairment based on the fair value of the collateral net of the estimated disposal costs as described above.

The general component covers non classified loans and special mention loans and is based on historical loss experience adjusted for qualitative factors.

The model estimates loan losses by analyzing historical loss experience and other trends within the portfolio, including trends in delinquencies and charge-offs, the opinions of regulators, changes in the growth rate, size and composition of the loan portfolio, particularly the level of special mention rated loans, the level of past due loans, the level of home equity loans and commercial real estate loans in aggregate and as a percentage of capital, and industry information.

A component of the general allowance for unimpaired loans is established based on a historical loss factor for the prior twelve quarters (with more weight given to the more recent quarters) and the level of unimpaired loans.

Also included in management’s estimates for loan losses are considerations with respect to the impact of local and national economic trends, the outcomes of which are uncertain. These events may include, but are not limited to, a general slowdown in the national or local economy, national and local unemployment rates, local real estate values, fluctuations in overall lending rates, political conditions, legislation that may directly or indirectly affect the banking industry and economic conditions affecting the specific geographic area in which the Bank conducts business.

The allowance model is a fluid model which includes several factors that can be adjusted to reflect rapid changes in the economic environment, loan portfolio trends and individual borrowers' financial condition and risk, the interpretation of which can have significant impact on the perceived allowance needed.

(f) Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the assets' estimated useful lives. Estimated useful lives range from 10 to 30 years for buildings and 3 to 10 years for autos, furniture, fixtures and equipment. The value of land is carried at cost.

(g) Other Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosure are held for sale. They are initially recorded at the lower of the Bank’s cost or the assets’ fair market value at the date of foreclosure, less estimated selling costs thus establishing a new cost basis. Subsequent to foreclosure, valuations of the assets are periodically performed by management. Adjustments are made to the lower of the carrying amount or fair market value of the assets less selling costs. Revenue and expenses from operations are included in net expenses from foreclosed assets. The Bank’s investment in foreclosed assets totaled $1.3 million and $551,000 at December 31, 2011 and 2010, respectively.

(h) Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating loss carryforwards, and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences.

Bank of Virginia

Note 1. Organization and Summary of Significant Accounting Policies  – (continued)

Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, the recognition of the asset is less than probable. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the positions taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is recognized as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Interest and penalties associated with the unrecognized tax benefits would be classified as additional income taxes in the statements of operations, however, the Bank had no unrecognized tax benefits as of December 31, 2011.

Banks operating in Virginia are not subject to Virginia State Income Tax, but are subjected to Virginia Bank Franchise Taxes.

(i) Marketing Costs

The Bank follows the policy of charging the production costs of marketing/advertising to expense as incurred unless the advertising campaign extends for a significant time period, in which case, such costs will be amortized to expense over the duration of the advertising campaign.

(j) Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

(k) Earnings (Loss) Per Share

Basic earnings (loss) per share represent income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. There were 373,500 and 159,500 option shares outstanding at December 31, 2011 and 2010, respectively, as well as 5,000 shares of restricted stock outstanding at December 31, 2011. All of the option shares outstanding were anti-dilutive and, as a result, had no impact on the calculation of diluted earnings (loss) per common share for the years ended December 31, 2011 or 2010. The unvested 5,000 shares of restricted stock were issued and outstanding as of December 31, 2011 and were included in the earnings per share calculation.

(l) Stock Option Plan

Authoritative accounting guidance requires the costs resulting from all share-based payments to employees be recognized in the financial statements. Stock-based compensation is estimated at the date of grant, using the Black-Scholes option valuation model for determining fair value, and is charged to earnings based on the vesting period.

Bank of Virginia

Note 1. Organization and Summary of Significant Accounting Policies  – (continued)

The Bank recognized stock-based compensation expense of $11,000 and $3,000, or less than $.01 per share in 2011 and 2010, respectively.

(m) Fair Value Measurements

Fair values of financial instruments are estimated using relevant market information and other assumptions as more fully disclosed in Note 12. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or market conditions could significantly affect the estimates.

(n) Transfer of Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when 1) the assets have been isolated from the Bank — put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership; 2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets; and 3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity of the ability to unilaterally cause the holder to return specified assets.

(o) Reclassification

In certain circumstances, reclassifications have been made to prior period information to conform to the 2011 presentation. Such reclassifications had no effect on previously reported shareholders’ equity or net loss.

Recent Accounting Pronouncements

In July 2010, the FASB issued ASU 2010-20, “Receivables (Topic 310) — Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.” The new disclosure guidance significantly expands the existing requirements and will lead to greater transparency into an entity’s exposure to credit losses from lending arrangements. The extensive new disclosures of information as of the end of a reporting period became effective for both interim and annual reporting periods ending on or after December 15, 2010. Specific disclosures regarding activity that occurred before the issuance of the ASU, such as the allowance roll forward and modification disclosures, will be required for periods beginning on or after December 15, 2010. The Bank has included the required disclosures in its financial statements.

In March 2011, the SEC issued Staff Accounting Bulletin (SAB) 114. This SAB revises or rescinds portions of the interpretive guidance included in the codification of the Staff Accounting Bulletin Series. This update is intended to make the relevant interpretive guidance consistent with current authoritative accounting guidance issued as a part of the FASB’s Codification. The principal changes involve revision or removal of accounting guidance references and other conforming changes to ensure consistency of referencing through the SAB Series. The effective date for SAB 114 is March 28, 2011. The adoption of the new guidance did not have a material impact on the Bank’s financial statements.

In January 2011, the FASB issued ASU 2011-01, “Receivables (Topic 310) — Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings.” The amendments in this ASU temporarily delayed the effective date of the disclosures about troubled debt restructurings in Update 2010-20 for public entities. The delay was intended to allow the Board time to complete its deliberations on what constitutes a troubled debt restructuring. The effective date of the new disclosures about troubled debt restructurings for public entities and the guidance for determining what constitutes a troubled debt restructuring was effective for interim and annual periods ending after June 15, 2011. The Bank has adopted ASU 2011-01 and included the required disclosures in its financial statements.

In April 2011, the FASB issued ASU 2011-02, “Receivables (Topic 310) — A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring.” The amendments in this ASU clarify the guidance on a creditor’s evaluation of whether it has granted a concession to a debtor. They also clarify the guidance on a creditor’s evaluation of whether a debtor is experiencing financial difficulty. The amendments in this ASU

Bank of Virginia

Note 1. Organization and Summary of Significant Accounting Policies  – (continued)

are effective for the first interim or annual period beginning on or after June 15, 2011. Early adoption is permitted. Retrospective application to the beginning of the annual period of adoption for modifications occurring on or after the beginning of the annual adoption period is required. As a result of applying these amendments, an entity may identify receivables that are newly considered to be impaired. For purposes of measuring impairment of those receivables, an entity should apply the amendments prospectively for the first interim or annual period beginning on or after June 15, 2011. The Bank has adopted ASU 2011-02 and included the required disclosures in its financial statements.

In April 2011, the FASB issued ASU 2011-03, “Transfers and Servicing (Topic 860) — Reconsideration of Effective Control for Repurchase Agreements.” The amendments in this ASU remove from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee and (2) the collateral maintenance implementation guidance related to that criterion. The amendments in this ASU are effective for the first interim or annual period beginning on or after December 15, 2011. The guidance should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. Early adoption is not permitted. The Bank is currently assessing the impact that ASU 2011-03 will have on its financial statements.

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820) — Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” This ASU is the result of joint efforts by the FASB and International Accounting Standards Board (IASB) to develop a single, converged fair value framework on how (not when) to measure fair value and what disclosures to provide about fair value measurements. The ASU is largely consistent with existing fair value measurement principles in U.S. GAAP (Topic 820), with many of the amendments made to eliminate unnecessary wording differences between U.S. GAAP and International Financial Reporting Standards (IFRS). The amendments are effective for interim and annual periods beginning after December 15, 2011 with prospective application. Early application is not permitted. The Bank is currently assessing the impact that ASU 2011-04 will have on its financial statements.

In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220) — Presentation of Comprehensive Income.” The objective of this ASU is to improve the comparability, consistency and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income by eliminating the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments require that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The single statement of comprehensive income should include the components of net income, a total for net income, the components of other comprehensive income, a total for other comprehensive income, and a total for comprehensive income. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present all the components of other comprehensive income, a total for other comprehensive income, and a total for comprehensive income. The amendments do not change the items that must be reported in other comprehensive income, the option for an entity to present components of other comprehensive income either net of related tax effects or before related tax effects, or the calculation or reporting of earnings per share. The amendments in this ASU should be applied retrospectively. The amendments are effective for fiscal years and interim periods within those years beginning after December 15, 2011. Early adoption is permitted because compliance with the amendments is already permitted. The amendments do not require transition disclosures. The Bank is currently assessing the impact that ASU 2011-05 will have on its financial statements.

In August 2011, the SEC issued Final Rule No. 33-9250, “Technical Amendments to Commission Rules and Forms related to the FASB’s Accounting Standards Codification.” The SEC has adopted technical amendments to various rules and forms under the Securities Act of 1933, the Securities Exchange Act of 1934, and the Investment Company Act of 1940. These revisions were necessary to conform those rules and forms to the

Bank of Virginia

Note 1. Organization and Summary of Significant Accounting Policies  – (continued)

FASB Accounting Standards Codification. The technical amendments include revision of certain rules in Regulation S-X, certain items in Regulation S-K, and various rules and forms prescribed under the Securities Act, Exchange Act and Investment Company Act. The Release was effective as of August 12, 2011. The adoption of the new guidance did not have a material impact on the Bank’s financial statements.

In December 2011, the FASB issued ASU 2011-11, “Balance Sheet (Topic 210) — Disclosures about Offsetting Assets and Liabilities.” This ASU requires entities to disclose both gross information and net information about both instruments and transactions eligible for offset in the balance sheet and instruments and transactions subject to an agreement similar to a master netting arrangement. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The Bank is currently assessing the impact that ASU 2011-11 will have on its financial statements.

In December 2011, the FASB issued ASU 2011-12, “Comprehensive Income (Topic 220) — Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.” The amendments are being made to allow the Board time to re-deliberate whether to present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. While the Board is considering the operational concerns about the presentation requirements for reclassification adjustments and the needs of financial statement users for additional information about reclassification adjustments, entities should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect before ASU 2011-05. All other requirements in ASU 2011-05 are not affected by ASU 2011-12, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. Public entities should apply these requirements for fiscal years, and interim periods within those years, beginning after December 15, 2011. Nonpublic entities should begin applying these requirements for fiscal years ending after December 15, 2012, and interim and annual periods thereafter. The Bank is currently assessing the impact that ASU 2011-12 will have on its financial statements.

Note 2. Securities

Amortized cost and fair values of securities available for sale are as follows:

	December 31, 2011
	Amortized Cost	Gross Unrealized		Estimated Fair Value
(dollars in thousands)		Gains	Losses
Agency Guaranteed Mortgage-backed securities	25,132	471	(25)	25,578
Total	$25,132	$471	$(25)	$25,578

	December 31, 2010
	Amortized Cost	Gross Unrealized		Estimated Fair Value
(dollars in thousands)		Gains	Losses
U.S. Government Agencies	$5,200	$7	$(9)	$5,198
Agency Guaranteed Mortgage-backed securities	19,803	656	(60)	20,399
Municipal	9,635	3	(279)	9,359
Total	$34,638	$666	$(348)	$34,956

The amortized cost and fair value of securities available for sale as of December 31, 2011, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations without penalties.

Bank of Virginia

Note 2. Securities  – (continued)

(dollars in thousands)	Amortized Cost	Estimated Fair value
1 year or less	$—	$—
Over 1 year through 5 years	2,179	2,192
Over 5 years through 10 years	1,685	1,676
Over 10 years	21,268	21,710
Total	$25,132	$25,578

As of December 31, 2011, the portfolio is concentrated in average maturities of over ten years. The portfolio is available to support liquidity needs of the Bank. Sales of available for sale securities were $17.8 million sales during 2011 and $16.6 million during 2010. In 2011, gross realized gains were $129,000 with no corresponding losses, while gross realized gains in 2010 were $544,000 with no corresponding losses.

Management does not believe any individual unrealized loss position as of December 31, 2011 represents an other-than-temporary impairment. Management evaluates securities for other-than-temporary impairments at least on a quarterly basis and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (i) the intent of the Bank to sell the security, (ii) whether it is more likely than not that the Bank will be required to sell the security before recovery of its amortized cost basis, and (iii) whether the Bank expects to recover the securities’ entire amortized cost basis regardless of the Bank’s intent to sell the security. Furthermore, the Bank believes the value is attributable to changes in market interest rates and not the credit quality of the issuer.

The Bank had no investments in a continuous unrealized loss position for more than 12 months at December 31, 2011 and 2010.

Agency Guaranteed Mortgage-backed securities.  As of December 31, 2011, the Bank had unrealized losses of $25 thousand on nine of its agency guaranteed mortgage-backed securities with an aggregate fair value of $7.9 million. All of the unrealized losses are attributable to increases in interest rates and not to credit deterioration. Currently, the Bank does not believe that it is probable that it will be unable to collect all amounts due according to the contractual terms of the investments. Because the decline in market value is attributable to changes in interest rates and not to credit quality and because it is not more likely than not that the Bank will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Bank does not consider these investments to be other-than-temporarily impaired at December 31, 2011.

Bank of Virginia

Note 2. Securities  – (continued)

The following table reflects those investments in a continuous unrealized loss position for less than 12 months and for 12 months or longer.

Unrealized loss on Securities
December 31, 2011

	Less than 12 Months		12 Months or longer		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Agency Guaranteed Mortgage-backed securities	$7,921	$(25)	$—	$—	$7,921	$(25)
Total	$7,921	$(25)	$—	$—	$7,921	$(25)

Unrealized loss on Securities
December 31, 2010

	Less than 12 Months		12 Months or longer		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
U. S. Government Agencies	$2,991	$(9)	$—	$—	$2,991	$(9)
Agency Guaranteed Mortgage-backed securities	4,717	(60)	—	—	4,717	(60)
Municipal	8,356	(278)	—	—	8,356	(278)
Total	$16,064	$(347)	$—	$—	$16,064	$(347)

There were no held to maturity securities at December 31, 2011 or December 31, 2010.

Mortgage-backed securities with combined market value of $1.9 and $2.7 million were pledged to secure public funds with the State of Virginia at December 31, 2011 and 2010, respectively. In addition, we have $2.2 million mortgage backed securities pledged to cover a relationship with our main correspondent bank as of December 31, 2011.

Note 3. Allowance for Loan Losses and Credit Quality

The Bank categorizes its receivables into three main segments which are commercial real estate loans, commercial and industrial loans, and consumer loans. Each category of loan has a different level of credit risk. Real estate loans are generally safer than loans secured by other assets because the value of the underlying collateral is generally ascertainable and does not fluctuate as much as other assets. Owner occupied commercial real estate loans are generally the least risky type of commercial real estate loan. Non owner occupied commercial real estate loans and construction and development loans contain more risk. Commercial loans, which can be secured by real estate or other assets, or which can be unsecured, are generally more risky than commercial real estate loans. Consumer loans may be secured by residential real estate, automobiles or other assets or may be unsecured. Those secured by residential real estate are the least risky and those that are unsecured are the most risky type of consumer loans. Any type of loan which is unsecured is generally more risky than a secured loan. These levels of risk are general in nature, and many factors including the creditworthiness of the borrower or the particular nature of the secured asset may cause any type of loan to be more or less risky than another. Within the commercial real estate and consumer loan segments the loans are further divided into classes. In the commercial real estate segment of the loan portfolio the classes are acquisition-development-construction, non owner occupied and owner occupied. In the consumer segment of the loan portfolio the classes are residential real estate, home equity lines of credit and other. This provides Management and the Board with sufficient information to evaluate the risks within the Bank’s portfolio.

Bank of Virginia

Note 3. Allowance for Loan Losses and Credit Quality  – (continued)

Below is a table that exhibits the loans by class at December 31, 2011 and 2010.

	Composition of loan portfolio at December 31,
	2011	2010
(dollars in thousands)	Amount	Amount
Commercial Real Estate:
Acquisition, Development and Construction	$6,303	$12,942
Non Owner Occupied	31,666	36,056
Owner Occupied	32,347	35,401
Commercial & Industrial	20,772	35,437
Consumer:
Residential Mortgage	8,069	12,465
HELOC	10,473	12,081
Other	704	2,190
Total Loans	$110,334	$146,572
Allowance for Loan Losses	5,672	6,832
Total Loans, net of allowance	$104,662	$139,740

RISK RATING PROCESS

On a quarterly basis, the process of estimating the Allowance for Loan Loss begins with Management’s review of the risk rating assigned to individual credits. Through this process, loans adversely risk rated are evaluated for impairment based on ASC 310-40.

Risk Grades

The following is a summary of the risk rating definitions the Bank uses to assign a risk grade to each loan within the portfolio:

Grade 1 — Highest Quality.  Loans have little to no risk and are generally secured by liquid collateral and/or a low loan-to-value ratio.

Grade 2 — Above Average Quality.  Loans have minimal risk to well qualified borrowers and no significant questions as to safety.

Grade 3 — Satisfactory.  Loans are satisfactory loans with financially sound borrowers and secondary sources of repayment.

Grade 4 — Pass.  Loans are satisfactory loans with borrowers not as financially strong as risk grade 3 loans, but may exhibit a higher degree of financial risk based on the type of business supporting the loan.

Grade 5 — Special Mention.  Loans to borrowers that exhibit potential credit weakness or a downward trend that warrant additional supervision. While potentially weak, the loan is currently marginally acceptable and no loss of principal or interest is envisioned.

Grade 6 — Substandard.  Borrowers with one or more well defined weaknesses that jeopardize the orderly liquidation of the debt. Normal repayment from the borrower is in jeopardy, although no loss of principal is envisioned. Possibility of loss or protracted workout exists if immediate corrective action is not taken.

Grade 7 — Doubtful.  Loans with all the weaknesses inherent in a Substandard classification, with the added provision that the weaknesses make collection of debt in full highly questionable and improbable, based on currently existing facts, conditions, and values. Serious problems exist to the point where a partial loss of principal is likely.

Grade 8 — Loss.  Borrower is deemed incapable of repayment of the entire principal. A Charge-off is required for the portion of principal management has deemed it will not be repaid.

Bank of Virginia

Note 3. Allowance for Loan Losses and Credit Quality  – (continued)

The following is the distribution of loans by credit quality and class as of December 31, 2011.

Loan Amount as of December 31, 2011

(dollars in thousands)	Commercial Real Estate			Commercial & Industrial	Consumer
Credit Quality by Class	Acq - Dev Construction	Non-Owner Occupied	Owner Occupied		Residential Mortgage	HELOC	Other	Total
1 Highest Quality	$—	$—	$—	$47	$—	$—	$2	$49
2 Above Average Quality	—	—	581	627	166	60	—	1,434
3 Satisfactory	544	6,290	17,132	5,433	3,849	6,202	298	39,748
4 Pass	119	9,548	5,339	4,801	1,945	2,040	187	23,979
5 Special Mention	—	8,901	4,263	6,570	1,362	882	112	22,090
6 Substandard	4,899	6,927	5,032	2,818	538	1,265	105	21,584
7 Doubtful	741	—	—	476	209	24	—	1,450
Total loans	$6,303	$31,666	$32,347	$20,772	$8,069	$10,473	$704	$110,334

The following is the distribution of loans by credit quality and class as of December 31, 2010.

Loan Amount as of December 31, 2010

(dollars in thousands)	Commercial Real Estate			Commercial & Industrial	Consumer
Credit Quality by Class	Acq - Dev Construction	Non-Owner Occupied	Owner Occupied		Residential Mortgage	HELOC	Other	Total
1 Highest Quality	$—	$—	$—	$49	$—	$—	$—	$49
2 Above Average Quality	—	—	—	—	—	7	—	7
3 Satisfactory	1,620	6,156	21,599	12,021	5,942	8,973	1,908	58,219
4 Pass	1,800	15,833	6,907	10,633	3,162	2,215	258	40,808
5 Special Mention	918	7,612	5,252	9,199	1,980	621	23	25,605
6 Substandard	6,753	6,455	1,643	3,535	1,381	265	1	20,033
7 Doubtful	1,851	—	—	—	—	—	—	1,851
Total loans	$12,942	$36,056	$35,401	$35,437	$12,465	$12,081	$2,190	$146,572

A summary of the balances of loans outstanding by days past due, including accruing and non-accruing loans by portfolio class as of December 31, 2011 was as follows:

Loans Past Due by Portfolio Class December 31, 2011

(dollars in thousands)	Commercial Real Estate			Commercial & Industrial	Consumer
	Acq - Dev Construction	Non-Owner Occupied	Owner Occupied		Residential Mortgage	HELOC	Other	Total
30 – 59 days	$—	$—	$1,482	$368	$66	$—	$—	$1,916
60 – 89 days	—	—	289	52	—	—	6	347
>90 days	1,666	419	1,202	819	475	195	70	4,846
Total past due	1,666	419	2,973	1,239	541	195	76	7,109
Current	4,637	31,247	29,374	19,533	7,528	10,278	628	103,225
Total loans	$6,303	$31,666	$32,347	$20,772	$8,069	$10,473	$704	$110,334
>90 days still accruing	$—	$—	$—	$65	$131	$38	$—	$234

Bank of Virginia

Note 3. Allowance for Loan Losses and Credit Quality  – (continued)

A summary of the balances of loans outstanding by days past due, including accruing and non-accruing loans by portfolio class as of December 31, 2010 was as follows:

Loans Past Due by Portfolio Class December 31, 2010

(dollars in thousands)	Commercial Real Estate			Commercial & Industrial	Consumer
	Acq - Dev Construction	Non-Owner Occupied	Owner Occupied		Residential Mortgage	HELOC	Other	Total
30 – 59 days	$—	$—	$389	$558	$—	$120	$45	$1,112
60 – 89 days	462	—	229	—	—	—	60	751
>90 days	2,072	1,735	192	1,171	—	—	—	5,170
Total past due	2,534	1,735	810	1,729	—	120	105	7,033
Current	10,408	34,321	34,591	33,708	12,465	11,961	2,085	139,539
Total loans	$12,942	$36,056	$35,401	$35,437	$12,465	$12,081	$2,190	$146,572
>90 days still accruing	$—	$—	$—	$95	$—	$—	$—	$95

A summary of non-accrual loans by portfolio class as of December 31, 2011 and 2010 is as follows:

	Nonaccrual Loans
(dollars in thousands)	December 31, 2011	December 31, 2010
Commercial Real Estate:
Acquisition, Development and Construction	$3,142	$3,208
Nonowner Occupied	419	1,735
Owner Occupied	2,898	421
Commercial & Industrial	1,242	1,076
Consumer:
Residential Mortgage	343	475
HELOC	729	0
Other Consumer	105	0
Total Loans	$8,878	$6,915

Certain loans were identified and individually evaluated for impairment at December 31, 2011. A number of these impaired loans were not charged with a valuation allowance due to Management’s judgment that the cash flows from the underlying collateral or equity available from guarantors was sufficient to recover the entire Bank’s investment, while several other loans experienced collateral deterioration and supplemental specific reserves were added. In a few cases, it was decided that the collateral deficiency was a confirmed loss and the amount of the specific reserve was recorded as a partial charge off. The results of those analyses are presented in the following tables.

Bank of Virginia

Note 3. Allowance for Loan Losses and Credit Quality  – (continued)

The following information is summary of related impaired loans presented by portfolio class as of December 31, 2011:

Impaired Loans As of December 31, 2011

(Dollars in thousands)	Recorded Investment	Unpaid principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With No Related Allowance Recorded:
Commercial Real Estate:
Acquisition, Development and Construction	$3,463	$5,489	$—	$6,107	$126
Nonowner Occupied	3,420	3,420	—	3,547	216
Owner Occupied	4,742	5,085	—	5,129	286
Commercial & Industrial	2,104	3,050	—	2,775	101
Consumer:
Residential	720	794	—	908	41
HELOC	1,162	1,162	—	1,162	56
Other	29	29	—	30	2
With An Allowance Recorded:
Commercial Real Estate:
Acquisition, Development and Construction	2,177	2,436	418	2,445	96
Nonowner Occupied	3,506	3,506	581	3,580	189
Owner Occupied	289	289	40	298	15
Commercial & Industrial	1,190	1,190	524	1,240	90
Consumer:
Residential	27	308	27	340	8
HELOC	127	127	32	127	2
Other	76	76	57	78	6
Total:
Commercial Real Estate	$17,597	$20,225	$1,039	$21,106	$928
Commercial & Industrial	3,294	4,240	524	4,015	191
Consumer	2,141	2,496	116	2,645	115

Bank of Virginia

Note 3. Allowance for Loan Losses and Credit Quality  – (continued)

The following information is summary of related impaired loans presented by portfolio class as of December 31, 2011:

Impaired Loans As of December 31, 2010

(Dollars in thousands)	Recorded Investment	Unpaid principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With No Related Allowance Recorded:
Commercial Real Estate:
Acquisition, Development and Construction	$2,755	$3,974	$—	$4,193	$232
Nonowner Occupied	6,098	6,118	—	6,563	237
Owner Occupied	1,114	1,114	—	1,240	89
Commercial & Industrial	1,887	2,355	—	2,359	118
Consumer:
Residential	516	516	—	391	3
HELOC	150	150	—	150	5
Other	247	304	—	301	9
With An Allowance Recorded:
Commercial Real Estate:
Acquisition, Development and Construction	3,859	3,859	777	4,914	122
Nonowner Occupied	1,934	1,934	186	1,580	37
Owner Occupied	939	939	160	942	61
Commercial & Industrial	1,232	1,232	531	1,319	19
Consumer:
Residential	1,587	1,587	209	1,511	30
HELOC	—	—	—	—	—
Other	—	—	—	—	—
Total:
Commercial Real Estate	$16,699	$17,938	$1,123	$19,432	$778
Commercial & Industrial	3,119	3,587	531	3,678	137
Consumer	2,500	2,557	209	2,353	47

Bank of Virginia

Note 3. Allowance for Loan Losses and Credit Quality  – (continued)

Troubled Debt Restructurings

As a result of adopting the amendments in ASU 2011-02, the Bank assessed all restructurings that occurred on or after the beginning of the fiscal year of adoption, January 1, 2011, to determine whether they are considered troubled debt restructurings (TDRs) under the amended guidance. The Bank identified as TDRs certain loans for which the allowance for loan losses had previously been measured under the specific or general allowance methodology. Upon identifying those loans as TDRs, the Bank identified them as impaired under the guidance in ASC 310-10-35. The amendments in ASU 2011-02 require prospective application of the impairment measurement guidance in ASC 310-10-35 for those loans newly identified as impaired. At the end of the first interim period of adoption June 30, 2011, the recorded investment for the four loans for which the allowance was previously measured under a general allowance methodology and are now impaired under ASC 310-10-35 was $3.5 million, and the allowance for loan losses associated with those loans, on the basis of a current evaluation of loss, was $594,000. For the TDRs identified, the Bank had extended the terms of the loans and/or lowered the interest rate. Below is a list of the Bank’s TDRs by loan class.

(Dollars in thousands)	For the twelve months ended December 31, 2011
TDRs	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Recorded Investment
Commercial Real Estate:
Nonowner Occupied	2	$2,820	$2,820	$2,820
Commercial & Industrial	2	595	595	595
Consumer:
Residential Mortgage	1	27	27	27
Totals	5	$3,442	$3,442	$3,442

In 2011, five loans were troubled debt restructured loans (TDRs). The total loan balance of TDRs at December 31, 2011 was $3.4 million with three of the loans totaling $3.0 million paying as agreed while two loans totaling $445,000 are not paying as agreed per the terms of the new structure. The two loans not paying as agreed are on non-accrual status. There were no defaults on TDR loans during 2011.

No loans were acquired with deteriorated credit quality for the years ended December 31, 2011 and 2010. A summary of the allowance for loan losses by portfolio segment as of December 31, 2011 was as follows:

Allowance for Loan Losses
(dollars in thousands)	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Beginning balance, December 31, 2010	$3,935	$1,651	$1,246	$6,832
Charge-offs	(2,237)	(1,511)	(358)	(4,106)
Recoveries	79	69	12	160
Provision	1,725	1,086	(25)	2,786
Ending balance, December 31, 2011	$3,502	$1,295	$875	$5,672
Ending balances:
Individually evaluated for impairment December 31, 2011	$1,040	$524	$115	$1,679
Collectively evaluated for impairment December 31, 2011	$2,462	$771	$760	$3,993
Individually evaluated for impairment December 31, 2010	$1,123	$531	$209	$1,863

Bank of Virginia

Note 3. Allowance for Loan Losses and Credit Quality  – (continued)

Allowance for Loan Losses
(dollars in thousands)	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Collectively evaluated for impairment December 31, 2010	$2,812	$1,120	$1,037	$4,969
Total Loans:
Ending Balance December 31, 2011	$70,316	$20,772	$19,246	$110,334
Ending loan balances:
Individually evaluated for impairment	$17,597	$3,294	$2,141	23,032
Collectively evaluated for impairment	$52,719	$17,478	$17,105	87,302
Total Loans:
Ending Balance December 31, 2010	$84,399	$35,437	$26,736	$146,572
Ending loan balances: December 31, 2010
Individually evaluated for impairment	$16,699	$3,119	$2,500	$22,318
Collectively evaluated for impairment	$67,700	$32,318	$24,236	$124,254

A summary of the allowance for loan losses by portfolio segment as of December 31, 2010 was as follows:

Allowance for Loan Losses as of December 31, 2010
(Dollars in thousands)	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Beginning balance	$2,841	$2,026	$355	$5,222
Charge-offs	(5,696)	(1,069)	(658)	(7,423)
Recoveries	—	7	8	15
Provision	6,790	687	1,541	9,018
Ending balance	$3,935	$1,651	$1,246	$6,832

Note 4. Premises and Equipment

A summary of the cost and accumulated depreciation of premises and equipment follows:

Premises and Equipment	2011	2010
(dollars in thousands)
Buildings and improvements	$3,257	$3,254
Land	2,006	2,006
Furniture, fixtures and equipment	1,652	1,604
Leasehold improvements	645	645
Automobiles	85	75
	$7,645	$7,584
Less accumulated depreciation	2,271	1,929
	$5,374	$5,655

As of December 31, 2011, the Bank has lease agreements for two branch banking facilities; the Branchway Road branch and the Chester branch. We also lease two other buildings in which one facility houses the Bank’s deposit operations function, while the other building is reserved for future branch expansion. Both of these facilities house an ATM. All such leases qualify as operating leases.

Bank of Virginia

Note 4. Premises and Equipment  – (continued)

Following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2011.

Minimum Lease Payments as of December 31, 2011
(in thousands)
2012	$373
2013	365
2014	352
2015	356
2016	319
Later Years	1,000
Total minimum payments required:	$2,765

Total rent expense for the years ended December 31, 2011 and 2010 amounted to $363,000 and $335,000, respectively. For the years ended December 31, 2011 and 2010, depreciation expense was $385,000 and $396,000, respectively.

Note 5. Borrowings

The Bank is a member of the Federal Home Loan Bank of Atlanta (FHLB) which provides for short-term and long-term advances, typically collateralized by various mortgage products. The FHLB maintains a blanket security agreement on qualifying collateral. At December 31, 2011, the Bank had one structured FHLB borrowing of $5.0 million maturing in August 2012 with a rate of 4.40%. The average rate paid for FHLB borrowings in 2011 was 4.48%. In October of 2011, the Bank repaid a $5 million note outstanding that matured.

Should the borrowing be repaid prior to maturity, the Bank may have to pay a mark-to-market termination fee to unwind the obligation. The Bank also has the option of converting and extending the borrowing term, subject to the inclusion of any mark-to-market fees. The borrowing is also subject to conversion by the FHLB to floating rate advances based upon the contract terms. If converted, the advance may be repaid and the transaction terminated without penalty. FHLB borrowings totaled $5 million and $10 million at December 31, 2011 and 2010, respectively. As of December 31, 2011, the Bank had approximately $3.3 million of remaining eligible loan collateral available for additional FHLB borrowings and remaining additional credit availability of $30.1 million based on the amount of other balance sheet investment securities held, excluding securities otherwise already pledged.

Note 6. Related Party Transactions

Executive officers, directors and their affiliates had borrowings of $2.9 million and $7.9 million and unfunded commitments of $261 thousand and $2.4 million with the Bank at December 31, 2011 and 2010, respectively. During the year ended December 31, 2011, total principal additions were $772,000 and total principal payments were $5.8 million. Due to the turnover in management and directors, after the change in ownership, a large number of loans were paid off or reclassified.

In addition, executive officers, directors and their affiliates maintained deposits of $1.8 million at December 31, 2011 and $2.5 million at December 31, 2010.

Bank of Virginia

Note 7. Time Deposits

Remaining maturities on time deposits at December 31, 2011 are as follows:

Remaining Maturities on Time Deposits
(dollars in thousands)
2012	$60,470
2013	14,954
2014	8,724
2015	10,501
2016	6,073
Total	$100,722

The aggregate amount of time deposits of $100,000 or more at December 31, 2011 and 2010 was $45.3 million and $64.1 million, respectively.

The bank maintained brokered deposits of $2.6 million and $5.5 million at December 31, 2011 and 2010, respectively.

Note 8. Income Taxes

The Bank files income tax returns in the U.S. federal jurisdiction. With few exceptions, the Bank is no longer subject to U.S. federal income tax examinations by tax authorities for years prior to 2008.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2011 and 2010, respectively, are presented below:

	December 31,
	2011	2010
Deferred Tax Assets:
Allowance for loan losses	$1,309	$1,696
Net operating loss carryforward	6,225	4,363
Bank premises and equipment	41	45
Accrued vacation	18	40
Deferred compensation	61	78
Non-accrual loan interest	277	178
OREO valuation	54	78
	$7,985	$6,478
Deferred Tax Liabilities:
Unrealized gain on securities available for sale	$(152)	$(108)
	$(152)	$(108)
Net Deferred Tax Assets	$7,833	$6,370
Less: Valuation Allowance	(7,833)	(6,370)
	$—	$—

Bank of Virginia

Note 8. Income Taxes  – (continued)

The provision for income taxes charged to operations as of December 31, 2011 and 2010 consists of the following:

	December 31,
	2011	2010
Current tax expense	$—	$—
Deferred tax (benefit)	(1,463)	(3,326)
Change in valuation allowance	1,463	3,326
	$—	$—

Under the provisions of the Internal Revenue Code, the Bank has approximately $18.3 million of net operating loss carryforwards which begin to expire in 2024. Due to changes in control of the Bank in December 2010 and IRS regulations, the amount of net operating losses that may be used in future years is limited.

Note 9. Financial Instruments With Off Balance Sheet Risk

The Bank is party to credit-related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Balance Sheet.

The Bank’s exposure to credit loss is represented by the contractual amount of these commitments. The Bank follows the same credit policies in making commitments as it does for on-balance sheet instruments.

At December 31, 2011 and 2010, the following financial instruments were outstanding whose contractual amounts represent credit risk:

Off Balance Sheet Commitments	December 31,
(dollars in thousands)	2011	2010
Unfunded commitments under lines of credit	$6,570	$16,714
Commercial and standby letters of credit	888	1,667

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Bank, is based on management’s credit evaluation of the customer.

Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit usually contain a specified maturity date and may not be fully drawn upon to the total extent to which the Bank is committed. The amount of collateral obtained, if it is deemed necessary by the Bank, is based on management’s credit evaluation of the customer.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Letters of credit issued generally have expiration dates within one year, except for those originally issued as two year commitments; however, upon automatic renewal, the letters of credit will then have expiration dates that expire within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in normal extensions of credit. The Bank generally holds collateral supporting those commitments, if deemed necessary.

Bank of Virginia

Note 9. Financial Instruments With Off Balance Sheet Risk  – (continued)

The Bank maintains its cash accounts in two correspondent banks. Capital ratios of correspondents are reviewed periodically to ensure that their capital ratios are maintained at acceptable levels. There were no uninsured balances held with these institutions at December 31, 2011 and 2010, respectively.

Note 10. Minimum Regulatory Capital Requirements and Dividend Limitations

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, possibly additional discretionary, actions by regulators that could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, financial institutions must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. A financial institution’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require financial institutions to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2011, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2011, the Bank was considered as well capitalized under the FDIC’s regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios as of December 31, 2011 and 2010, respectively, are presented in the following table:

Regulatory Capital and Ratios as of:
December 31, 2011
(dollars in thousands)	Actual		Minimum Capital Requirement		Minimum to be well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk Weighted Assets)	$13,711	12.06%	$9,094	8.00%	$11,367	10.00%
Tier 1 Capital (to Risk Weighted Assets)	$12,221	10.75%	$4,547	4.00%	$6,821	6.00%
Tier 1 Capital (to Average Assets)	$12,221	7.34%	$6,660	4.00%	$8,325	5.00%

December 31, 2010
(dollars in thousands)	Actual		Minimum Capital Requirement		Minimum to be well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk Weighted Assets)	$18,656	12.21%	$12,223	8.00%	$15,279	10.00%
Tier 1 Capital (to Risk Weighted Assets)	$16,661	10.90%	$6,114	4.00%	$9,171	6.00%
Tier 1 Capital (to Average Assets)	$16,661	7.85%	$8,490	4.00%	$10,612	5.00%

Bank of Virginia

Note 10. Minimum Regulatory Capital Requirements and Dividend Limitations  – (continued)

Dividend Limitations

Federal regulations limit the amount of dividends which the Bank can pay without obtaining prior approval. The amount of dividends the Bank may pay is limited to current year earnings plus retained net profits for the two preceding years. In addition, dividends paid by the Bank would be prohibited if the effect thereof would cause the Bank’s capital to fall below the minimum capital requirements. As a result of regulatory restrictions due to losses realized by the Bank during the preceding two years and the Written Agreement with the Federal Reserve Bank of Richmond, the Bank is not presently able to pay dividends. Accordingly, the Bank paid no dividends during 2011 or 2010.

Note 11. Employee Benefit Plans

Employee 401(k) Savings Plan

The Bank provides a 401(k) Plan that is available to employees meeting minimum eligibility requirements. During the fourth quarter of 2010, the Bank suspended the match contribution until earnings improve. The cost of Bank contributions under the 401(k) Plan was $0 and $45,000 for the years ended December 31, 2011 and 2010, respectively. In the past, the Board had authorized a match of employee elective deferrals up to 50% of participant contributions on the first six percent of eligible deferrals. The employee participants have various investment alternatives available in the 401(k) Plan; however, Bank stock is currently not permitted as an investment alternative.

Employee Welfare Plan

The Bank provides benefit programs to eligible full-time and part-time employees who elect coverage under the plan. Each plan has its own eligibility requirement. During an annual enrollment period each year, employees have the opportunity to change their coverage or, in certain circumstances, more frequently due to certain life-changing events. Generally, amounts paid by employees for benefit coverage are deducted from their pay on a before-tax basis. Certain benefits are deducted on an after-tax basis.

Various insurance benefits offered to employees consist of medical, dental, vision, life, accidental death and dismemberment, long term disability, short term disability, medical spending account, dependent care spending account, long term care and supplemental insurance. The health and welfare plans are administered through a Multiple Employer Welfare Association (“MEWA”). Monthly employer and employee contributions are remitted to a tax-exempt employer benefits trust managed by the Virginia Bankers Association, against which the MEWA processes and pays claims.

Deferred Compensation Plan

The Bank of Virginia has a deferred compensation agreement with its Vice Chairman of the board entered into in January 2005, providing for benefit payments commencing January 1, 2010, for a period of five years. The liability as of December 31, 2011, was $179,626. The annual expense for 2011 and 2010 was $50,669 and $28,254, respectively. The obligation is based upon the present value of the expected payments over the expected payout and accrual period. The expected payout is $60,000 per year through 2014.

Stock Option Plan

Share-based compensation arrangements include stock options, restricted stock plans, performance-based awards, stock appreciation rights and employee stock purchase plans. ASC Topic 718 requires all share-based payments to employees to be valued using a fair value method on the date of grant and to be expensed based on that fair value over the applicable vesting period.

At the 2005 Annual Meeting, shareholders ratified approval of the Bank of Virginia 2005 Stock Option Plan (the “2005 Plan”) which made available up to 200,000 shares for potential grants of stock options. The Plan was instituted to encourage and facilitate investment in the common stock of the Bank by key employees and executives and to assist in the long-term retention of service by those executives. The Plan covers employees as determined by the Bank’s Board of Directors from time to time. Options under the Plan were granted in the form of incentive stock options.

Bank of Virginia

Note 11. Employee Benefit Plans  – (continued)

At the 2011 Annual Meeting, the Bank’s shareholders approved a new share-based compensation plan (Bank of Virginia 2011 Stock Incentive Plan or the “2011 Plan”). Under this plan, employees, officers and directors of the Bank or its affiliates are eligible to participate. The plan’s intent was to reward employees, officers and directors of the Bank or its affiliates for their efforts, to assist in the long-term retention of service for those who were awarded, as well as align their interests with the Bank. The terms of the 2011 Plan were previously disclosed in the Bank’s definitive proxy materials for the 2011 Annual Meeting of Shareholders filed with the Board of Governors of the Federal Reserve on April 22, 2011. There are 800,000 shares reserved under the 2011 Plan and the 2011 Plan did not replace the 2005 Plan, though the Bank does not intend to issue anymore shares under the 2005 Plan.

Stock option plan activity for the years ended December 31, 2011 and 2010 is summarized below.

	Shares	Weighted Average Exercise Price	Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value(1)
Options outstanding January 1, 2011	159,500	$7.93
Granted (under the 2011 Plan)	341,000	1.24
Exercised	—	—
Forfeited or expired	(127,000)	7.92
Options outstanding December 31, 2011	373,500	1.83	9.03	—
Options exerciseable December 31, 2011	32,500	$7.94	3.73	—

(1)	The aggregate intrinsic value is calculated as the difference between the quoted price and the award exercise price of the stock. To the extent that the quoted price is less than the exercise price, there is no value to the underlying option awards.

The weighted average fair value of options granted during the year was $0.38. The remaining unrecognized expense compensation costs for the options granted totaled $107,000 as of December 31, 2011 and will be recognized over the next 45 months, or 3.75 years.

The fair value of each option granted is estimated on the date of grant using the “Black Scholes Option Pricing” method with the following assumptions for the year ended December 31, 2011:

Expected dividend rate	0%
Expected volatility	25.0%
Expected term in years	7
Risk free rate	1.64%

Options totaling 341,000 were granted during the year ended December 31, 2011 under the 2011 plan. The expected term of options granted under both the 2011 Plan and 2005 Plan were estimated based upon anticipated behavior patterns given the contractual terms of the options granted. The risk free rate for periods within the contractual life of the option has been based on the U.S. Treasury yield curve in effect at the time of the grant. Expected volatility has been based on the historical volatility of the Bank’s stock.

Restricted stock

The 2011 Plan permits the granting of restricted and unrestricted shares of the Bank’s Common Stock either alone, in addition to, or in tandem with other awards made by the Bank. Stock grants are generally measured at fair value on the date of grant based on the number of shares granted and the quoted price of the Bank’s Common Stock. Such value is recognized as expense over the corresponding service period. Compensation costs related to these types of awards are consistently reported for all periods presented.

Bank of Virginia

Note 11. Employee Benefit Plans  – (continued)

In December of 2011, the Bank awarded 5,000 restricted shares to one of its employees. The shares vest equally over the next four years as long as the employee remains employed with the Bank. The fair value of the shares was $0.90 on the day of granting. The remaining expense associated with these shares total $4,000 and will be recognized over the next four years.

Note 12. Fair Value Measurements

Fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practical to estimate the value is based upon the characteristics of the instruments and relevant market information. Financial instruments include cash, evidence of ownership in an entity, or contracts that convey or impose on an entity that contractual right or obligation to either receive or deliver cash for another financial instrument. Fair value is the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price if one exists.

The following summary presents the methodologies and assumptions used to estimate the fair value of the Bank’s financial instruments presented below. The information used to determine fair value is highly subjective and judgmental in nature and, therefore, the results may not be precise. Subjective factors include, among other things, estimates of cash flows, risk characteristics, credit quality, and interest rates, all of which are subject to change. Since the fair value is estimated as of the balance sheet date, the amounts that will actually be realized or paid upon settlement or maturity on these various instruments could be significantly different.

Fair Value Measurements

	December 31, 2011		December 31, 2010
(dollars in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash and cash equivalents	$26,696	$26,696	$25,684	$25,684
Securities available for sale	25,578	25,578	34,956	34,956
Loans	104,662	97,006	139,740	134,187
Interest receivable	426	426	774	774
Liabilities:
Demand deposits	16,833	16,833	14,506	14,506
Savings and interest-bearing demand deposits	29,686	29,686	26,489	26,489
Time deposits	100,722	100,694	140,245	140,127
FHLB borrowings and federal funds purchased	5,000	5,126	10,000	10,396
Interest payable	264	264	351	351

Financial Instruments with Book Value Equal to Fair Value

The book values of cash and due from banks, federal funds sold and purchased, interest receivable, and interest payable are considered to be equal to fair value as a result of the short-term nature of these items.

Securities Available for Sale

For securities available for sale, fair value is based on current market quotations, where available. If quoted market prices are not available, fair value has been based on the quoted price of similar instruments.

Loans

The estimated value of loans held for investment is measured based upon discounted future cash flows using the current rates for similar loans.

Bank of Virginia

Note 12. Fair Value Measurements  – (continued)

Deposits

Deposits without a stated maturity, including demand, interest-bearing demand, and savings accounts, are reported at their carrying value in accordance with authoritative accounting guidance. No value has been assigned to the franchise value of these deposits. For other types of deposits with fixed maturities, fair value has been estimated by discounting future cash flows based on interest rates currently being offered on deposits with similar characteristics and maturities.

Borrowings and Other Indebtedness

Fair value has been estimated based on interest rates currently available to the Bank for borrowings with similar characteristics and maturities.

Commitments to Extend Credit, Standby Letters of Credit, and Financial Guarantees

Fair values for off-balance-sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. At December 31, 2011 and 2010, the fair value of loan commitments and standby letters of credit was deemed to be immaterial and therefore is not included.

Determination of Fair Value

The Bank uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with the Fair Value Measurements and Disclosure topic of FASB ASC, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimate of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under market conditions depends on the facts and circumstances and requires the use of significant judgment.

Authoritative accounting literature specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Bank’s market assumptions. The three levels of the fair value hierarchy based on these two types of inputs are as follows:

Level 1 —	Valuation is based on quoted prices in active markets for identical assets and liabilities.
Level 2 —	Valuation is based on observable inputs including quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets and liabilities in less active markets, and model-based valuation techniques for which significant assumptions can be derived primarily from or corroborated by observable data in the market.
Level 3 —	Valuation is based on model-based techniques that use one or more significant inputs or assumptions that are unobservable in the market.

Bank of Virginia

Note 12. Fair Value Measurements  – (continued)

The following describes the valuation techniques used by the Bank to measure certain financial assets and liabilities recorded at fair value on a recurring basis in the financial statements:

Securities available for sale

Securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data. Third party vendors compile prices from various sources and may determine the fair value of identical or similar securities by using pricing models that consider observable market data (Level 2).

The following table presents the balances of financial assets measured at fair value on a recurring basis as of December 31, 2011 and 2010:

Financial Assets at Fair Value
(dollars in thousands)	Fair Value Measurements at December 31, 2011 Using
	Balance as of December 31, 2011	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description		(Level 1)	(Level 2)	(Level 3)
Agency Guaranteed Mortgage-backed securities	$25,578	$—	$25,578	$—

(dollars in thousands)	Fair Value Measurements at December 31, 2010 Using
	Balance as of December 31, 2010	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description		(Level 1)	(Level 2)	(Level 3)
U.S. Government Agencies	$5,198	$—	$5,198	$—
Agency Guaranteed Mortgage-backed securities	$20,399	$—	$20,399	$—
Municipal	$9,359	$—	$9,359	$—

Certain assets are measured at fair value on a nonrecurring basis in accordance with GAAP. Adjustments to the fair value of these assets usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets.

The following describes the valuation techniques used by the Bank to measure certain assets recorded at fair value on a nonrecurring basis in the financial statements:

Impaired Loans

Loans are designated as impaired when, in the judgment of management based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. The measurement of loss associated with impaired loans can be based on either the observable market price of the loan or the fair value of the collateral. Fair value is measured based on the value of the collateral securing the loans. Collateral may be in the form of real estate or business assets including equipment, inventory, and accounts receivable. The vast majority of the collateral is real estate. The value of real estate collateral is determined utilizing an income or market valuation approach based on an appraisal conducted by an independent, licensed appraiser outside of the Bank using observable market data (Level 2). However, if the collateral is a house or building in the process of construction or if an appraisal of the real estate property is over two years old, then the fair value is considered Level 3. The value of business equipment is based upon an outside appraisal (Level 2) if deemed significant, or the net book value on the applicable business’s financial statements (Level 3) if not considered significant using observable market data.

Bank of Virginia

Note 12. Fair Value Measurements  – (continued)

Likewise, values for inventory and accounts receivables collateral are based on financial statement balances or aging reports (Level 3). Impaired loans allocated to the Allowance for Loan Losses are measured at fair value on a nonrecurring basis. Any fair value adjustments are recorded in the period incurred as provision for loan losses on the Bank’s Statements of Operations.

Other Real Estate Owned (OREO)

Fair values of OREO properties are estimated based upon recent appraisal values of the property less cost to sell the property. Certain inputs used in appraisals are not always observable, and therefore, OREO may be categorized as Level 3. When inputs in appraisals are observable, they are classified as Level 2.

The following table summarizes the Bank’s assets that were measured at fair value on a nonrecurring basis as of December 31, 2011 and 2010.

Assets Measured at Fair Value	Carrying Value at December 31, 2011 Using:
(amounts in thousands)
	Balance as of December 31, 2011	Quoted Prices in Active Markets for	Significant Other Observable Inputs	Significant Unobservable Inputs
Description		(Level 1)	(Level 2)	(Level 3)
Impaired loans, net	$5,714	$—	$4,028	$1,686
OREO, net	1,262	—	101	1,161

Assets Measured at Fair Value	Carrying Value at December 31, 2010 Using:
(amounts in thousands)
	Balance as of December 31, 2010	Quoted Prices in Active Markets for	Significant Other Observable Inputs	Significant Unobservable Inputs
Description		(Level 1)	(Level 2)	(Level 3)
Impaired loans, net	$7,688	$—	$3,788	$3,900
OREO, net	551	—	551	—

Note 13. Other Real Estate Owned

The table below presents a summary of the activity related to other real estate owned:

Other Real Estate Owned

(dollars in thousands)	Years ending December,
	2011	2010
Beginning Balance	$551	$579
Additions	1,749	777
Sales	(1,013)	(805)
Valuation write-downs	(25)	—
Ending Balance	$1,262	$551

At December 31, 2011, the Bank’s other real estate was comprised of six properties at an average balance of $210,000.

Bank of Virginia

Note 13. Other Real Estate Owned  – (continued)

Expenses applicable to foreclosed assets included the following:

	Years ended December 31,
(in thousands)	2011	2010
Net losses on sales of real estate	$38	$25
Valuation write down	25	—
Operating expenses, net of income	137	37
Total expenses	$200	$62

Note 14. Formal Written Agreement

On January 14, 2010, the Bank entered into a formal Written Agreement (the “Agreement”) with the Federal Reserve Bank of Richmond and the Virginia Bureau of Financial Institutions. The Agreement requires the Bank to undertake certain actions within designated timeframes, and to operate in compliance with the provisions thereof during its term. The Agreement is based on the results of an examination of the Bank by Federal Reserve Bank of Richmond and the Virginia Bureau of Financial Institutions commenced as of August 3, 2009. The Bank has addressed the requirements of the Written Agreement, including efforts and plans to improve asset quality and credit risk management, improve profitability and liquidity management and maintain capital at a level sufficient for the risk profile of the Bank. The required submissions have been made to the appropriate regulatory authorities in accordance with the time schedule outlined in the Agreement. In certain areas, additional efforts are required to achieve full compliance with the provisions of the Agreement.

During the 4th quarter of 2010, the Bank made several significant steps in furtherance of the Bank’s initiatives and obligations under the Written Agreement. On December 10, 2010, the Bank closed on an equity transaction infusing $10.3 million in new capital which restored the Bank to a well capitalized status according to regulatory guidelines. As part of that transaction, six new directors were appointed to the Board of Directors, including a new Chairman, who also was appointed Chief Executive Officer, further strengthening Board oversight of the management and operations of the Bank. In addition, in 2011 the Bank added several key, highly experienced management members including a Chief Credit Officer, a Chief Operating Officer, a Chief Financial Officer, a Senior Vice President of Special Assets, and a Senior Vice President of Operations. These key personnel additions were added to navigate the Bank through its Written Agreement as well as to support the Bank’s current and future growth strategy.

Note 15. Subsequent Events

The Bank evaluates subsequent events that have occurred after the balance sheet date but before the financial statements are issued. There are two types of subsequent events: (1) recognized, or those that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements, and (2) non-recognized, or those that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date.

APPENDIX A

AGREEMENT AND PLAN OF SHARE EXCHANGE
(as amended as of _____________, 2012)

THIS AGREEMENT AND PLAN OF SHARE EXCHANGE (this “Agreement”), is made as of August 28, 2012, by and between Cordia Bancorp Inc., a Virginia corporation (“Cordia”), and Bank of Virginia, a Virginia chartered bank (“BOVA”).

RECITALS

WHEREAS, as of the date hereof, Cordia owns 6,776,316 shares of common stock, par value $1.00 per share, of BOVA (“BOVA Common Stock”), or approximately 59.8% of the outstanding shares; and

WHEREAS, the parties are simultaneously entering into a Stock Purchase Agreement and Plan of Share Exchange pursuant to which Cordia has agreed to purchase $3,000,000 of BOVA Common Stock and BOVA has agreed to conduct a rights offering of $2,000,000 of BOVA Common Stock; and

WHEREAS, subject to the terms and conditions of this Agreement, BOVA and Cordia shall engage in a statutory share exchange transaction as a result of which the shareholders of BOVA will become shareholders of Cordia and Cordia will own 100% of the outstanding shares of capital stock of BOVA; and

WHEREAS, a committee of disinterested directors of BOVA (the “Disinterested Directors Committee”) has recommended approval of this Agreement and the respective Boards of Directors of Cordia and BOVA have each adopted and approved this Agreement and the transactions contemplated hereby, including the share exchange, and declared it advisable for Cordia and BOVA, respectively, to enter into this Agreement, in each case on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the agreements, covenants and provisions hereinafter contained, and intending to be legally bound, Cordia and BOVA hereby agree as follows:

ARTICLE I
The Share Exchange

Section 1.1.  Exchange of Shares.  At the Effective Time (as defined below), without any action on the part of Cordia, BOVA or the holders of any shares of capital stock of Cordia or BOVA:

(a)  Each share of BOVA Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of BOVA Common Stock held by Cordia) shall automatically be exchanged for, and each certificate previously representing any shares of BOVA Common Stock (each, a “Certificate”) shall thereafter only represent the right to receive, a number of shares of fully paid and nonassessable shares of common stock, par value $0.01 per share, of Cordia (“Cordia Common Stock”) equal to the Exchange Ratio, as defined below (the “Share Exchange Consideration”); and

(b)  Cordia shall acquire all of the shares of BOVA Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of BOVA Common Stock held by Cordia).

The actions and events described in sections (a) and (b) are referred to herein as the “Share Exchange”.

Section 1.2.  Exchange Ratio.  The Exchange Ratio shall equal 0.1328.

Section 1.3.  Fractional Shares.  Holders of BOVA Common Stock prior to the Share Exchange who would otherwise be entitled to receive a fraction of a share of Cordia Common Stock as a result of the Share Exchange will receive cash in lieu of such fractional shares. Cordia shall pay to each former shareholder of BOVA who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the daily closing sales prices of a share of BOVA Common Stock as reported on the NASDAQ Capital Market for the five consecutive trading days immediately preceding the Closing Date divided by the Exchange Ratio by (ii) the fraction of a share (after taking into account all shares of Cordia Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Cordia Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.1(a).

Section 1.4.  BOVA Stock Options and Stock Plans.

(a)  At the Effective Time, each then outstanding stock option award granted under an existing stock option or stock-based compensation plan of BOVA (a “BOVA Option”) shall be assumed by Cordia and converted into an option to purchase a number of shares of Cordia Common Stock (an “Assumed Stock Option”) equal to the product (rounded down to the nearest whole share) determined by multiplying (i) the number of shares of BOVA Common Stock subject to such BOVA Option immediately prior to the Effective Time by (ii) the Exchange Ratio; and the per share exercise price for BOVA Common Stock issuable upon the exercise of such Assumed Stock Option shall be equal to the quotient (rounded up to the nearest whole cent) determined by dividing (x) the exercise price per share of BOVA Common Stock at which such BOVA Option was exercisable immediately prior to the Effective Time by (y) the Exchange Ratio; provided, however, that Cordia and BOVA shall effect such conversion (A) with respect to any BOVA Option to which Section 421 of the Internal Revenue Code of 1986, as amended (the “Code”), applies by reason of its qualification under Section 422 of the Code, in a manner consistent with Section 424(a) of the Code and (B) in all events, in a manner satisfying the requirements of Section 409A of the Code and the Treasury Regulations thereunder. The Assumed Stock Options shall be subject to the same terms and conditions (including expiration date and exercise provisions) as were applicable to the corresponding BOVA Options immediately prior to the Effective Time.

(b)  At the Effective Time, (i) Cordia shall assume and succeed to all rights, privileges, liabilities and duties of BOVA under the Bank of Virginia 2005 Stock Option Plan and the Bank of Virginia 2011 Stock Incentive Plan (and any option agreements thereunder), including the ability to issue or grant additional options, shares or other awards, (ii) the Board of Directors of Cordia and any designated committee thereof shall be substituted for the Board of Directors of BOVA and any designated committee thereof for purposes of administration of such plans, and (iii) all references in such plans (and any option agreements thereunder) to BOVA and BOVA Common Stock shall be deemed to refer instead to Cordia and Cordia Common Stock.

Section 1.5.  Closing.  The closing (the “Closing”) of the Share Exchange shall take place at the offices of Kilpatrick Townsend & Stockton LLP, 607 14th Street, NW, Washington, DC, at such time following the effectiveness of the Form S-4 (as defined below) and the receipt of the BOVA Shareholder Approval (as defined below) as designated by Cordia. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.6.  Effective Time.  The Share Exchange shall become effective at the time specified in the Articles of Share Exchange that will be filed with the Virginia State Corporation Commission on the Closing Date (such time, the “Effective Time”).

Section 1.7  Appraisal Rights.  Notwithstanding any other provision of this Agreement to the contrary, shares of BOVA Common Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall have not voted in favor of the Share Exchange nor consented thereto in writing and who shall have properly demanded payment of the fair value for such shares in accordance with the Virginia Stock Corporation Act (the “Act”) (collectively, the “Dissenters’ Shares”) shall not be converted into or represent the right to receive the Share Exchange Consideration. Such shareholders instead shall be entitled to such rights as are granted by the Act, except that all Dissenters’ Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their dissenters’ rights under the Act shall thereupon be deemed to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Share Exchange Consideration upon surrender, in the manner provided in Article II, of the Certificate(s) that, immediately prior to the Effective Time, evidenced such shares. BOVA shall give Cordia (i) prompt notice of any written payment demands, attempted withdrawals of demands for payment and any other instruments served pursuant to the Act and received by BOVA relating to Dissenters’ Shares, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the Act consistent with the obligations of BOVA thereunder. BOVA shall not, except with prior written consent of Cordia, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for payment or (z) waive any failure to timely deliver a written demand for dissenters’ rights or timely take any other action to perfect dissenters’ rights in accordance with the Act. Any amounts payable to a shareholder of BOVA pursuant to this Section 1.7 shall be paid by BOVA. If, as of the Closing Date, any shareholder(s) of BOVA has properly demanded payment of the fair value for his shares in accordance with the Act and has not effectively withdrawn or otherwise lost his dissenters’ rights, BOVA, at the request of Cordia, shall deposit into such escrow such amount as Cordia may reasonably request for the purpose of funding payment for such shares.

Section 1.8.  Anti-Dilution Adjustments.  If Cordia changes (or the Board of Directors of Cordia sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Cordia Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Exchange Ratio (and any other dependent items) will be adjusted proportionately to account for such change. If BOVA changes (or the Board of Directors of BOVA sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of BOVA Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Exchange Ratio (and any other dependent items) will be adjusted proportionately to account for such change.

ARTICLE II
Effect of the Share Exchange; Exchange of Certificates

Section 2.1   Effect of the Share Exchange.  From and after the Effective Time, the outstanding shares of BOVA Common Stock shall be entitled only to the rights provided to them under this Agreement.

Section 2.2.  Delivery of Share Exchange Consideration.

(a)  Deposit of Share Exchange Consideration.  Cordia will (i) at or prior to the Effective Time, authorize the exchange agent chosen by Cordia to act as exchange agent for the Share Exchange (the “Exchange Agent”) to issue an aggregate number of shares of Cordia Common Stock equal to the aggregate Share Exchange Consideration and (ii) deposit, or cause to be deposited with, the Exchange Agent, no later than the third business day immediately following the Effective Time (or as soon as reasonably practicable thereafter), any cash payable in lieu of fractional shares pursuant to Section 1.3 (the “Exchange Fund”).

(b)  Delivery of Share Exchange Consideration.

(i)  As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificate(s) which immediately prior to the Effective Time represented outstanding shares of BOVA Common Stock whose shares were exchanged for the Share Exchange Consideration pursuant to Section 1 and any cash in lieu of fractional shares of Cordia Common Stock to be issued or paid in consideration therefor (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates) to the Exchange Agent and shall be in a form satisfactory to Cordia and BOVA) (the “Letter of Transmittal”), and (ii) instructions for use in surrendering Certificate(s) in exchange for the Share Exchange Consideration.

(ii)  Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of BOVA Common Stock will be entitled to receive promptly after the Effective Time the Share Exchange Consideration and any cash in lieu of fractional shares of Cordia Common Stock to be issued or paid in consideration therefor in respect of the shares of BOVA Common Stock represented by its Certificate or Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Share Exchange Consideration and any cash in lieu of fractional shares of Cordia Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with this Section 2.2.

(iii)  In the event of a transfer of ownership of a Certificate representing BOVA Common Stock that is not registered in the stock transfer records of BOVA, the shares of Cordia Common Stock and cash in lieu of fractional shares of Cordia Common Stock comprising the Share Exchange Consideration shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such

BOVA Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Cordia that the tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the one-year anniversary of the Effective Time, Cordia) shall be entitled to deduct and withhold from any cash in lieu of fractional shares of Cordia Common Stock otherwise payable pursuant to this Agreement to any holder of BOVA Common Stock such amounts as the Exchange Agent or Cordia, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Cordia, as the case may be, and timely paid over to the appropriate governmental authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of BOVA Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Cordia, as the case may be.

(iv)  After the Effective Time, there shall be no transfers on the stock transfer books of BOVA of the shares of BOVA Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of BOVA Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Share Exchange Consideration and any cash in lieu of fractional shares of Cordia Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Section 2.2.

(v)  Any portion of the Exchange Fund that remains unclaimed by the shareholders of BOVA as of the first anniversary of the Effective Time may be paid to Cordia. In such event, any former shareholders of BOVA who have not theretofore complied with this Section 2.2 shall thereafter look only to Cordia with respect to the Share Exchange Consideration and any cash in lieu of any fractional shares, in each case, without any interest thereon. Notwithstanding the foregoing, none of Cordia, BOVA, the Exchange Agent or any other person shall be liable to any former holder of shares of BOVA Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(vi)  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Cordia or the Exchange Agent, the posting by such person of a bond in such amount as Cordia may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Share Exchange Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III
Representations and Warranties

Section 3.1.  Representations and Warranties of BOVA.  BOVA represents and warrants to Cordia as follows:

(a)  Corporate Existence and Authority.  BOVA (i) is a bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia; (ii) has all requisite corporate power to execute, deliver and perform this Agreement; and (iii) has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(b)  Validity.  This Agreement has been duly executed and delivered by BOVA and is a valid and binding agreement of BOVA enforceable against BOVA in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting the enforcement of creditors' rights generally, and by general principles of equity.

(c)  No Conflicts; No Consents.  The execution and delivery of this Agreement, the consummation of the transactions contemplated under this Agreement and the performance by BOVA of this Agreement in accordance with its terms will not violate, conflict with or result in the breach of any term or provision of, or constitute a default under, any agreement or instrument to which BOVA is a party or by which BOVA is bound or any statute, order, judgment, rule or regulation applicable to BOVA. Except for the BOVA Shareholder Approval, no consent, approval or authorization of, or registration or filing with, any person is required in connection with the execution or delivery by BOVA of this Agreement or the consummation by BOVA of the transactions contemplated hereby.

(d)  Capital Structure.  As of the date of this Agreement, the authorized capital stock of BOVA consists of 40,000,000 shares of BOVA Common Stock, of which 11,328,182 shares are issued and outstanding, and 5,000,000 shares of preferred stock, par value $5.00 per share, none of which are outstanding. All of the outstanding shares of BOVA Common Stock are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws and not in violation of any preemptive rights. Except for (i) 391,500 shares of BOVA Common Stock that are reserved for issuance in connection with outstanding BOVA Options, (ii) 4,166,667 shares of BOVA Common Stock that are reserved for issuance to Cordia pursuant to the Stock Purchase Agreement entered into simultaneously herewith, and (iii) 2,798,882 shares of BOVA Common Stock that are reserved for issuance pursuant to the rights offering to BOVA shareholders, as of the date of this Agreement, (i) no other shares of capital stock or other voting securities of BOVA are issued, reserved for issuance or outstanding and (ii) there are no outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating BOVA to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of BOVA or obligating BOVA to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement.

Section 3.2.  Representations and Warranties of Cordia.  Cordia hereby represents and warrants to BOVA as follows:

(a)  Corporate Existence and Authority.  Cordia (i) is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia; (ii) has all requisite corporate power to execute, deliver and perform this Agreement; and (iii) has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(b)   Validity.  This Agreement has been duly executed and delivered by Cordia and is a valid and binding agreement of Cordia enforceable against Cordia in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting the enforcement of creditors' rights generally, and by general principles of equity.

(c)  No Conflicts; No Consents.  The execution and delivery of this Agreement, the consummation of the transactions contemplated under this Agreement and the performance by Cordia of this Agreement in accordance with its terms will not violate, conflict with or result in the breach of any term or provision of, or constitute a default under, any agreement or instrument to which Cordia is a party or by which Cordia is bound or any statute, order, judgment, rule or regulation applicable to Cordia. No consent, approval or authorization of, or registration or filing with, any person is required in connection with the execution or delivery by Cordia of this Agreement or the consummation by Cordia of the transactions contemplated hereby.

(d)  Capital Structure.  The authorized capital stock of Cordia consists of 120,000,000 shares of Cordia Common Stock, of which 2,089,230 shares are issued and outstanding, 5,000,000 shares of Series C common stock, par value $0.01 per share, of which no shares are issued and outstanding, 75,000,000 shares of common stock, par value $0.01 per share, not designated as part of a class or series, none of which are outstanding, and 2,000 shares of preferred stock, par value $0.01 per share, none of which are outstanding. Except for (i) 20,000 shares of Cordia Common Stock that are reserved for issuance in connection with outstanding stock options and (ii) 1,000,000 shares of Series C common stock that are reserved for issuance in a private placement transaction, as of the date of this Agreement, (i) no other shares of capital stock or other voting securities of Cordia are issued, reserved for issuance or outstanding and (ii) there are no outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Cordia to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Cordia or obligating Cordia to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement.

(e)  The Shares.  The shares of Cordia Common Stock to be issued in the Share Exchange have been duly authorized by all necessary corporate action and, when issued in accordance with the terms of this Agreement, shall be validly issued, fully paid and non-assessable.

ARTICLE IV
Additional Agreements

Section 4.1.  Preparation of the Form S-4 and Joint Proxy Statement/Prospectus.  Cordia and BOVA shall use their commercially reasonable efforts to prepare and file with the Securities and Exchange Commission (the “SEC”) a proxy statement/prospectus, which shall be included in the registration statement (together with any amendments thereto) filed with the SEC to register the shares of Cordia Common Stock to be issued as Share Exchange Consideration pursuant to this Agreement (the “Form S-4”), for the purpose of calling a meeting of BOVA Shareholders (the “ BOVA Shareholders’ Meeting”) to be held to consider adoption of this Agreement.

Section 4.2.  Meeting of BOVA Shareholders.  BOVA shall duly call, give notice of, convene and hold a meeting of its shareholders following the effectiveness of the Form S-4 for the purpose of seeking (i) the affirmative vote of two-thirds of the holders of BOVA Common Stock for the approval of this Agreement and (ii) the affirmative vote of a majority of the votes cast by holders of BOVA Common Stock other than Cordia (the “BOVA Shareholder Approval”). Subject to the following sentence, BOVA shall, (i) through its Board of Directors, recommend to its shareholders approval of this Agreement, (ii) include such recommendation in the proxy statement/prospectus and (iii) use commercially reasonable efforts to obtain from its shareholders a vote approving this Agreement. The Board of Directors of BOVA may fail to make the recommendation referred to in clause (i) above, or may withdraw, modify or change any such recommendation, only if such Board of Directors, after having consulted with and considered the advice of its financial and legal advisors, has determined that the making of such recommendation, or the failure to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law.

Section 4.3.  Meeting of Cordia Shareholders.  Cordia shall duly call, give notice of, convene and hold a meeting of its shareholders following the effectiveness of the Form S-4 for the purpose of seeking the affirmative vote of a majority of the votes cast by holders of Cordia capital stock. Subject to the following sentence, Cordia shall, (i) through its Board of Directors, recommend to its shareholders approval of this Agreement, (ii) include such recommendation in the proxy statement/prospectus and (iii) use commercially reasonable efforts to obtain from its shareholders a vote approving this Agreement. The Board of Directors of Cordia may fail to make the recommendation referred to in clause (i) above, or may withdraw, modify or change any such recommendation, only if such Board of Directors, after having consulted with and considered the advice of its financial and legal advisors, has determined that the making of such recommendation, or the failure to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law.

Section 4.4.  Further Assurances.  If at any time Cordia and BOVA shall consider or be advised that any further assignment, conveyance or assurance is necessary or advisable to carry out any of the provisions of this Agreement, the proper representatives of Cordia and/or BOVA shall do all things necessary or proper to do so.

Section 4.5.  Nasdaq Listing.  By virtue of the Share Exchange, shares of Cordia Common Stock will be listed on the Nasdaq Stock Market (“Nasdaq”) as of the Effective Time. Cordia shall file with Nasdaq such documentation as may be necessary or appropriate to notify Nasdaq of the Share Exchange.

Section 4.6.  Conditions to Consummation.

(a)  The obligations to each party to effect the Share Exchange are subject to the following conditions:

(i)  This Agreement shall have been approved by (A) the requisite vote of BOVA’s shareholders in accordance with applicable laws and regulations, (B) the affirmative vote of a majority of the votes cast by holders of BOVA Common Stock other than Cordia and (C) the affirmative vote of a majority of the votes cast by holders of Cordia capital stock.

(ii)  All approvals, consents or waivers of any governmental entity or third party required by law to permit consummation of the transactions contemplated by this Agreement shall have been received.

(ii)  The Form S-4 shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Form S-4, and Cordia shall have received all required approvals by state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement.

(iii)  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Share Exchange shall be in effect, and no statute, rule or regulation shall have been enacted, entered or promulgated by any governmental entity that prohibits or makes illegal consummation of the Share Exchange.

(b)  The obligations of Cordia to effect the Share Exchange are subject to the following conditions, any one or more which may be waived by Cordia:

(i)  Each of the representations and warranties of BOVA contained in this Agreement shall be true and correct at and as of the Closing Date as though made at as of the Closing Date, and Cordia shall have received a certificate signed by an executive officer of BOVA to the effect that such condition has been satisfied.

(ii)  Since the date of this Agreement there shall not have occurred any Material Adverse Change with respect to BOVA. “Material Adverse Change” means any change, circumstance or occurrence which is material and adverse to the business, financial condition or results of operations of BOVA; provided, however, that any such change, circumstance or occurrence resulting from any (i) changes in laws, rules or regulations or GAAP or regulatory accounting requirements or interpretations thereof that apply to financial and/or depository institutions and/or their holding companies generally, (ii) changes in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates, and (iii) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, shall not be considered in determining if a Material Adverse Change has occurred except to the extent that the effects of such change disproportionately affect BOVA as compared to comparable U.S. banking organizations.

(c)  The obligations of BOVA to effect the Share Exchange are subject to the following conditions, any one or more which may be waived by BOVA upon recommendation by the Disinterested Directors Committee:

(i)  Each of the representations and warranties of Cordia contained in this Agreement shall be true and correct at and as of the Closing Date as though made at as of the Closing Date, and BOVA shall have received a certificate signed by an executive officer of Cordia to the effect that such condition has been satisfied.

(ii)  The shares of Cordia Common Stock to be issued to the holders of BOVA Common Stock shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

Section 4.7.  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the BOVA Shareholder Approval:

(a)  by the mutual consent of Cordia and BOVA;

(b)  by either Cordia or BOVA in the event that the number of shares of BOVA Common Stock held by persons who have perfected dissenters’ rights of appraisal shall make consummation of the Share Exchange inadvisable in the opinion of the Board of Directors of Cordia or BOVA; or

(c)  by either Cordia or BOVA in the event any court, regulatory or administrative agency, or other governmental entity shall have issued a final, nonappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

Upon termination in accordance with this Section 4.7, this Agreement shall be void and of no further effect, and there shall be no liability on the part of Cordia or BOVA or any of their respective directors or officers by reason of this Agreement or its termination.

ARTICLE V
General Provisions

Section 5.1.  Descriptive Headings.  The descriptive headings of the several articles and sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 5.2.  No Third-Party Beneficiaries.  This Agreement is not intended to and does not confer upon any person other than Cordia and BOVA any rights or remedies.

Section 5.3.  Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia, without giving effect to principles of conflicts of law.

Section 5.4.  Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 5.5.  Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral or written proposals or agreements related thereto all of which are merged herewith.

Section 5.6.  Amendment.  This Agreement may be amended at any time prior to the filing of the Articles of Share Exchange by a writing signed by both of the parties, provided that an amendment made subsequent to the approval of this Agreement by the shareholders of BOVA shall not (i) change the amount or kind of securities to be received by the shareholders of BOVA (other than Cordia) in exchange for their shares of BOVA Common Stock or (ii) change any of the terms or conditions of this Agreement if such change would adversely affect the shareholders of BOVA (other than Cordia) in any material respect.

Section 5.7.  Expenses.  Each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement.

Section 5.8.  Modifications or Waiver.  No termination, cancellation, modification, amendment, deletion, addition or other change in this Agreement, or any provision hereof, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

Section 5.9.  Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by either party without the prior written consent of the other party.

[signature page follows]

IN WITNESS WHEREOF, Cordia Bancorp Inc. and Bank of Virginia have caused this Agreement and Plan of Share Exchange to be executed by their duly authorized officers as of the date first written above.

CORDIA BANCORP INC.

By:	/s/ Jack C. Zoeller
Name:	Jack C. Zoeller
Title:	President and CEO

BANK OF VIRGINIA

By:	/s/ Richard Dickenson
Name:	Richard Dickenson
Title:	President

Signature page to Agreement and Plan of Share Exchange

APPENDIX B

August 28, 2012

Disinterested Directors Committee &
Board of Directors
Bank of Virginia
11730 Hull Street Road
P.O. Box 5658
Midlothian, VA 23112

Dear Members of the Committee and of the Board of Directors:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the minority shareholders of the Bank of Virginia (the “Public Shareholders”) of the following transactions when considered as a whole: (i) the sale of 4.2 million common shares of the Bank of Virginia (the “Bank”) to Cordia Bancorp, Inc. (“Cordia”) for $0.72 per share (the “Private Placement”); (ii) the sale of up to 2.8 million common shares of the Bank to the Public Shareholders for $0.72 per share (the “Rights Offering”); and (iii) the consideration to be received by the Public Shareholders pursuant to the Agreement and Plan of Share Exchange (the “Exchange Agreement”) whereby the Bank will become a wholly-owned subsidiary of Cordia through the exchange of shares of the common stock held by the Public Shareholders for shares of Cordia common stock. As is more specifically set forth in the Exchange Agreement, upon consummation of the share exchange, each share of Bank of Virginia’s common stock not owned by Cordia shall be converted into, and shall be canceled in exchange for, solely the right to receive 0.1328 shares of Cordia common stock (the “Exchange Consideration”).

Davenport & Company LLC (“Davenport”), as part of its investment banking business is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Davenport was selected by the Disinterested Directors Committee to act as its financial advisor because of Davenport’s expertise in valuing and advising financial institutions in merger and acquisition transactions and because Davenport was familiar with the Bank and its business. Davenport will receive a fee for serving as the Bank’s financial advisor, none of which is contingent upon the successful completion of the Private Placement, Rights Offering or Share Exchange (collectively, the “Transactions”). The Bank has also agreed to indemnify Davenport for certain liabilities arising out of its engagement.

Davenport previously served as the Bank’s financial advisor in connection with Cordia’s purchase of a majority ownership interest in the Bank, a transaction that was completed in December 2010. In the ordinary course of its business as a broker-dealer, Davenport may, from time to time, purchase securities from, and sell securities to, the Bank. Davenport may from time to time have a long or short position in, and buy or sell, equity securities of the Bank for its own account or for the accounts of its customers.

In arriving at our opinion, we have, among other things:

1.	Reviewed the stock purchase agreement for the Private Placement, the Board resolution for the Rights Offering and the Exchange Agreement;
2.	Reviewed certain business, financial, and other information regarding the Bank and its prospects that were furnished to us by the management of the Bank and that we have discussed with the management of the Bank;

3.	Reviewed certain business, financial, and other information regarding Cordia and its prospects that were furnished to us by the management of Cordia and that we have discussed with the management of Cordia;
4.	Reviewed the publicly reported prices and trading activity for the Bank’s common stock;
5.	Compared certain business, financial, and other information regarding the Bank with similar information regarding certain other publicly traded companies that we deemed to be relevant;
6.	Compared the proposed financial terms of the Private Placement and Rights Offering with the financial terms of various other stock offerings of financial institutions in recent years;
7.	Reviewed the pro forma financial impact of the Transactions on the Bank and Cordia, based on certain assumptions provided by the senior management of the Bank and Cordia;
8.	Considered other information such as financial studies, analyses, and investigations as well as financial and economic and market criteria that we deemed appropriate.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources, that was provided to us by the Bank and Cordia or their representatives, or that was otherwise reviewed by us, and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We are not experts in the evaluation of loan portfolios for the purpose of assessing the adequacy of the allowance for losses, and assumed that such allowances, for each of the Bank, are in the aggregate, adequate to cover such losses. We did not review any individual credit files nor make any independent evaluation, appraisal or physical inspection of the assets, liabilities or properties of the Bank or Cordia, nor were we furnished with such evaluation or appraisal.

With respect to financial forecast information furnished to or discussed with Davenport by the Bank and Cordia, we assumed that such financial forecast information had been reasonably prepared and reflected their best currently available estimates and judgments as to the expected future financial performance of the Bank and Cordia. We assumed no responsibility for and expressed no view as to any such forecasts or estimates or the assumptions upon which they were based. This forward-looking information, as well as the other estimates used by us in our analyses, was based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such forecasts.

We assumed that there had been no material change in the Bank’s and Cordia’s assets, financial condition, results of operations, business or prospects or other financial information since the date of the last financial information made available to us, that the Bank and Cordia will remain as going concerns for all periods relevant to our analyses, and that the share exchange will qualify as a tax-free reorganization for federal income tax purposes. We have also assumed that the share exchange will be completed substantially in accordance with the terms set forth in the Agreement. Our opinion is necessarily based upon economic, market, financial and other conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. We do not have any obligation to update, revise or reaffirm this opinion or otherwise comment on any events occurring after the date of this opinion.

Our opinion expressed herein was prepared solely for the Disinterested Directors Committee of the Board of Directors of the Bank in connection with and for the purposes of its evaluation of the Transactions. This opinion does not address the relative merits of the Transactions as compared to any alternative business strategies that might exist for the Bank, does not address the effect of any other business combination in which the Bank might engage and does not constitute a recommendation to any shareholder of the Bank as to how such shareholder should vote with respect to the share exchange. We are not expressing any opinion herein as to the prices at which Cordia’s common stock will trade following the announcement or consummation of the share exchange. This opinion does not express any opinion about the fairness of the amount or nature of the compensation to the Bank’s officers, directors, employees or class of such persons, relative to compensation to the Public Shareholders. In accordance with internal procedures adopted pursuant to FINRA rules and regulations, Davenport’s fairness opinion was not required to be approved by the fairness committee of Davenport.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Transactions when considered as a whole are fair from a financial point of view to the Public Shareholders.

Sincerely,

DAVENPORT & COMPANY LLC

Robert F. Mizell, CFA
Executive Vice President

APPENDIX C

Title 13.1. Corporations

Chapter 9. Virginia Stock Corporation Act

Article 15. Appraisal Rights and Other Remedies

§ 13.1-729. Definitions

In this article:

“Affiliate” means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive officer thereof.

“Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner's behalf.

“Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered by §§ 13.1-734 through 13.1-740, includes the surviving entity in a merger.

“Fair value” means the value of the corporation's shares determined:

a. Immediately before the effectuation of the corporate action to which the shareholder objects;

b. Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

c. Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to subdivision A 5 of § 13.1-730.

“Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Interested transaction” means a corporate action described in subsection A of § 13.1-730, other than a merger pursuant to § 13.1-719 or 13.1-719.1, involving an interested person in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition:

1. “Beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because the member is the record holder of the securities if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

2. “Interested person” means a person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action:

a. Was the beneficial owner of 20% or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action;

b. Had the power, contractually or otherwise, to cause the appointment or election of 25% or more of the directors to the board of directors of the corporation; or

c. Was a senior executive officer or director of the corporation or a senior executive officer of any affiliate thereof, and that senior executive officer or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

(1) Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

(2) Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in § 13.1-691; or

(3) In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

“Preferred shares” means a class or series of shares whose holders have preference over any other class or series of shares with respect to distributions.

“Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

“Senior executive officer” means the chief executive officer, chief operating officer, chief financial officer and anyone in charge of a principal business unit or function.

“Shareholder” means both a record shareholder and a beneficial shareholder.

§ 13.1-730. Right to appraisal

A. A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder's shares, in the event of any of the following corporate actions:

1. Consummation of a merger to which the corporation is a party (i) if shareholder approval is required for the merger by § 13.1-718, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger, or (ii) if the corporation is a subsidiary and the merger is governed by § 13.1-719;

2. Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

3. Consummation of a disposition of assets pursuant to § 13.1-724 if the shareholder is entitled to vote on the disposition;

4. An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created; or

5. Any other amendment to the articles of incorporation, or any other merger, share exchange or disposition of assets to the extent provided by the articles of incorporation, bylaws or a resolution of the board of directors.

B. Notwithstanding subsection A, the availability of appraisal rights under subdivisions A 1 through A 4 shall be limited in accordance with the following provisions:

1. Appraisal rights shall not be available for the holders of shares of any class or series of shares that is:

a. A covered security under § 18(b)(1)(A) or (B) of the federal Securities Act of 1933, as amended;

b. Traded in an organized market and has at least 2,000 shareholders and a market value of at least $20 million, exclusive of the value of such shares held by the corporation's subsidiaries, senior executives, directors and beneficial shareholders owning more than 10 percent of such shares; or

c. Issued by an open end management investment company registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940 and may be redeemed at the option of the holder at net asset value.

2. The applicability of subdivision 1 of this subsection shall be determined as of:

a. The record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

b. The day before the effective date of such corporate action if there is no meeting of shareholders.

3. Subdivision 1 of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection A for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision 1 of this subsection at the time the corporate action becomes effective.

4. Subdivision 1 of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection A for the holders of any class or series of shares where the corporate action is an interested transaction.

C. Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within one year of that date if such action would otherwise afford appraisal rights.

§ 13.1-731. Assertion of rights by nominees and beneficial owners

A. A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.

B. A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

1. Submits to the corporation the record shareholder's written consent to the assertion of such rights no later than the date referred to in subdivision B 2 b of § 13.1-734; and

2. Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

§ 13.1-732. Notice of appraisal rights

A. Where any corporate action specified in subsection A of § 13.1-730 is to be submitted to a vote at a shareholders' meeting, the meeting notice shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this article.

If the corporation concludes that appraisal rights are or may be available, a copy of this article and a statement of the corporation's position as to the availability of appraisal rights shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

B. In a merger pursuant to § 13.1-719, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in § 13.1-734.

C. Where any corporate action specified in subsection A of § 13.1-730 is to be approved by written consent of the shareholders pursuant to § 13.1-657:

1. Written notice that appraisal rights are, are not, or may be available must be given to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this article; and

2. Written notice that appraisal rights are, are not, or may be available must be delivered together with the notice to nonconsenting and nonvoting shareholders required by subsections E and F of § 13.1-657, may include the materials described in § 13.1-734, and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this article.

D. Where corporate action described in subsection A of § 13.1-730 is proposed, or a merger pursuant to § 13.1-719 is effected, the notice referred to in subsection A or C, if the corporation concludes that appraisal rights are or may be available, and in subsection B shall be accompanied by:

1. The annual financial statements specified in subsection A of § 13.1-774 of the corporation that issued the shares that may be subject to appraisal, which shall be as of a date ending not more than 16 months before the date of the notice and shall comply with subsection B of § 13.1-774; provided that, if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information; and

2. The latest available quarterly financial statements of such corporation, if any.

E. The right to receive the information described in subsection D may be waived in writing by a shareholder before or after the corporate action.

§ 13.1-733. Notice of intent to demand payment

A. If a corporate action specified in subsection A of § 13.1-730 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

1. Must deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment if the proposed action is effectuated; and

2. Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

B. If a corporate action specified in subsection A of § 13.1-730 is to be approved by less than unanimous written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares may not sign a consent in favor of the proposed action with respect to that class or series of shares.

C. A shareholder who fails to satisfy the requirements of subsection A or subsection B is not entitled to payment under this article.

§ 13.1-734. Appraisal notice and form

A. If proposed corporate action requiring appraisal rights under § 13.1-730 becomes effective, the corporation shall deliver an appraisal notice and the form required by subdivision B 1 to all shareholders who satisfied the requirements of § 13.1-733. In the case of a merger under § 13.1-719, the parent corporation shall deliver an appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

B. The appraisal notice shall be sent no earlier than the date the corporate action specified in subsection A of § 13.1-730 became effective and no later than 10 days after such date and shall:

1. Supply a form that (i) specifies the first date of any announcement to shareholders made prior to the date the corporate action became effective of the principal terms of the proposed corporate action,

(ii) if such announcement was made, requires the shareholder asserting appraisal rights certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date, and (iii) requires the shareholder asserting appraisal rights to certify that such shareholder did not vote for or consent to the transaction;

2. State:

a. where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subdivision 2 b of this subsection;

b. A date by which the corporation must receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection A appraisal notice and form were sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

c. The corporation's estimate of the fair value of the shares;

d. That, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in subdivision 2 b of this subsection, the number of shareholders who returned the form by the specified date and the total number of shares owned by them; and

e. The date by which the notice to withdraw under § 13.1-735.1 must be received, which date must be within 20 days after the date specified in subdivision 2 b of this subsection; and

3. Be accompanied by a copy of this article.

§ 13.1-735. Repealed by Acts 2005, c. 765

§ 13.1-735.1. Perfection of rights; right to withdraw

A. A shareholder who receives notice pursuant to § 13.1-734 and who wishes to exercise appraisal rights must complete, sign, and return the form sent by the corporation and, in the case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subdivision B 2 b of §13.1-734. If the form requires the shareholder to certify whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to subdivision B 1 of § 13.1-734, and the shareholder fails to make the certification, the corporation may elect to treat the shareholder's shares as after-acquired shares under § 13.1-738. Once a shareholder deposits that shareholder's certificates or, in the case of uncertificated shares, returns the signed form, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection B.

B. A shareholder who has complied with subsection A may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subdivision B 2 e of § 13.1-734. A shareholder who fails to withdraw from the appraisal process may not thereafter withdraw without the corporation's written consent.

C. A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder's share certificates where required, each by the date set forth in the notice described in subsection B of § 13.1-734, shall not be entitled to payment under this article.

§ 13.1-736. Repealed by Acts 2005, c. 765

§ 13.1-737. Payment

A. Except as provided in § 13.1-738, within 30 days after the form required by subsection B 2 b of § 13.1-734 is due, the corporation shall pay in cash to those shareholders who complied with subsection A of § 13.1-735.1 the amount the corporation estimates to be the fair value of their shares plus interest.

B. The payment to each shareholder pursuant to subsection A shall be accompanied by:

1. The (i) annual financial statements specified in subsection A of § 13.1-774 of the corporation that issued the shares to be appraised, which shall be as of a date ending not more than 16 months before the date of payment and shall comply with subsection B of § 13.1-774; provided that, if such annual financial statements are not available, the corporation shall provide reasonably equivalent information, and (ii) the latest available quarterly financial statements of such corporation, if any;

2. A statement of the corporation's estimate of the fair value of the shares, which estimate shall equal or exceed the corporation's estimate given pursuant to subdivision B 2 c of § 13.1-734; and

3. A statement that shareholders described in subsection A have the right to demand further payment under § 13.1-739 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation's obligations under this article.

§ 13.1-738. After-acquired shares

A. A corporation may elect to withhold payment required by § 13.1-737 from any shareholder who was required to, but did not certify that beneficial ownership of all of the shareholder's shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to subdivision B 1 of § 13.1-734.

B. If the corporation elected to withhold payment under subsection A, it shall, within 30 days after the form required by subdivision B 2 b of § 13.1-734 is due, notify all shareholders who are described in subsection A:

1. Of the information required by subdivision B 1 of § 13.1-737;

2. Of the corporation's estimate of fair value pursuant to subdivision B 2 of § 13.1-737 and its offer to pay such value plus interest;

3. That they may accept the corporation's estimate of fair value plus interest in full satisfaction of their demands or demand for appraisal under § 13.1-739;

4. That those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation's offer within 30 days after receiving the offer; and

5. That those shareholders who do not satisfy the requirements for demanding appraisal under § 13.1-739 shall be deemed to have accepted the corporation's offer.

C. Within 10 days after receiving a shareholder's acceptance pursuant to subsection B, the corporation shall pay in cash the amount it offered under subdivision B 2 to each shareholder who agreed to accept the corporation's offer in full satisfaction of the shareholder's demand.

D. Within 40 days after sending the notice described in subsection B, the corporation shall pay in cash the amount it offered to pay under subdivision B 2 to each shareholder described in subdivision B 5.

§ 13.1-739. Procedure if shareholder dissatisfied with payment or offer

A. A shareholder paid pursuant to § 13.1-737 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder's stated estimate of the fair value of the shares and demand payment of that estimate plus interest (less any payment under § 13.1-737). A shareholder offered payment under § 13.1-738 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder's estimate of the fair value of the shares plus interest.

B. A shareholder who fails to notify the corporation in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value plus interest under subsection A within 30 days after receiving the corporation's payment or offer of payment under § 13.1-737 or 13.1-738, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

§ 13.1-740. Court action

A. If a shareholder makes a demand for payment under § 13.1-739 that remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to § 13.1-737 plus interest.

B. The corporation shall commence the proceeding in the circuit court of the city or county where the corporation's principal office, or, if none in the Commonwealth, where its registered office, is located. If the corporation is a foreign corporation without a registered office in the Commonwealth, it shall commence the proceeding in the circuit court of the city or county in the Commonwealth where the principal office, or, if none in the Commonwealth, where the registered office of the domestic corporation merged with the foreign corporation was located at the time the transaction became effective.

C. The corporation shall make all shareholders, whether or not residents of the Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

D. The corporation may join as a party to the proceeding any shareholder who claims to have demanded an appraisal but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that a shareholder has not complied with the provisions of this article, that shareholder shall be dismissed as a party.

E. The jurisdiction of the court in which the proceeding is commenced under subsection B is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

F. Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder's shares plus interest exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value plus interest of the shareholder's shares for which the corporation elected to withhold payment under § 13.1-738.

§ 13.1-741. Court costs and counsel fees

A. The court in an appraisal proceeding commenced under § 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

B. The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

1. Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of § 13.1-732, 13.1-734, 13.1-737 or 13.1-738; or

2. Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

C. If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

D. To the extent the corporation fails to make a required payment pursuant to § 13.1-737, 13.1-738 or 13.1-739, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

§ 13.1-741.1. Limitations on other remedies for fundamental transactions

A. Except for action taken before the Commission pursuant to § 13.1-614 or as provided in subsection B, the legality of a proposed or completed corporate action described in subsection A of § 13.1-730 may not be contested, nor may the corporate action be enjoined, set aside or rescinded, in a legal or equitable proceeding by a shareholder after the shareholders have approved the corporate action.

B. Subsection A does not apply to a corporate action that:

1. Was not authorized and approved in accordance with the applicable provisions of:

a. Article 11 (§ 13.1-705 et seq.), Article 12 (§ 13.1-715.1 et seq.), or Article 13 (§ 13.1-723 et seq.);

b. The articles of incorporation or bylaws; or

c. The resolutions of the board of directors authorizing the corporate action;

2. Was procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading;

3. Is an interested transaction, unless it has been authorized, approved or ratified by the board of directors in the same manner as is provided in subsection B of § 13.1-691 and has been authorized, approved or ratified by the shareholders in the same manner as is provided in subsection C of § 13.1-691 as if the interested transaction were a director's conflict of interests transaction; or

4. Is adopted or taken by less than unanimous consent of the voting shareholders pursuant to § 13.1-657 if:

a. The challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the adoption or taking of the corporate action was not effective at least 10 days before the corporate action was effected; and

b. The proceeding challenging the corporate action is commenced within 10 days after notice of the adoption or taking of the corporate action is effective as to the shareholder bringing the proceeding.

C. Any remedial action with respect to corporate action described in subsection A of § 13.1-730 shall not limit the scope of, or be inconsistent with, any provision of § 13.1-614.

APPENDIX D

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the “Selected Historical Financial Data of Bank of Virginia,” and financial statements of Bank of Virginia and related notes thereto included elsewhere in this document.

General

Bank of Virginia is headquartered in Midlothian, Virginia. The principal business activity of the Bank is to provide banking services to domestic markets, principally in the greater Richmond, Virginia metropolitan area. Our deposits are insured by the Federal Deposit Insurance Corporation (FDIC).

The following discussion describes our results of operations for 2011 and 2010 and also analyzes our financial condition at December 31, 2011 and December 31, 2010, respectively. Like most community banks, we derive most of our income from interest we receive on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, most of which earn interest. Consequently, one of the key measures of our success is our amount of net interest income, or the difference between the income on our interest-earning assets, such as loans and investments, and the expense on our interest bearing liabilities, such as deposits. Another key measure is the spread between the yield we earn on these interest earning assets and the rate we pay on our interest-bearing liabilities.

Critical Accounting Policies

The Bank’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. The Bank’s financial position and results of operations are affected by management’s application of accounting policies, including judgments made to arrive at the carrying value of assets and liabilities and amounts reported for revenues, expenses and related disclosures. Different assumptions in the application of these policies could result in material changes in the Bank’s financial position and/or results of operations.

Estimates, assumptions, and judgments are necessary principally when assets and liabilities are required to be recorded at estimated fair value, when a decline in the value of an asset carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded based upon the probability of occurrence of a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are either based on quoted market prices or provided by third party sources, when available. When third party information is not available, valuation adjustments are estimated in good faith by management primarily through the use of internal or third party modeling techniques and/or appraisal estimates.

The Bank’s accounting policies are fundamental to understanding Management’s Discussion and Analysis. The following is a summary of the Bank’s “critical accounting policies.” In addition, the disclosures presented in the Notes to the Financial Statements and in this section provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.

Allowance for Loan Losses

Management monitors and maintains an allowance for loan losses to absorb losses inherent in the loan portfolio. Management maintains policies and procedures that address the systems of controls over the following areas of maintenance of the allowance: the systematic methodology used to determine the appropriate level of the allowance to provide assurance they are maintained in accordance with accounting principles generally accepted in the United States of America; the accounting policies for loan charge-offs and recoveries; the assessment and measurement of impairment in the loan portfolio; and the loan grading system.

Management evaluates loans graded substandard or worse individually for impairment. These evaluations are based upon expected discounted cash flows or collateral values. If the evaluation shows that the loan’s expected discounted cash flows or underlying collateral is not sufficient to repay the loan as agreed to the terms of the loan, then a specific reserve is established for the amount of impairment, which represents the difference between the principal amount of the loan less the expected discounted cash flows or value of the underlying collateral, net of selling costs.

For loans without individual measures of impairment which are loans graded special mention or better, we make estimates of losses for pools of loans grouped by similar characteristics, including the type of loan as well as the assigned loan classification. A loss rate reflecting the expected loss inherent in a group of loans is derived based upon estimates of default rates for a given loan grade and the predominant collateral type for the group. The resulting estimate of losses for pools of loans is adjusted for relevant environmental factors and other conditions of the portfolio of loans, including: borrower and industry concentrations; levels and trends in delinquencies, charge-offs and recoveries; changes in underwriting standards and risk selection; level of experience, ability and depth of lending management; and national and local economic conditions.

The amount of estimated impairment for individually evaluated loans and pools of loans is added together for a total estimate of loan losses. This estimate of losses is compared to our allowance for loan losses as of the evaluation date and, if the estimate of losses is greater than the allowance, an additional provision to the allowance would be made through a charge to the income statement. If the estimate of losses is less than the allowance, the degree to which the allowance exceeds the estimate is evaluated to determine whether the allowance falls outside a range of estimates. If the estimate of losses is below the range of reasonable estimates, the allowance would be reduced by way of a credit to the provision for loan losses. We recognize the inherent imprecision in estimates of losses due to various uncertainties and variability related to the factors used, and therefore a reasonable range around the estimate of losses is derived and used to ascertain whether the allowance is materially overstated. If different assumptions or conditions were to prevail and it is determined that the allowance is not adequate to absorb the new estimate of probable losses, an additional provision for loan losses would be made, which amount may be material to the Financial Statements.

Executive Overview

The Bank completed its eighth year of operations in 2011. Total assets were $165.5 million at December 31, 2011, including $25.6 million in securities, $104.7 million in net loan balances and $26.7 million in cash and cash equivalents. Deposits, FHLB borrowings, accrued expenses and other liabilities totaled $152.8 million and stockholders’ equity totaled $12.7 million, at December 31, 2011. As the discussion below will detail, the Bank spent much of 2011 condensing the balance sheet as management worked through asset quality issues, cleared OREO properties and reorganized our retail delivery system while addressing the requirements of the Written Agreement. Interest income was down primarily from lower asset volume. Interest expense decreased as a result of aggressive deposit repricing as well as a lower volume of certificates of deposits. Noninterest income declined in 2011 when compared to 2010 as fewer gains were taken in the investment portfolio. Noninterest expense decreased through management action on controllable expenses and a restructure of management personnel. We have improved our control measures to help mitigate possible future losses and are looking to 2012 as a year to move back to profitability by actively growing our loan portfolio, while managing our prices paid on deposits and our noninterest expenses.

Results of Operations

2011 compared to 2010

For the fiscal year ended December 31, 2011, the Bank experienced a net loss of $4.5 million, or $(0.39) per basic and diluted share, compared to a net loss of $9.2 million, or $(1.85) per basic and diluted share in the previous year. The losses for both years are mainly attributable to the provision for loan losses which totaled $2.8 million for 2011 and $9.0 million for 2010.

Net Interest Income

Net interest income totaled $5.1 million for the year ended December 31, 2011. This reflects a decline of $1.3 million, or 20%, when compared to the year ended December 31, 2010, which totaled $6.4 million. This decline in net interest income was mainly due to the declining balances of average interest earning assets, offset somewhat by the decline in interest bearing liabilities and prices paid on these liabilities. Interest income declined $2.5 million, or 23.7%, from $10.8 million for the year ended December 31, 2010 to $8.3 for the year ended December 31, 2011 million. Interest and fees on loans declined $1.8 million, or 19.5%, from $9.3 million in 2010 to $7.5 million in 2011. The decline in interest income was attributable to the $28.3 million decline in average loan balances, which totaled $127.6 million and $155.9 million for the years ended December 31, 2011 and December 31, 2010, respectively.

Interest on investment securities totaled $718,000 for the year ended December 31, 2011, a decline of $783,000, or 52.2% when compared to the $1.5 million earned for the year ended December 31, 2010. This decline was mainly due to the decline in average balances in securities as well as the decision by management in 2011 to reduce the interest rate risk of the portfolio. The average balance in investment securities totaled $30.4 million in 2011, a decline of $13.8 million or 31.1% from $44.2 million in 2010. The average yield on investments fell 104 basis points from 3.40% for the year ended December 31, 2010, to 2.4% for the year ended December 31, 2011. Interest on federal funds sold and deposits with other banks totaled $47,000 and $17,000, for the years ended December 31, 2011 and 2010, respectively.

For the year ended December 31, 2011, interest expense totaled $3.2 million. This reflects a decline of $1.3 million, or 29.1%, when compared to $4.5 million for the year ended December 31, 2010. Interest on deposits, which includes demand, savings and money market, and certificates of deposits, totaled $2.8 million and $4.0 million for the years ended December 31, 2011 and 2010, respectively. The main driver in this year-over-year decrease was the 18.7% decline in the average balances in the certificate of deposits to $117.9 million in 2011 from $144.9 million in 2010, as well as the decrease in the Bank’s costs of certificate of deposits due to the prevailing low interest rate environment and a more conservative pricing philosophy. The Bank’s cost of certificate of deposits decreased 37 basis points, from 2.58% in 2010 to 2.21% in 2011.

Management plans on continuing to favorably reprice its deposits as it views the Bank’s deposits costs as above market.

Interest on FHLB deposits declined $51,000, or 11.5%, to $392,000 in 2011 from $443,000 in 2010. This decrease was due to the Bank reducing its outstanding FHLB borrowing $5 million, or 50% in October of 2011.

Average Balance Sheets and Net Interest Income Analysis (Table 1)

	2011			2010
(in thousands)	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
Earning Assets:
Loans (including fees):(1)	$127,586	$7,497	5.88%	$155,882	$9,314	5.98%
Securities, resticted and available for sale	30,416	718	2.36%	44,177	1,501	3.40%
Interest Bearing
Deposits with Banks	16,788	40	0.24%	48	1	1.72%
Federal Funds Sold	2,777	7	0.25%	6,437	16	0.25%
Total Earning Assets	177,567	$8,262	4.65%	206,544	$10,832	5.24%
Other Assets	9,744			15,452
Total	$187,311			$221,996
Interest-Bearing Liabilities:
Demand Deposits	$9,861	40	0.41%	$7,236	28	0.39%
Savings Deposits	19,981	120	0.60%	23,706	236	1.00%
Time Deposits	117,876	2,606	2.21%	144,945	3,745	2.58%
Federal Funds Purchased	—	—	—	10	—	0.00%
FHLB Borrowings	8,781	392	4.46%	10,000	443	4.43%
Total Interest-bearing
Liabilities	156,499	3,158	2.02%	185,897	4,452	2.40%
Other Liabilities	16,373			16,470
Stockholders' Equity	14,439			19,629
Total	$187,311			$221,996
Net Interest Income		$5,104			$6,380
Net Interest Rate Spread(2)			2.63%			2.84%
Net Interest Margin(3)			2.87%			3.09%

(1)	Non-accrual loans are included in average balances outstanding, with no related interest income during non-accrual period.
(2)	Represents the difference between the yield on earning assets and cost of funds.
(3)	Represents net interest income divided by average interest earning assets.

Rate and Volume Analysis of Interest

Table 2 below summarizes the changes in interest earned and paid resulting from changes in volume (changes in volume times old rate) of earning assets and paying liabilities, and changes in their interest rates (changes in rate times old volume). In this analysis, the change in interest due to both rate and volume has been allocated to the volume and rate columns in proportion to absolute dollar amounts. This table will assist the reader in understanding the changes in the Bank’s principal source of revenues and net interest income.

The principal themes or trends which are evident in this table include the decrease in net interest income in 2011 due to the lower volume of interest earning assets, offset somewhat by decrease in the volume and rate of time deposits.

Interest Earned and Paid by Volume and Rate (Table 2)

	2011 Compared to 2010 $ Increase/(Decrease) due to
	Volume	Rate	Total
Interest Earned On:
Loans	$(1,766)	(51)	(1,817)
Securities available for sale	(169)	(614)	(783)
Interest bearing deposits with banks	37	2	39
Federal funds sold and bank balances	(9)	—	(9)
Total interest-earning assets	(1,907)	(663)	(2,570)
Interest Paid On:
Demand deposits	11	1	12
Savings deposits	(40)	(87)	(127)
Time deposits	(628)	(500)	(1,128)
Federal Funds Purchased	—	—	—
FHLB Borrowings	(54)	3	(51)
Total interest-bearing liabilities	(711)	(583)	(1,294)
Change in net interest income	$(1,196)	$(80)	$(1,276)

Interest Rate Sensitivity.  The pricing and maturity of assets and liabilities are monitored and managed in order to diminish the potential adverse impact that changes in rates could have on net interest income. The principal monitoring techniques employed by the Bank are the Economic Value of Equity (EVE) and Net Interest Income or Earnings at Risk (NII or EaR) and the repricing “gap.” EVE and NII are cash flow and earnings simulation modeling techniques which predict likely economic outcomes given various interest rate scenarios. The repricing gap is the positive or negative dollar difference between the balance of assets and liabilities that are subject to interest rate repricing within a given period of time.

Interest rate sensitivity can be managed by closely matching the interest rate repricing periods of assets or liabilities at the time they are acquired and by adjusting that match as the balance sheet grows or the mix of asset and liability characteristics or interest rates change. That adjustment can be accomplished by selling securities available for sale, replacing an asset or liability at maturity with those of different characteristics, or adjusting the interest rate during the life of an asset or liability. Managing the amount of different assets and liabilities that reprice in a given time interval may help to hedge the risk and minimize the impact on net interest income of rising or falling interest rates.

The Bank’s interest rate sensitivity improved significantly in 2011 when compared to 2010, as measured by the sensitivity of its economic value of equity to interest rate shocks. As of December, 2011, a 200 basis point instantaneous parallel increase in the yield curve would result in a 19.2% increase in the Bank's Economic Value of Equity compared to a decline of 14.4% as of December 31, 2010. This change to favorable sensitivity was largely driven by the Bank's assets being more rate sensitive versus its liabilities in 2011 when compared to 2010. Management continued its strategy of reducing the level of fixed rate investment securities in its investment portfolio and shifting its existing loan portfolio towards a greater proportion of floating rate loans, including those with floors.

The following table sets forth our interest rate sensitivity as reflected by the asset and liability repricing frequency and gap at December 31, 2011.

Asset and Liability Repricing Frequency as of December 31, 2011

(Dollars in thousands)	Within Three Months	After Three Through Twelve Months		One Through Five Years		Greater Than Five Years		Total
Assets
Earning Assets:
Loans, net	$38,750		$23,443		$35,492		$6,977	$104,662
Investment securities	—		—		2,192		23,386	25,578
Federal funds sold and bank balances	22,544							22,544
Total earning assets	$61,294		$23,443		$37,684		$30,363	$152,784
Liabilities
Interest-bearing liabilities:
Demand deposits	$16,833	$		$		$		$16,833
Savings and money market deposits	29,686							29,686
Time deposits	17,388		43,261		40,073			100,722
Borrowings	—		5,000		—		—	5,000
Total interest – bearing liabilities	63,907		48,261		40,073		—	152,241
Period gap	$(2,613)		$(24,818)		$(2,389)		$30,363	$543
Cumulative gap	$(2,613)		$(27,431)		$(29,820)		$543	$543
Ratio of cumulative gap to total earning assets	-1.71%		-17.95%		-19.52%		0.36%	0.36%

The above table reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Overnight federal funds are reflected at the earliest pricing interval due to the immediately available nature of the instruments. Debt securities are reflected at each instrument’s ultimate maturity date. Scheduled payment amounts of fixed rate amortizing loans are reflected at each scheduled payment date. Scheduled payment amounts of variable rate amortizing loans are reflected at each scheduled payment date until the loan may be repriced contractually; the unamortized balance is reflected at that point. Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the earliest repricing period due to contractual arrangements which give us the opportunity to vary the rates paid on those deposits within a thirty-day or shorter period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity date. Other borrowings, which consist of older FHLB fixed rate borrowings, are reflected at their contractual maturity date.

As indicated by the positive gap figures, overall, the Bank is slightly asset sensitive as more assets reprice on than do liabilities. As a result, the Bank would be mildly advantaged by a rising rate environment while disadvantaged by falling rates. The Bank reflects a cumulative liability-sensitive position during the first five years. Gap analysis, while a useful short-term interest rate sensitivity measure, is not a precise indicator of our long-term interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities. Because the gap analysis doesn’t take into consideration embedded optionality that loans and securities generally possess, as they may be redeemed sooner than their contractual terms, the complete picture of interest rate sensitivity is not reflected. Changes in interest rates affect customer behavior and contractual terms are not necessarily an indicator of actual results. Net interest income may be affected by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

While the gap analysis presents one possible scenario, Management’s EVE analyses discussed above represents more dynamic and comprehensive income simulations. Unlike gap analysis, EVE incorporates the options embedded in the Bank’s assets and liabilities and more precisely analyzes the cash flows over the entire life of the assets and liabilities through simulations that test earnings and equity sensitivity against various interest rate shock scenarios for a more reliable indicator of potential outcomes in different rate environments over the long term.

Provision and Allowance for Loan Losses

General.  The allowance for loan losses is increased by charges to income and decreased by charge-offs, net of recoveries. Loan loss provisions of $2.8 million in 2011 were $6.2 million less than the $9.0 million recorded in 2010, as the Bank had a significant decrease in its loans outstanding as well as management emphasizing early detection of potential problem loans, accurately assessing the extent of a potential loss, and being able to aggressively manage those loans through restructures, refinancing with other institutions, or other means of mitigating potential losses. In order to accomplish early detection to manage problem loans, the Bank hired a highly skilled and seasoned Chief Credit Officer as well as a Senior Vice President of Special Assets.

In the currently weak economic environment, levels of loan delinquencies and non-performing assets remain at elevated levels. These trends along with management's evaluation of the Bank's loan portfolio have led to the requirement for a higher allowance for loan losses than historical levels. For a more complete discussion of the allocation of the allowance for loan losses and the composition of the loan portfolio, see the discussion of “Critical Accounting Policies” presented earlier in this Item 7 and the discussion of earning assets and composition of the loan portfolio presented in the following pages.

Management has developed policies and procedures for evaluating the overall quality of its credit portfolio, the timely identification of potential problem credits and impaired loans and the establishment of an appropriate allowance for loan losses. The allowance is established and maintained at a level management deems adequate to cover losses inherent in the portfolio as of the balance sheet date and is based on management’s evaluation of the risks in the loan portfolio and changes in the nature and volume of loan activity. Loan losses are charged against the allowance when management believes the uncollectability of a loan is confirmed, which decreases the balance of the allowance. Subsequent recoveries, if any, are credited back to the allowance.

The allowance consists of a specific component allocated to impaired loans and a general component allocated to the aggregate of all unimpaired loans. The amount of the allowance is established through the application of a standardized model, the components of which are: an impairment analysis of identified loans to determine the level of any specific reserves needed on impaired loans, and a broad analysis of historical loss experience, economic factors and portfolio related environmental factors to determine the level of general reserves needed. The model inputs include an evaluation of historical charge-offs, the current trends in delinquencies, and adverse credit migration and trends in the size and composition of the loan portfolio, including concentrations in higher risk loan types. Consideration is also given to the results of regulatory examinations.

The allowance for loan losses is evaluated quarterly by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the specific borrowers’ ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. The use of various estimates and judgments in the Bank’s ongoing evaluation of the required level of allowance can significantly affect the Bank’s results of operations and financial condition and may result in either greater provisions to increase the allowance or reduced provisions based upon management’s current view of portfolio and economic conditions and the application of revised estimates and assumptions. The allowance consists of specific and general components. The specific component relates to loans that are classified as substandard or worse. For such loans that are also classified as impaired, a specific allowance is established. The general component covers loans graded special mention or better and is based on an analysis of historical loss experience, national and local economic factors, and environmental factors specific to the loan portfolio composition.

The following table represents the allocation of the allowance for loan losses at the dates indicated. Notwithstanding these allocations, the entire allowance is available to absorb loan losses in any loan category.

Allowance for Loan Losses

(dollars in thousands)	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Beginning balance, December 31, 2009	$2,841	$2,026	$355	5,222
Charge-offs	(5,696)	(1,069)	(658)	(7,423)
Recoveries	—	7	8	15
Provision	6,790	687	1,541	9,018
Balance, December 31, 2010	3,935	1,651	1,246	6,832
Charge-offs	(2,237)	(1,511)	(358)	(4,106)
Recoveries	79	69	12	160
Provision	1,725	1,086	(25)	2,786
Ending balance, December 31, 2011	$3,502	$1,295	$875	$5,672
Ending balances
Individually evaluated for impairment:
December 31, 2011	$1,040	$524	$115	$1,679
December 31, 2010	16,699	3,119	2,500	22,318
Collectively evaluated for impairment:
December 31, 2011	2,462	771	760	3,993
December 31, 2010	—	—	—	—
Total Loans:
December 31, 2011	70,316	20,772	19,246	110,334
December 31, 2010	$84,399	$35,437	$26,736	$146,572

No loans were acquired with deteriorated credit quality for the years ended December 31, 2011 or 2010.

Asset Quality

Risk Rating Process

On a quarterly basis, the process of estimating the Allowance for Loan Loss begins with Management’s review of the risk rating assigned to individual loans. Through this process, loans graded substandard or worse are evaluated for impairment in accordance with ASC Topic 310 “Accounting by Creditors for Impairment of a Loan”. Refer to Note 3 found in Item 8 titled “Financial Statements and Supplementary Data” for more detail.

The following is the distribution of loans by credit quality and class as of December 31, 2011 and 2010.

Loans by Credit Class as of December 31, 2011

(dollars in thousands)	Commercial Real Estate				Consumer
Credit Quality by Class	Acq-Dev Construction	Non-Owner Occupied	Owner Occupied	Commercial & Industrial	Residential Mortgage	HELOC	Other	Total
1 Highest Quality	$—	$—	$—	$47	$—	$—	$2	$49
2 Above Average Quality	—	—	581	627	166	60	—	1,434
3 Satisfactory	544	6,290	17,132	5,433	3,849	6,202	298	39,748
4 Pass	119	9,548	5,339	4,801	1,945	2,040	187	23,979
5 Special Mention	—	8,901	4,263	6,570	1,362	882	112	22,090
6 Substandard	4,899	6,927	5,032	2,818	538	1,265	105	21,584
7 Doubtful	741	—	—	476	209	24	—	1,450
Total loans	$6,303	$31,666	$32,347	$20,772	$8,069	$10,473	$704	$110,334

Loan Amount as of December 31, 2010

(dollars in thousands)	Commercial Real Estate				Consumer
Credit Quality by Class	Acq-Dev Construction	Non-Owner Occupied	Owner Occupied	Commercial & Industrial	Residential Mortgage	HELOC	Other	Total
1 Highest Quality	$—	$—	$—	$49	$—	$—	$—	$49
2 Above Average Quality	—	—	—	—	—	7	—	7
3 Satisfactory	1,620	6,156	21,599	12,021	5,942	8,973	1,908	58,219
4 Pass	1,800	15,833	6,907	10,633	3,162	2,215	258	40,808
5 Special Mention	918	7,612	5,252	9,199	1,980	621	23	25,605
6 Substandard	6,753	6,455	1,643	3,535	1,381	265	1	20,033
7 Doubtful	1,851	—	—	—	—	—	—	1,851
Total loans	$12,942	$36,056	$35,401	$35,437	$12,465	$12,081	$2,190	$146,572

As shown in the tables above, the Bank’s substandard and doubtful loans increased $1.2 million to $23.0 million at December 31, 2011 from $21.9 million at December 31, 2010. As a percentage of the total loan portfolio, substandard and doubtful loans total 20.9% and 14.9% at December 31, 2011 and 2010 respectively. Special mention loans decreased $3.5 million from $25.6 million at December 31, 2010 to $22.1 at December 31, 2011 and loans graded “pass” declined $16.8 million to $24.0 million at December 31, 2011 from $40.8 million at December 31, 2010, as loan balances in these two categories decreased or migrated to other credit quality classes. Satisfactory loans totaled $39.7 million and $58.2 million at December 31, 2011 and 2010, respectively, which represent a decline of $18.5 million, or 31.7%.

During 2011, the Bank hired a new credit management team which included a Chief Credit Officer, a Chief Operating Officer, who serves as the Bank’s lending officer, and a Senior Vice President of Special Assets. In 2011, the new credit management team dedicated a large portion of its time to portfolio management, including new credit underwriting disciplines, training staff, resolving problem assets, as well as performing a detailed assessment of the accuracy of credit risk grades and assuring the Bank is appropriate reserved. Moreover, the Bank engaged a third-party loan review firm to review the accuracy of this completed work. At December 31, 2011, Management believes that credit risk grades are accurate and the reserves are at appropriate levels. In 2012, the disciplines stated herein will continue to be employed, resolutions of problem assets will be accelerated and there will be a renewed focus on loan growth.

Nonperforming Assets

Nonaccrual loans.  The past due status of a loan is based on the contractual due date of the most delinquent payment due. Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-secured and in the process of collection. Loans greater than 90 days past due may remain on an accrual status if management determines it has adequate collateral to cover the principal and interest or in the process of refinancing. If a loan or a portion of a loan is adversely classified, or is partially charged off, the loan is generally classified as nonaccrual. Additionally, whenever management becomes aware of facts or circumstances that may adversely impact the full collectability of principal and interest of a loan it is placed nonaccrual status immediately, rather than delaying such action until the loans become 90 days past due.

When a loan is placed on nonaccrual status, previously accrued and uncollected interest is reversed, and the amortization of related deferred loan fees or costs is suspended. While a loan is classified as nonaccrual and the future collectability of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. When the future collectability of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan has been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash interest receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered. These policies are applied consistently across our loan portfolio.

Loans placed on non-accrual status may be returned to accrual status after:

•	payments are received for a minimum of six (6) consecutive months in accordance with the loan documents, and any doubt as to the loan's full collectability has been removed; or
•	the loan is restructured and supported by a well documented credit evaluation of the borrower's financial condition and the prospects for full payment.

When a loan is returned to accrual status after restructuring the risk rating remains unchanged until a satisfactory payment history is re-established for at least six months.

Nonperforming assets totaled $13.2 million, or 7.9% of total assets at December 31, 2011 and are comprised of non-accrual loans of $8.9 million, accruing TDRs loans of $3.0 million, and repossessed collateral of $1.3 million. The balance of nonperforming assets at December 31, 2010 was $12.1 million or 5.8% of total assets. The increase at December 31, 2011 from the prior year was a result of management’s aggressive approach to recognizing the asset quality in the loan portfolio. At December 31, 2011, three of the Bank’s troubled debt restructuring loans totaling $3.0 million were not on nonaccrual status, but included in the nonperforming asset total, while two of the TDR loans totaling $445,000 were included in the non-accrual loans.

No loans were acquired with deteriorated credit quality during 2011 or 2010.

Real estate acquired through, or in lieu of, foreclosure is held for sale and is stated at the estimated fair market value of the property, less estimated disposal costs. Any excess of the principal over the estimated fair market value at the time of acquisition is charged to the allowance for loan losses. The estimated fair market value is reviewed periodically by management and any write-downs are charged against current earnings. Development and improvement costs relating to property are capitalized unless such added costs cause the properties recorded value to exceed the estimated fair market value. Net operating income or expenses of such properties are included in collection, repossession and other real estate owned expenses.

A summary of non-performing assets, including troubled debt restructurings, as of December 31, 2011 and 2010 follows:

(dollars in thousands)	December 31, 2011	December 31, 2010
Nonaccrual loans:
Commercial real estate:
Acquisition, development and construction	$3,142	$3,208
Nonowner occupied	419	1,735
Owner occupied	2,898	421
Commercial & industrial	1,242	1,076
Consumer:
Residential mortgage	343	475
HELOC	729	—
Other	105	—
Total nonaccrual loans	8,878	6,915
Real estate owned	1,310	551
Accruing troubled debt restructurings
Nonowner occupied commercial real estate	2,401	3,959
Commercial & industrial	595	643
Total nonperforming assets	$13,184	$12,068
Nonaccrual troubled debt restructurings included in nonaccrual loans
Nonowner occupied commercial real estate	$419	$—
Residential mortgage	27	—
Nonaccrual loans to total loans	8.05%	4.72%
Allowance for loan losses to nonaccrual loans	63.90%	98.80%
Nonperforming assets to total assets	8.14%	5.77%

Below is a summary of pertinent loan and allowance related information as of December 31, 2011 and 2010.

Loans and Loan Loss Summary

(in thousands)	2011	2010
Total loans outstanding at end of period	$110,334	$ 146,572
Average loans outstanding	127,586	155,882
Balance of allowance for loan losses at beginning of period	6,832	5,222
Net loan losses	3,946	7,406
Provision for loan losses	2,786	9,018
Balance of allowance for loan losses at end of year	$5,672	$6,834
Allowance for loan losses as percent of total loans	5.14%	4.66%
Nonaccrual loans to total loans	8.05%	4.72%
Allowance for loan losses to nonaccrual loans	63.90%	98.80%
Nonperforming assets to total assets	8.14%	5.77%

Non-interest Income and Expense

Non-interest Income.  The following table sets forth the principal components of non-interest income for the years ended December 31, 2011, and 2010.

	For the years ended December 31,
(dollars in thousands)	2011	2010
Service charges on deposit accounts	$181	$170
Net gain on securities available for sale	129	544
Other fee income	182	143
Total non-interest income	$492	$857

Non-interest income for the year ended December 31, 2011 was $492,000 compared to the prior year total of $857,000. This change was driven by a $415,000, or 76.3% decrease in net gain from sales of securities available for sale. Securities gains/losses fluctuates since our securities are typically not held in an attempt to recognize gains but are used to support liquidity as well as being an integral source of revenue. The service charges on deposit accounts increased $11,000, or 6.5% in 2011 when compared to 2010. The increase in the aggregate balance of transaction accounts resulted in naturally increased fee income, especially in connection with commercial demand deposit accounts. Other fee income increased $39,000, or 27.3%, to $182,000, when compared to 2010.

Non-interest Expense.  Salaries and employee benefits comprise the largest component of non-interest expense, which totaled $3.3 million and $3.4 million for the year ended December 31, 2011 and 2010, respectively.

The following table sets forth the primary components of non-interest expense for the years ended December 31, 2011 and 2010, respectively.

	For years ended December 31,
(dollars in thousands)	2011	2010
Salaries and employee benefits	$3,347	$3,426
Occupancy expense	691	662
Equipment expense	326	343
Data processing	370	411
Marketing	102	163
Loss on the sale of other real estate	38	25
Other real estate expense	162	37
Legal and professional	618	650
Bank franchise tax	146	131
FDIC assessments	507	669
Insurance	111	30
Other outside services	228	264
Shareholder communications	147	63
Other operating expense	469	496
Total non-interest expense	$7,262	$7,370

Non-interest expense totaled $7.3 million and $7.4 million for the years ended December 31, 2011 and 2010, respectively. Salaries and benefits decreased a nominal $79,000, or 2.3% compared to 2010. Except for limited cases, there were no salary increases granted to existing personnel during 2011 and 2010. As the Bank worked at consolidating and limiting growth, occupancy expense grew a nominal $29,000 while equipment expense declined $17,000 as we were able to curb our mileage expenses and some equipment became fully depreciated. Both marketing and data processing costs declined $61,000 and $41,000, respectively as we tightened control of these expenses. The Bank sold two other real estate (foreclosed) properties in 2011 which resulted in a loss of $38,000. Costs to maintain other real estate properties, along with a $25,000 valuation charge to mark a property to fair market value were the main drivers in the increase of $125,000 in other real estate expenses in 2011 when compared to 2010. Legal fees fell $32,000 from $650,000 for the year ended December 31, 2010, to $618,000 for the year ended December 31, 2011. FDIC assessments declined $162,000, or 24.2% due to a favorable change in the FDIC calculation as well as lower deposit balances. Bank Franchise Tax is a calculation primarily based on the Bank’s capital at the previous year end. In 2010, the Bank’s capital increased due to Cordia capital injection of $10.3 million, resulting in an increase of $15 thousand in the Bank Franchise Tax in 2011 over 2010. Insurance expense increased $81 thousand from $30 thousand in 2010 to $110 thousand in 2011 from higher Director and Officer insurance requirements. Other outside services expense declined $36 thousand from $264 thousand in 2010 to $228 thousand in 2011 due to changes in vendors and service contracts. Shareholder communications increased $84 thousand from $63 thousand in 2010 to $147 thousand in 2011 due to a contractual increase by our listing service. Other operating expense decreased $27 thousand in 2011 from 2010 from the net impact of controlling expense items.

Income Tax Expense

Under the provisions of the Internal Revenue Code, the Bank has approximately $18.3 million of net operating loss carryforwards. Due to the change in control of the Bank in December 2010, the amount of the loss carryforward available to offset taxable income is limited to approximately $254 thousand per year for twenty years.

Earning Assets

Loans.   Loans represent the largest category of earning assets and typically provide higher yields than the other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks, associated with the creditworthiness of the Bank’s borrowers, which we attempt to monitor, control and counterbalance. Loans averaged $127.6 million and $155.9 million in 2011 and 2010, respectively. At December 31, 2011, total loans were $110.3 million versus $146.6 million at December 31, 2010.

The following table sets forth the composition of the loan portfolio by category at December 31, 2011 and 2010, respectively, and highlights our general emphasis on commercial and commercial real-estate lending.

	Composition of loan portfolio at December 31,
	2011		2010
(dollars in thousands)	Amount	Percent of Total	Amount	Percent of Total
Commercial Real Estate:
Acquisition, Development and Construction	$6,303	5.7%	$12,942	8.8%
Non Owner Occupied	31,666	28.7%	36,056	24.6%
Owner Occupied	32,347	29.3%	35,401	24.2%
Commercial & Industrial	20,772	18.8%	35,437	24.2%
Consumer:
Residential Mortgage	8,069	7.3%	12,465	8.5%
HELOC	10,473	9.5%	12,081	8.2%
Other	704	0.7%	2,190	1.5%
Total Loans	110,334	100.0%	146,572	100.0%
Allowance for Loan Losses	5,672		6,832
Total Loans, net of allowance	$104,662		$139,740

The largest component of the loan portfolio is comprised of various types of commercial real estate loans. At December 31, 2011, commercial real estate loans totaled $70.3 million or 63.7% of the total portfolio, of which, acquisition, development and construction loans were $6.3 million. The second largest component, commercial loans, totaled $20.8 million and represented 18.8% of the total loan portfolio. Consumer loans, which were comprised principally of residential mortgage and home equity loans, totaled $19.2 million, or 17.5% of the portfolio.

A commercial loan represents a loan made for general commercial purposes and can be secured by various sources including personal guarantees, properties, equipment and inventory, whereas a “real estate mortgage loan” is defined as any loan, other than a loan for construction purposes, secured by real estate, regardless of the purpose of the loan. It is common practice for the Bank to obtain a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and increases the proportion of the loan portfolio comprised of real estate loans.

At December 31, 2011, single family residential mortgage loans totaled $8.1 million while home equity loans comprised $10.5 million. Residential real estate loans consisted of first and second mortgages on single or multi-family residential dwellings.

The Bank’s portfolio also includes consumer lines of credit and installment loans. At December 31, 2011, those consumer loans totaled $704,000 and represented 0.7% of the total loan portfolio. The Bank does not engage in foreign lending, credit card lending or lease financing and generally, the Bank does not lend outside of its market area.

The repayment of maturing loans in the loan portfolio is also a source of liquidity for the Bank. The following table sets forth our loans maturing within specified intervals after December 31, 2011.

Loan Maturity Schedule and Sensitivity to Changes in Interest Rates
December 31, 2011

(dollars in thousands)	One Year or Less	Over One Year Through Five Years	Over Five Years	Total
Commercial Real Estate:
Acquisition, development and construction	$4,892	$1,404	$7	$6,303
Commercial	21,853	36,163	5,997	64,013
Commercial and Industrial	11,669	8,605	498	20,772
Consumer	6,031	6,651	6,564	19,246
	$44,445	$52,823	$13,066	$110,334
Loans maturing after one year with:
Fixed interest rates	$39,995
Floating interest rates	25,894
	$65,889

The information presented in the above table is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their maturities. Renewal of such loans is subject to review and credit approval as well as modification of terms. Consequently, we believe this treatment presents fairly the maturity and repricing structure of the loan portfolio as shown in the above table.

Investment Securities Available for Sale.  Total securities available for sale averaged $30.4 million and $44.2 million in 2011 and 2010, respectively. At December 31, 2011, the total securities portfolio (excluding restricted securities) was $25.6 million at December 31, 2011 as compared to $35.0 million at the end of 2010. All securities were designated as available for sale and were recorded at estimated market value.

Amortized cost and fair values of securities available for sale are as follows:

	December 31, 2011
(dollars in thousands)	Amortized Cost	Gross Unrealized		Estimated Fair Value
		Gains	Losses
Agency Guaranteed Mortgage-backed securities	25,132	471	(25)	25,578
Total	$25,132	$471	$(25)	$25,578

	December 31, 2010
(dollars in thousands)	Amortized Cost	Gross Unrealized		Estimated Fair Value
		Gains	Losses
U.S. Government Agencies	$5,200	$7	$(9)	$5,198
Agency Guaranteed Mortgage-backed securities	19,803	656	(60)	20,399
Municipal	9,635	3	(279)	9,359
Total	$34,638	$666	$(348)	$34,956

As of December 31, 2011, $21.7 million of the portfolio’s maturity is greater than ten years, while $2.2 million matures over one year through five years, and $1.7 million maturing between 5 and 10 years. The portfolio is available to support liquidity needs of the Bank as well as a source of interest income. Sales of available for sale securities were $17.8 million during 2011 and $16.6 million during 2010. In 2011 and 2010, gross realized gains were $129,000 and $544,000, respectively with no corresponding losses.

During 2011, management liquidated its position in U.S. Government Agencies and municipal securities while increasing the balance and shortening the maturities of its Agency Guaranteed Mortgage-backed securities. This strategy maximizes our portfolio yield while minimizing our interest rate and liquidity risk. We also take into account the risk-weighting category that a security with which a security is designated to minimize the adverse effect it may have on the Bank’s risk-weighted capital ratio.

Agency Guaranteed Mortgage-backed securities.  As of December 31, 2011, the Bank had unrealized losses of $25,000 on nine of its agency guaranteed mortgage-backed securities with an aggregate fair value of $7.9 million. All of the unrealized losses are attributable to increases in interest rates and not to credit deterioration. Currently, the Bank does not believe that it is probable that it will be unable to collect all amounts due according to the contractual terms of the investments. Because the decline in market value is attributable to changes in interest rates and not to credit quality and because it is not likely the Bank will be required to sell the investments before recovery of their amortized cost bases, the Bank does not consider these investments to be other-than-temporarily impaired at December 31, 2011.

At December 31, 2011, the Bank had unrealized gains of $471,000 on 23 of its agency guaranteed mortgage-backed securities, which had a fair value of $17.7 million.

The following tables set forth the scheduled maturities and average yields of securities available for sale at December 31, 2011 and December 31, 2010, respectively.

Investment Securities Maturity Distribution and Yields

(Dollars in thousands)

(dollars in thousands)	Agency Guaranteed Mortgage Backed	Total	Tax Equivalent Purchase Yield
Amortized Cost
Maturity:
Within one year	$—	$—	0.00%
After one year through five years	2,179	2,179	0.55%
After five years through ten years	1,685	1,685	1.54%
After ten years	21,268	21,268	2.36%
Total amortized cost	$25,132	$25,132
Tax equivalent purchase yield	2.15%	2.15%
Average maturity (in years)	20.80	20.80
Fair Value
Maturity:
Within one year	$—	$—
After one year through five years	2,192	2,192
After five years through ten years	1,676	1,676
After ten years	21,710	21,710
Total estimated fair value	$25,578	$25,578

Investment Securities Maturity Distribution and Yields

	December 31, 2010
(Dollars in Thousands)	U.S. Government Agencies	Agency Guaranteed Mortgage Backed	Municipal Taxable	Total	Tax Equivalent Purchas
Amortized Cost
Maturity:
Within one year	$—	$—	$—	$—
After one year through five years	—	—	—	—
After five years through ten years	2,200	—	—	2,200	1.98%
After ten years	3,000	19,804	9,634	32,438	3.86%
Total amortized cost	$5,200	$19,804	$9,634	$34,638
Tax equivalent purchase yield	2.55%	3.53%	4.86%	3.75%
Average maturity (in years)	12.40	24.80	14.00	19.10
Fair Value
Maturity:
Within one year	$—	$—	$—	$—
After one year through five years	—	—	—	—
After five years through ten years	2,207	—	—	2,207
After ten years	2,990	20,399	9,360	32,749
Total estimated fair value	$5,197	$20,399	$9,360	$34,956

Other attributes of the securities portfolio, including yields and maturities, are discussed above in “— Net Interest Income — Interest Sensitivity.”

The tax equivalent yield reflects yields on earning assets net of federal income taxes.

Short-Term Investments. Short-term investments, which consist primarily of Federal Funds sold and interest-bearing balances with banks, averaged $19.6 million and $6.5 million at December 31, 2011 and 2010, respectively. There were no Federal Funds sold at December 31, 2011. These funds are an important source of our liquidity. Federal Funds are generally invested in an earnings capacity on an overnight basis.

Deposits and Other Interest-Bearing Liabilities

Deposits.  Average total interest-bearing deposits were $147.7 million during 2011, compared to $175.9 million during 2010. At December 31, 2011, total deposits were $147.2 million, compared to $181.2 million at December 31, 2010.

The following table sets forth our deposits by category at December 31, 2011 and 2010, respectively.

Deposits	December 31,
(dollars in thousands)	2011		2010
	Amount	Percent	Amount	Percent
Non interest-bearing demand accounts	$16,833	11.40%	$14,506	8.00%
NOW accounts	11,597	7.90%	7,479	4.10%
Savings and money market accounts	18,089	12.30%	19,010	10.50%
Time deposits less than 100,000	55,381	37.60%	76,097	42.00%
Time deposits of $100,000 or more	45,341	30.80%	64,149	35.40%
Total deposits	$147,241	100.00%	$181,241	100.00%

Core deposits, which by FDIC guidelines exclude certificates of deposit of $100,000 or more, are derived predominantly from the local retail and commercial market and provide a relatively stable funding source for our loan portfolio and other earning assets. Our core deposits were $99.3 million at December 31, 2011, or 67.4% of total deposits, compared to $117.1 million at December 31, 2010, or 64.6% of total deposits.

Deposits, and particularly core deposits, have been the primary source of funding and have enabled us to successfully meet both our short-term and long-term liquidity needs. We anticipate that such deposits will continue to be our primary source of funding in the future. Our loan-to-deposit ratio was 74.9% and 80.9% at December 31, 2011 and 2010, respectively.

The maturity distribution of our time deposits of $100,000 or more and other time deposits at December 31, 2011, is set forth in the following table:

Deposit Maturities as of December 31, 2011
(Dollars in thousands)	Time Deposits
	$100,000 and over	Other time deposits
Three months or less	$8,293	$9,492
Over 3 through 6 months	3,507	6,717
Over 6 through 12 months	13,403	19,058
Over 12 months	20,138	20,114
Total	$45,341	$55,381

At December 31, 2011, 55.6% of our time deposits over $100,000 had maturities within twelve months. Large certificate of deposit customers tend to be more sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes in comparison to core deposits.

Liquidity and Capital Resources

Liquidity

Liquidity management involves monitoring our sources and uses of funds in order to meet our short-term and long-term cash flow requirements while optimizing profits. Liquidity represents an institution’s ability to meet present and future financial obligations, including through the sale of existing assets or the acquisition of additional funds through short-term borrowings. The Bank’s primary access to liquidity comes from several sources: operating cash flows from payments received on loans and mortgage-backed securities, increased deposits, and cash reserves. The Bank’s secondary sources of liquidity are Federal Funds sold, unpledged securities available for sale, and borrowings from correspondent banks, the FHLB and the Federal Reserve Bank’s Discount Window. Liquidity strategies are implemented and monitored by our Asset/Liability Committee (“ALCO”).

The Bank’s deposit base remained relatively stable throughout 2011 and the Bank continues to be able to readily attract deposits across all types and maturities of deposit accounts offered. Core deposits were $99.3 million at December 31, 2011, or 67.4% of total deposits, compared to $117.1 million at December 31, 2010, or 64.6% of total deposits. While the Bank has utilized brokered deposits in the past, it has not been dependent on them. During 2011, the Bank did not accept any new brokered deposits but did renew certain existing brokered deposits.

The Bank maintains an investment portfolio of available for sale marketable securities that may be used for liquidity purposes by either pledging them through repo transactions against borrowings from the FHLB or a correspondent bank or by selling them on the open market. Those securities consist primarily of Agency debt and Agency-guaranteed mortgage-backed securities. To the extent any securities are pledged against borrowing from one credit facility, the borrowing ability of other secured borrowing facilities would be reduced by a like amount. As of December 31, 2011, the Bank had one unsecured credit facility in the amount of $2 million.

Short-term Borrowings.  Throughout 2010 and as of December 31, 2011, the Bank had a $10.0 million committed repo line with a correspondent Bank through which borrowings could be made against the pledge of marketable securities subject to market-to-market valuations and standard collateral borrowing haircuts. That line was unused during 2011 and remains fully available. The Bank also maintains a $4.0 million secured line of credit as well as a $2.0 million unsecured line of credit with other correspondent banks that was available for direct borrowings or Federal Funds purchased.

The Bank is a member of the Federal Home Loan Bank of Atlanta (FHLB) which provides access to additional lines of credit and other products offered by the FHLB. These borrowings are largely secured by the Bank’s loan portfolio. The FHLB maintains a blanket security agreement on qualifying collateral. As of December 31, 2011, the Bank had $5 million in secured borrowings outstanding with the FHLB Atlanta against pledged eligible mortgage loan collateral. The borrowing has interest rate of 4.40%. As of December 31, 2011, the Bank had approximately $3.3 million of instant credit availability at the FHLB against unpledged additional eligible mortgage loan collateral and remaining additional credit availability of $30.1 million. The Bank is also a member in good standing of the Federal Reserve Bank System and has approved access to the Federal Reserve Bank Discount Window where it can borrow short-term funds against the pledge of loans and securities.

Liquidity Contingency Plan.  The Bank maintains an asset-based liquidity strategy and does not depend on brokered deposits or utilize securitization as sources of liquidity. The Bank strives to follow regulatory guidance in the management of liquidity risk and has established a Board-approved Contingency Funding Plan (CFP) that prescribes liquidity risk limits and guidelines and includes pro forma cash flow analyses of the Bank’s sources and uses of funds under various liquidity scenarios. The Bank’s CFP describes practical and realistic funding alternatives that can be implemented if access to normal funding sources is reduced.

Management is not aware of any trends, events or uncertainties that are reasonably likely to have a material effect on our short term or long term liquidity. Based on the current and expected liquidity needs, including any liquidity needs generated by off-balance sheet transactions such as commitments to extend credit, commitments to purchase securities and standby letters of credit, Management expects the Bank to be able to meet its obligations for the next twelve months.

Capital

We are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can trigger certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on our financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Our capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require financial institutions to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). At December 31, 2011, the Bank meets all capital adequacy requirements to which it is subject. The Bank is also required to maintain capital at a minimum level as a proportion of quarterly average assets, which is known as the leverage ratio. The minimum levels to be considered well-capitalized are 5% for tier 1 leverage ratio, 6% for tier 1 risk-based capital ratio, and 10% for total risk-based capital ratio.

The Bank exceeded all the regulatory capital requirements at December 31, 2011 and 2010 and was considered well-capitalized, as set forth in the following table.

Analysis of Capital and Capital Ratios

(Dollars in thousands)	December 31
	2011	2010
Tier 1 capital	$12,221	$16,661
Tier 2 capital	1,490	1,995
Total qualifying capital	$13,711	$18,656
Risk-adjusted total assets (including off-balance-sheet exposures)	$113,674	$152,788
Tier 1 leverage ratio	7.34%	7.85%
Tier 1 risk-based capital ratio	10.75%	10.90%
Total risk-based capital ratio	12.06%	12.21%

Off-Balance Sheet Risk/Commitments and Contingencies

Credit Commitments.  Through our operations, we have made contractual commitments to extend credit in the ordinary course of our business activities. These commitments are legally binding agreements to lend money to our customers at predetermined interest rates for a specified period of time. At December 31, 2011, we had issued commitments to extend credit of $7.5 million through various types of commercial lending arrangements. The majority of these commitments to extend credit had variable rates.

We evaluate each customer’s credit worthiness for such commitments on a case-by-case basis in the same manner as for the approval of a direct loan. The amount of collateral obtained, if deemed necessary by us upon extension of credit, is based on our credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate.

Contingencies.  As of December 31, 2011, the Bank has four lease agreements; two buildings are used for branch banking facilities; one building (“Woodlake’) houses the Bank’s deposit operations; one facility is leased for potential branch expansion. In June 2011, the Bank ceased retail banking at Woodlake.

Following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2011:

Minimum Lease Payments as of December 31, 2011

(in thousands)
2012	$373
2013	365
2014	352
2015	356
2016	319
Later Years	1,000
Total minimum payments required:	$2,765

Impact of Inflation

Since the assets and liabilities of financial institutions such as the Bank are primarily monetary in nature, interest rates have a more significant effect on the Bank’s performance than do the effects of changes in the general rate of inflation and changes in prices of goods and services. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

APPENDIX E

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the “Selected Historical Financial Data of Bank of Virginia”, the financial statements of Bank of Virginia and related notes thereto and management’s discussion and analysis of financial condition for the years ended December 31, 2011 and 2010 included elsewhere in this document.

Bank of Virginia (the “Bank”) is a state chartered bank headquartered in Midlothian, Virginia with total assets of $170.1 million at September 30, 2012. The Bank provides retail banking services to individuals and commercial customers through three banking locations in Chesterfield County, Virginia and one in Henrico County, Virginia. Shares of the Bank’s common stock are traded on the NASDAQ Stock Market under the symbol “BOVA”.

The Bank became a subsidiary of its holding company Cordia Bancorp Inc. (“Cordia”), when Cordia purchased a majority ownership on December 10, 2010. Cordia was incorporated in 2009 by a team of former bank CEOs, directors and advisors seeking to invest in undervalued or troubled community banks in the Mid-Atlantic and Southeast. Its application to become a bank holding company and to buy a majority interest in the Bank was approved by the Board of Governors of the Federal Reserve in November 2010.

On December 10, 2010, Cordia purchased $10,300,000 of the Bank’s common stock at a price of $1.52 per share ($7.60 per share as adjusted after a 1 for 5 stock split effective October 2012), resulting in the ownership of approximately 59.8% of the outstanding shares. In August 2012, the Bank sold 4,166,667 shares (833,333 shares after the 1-for-5 stock split) to Cordia for $3,000,000 to increase the Bank’s capital position. The 1-for-5 stock split, effective October 2012, increased the Bank’s price per share so that the Bank could meet NASDAQ listing requirements.

The following discussion and analysis is provided to address information about the Bank’s financial condition and results of operations. It identifies significant factors that have affected the Bank’s financial position and operating results during the three and nine months ended September 30, 2012 and 2011. The financial information provided in the written analysis below may be rounded in order to simplify its presentation. However, the ratios and percentages provided below are calculated using the detailed financial information contained in the financial statements, the notes thereto and the other financial data included elsewhere in this report.

Cautionary Note Regarding Forward Looking Statements

This report contains statements about the future expectations, activities and events that constitute forward-looking statements. Forward-looking statements express management’s beliefs, assumptions and expectations of the Bank’s future financial and operating performance and growth plans, taking into account information currently available to us. These statements are not statements of historical fact. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “plan,” “strive” or similar words, or the negatives of these words, identify forward-looking statements.

Forward-looking statements involve risks and uncertainties that may cause the Bank’s actual results to differ materially from the expectations of future results we expressed or implied in any forward-looking statements. These risks and uncertainties can be difficult to predict and may be out of the Bank’s control. Factors that could contribute to differences in the Bank’s results include, but are not limited to the factors listed in Appendix D.

Forward-looking statements are not guarantees of performance or results. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Bank believes it has chosen these assumptions or bases in good faith and that they are reasonable. We caution you however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. The forward-looking statements included in this report speak only as of the date of the report. We have no duty, and do not intend to, update these statements unless applicable laws require us to do so.

Application of Critical Accounting Policies

The Bank’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. The Bank’s financial position and results of operations are affected by management’s application of accounting policies, including judgments made to arrive at the carrying value of assets and liabilities and amounts reported for revenues, expenses and related disclosures. Different assumptions in the application of these policies could result in material changes in the Bank’s financial position and/or results of operations.

Estimates, assumptions, and judgments are necessary principally when assets and liabilities are required to be recorded at estimated fair value, when a decline in the value of an asset carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded based upon the probability of occurrence of a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are either based on quoted market prices or provided by third party sources, when available. When third party information is not available, valuation adjustments are estimated in good faith by management primarily through the use of internal or third party modeling techniques and/or appraisal estimates.

The Bank’s accounting policies are fundamental to understanding Management’s Discussion and Analysis. The following is a summary of the Bank’s “critical accounting policies.” In addition, the disclosures presented in the Notes to the Financial Statements and in this section provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.

Allowance for Loan Losses:  The allowance for loan losses is increased by charges to income through the provision for loan losses and decreased by charge-offs, net of recoveries. The allowance is established and maintained at a level management deems adequate to cover losses inherent in the portfolio as of the balance sheet date and is based on management’s evaluation of the risks in the loan portfolio and changes in the nature and volume of loan activity. There are risks inherent in all loans, so an allowance is maintained for loans to absorb probable losses on existing loans that may become uncollectible. The allowance is established and maintained as losses are estimated to have occurred through a provision for loan losses charged to earnings, which increases the balance of the allowance. Loan losses for all segments are charged against the allowance when management believes the uncollectability of a loan is confirmed, which decreases the balance of the allowance. Subsequent recoveries of principal, if any, are credited back to the allowance.

The amount of the allowance is established through the application of a standardized model, the components of which are: an impairment analysis of certain identified loans to determine the level of any specific reserves needed, combined with a broad analysis of historical loss experience and economic and environmental factors to determine the level of general reserves needed.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

In order for the ALLL methodology to be considered valid and for Management to make the determination if any deficiencies exist in the process, the Bank generally performs:

•	A review of trends in loan volume, risk ratings, delinquencies, restructurings and concentrations;
•	Tests of source documents and underlying assumptions to determine that the established methodology develops reasonable loss estimates; and
•	An evaluation of the appraisal process of the underlying collateral which may be accomplished by periodically comparing the appraised value to the actual sales price on selected properties sold.

Note 6 includes additional discussion of how the allowance is quantified. The use of various estimates and judgments in the Bank’s ongoing evaluation of the required level of allowance can significantly affect the Bank’s results of operations and financial condition and may result in either greater provisions against earnings to increase the allowance or reduced provisions based upon management’s current view of portfolio and economic conditions and the application of revised estimates and assumptions.

The specific component of the allowance relates to loans that are classified as either substandard or doubtful. For such loans that are also classified as impaired, a valuation allowance is established. The evaluation of the need for a valuation allowance involves the identification of impaired loans and an analysis of those loans’ repayment capacity from both primary (cash flow) and secondary (real estate and non-real estate collateral or guarantors) sources and making specific reserve allocations to impaired loans that exhibit inherent weaknesses and various credit risk factors. Underlying collateral is analyzed and valued, with discounts applied for selling costs and according to the age of any real estate appraisals or the liquidity of other asset classes. The analysis is compared to the aggregate Bank loan exposure, giving consideration to the Bank’s lien preference and other actual and contingent obligations of the borrower.

The impairment of a loan occurs when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. We do not consider a loan impaired during a period of insignificant delay in payment if we expect the ultimate collection of all amounts due. Impairment is measured as the difference between the recorded investment in the loan and the evaluation of the present value of expected future cash flows or the observable market price of the loan or collateral value of the impaired loan when that cash flow or collateral value is lower than the carrying value of that loan. Loans that are collateral dependent, that is, loans where repayment is expected to be provided solely by the underlying collateral, and for which management has determined foreclosure is probable, are measured for impairment based on the fair value of the collateral as described above.

The general component of the allowance covers non classified loans and special mention loans and is based on historical loss experience adjusted for qualitative factors. The model estimates future loan losses by analyzing historical loss experience and other trends within the portfolio, including trends in delinquencies and charge-offs, changes in the growth rate, size and composition of the loan portfolio, particularly the level of classified loans, and the level of past due loans.

Allowance for Loan Losses Change in Methodology

In the normal course at the end of each fiscal quarter, management conducts an analysis of (i) impaired loans to determine specific reserves and (ii) economic and environmental factors (two of three components of the Bank’s general reserves for unimpaired loans) to assist management in estimating the allowance for loan losses. The third component of the Bank’s general reserves, a historical loss allocation, is a formula generally updated, reviewed and applied, but not revised, each quarter. The essence of the historical loss allocation is that it applies to the general reserves its application of a 12-quarter trailing average of the actual total net charge off ratio incurred by the Bank (weighted to emphasize more recent loss activity).

As reported, during the second quarter, management undertook a comprehensive review and adjustment of the historical loss allocation portion of the general reserve methodology, in consultation with independent, external parties and the loan, audit and compliance committees of the Bank’s board of directors. The review was triggered by management after an improvement in the quality of the loan portfolio in the first six months of 2012 including a 23% reduction in the Bank’s nonperforming loans. These improvements were confirmed by an independent loan review firm. Management’s judgment was that the total 3.31% historical loss factor of the general reserve, provisionally calculated for the quarter ending June 30, 2012, overstated the risk associated with the Bank’s unimpaired loans. Such a high general reserve appeared unwarranted for loans originated by the Bank’s new credit and lending team which has established a strong, sound loan underwriting culture. In addition, the Bank’s mix of loans has shifted away from Acquisition, Development and Construction (AD&C) loans, on which the Bank historically incurred disproportionate losses. Also, as the negative economic cycle played out, it became clear that the Bank incurred much lower charge offs in its Owner Occupied and Non-owner Occupied Commercial Real Estate loans than on AD&C loans. Therefore management concluded that its historical loss allocation methodology should be adjusted to track with the actual mix of loan types in the current portfolio.

Prior to June 30, 2012, the historical loss component of the general reserves portion of the allowance for loan losses was calculated by taking a weighted percentage of the historical loss ratio (calculated by dividing the net charge-offs during the prior twelve quarters by the gross loans as of the end of each quarter), with more weight given to the more recent quarters, and totaling them to result in the historical loss factor. The historical loss factor was then multiplied against the total unimpaired loans as of the balance sheet date, resulting in the historical loss component of the general reserves.

Beginning June 30, 2012, the historical loss component is calculated by taking a weighted percentage of the historical loss ratio for each loan segment from the prior twelve quarters, with more weight given to the more recent quarters, and totaling them to result in the historical loss factor for that segment. The calculated historical loss factor for that segment is then multiplied against the total unimpaired loans within that segment as of the balance sheet date. The results from each segment are then totaled, producing the historical loss component of the general reserves.

Management believes, going forward, this more granular methodology more accurately assesses the risk for losses inherent in the loan portfolio by isolating the historical loss ratio in each respective segment. For example, the new methodology calls for the historical loss factor in the AD&C loan segment to be charged only against the unimpaired balances outstanding in the AD&C segment. By employing this change to methodology, loans in other segments, such as HELOC and Residential Mortgage, would not have affected the general reserves for their respective segments by the historical losses in the AD&C segment.

The following table represents the effect on the current period provision of the changes in methodology from that used in prior periods.

September 30, 2012	Historical Loss Factor Applied Using New Methodology	Provision Based on New Methodology	Historical Loss Factor Applied Using Prior Methodology	Provision Based on Prior Methodology	Difference
Commercial Real Estate:
Acquisition, Development and Construction	15.03%	$(681)	3.39%	$(853)	$172
Nonowner Occupied	1.36%	(1,084)	3.39%	(567)	(517)
Owner Occupied	0.01%	68	3.39%	1,119	(1,051)
Commercial & Industrial	4.67%	445	3.39%	170	275
Consumer:
Residential Mortgage	1.89%	(27)	3.39%	77	(104)
HELOC	0.72%	151	3.39%	348	(197)
Other Consumer	9.38%	(46)	3.39%	(64)	18
Total Provision		$(1,174)		$230	$(1,404)

As shown in the table above, the more significant effects of the change in methodology occurred in the non-owner occupied and owner occupied commercial real estate segments. When using the prior methodology, all unimpaired commercial real estate loans were multiplied by a blended historical loss rate of 3.39% at September 30, 2012. When using the new methodology in which each segment’s total unimpaired loans are multiplied by the historical loss factor within that segment, the factor for non-owner occupied and owner occupied loans declines substantially to 1.36% and 0.01%, respectively. Acquisition, development, and construction loans historical loss factor, however, increases significantly to 15.03% from 3.39%, when comparing it to the prior method. This increase is due to significant net charge offs the Bank has experienced in this segment over the course of the past twelve quarters, which accounts for 45% of the net charge offs the Bank has experience during that time frame. The underlying logic is that as the Bank’s lending mix has changed, it should not continue to apply an aggregate historical ratio equally to all segments.

Also included in management’s estimates for loan losses are considerations with respect to the impact of local and national economic trends, the outcomes of which are uncertain. These events may include, but are not limited to, a general slowdown in the national or local economy, national and local unemployment rates; local real estate values that may directly or indirectly affect the banking industry and economic conditions affecting the specific geographic area in which the Bank conducts business.

The allowance model is a fluid model which includes several factors that can be adjusted to reflect rapid changes in the economic environment, loan portfolio trends and individual borrowers' financial condition and risk, the interpretation of which can have significant impact on the estimated allowance needed.

OVERVIEW

Net interest income is the primary source of operating revenue for the Bank. It is the difference between the interest income earned on interest-earning assets, consisting primarily of loans, investment securities and other interest-earning deposits with other banks, and the interest paid on interest-bearing liabilities, consisting primarily of deposit accounts and other borrowings. The Bank’s results of operations are also affected by provisions for loan losses, non-interest income and non-interest expense. The provision is an expense that management estimates to reflect the potential loss inherent in the loan portfolio and fluctuates with the economic environment and the economic health of the Bank’s customers. Non-interest income consists primarily of fees and service charges on deposits accounts, gains or losses on sales of investment securities or other assets and other miscellaneous fee income. Non-interest expense consists primarily of employee salaries and benefits, occupancy, equipment, data processing, deposit insurance premiums, legal and professional fees, marketing, and other operating expenses. The Bank’s results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Marketing Focus and Business Strategy

Bank of Virginia is organized to serve consumers and small- to mid-size businesses and professional concerns. We believe that we can be successful by offering a superior level of customer service with a management team more focused on the needs of the Bank’s customers than many of the Bank’s competitors. We believe that this approach is enthusiastically supported by many members of the community. The Bank competes directly with a number of institutions in the local area, including other community banks as well as larger regional, super-regional and international institutions which tend to have less emphasis on interaction with the customers than the community banks in the Bank’s target market. The Bank offers traditional loan and deposit products for commercial and consumer purposes.

The Bank’s banking strategy includes these primary elements:

•	provide personalized relationship banking to all of the Bank’s customers at a higher level of service than that provided by nationwide and regional banks, which are among the Bank’s primary competitors;
•	staff the Bank with executive and lending officers who have extensive experience, relationships, and visibility in the community and in commercial banking;
•	offer an array of products and services on a competitive basis;
•	focus on reliable and profitable market niches, such as small and medium size businesses;
•	enhance income through a fair but profitable schedule of fees for all bank products and services;
•	add additional branches or loan offices throughout the Bank’s market area as regulatory and economic conditions may allow; and
•	raise additional capital to support organic growth as well as acquisitions of other depository institutions.

The Bank’s short-term strategy is to continue to improve asset quality and seek sustained profitability. The Bank’s intermediate-term strategy is to seek the lifting of the Written Agreement with the Federal Reserve Bank of Richmond and the Virginia Bureau of Financial Institutions that was initiated on January 14, 2010 and pursue organic growth in loans and deposits in and around selected target markets (Chesterfield, County and Henrico County, Virginia and the adjoining counties). The Bank’s long-term strategy is to grow not only organically, but also through mergers and acquisitions.

The Bank’s long-term strategic goals include:

•	raising additional common equity capital to strengthen the Bank’s balance sheet, support organic growth and support potential future bank mergers and acquisitions;
•	meeting all regulatory and compliance requirements to allow the Bank to pursue expansionary alternatives; and
•	acquiring or merging with other banking institutions in Virginia or the Mid-Atlantic region.

While the Bank’s asset quality and recent operating results have improved, the Board of Directors has determined that the Bank requires additional capital to achieve and consolidate its short-, intermediate-, and long-term goals, including the lifting of the Written Agreement and acquiring or establishing additional branch locations in the Bank’s target markets.

Location and Service Area

Richmond, Virginia, Virginia’s state capital, is a city with historic significance and charm, as well as close proximity to recreational attractions such as the Atlantic Ocean, the Blue Ridge Mountains and the Shenandoah Valley, Washington, D.C., well known theme parks, major educational institutions and many other amenities. Additionally, the city and surrounding area is in close proximity to other large metropolitan areas, including Norfolk, Virginia and Washington, D.C., and is the center point for two growth corridors coming down US 95 from the Northern Virginia community and up US 64 from the Tidewater area. Like the rest of the country, the greater Richmond area continues to be impacted by a weak economy, rising unemployment, decreasing real estate values, and sluggish consumer confidence which has adversely impacted the Bank’s customer base. Over the first nine months of 2012, we have seen signs of a sluggish recovery but the Bank’s asset quality still reflects the lingering economic effects of the past few years. We are encouraged by a lower unemployment rate for the area and signs that the real estate market is beginning to open up with new sales at still low prices driven by the historically low interest rates. We believe the Bank’s region should improve but it will not be rapid and may drag at times.

The Bank’s locations in Chesterfield and Henrico County and the city of Colonial Heights, Virginia, are generally south and west of Downtown Richmond. They offer the Bank business opportunities and the potential of strong economic growth through their commercial and industrial sites, an educated work force, well-designed and developed infrastructure and a competitive tax structure. This is reflected by the area's major commercial employers such as Altria, Genworth Financial, Markel Corporation, Pfizer Pharmaceuticals, Hewlett Packard, Kraft Foods, WellPoint, United Parcel Service, Verizon, Philip Morris, Dupont and others. This economic environment has historically offered a wealth of job opportunities for the residents of the Richmond area.

RESULTS OF OPERATIONS

For the three months ended September 30, 2012 and 2011

Net loss totaled $544,000, or $(0.21) per share, for the third quarter of 2012, an improvement of $180,000 when compared to the loss of $724,000, or $(0.32) per share, for the third quarter of 2011. The major factor for the improvement of earnings in the quarter ended September 30, 2012 was a $150,000 decrease in the provision expense. The Bank reported a $6,000 release in the provision for loan losses for the third quarter 2012, versus a provision for loan losses of $144,000 for the third quarter 2011.

Net interest income after provision increased $126,000 to $1.1 million for the quarter ended September 30, 2012 from $985,000 for the quarter ended September 30, 2011. Total interest income declined $220,000 to $1.7 million for the third quarter 2012, when compared to $1.9 million of total interest income for the third quarter 2011. The decline in interest income was primarily driven by a decline of $12.9 million in average earning assets for the quarter ended September 30, 2012 when compared to the same time period in 2011. Loan demand and loan production decreased due to the economic downturn, and the re-staffing of the Bank’s commercial lending department. Proceeds from the sales of a large part of the Bank’s securities portfolio were moved into lower-yielding short-term instruments in anticipation of funding a new loan program.

The reduction in interest income was offset somewhat by a decline of $196,000 in interest expense when comparing the third quarters of 2012 and 2011. The reduction in interest expense was mainly due to a decline in interest-bearing liabilities, which declined $9.0 million when comparing the third quarter of 2012 and 2011, and an improvement in average rates paid on deposits, which improved 45 basis points from 207 basis points paid on average deposits for the quarter ended September 30, 2011 to 162 basis points paid on average deposits for the quarter ended September 30, 2012.

On a linked quarter basis, net interest income declined $572,000 to $1.1 million and $1.7 million for the quarters ended September 30, 2012 and June 30, 2012, respectively. This was the result of a $613,000 swing in provision expense from the second quarter 2012 to the third quarter 2012. Interest income for the two quarters held steady at $1.7 million.

Provision expense improved $150,000, to a negative provision of $6,000 for the quarter ended September 30, 2012 compared to a provision expense of $144,000 for the third quarter of 2011. Improving credit underwriting, recoveries of loans previously charged-off, and effective management of lower quality loans coupled with a reduction in volume has lowered the overall risk of the Bank’s loan portfolio. Also, management made a change to the methodology it employs to calculate the allowance for loan losses that factors in greater granularity. For further discussion of this change, please refer to the section above titled ‘Application of Critical Accounting Policies’.

Noninterest income decreased $19,000 to $69,000 for the quarter ended September 30, 2012 compared to $88,000 for the same quarter in 2011. This decline was primarily the result of an $18,000 decline in service charges on deposits between the third quarter 2012 versus the third quarter 2011.

Noninterest expense declined $74,000 or 4.1%, from $1.8 million for the third quarter 2011 to $1.7 million for the third quarter 2012. Salary and employee benefits increased $148,000 to $924,000 for the three months ended September 30, 2012 when compared to $776,000 for the three months ended September 30, 2011, primarily from hiring new lending officers in the first six months of 2012. There were no gains on the sale of other real estate in the third quarter 2012 compared to a $40,000 loss for the same quarter 2011. Other real estate expenses also decreased $19,000 to $29,000 for the three months ended September 30, 2012 versus an expense of $48,000 for the three months ended September 30, 2011. FDIC insurance assessments declined $18,000 to $89,000 from $107,000 when comparing the quarters ended September 30, 2012 and 2011. Most of the other noninterest expenses declined except for legal and professional expenses which were up $17,000 when comparing third quarter 2012 to third quarter 2011.

For the nine months ended September 30, 2012 and 2011

Net loss for the nine months ended September 30, 2012 was $54,000 compared to a loss of $3.8 million for the nine months end September 30, 2011, an increase of $3.8 million. The major factors for the improvement of earnings in the nine months ended 2012 when compared to the nine months ended June 30, 2011 were realized net gains on sales of available-for-sale securities of $298,000 as well as a reduction in the allowance for loan losses realized through a $1.2 million negative provision for loan losses fueled by $359,000 of recoveries of loans previously charged off as well as improvement in the quality of the loan portfolio. The negative provision for loan losses of $1.2 million represents an improvement of $3.9 million when comparing the $2.7 million of provision expense recorded for the same period in 2011. Also, management made a change in the second quarter 2012 to the methodology it employs to calculate the allowance for loan losses to provide greater granularity. For further discussion of this change in methodology, please refer to the section above titled ‘Application of Critical Accounting Policies’.

Net interest income declined $539,000 to $3.4 million for the nine months ended September 30, 2012 from $3.9 million for the nine months ended September 30, 2011. Interest income declined $1.3 million from $6.4 million for the third quarter 2011 to $5.1 million for the third 2012. The decline in interest income was mainly driven by a decline of $27.4 million in average earning assets for the nine months ended September 30, 2012 when compared to the same time period in 2011. The reduction in interest income was partially offset by a reduction of $742,000 in interest expense when comparing the nine months totals of $1.8 million in 2012 and $2.5 million in 2011. The reduction in interest expense was due to a decline in average interest-bearing liabilities, which declined $27.3 million, or 16.8% and an improvement in average rates paid on deposits, which improved 32 basis points from 206 basis points paid on average deposits for the nine months ended September 30, 2011 to 174 basis points paid on average deposits for the nine months ended September 30, 2012.

Provision for loan losses improved $3.9 million to a $1.2 million negative provision for the nine months ended September 30, 2012 compared to an expense of $2.7 million for the nine months ended September 30, 2011. Improving credit underwriting, recoveries of loans previously charged-off, and effective management of lower quality loans coupled with a lower volume of lower quality loans has lowered the risk in the Bank’s loan portfolio. Also, management made a change to methodology it employs to calculate the allowance for loan losses. For further discussion of this change, please refer to the section above titled ‘Application of Critical Accounting Policies’.

Noninterest income increased $89,000 to $508,000 for the nine months ended September 30, 2012 compared to $419,000 for the same period in 2011. The improvement was primarily the result of realizing $298,000 of net gains on sales of securities available for sale for the period ended September 30, 2012 versus net gains on sales of securities available for sale of $129,000 realized in the same period in 2011. Service charges on deposits declined $41,000 to $101,000 for the period ending September 30, 2012 compared to $142,000 for the same period in 2011. Other fee income was $109,000 and $148,000 for the nine months ended September 30, 2012 and 2011, respectively. The decline in other fees, when comparing 2012 and 2011, was mainly due to two nonrecurring items totaling $40,000 in the 2011 period.

Noninterest expense declined $292,000, or 5.4%, from $5.4 million for the nine months ended September 30, 2011 to $5.1 million for the nine months ended September 30, 2012. Salary and employee benefits increased $52,000 to $2.6 million for the third quarter 2012 when compared to $2.5 million for the third quarter 2011. The increase was the result of hiring staff in the commercial lending group which should stimulate loan growth. Management off set part of the increase by a reduction in retail staff associated with the closing of one of the Bank’s branches in June of 2011 as well as reducing the staff in its backroom operations. Legal and professional fees and FDIC insurance assessments declined $95,000 and $140,000, respectively, when comparing the nine months ended September 30, 2012 and September 30, 2011. These declines were somewhat offset by increases in data processing expenses and other real estate expenses of $25,000 and $84,000, respectively, when comparing the nine months ended September 30, 2012 and 2011.

Net Interest Income and Net Interest Margin

Net interest income is the primary source of income for the Bank. For the three months ended September 30, 2012 and 2011, net interest income was $1.1 million for both periods with only a slight decline from 2011. For the nine months ended September 30, 2012 and 2011, net interest income declined $564,000 from $3.9 million to $3.4 million. This trend is the result of lower interest-earning loan balances, offset somewhat by lower interest-bearing fund balances and costs on those funds. Average loan balances declined from $132.4 million for the nine months ended September 30, 2011 to $111.0 million at September 30, 2012 as loan payoffs, paydowns, and charge-offs have exceeded new loan volume. This decline in new loan volume was the result of soft loan demand through 2011, higher credit standards and changes in the lending staff which delayed active marketing for loan growth. The Bank has successfully curbed the declining loan balances in 2012 and is now aggressively pursuing loan growth. The Bank launched a $40 million loan campaign late in the fourth quarter of 2011 which has carried into 2012 and is targeting small-to-medium size businesses. With the addition of three lending officers since December 2011, we are starting to see some growth which will reinvest the Bank’s high cash levels into higher earning assets.

As shown in Table I below, for the quarters ended September 30, 2012 and 2011, the Bank’s net interest margin, which is equal to net interest income divided by average earning assets, was 2.75% for the three months ended September 30, 2012, compared with 2.58% for the three months ended September 30, 2011. The net interest margin reflects a 40 basis point decline in the average cost of total interest-bearing liabilities, as well as a decline of $9.0 million in average total interest- bearing liabilities. These reductions were offset by the effects of a decline in lower interest-earning asset balances of $12.9 million as well as decline in yield on average total earning assets of 24 basis points. Average loans decreased by $12.2 million from $122.4 million for the three months ended September 30, 2011 to $110.2 million for the three months ended September 30, 2012. For the same time periods, total average time deposits decreased $7.3 million from $108.5 million to $101.2 million while the weighted average cost of funding of time deposits decreased 32 basis points.

As shown in Table II below, the Bank’s net interest margin was 2.87% for the nine months ended September 30, 2012 and 2.85% for the nine months ended September 30, 2011. The yield earned on average total assets declined 30 basis points to 4.38% for the nine months ended September 30, 2012 from 4.68% for the nine months ended September 30, 2011. Offsetting this decline in yield on average total earning assets was a decline of 31 basis points in rates paid on average total interest bearing liabilities when comparing the same periods. Average loans declined $21.5 million from $132.5 million for the third quarter 2011 to $111.0 million for the third quarter 2012. Total deposits declined $21.2 million from $152.7 million for the nine months ended September 30, 2011, to $131.5 million for the nine months ended September 30, 2012. Average time deposits declined $24.7 million to $98.6 million for the third quarter 2012, from $123.3 million for the third quarter 2011. This decline was attributable to the Bank successfully managing down its time deposits due to lower funding needs.

	Three months ended September 30, 2012			Three months ended September 30, 2011
	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
Earning Assets:
Loans:
Held for Investment(1)
Taxable	$110,235	$1,576	5.75%	$122,427	$1,751	5.67%
Securities Available for Sale:
Taxable	15,124	61	1.62%	30,072	115	1.53%
Restricted	768	8	4.19%	1,301	10	3.08%
Interest Bearing Deposits with Banks	35,755	22	0.25%	20,980	11	0.21%
Federal Funds Sold	7	—	0.00%	—	—	0.00%
Total Earning Assets	161,889	$1,667	4.14%	174,780	$1,887	4.32%
Allowance for loan losses	(4,256)			(8,865)
Other Assets	13,242			13,406
Total	$170,875			$179,321
Interest-Bearing Liabilities:
Demand Deposits	$14,457	23	0.64%	$10,548	11	0.41%
Savings Deposits	22,290	29	0.52%	19,701	28	0.56%
Time Deposits	101,187	490	1.95%	108,468	607	2.22%
FHLB Borrowings	1,739	20	4.63%	10,000	112	4.39%
Total Interest-bearing Liabilities	139,673	562	1.62%	148,717	758	2.02%
Demand deposits	16,802			15,981
Other Liabilities	625			729
Stockholders' Equity	13,775			13,894
Total	$170,875			$179,321
Net Interest Income		$1,105			$1,129
Net Interest Rate Spread(2)			2.52%			2.29%
Net Interest Margin(3)			2.75%			2.58%

(1)	Non-accrual loans are included in average balances outstanding, with no related interest income during non-accrual period.
(2)	Represents the difference between the yield on earning assets and cost of funds.
(3)	Represents net interest income divided by average interest earning assets.

	Nine months ended September 30, 2012			Nine months ended September 30, 2011
	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
Earning Assets:
Loans:
Held for Investment(1)
Taxable	$111,031	$4,816	5.82%	$132,481	$5,788	5.84%
Securities Available for Sale:
Taxable	18,776	266	1.90%	29,477	563	2.56%
Restricted	962	25	3.48%	1,375	25	2.44%
Interest Bearing Deposits with Banks	26,129	23	0.12%	19,766	35	0.24%
Federal Funds Sold	173	—	0.00%	—	—	0.00%
Total Earning Assets	157,071	$5,130	4.38%	183,099	$6,411	4.72%
Allowance for loan losses	(5,052)			(7,855)
Other Assets	13,708			19,072
Total	$165,727			$194,316
Interest-Bearing Liabilities:
Demand Deposits	$12,802	58	0.61%	$9,361	26	0.38%
Savings Deposits	20,064	78	0.52%	20,069	95	0.64%
Time Deposits	98,594	1,499	2.04%	123,277	2,052	2.23%
Federal Funds Purchased	—	—	0.00%	8	—	0.00%
FHLB Borrowings	3,905	131	4.50%	10,000	335	4.41%
Total Interest-bearing Liabilities	135,365	1,766	1.75%	162,715	2,508	2.06%
Demand deposits	16,749			15,365
Other Liabilities	644			1,319
Stockholders' Equity	12,969			14,917
Total	$165,727			$194,316
Net Interest Income		$3,364			$3,903
Net Interest Rate Spread(2)			2.63%			2.62%
Net Interest Margin(3)			2.87%			2.85%

(1)	Non-accrual loans are included in average balances outstanding, with no related interest income during non-accrual period.
(2)	Represents the difference between the yield on earning assets and cost of funds.
(3)	Represents net interest income divided by average interest earning assets.

Allowance for Loan Losses

The allowance for loan losses is based on management’s continuing review and evaluation of individual loans, loss experience, current economic conditions, risk characteristics of various categories of loans and such other factors that, in management’s judgment, require current recognition in estimating loan losses.

The Bank’s allowance for loan losses was $4.1 million and $5.7 million at September 30, 2012 and December 31, 2011, respectively. At March 31, 2012, the allowance for loan losses was $5.4 million, or 4.81% as a percentage of total loans outstanding. As a percentage of total loans at June 30, 2012, the allowance for loan losses decreased 103 basis points to 4.12% from 5.15% at December 31, 2011. We are seeing a positive trend which reflects improving asset quality. For the nine month period ending September 30, 2012, the Bank decreased its allowance for loan losses through a negative provision of $1.2 million compared to a provision expense of $2.7 million for nine months ended 2011, an improvement of $3.9 million. On a linked quarter basis, the bank recorded negative provisions of $6,000, $619,000 and $549,000 for the quarters ended September 30, June 30, 2012 and March 30, 2012, respectively.

Management has established loan grading procedures that result in specific allowance allocations for any estimated inherent risk of loss. For loans not individually evaluated, a general allowance allocation is computed using factors developed over time based on actual loss experience. The specific and general allocations plus consideration of qualitative factors represent management’s best estimate of probable losses contained in the loan portfolio at the evaluation date. Although the allowance for loan losses is comprised of specific and general allocations, the entire allowance is available to absorb any credit losses.

Allowance for Loan Losses

	Commercial Real Estate				Consumer
(dollars in thousands)	Acq, Dev & Constr	Nonowner Occupied	Owner Occupied	Commercial & Industrial	Residential Mortgage	HELOC	Consumer	Total
Beginning balance, December 31, 2011	$982	$2,085	$435	$1,295	$333	$396	$146	$5,672
Charge-offs	(210)	—	—	(421)	(24)	(27)	(54)	(736)
Recoveries	319	—	25	13	—	—	3	360
Provision	(681)	(1,084)	68	445	(27)	151	(46)	(1,174)
Ending balance, September 30, 2012	$410	$1,001	$528	$1,332	$282	$520	$49	$4,122
Ending balances:
Individually evaluated for impairment,
September 30, 2012	$169	$496	$354	$216	$116	$220	$20	$1,591
Collectively evaluated for impairment,
September 30, 2012	$241	$505	$174	$1,116	$166	$300	$29	$2,531
Individually evaluated for impairment December 31, 2011	$418	$581	$40	$524	$27	$32	$57	$1,679
Collectively evaluated for impairment December 31, 2011	$421	$1,200	$332	$1,476	$280	$227	$57	$3,993
Total Loans:
Ending Balance September 30, 2012	$3,894	$31,603	$35,763	$23,008	$7,386	$9,031	$334	$111,019
Ending loan balances:
Individually evaluated for impairment	$2,421	$6,057	$4,658	$1,537	$471	$1,667	$44	$16,855
Collectively evaluated for impairment	$1,473	$25,546	$31,105	$21,471	$6,915	$7,364	$290	$94,164

Allowance for Loan Losses

(dollars in thousands)	Commercial Real Estate	Commercial & Industrial	Consumer		Total
Beginning balance, December 31, 2010	$3,935	$1,651	$	,246	$6,832
Charge-offs	(2,237)	(1,511)		(358)	(4,106)
Recoveries	79	69		12	160
Provision	1,725	1,086		(25)	2,786
Ending balance, December 31, 2011	$3,502	$1,295		$75	$5,672
Ending balances:
Individually evaluated for impairment December 31, 2011	$1,040	$524		$115	$1,679
Collectively evaluated for impairment December 31, 2011	$2,462	$771		$760	$3,993
Individually evaluated for impairment December 31, 2010	$1,123	$531		$209	$1,863
Collectively evaluated for impairment December 31, 2010	$2,812	$1,120		$1,037	$4,969
Total Loans:
Ending Balance December 31, 2011	$70,316	$20,772		$9,246	$110,334
Ending loan balances:
Individually evaluated for impairment	$17,597	$3,294		$2,141	$23,032
Collectively evaluated for impairment	$52,719	$17,478		$7,105	$87,302

No loans were acquired with deteriorated credit quality for the nine months ended September 30, 2012 or the year ended December 31, 2011.

The calculation of the allowance for loan losses is considered a critical accounting policy, as discussed under Allowance for Loan Losses in the ‘Application of Critical Accounting Policies’ section of this document. The allowance for loan losses is normally increased by charges to income and decreased by charge-offs, net of recoveries. In the nine months ended of 2012, charge-offs were $736,000, while recoveries were $359,000. Of the $736,000 in current year charge- offs, $376,000 in specific reserve had been set aside as of December 31, 2011. This positive position combined with a reduction in the Bank’s general reserves resulted in a $1.5 million reduction in the allowance for loan loss for the nine months ended September 30, 2012. The Company recognized $421,000 in charge offs in the three month period ending September 30, 2012.

The main factor that led to the decline in the general reserves was the historical loss factor. As discussed above under ‘Application of Critical Accounting Policies’, for June 30, 2012, the Bank changed its methodology on how the historical loss factor is calculated to provide greater granularity by creating additional segments for various types of loans.

The specific reserves at September 30, 2012, decreased $88,000 to $1.6 million when compared to the $1.7 million of specific reserves at December 31, 2011.

Non-interest Income

For the quarter ended September 30, 2012 noninterest income decreased $19,000 to $69,000 compared to $88,000 for the same quarter in 2011. The decline was driven by an $18,000 decrease in service charges on deposits when comparing the third quarter 2012 and 2011.

Noninterest income increased $89,000 to $508,000 for the nine months ended September 30, 2012 compared to $419,000 for the same period in 2011. The improvement was primarily the result of realizing $298,000 of net gains on sales of securities available for sale for the period ended September 30, 2012 versus net gains on sales of securities available for sale of $129,000 realized in the period ended September 30, 2011. There were no gains or losses taken on securities in the third quarter. Service charges on deposits declined $41,000 to

$101,000 for the period ending September 30, 2012 compared to $142,000 for the same period in 2011. Other fee income was $109,000 and $148,000 for the nine months ended September 30, 2012 and 2011, respectively. The decline in other fees when comparing the nine months ended of 2012 and 2011 was attributed primarily to two nonrecurring items totaling $40,000 in the second quarter of 2011.

Non-interest Expense

Noninterest expense declined $74,000, or 4.1%, from $1.8 million for the third quarter 2011 to $1.7 million for the third quarter 2012. Salary and employee benefits increased $148,000 to $924,000 for the three months ended September 30, 2012 when compared to $776,000 for the three months ended September 30, 2011, as a result of additions to the commercial lending team in the first six months of 2012. No OREO properties were sold in the 3rd quarter resulting in a decrease of $40,000 in the expense category compared to the same category in 2011. Other real estate expenses decreased $19,000, or 39.6% to $29,000 for the three months ended September 30, 2012 compared to $48,000 for the three months ended September 30, 2011. Legal and professional fees increased $17,000, or 21.3% to $97,000 when compared to $80,000 in the same quarter of 2011. All other noninterest expense categories declined as a result of stronger expense controls resulting in a decrease of $74,000 in the total non-interest expense category for the quarter to quarter comparison. Management continues to monitor its fees and services and has made concerted efforts to reduce expenses in these areas.

Non-interest expense decreased $292,000, or 5.4%, from $5.4 million for the nine months ended September 30, 2011, compared to $5.1 million for the nine months ended September 30, 2012. Salaries and benefits increased $52,000 to $2.6 million for the nine months ended September 30, 2012 compared to $2.5 million for the nine months ended September 30, 2011. Occupancy and equipment expense slightly decreased from $502,000 for the nine months ended September 30, 2011 to $497,000 for the nine months ended September 30, 2012 attributable to decreases in depreciation, real estate taxes, and lease expenses. Data processing expense increased $25,000 from $276,000 for the nine months ended of September 30, 2011 to $301,000 for the nine months ended September 30, 2012 due to system upgrades as well as fees associated with setting up the Bank’s online banking products. Other real estate expenses increased $84,000 when comparing the nine months ended September 30, 2012 and 2011 as the Bank focused on and worked through increased foreclosures as well as realizing $59,000 in OREO property gain income in the first half of 2012, while not generating any rental income in 2012. This increase in other real estate expense was offset somewhat by the gains on sale of other real estate. Legal and professional costs saw a significant decrease of $95,000 to $317,000 for the first nine months of 2012 from $412,000 for the first nine months of 2011. Management continues its concerted effort to manage its legal and professional costs. Bank franchise tax totaled $71,000 and $109,000 for the nine months ended September 30, 2012 and 2011, respectively. This tax is based on the outstanding capital as of the prior year end and the Bank had a lower capital at December 31, 2011 than at December 31, 2010. The change in the FDIC assessment calculation which was favorable to the Bank, and lower deposit balances were the main drivers in a decline of $140,000 in FDIC insurance assessment expense, when comparing the nine months ended of 2012 to the nine months ended of 2011. Insurance expense increased $20,000 when comparing the nine months ended September 30, 2012 and 2011. Shareholder communication and other outside services expense declined $28,000 and $70,000, respectively, when comparing the same nine month periods in 2012 and 2011. Management hired a number of lending officers which resulted in an increase in the salary expense but its management of other controllable expenses allowed the overall noninterest expense total to decrease the 5.4% noted above.

Income Taxes

No income tax benefit has been recorded as there is insufficient evidence to conclude that the Bank will produce taxable income in the future. Once the Bank exhibits a track record of reporting operating profits, the tax benefit will be realized in future periods. Under the provisions of the Internal Revenue Code, the Bank has approximately $18.3 million of net operating loss carryforwards. Due to the change in control of the Bank in December 2010, the amount of the loss carryforward available to offset taxable income is limited to approximately $254,000 per year for which use will begin to expire December 31, 2024. The full realization of the tax benefits associated with the carryforwards depends predominately upon the recognition of ordinary income during the carryforward period. Given the current slow economic conditions, which have impacted earnings, the benefits of the loss carryforwards probably will not materialize until future earning periods.

FINANCIAL CONDITION

Total assets were $170.1 million at September 30, 2012, an increase of $4.6 million from $165.5 million at December 31, 2011. Assets were supported by deposit resources and borrowings of $154.3 million and capital of $15.3 million at September 30, 2012 compared to $152.2 million and $12.7 million at December 31, 2011. The Bank experienced growth in loans as total loans increased $700,000 to $111.0 million at September 30, 2012 compared to $110.3 million at year end 2011. Securities available for sale declined $11.3 million to $14.2 million at September 30, 2012 from $25.6 million at December 31, 2011. This was primarily the result of sales of securities of $5.9 million and paydowns of mortgage backed securities of $5.3 million. Other real estate owned increased $371,000 during the first nine months of 2012 to $1.6 million as the Bank foreclosed on $1.0 million of real estate while selling $654,000 of other real estate. Total cash and cash equivalents increased $13.7 million to $40.4 million at September 30, 2012 from $26.7 million at December 31, 2011. This increase was mainly from the proceeds of $5.9 million on the sale of securities available for sale, $5.3 million in mortgage backed securities paydowns, and an increase of deposits of $7.1 million. Total deposits were $154.3 million and $147.2 million at September 30, 2012 and December 31, 2011, respectively. FHLB borrowings were zero at September 30, 2012 as the bank paid out its previous $5.0 million balance during the third quarter.

Capital increased $2.6 million to $15.3 million at September 30, 2012, from $12.7 million at December 31, 2011 due to a capital infusion from Cordia of a net $2.9 million, offset by a net loss of $54,000 for the nine months of 2012 and a decrease of $256,000 in accumulated other comprehensive income. The decrease in accumulated other comprehensive income was due to the selling of securities available for sale that had a fair market value greater than the amortized cost and market fluctuations. (See the Capital section for more information about the capital infusion.)

Loan Portfolio

Total loans increased $0.7 million to $111.0 million at September 30, 2012 from $110.3 million at December 31, 2011. The Bank experienced a significant decline in loan balances in 2011 due to soft demand in a down economy as well as a major staffing turnover in the credit lending department. The department is now fully staffed and three new commercial loan officers have been added in 2012. The loan balances have been sustained thus far in 2012, and the Bank is aggressively seeking new loan volume, while not compromising credit quality or rate. The $900,000 increase in total loans from $110.1 million at June 30, 2012 to $111.0 million at September 30, 2012 represents the results of efforts earlier in the year. Commercial real estate loans represented the largest concentration of loans in the portfolio, at 64.2% of total loans as of September 30, 2012, reflecting an increase from 63.7% as of December 31, 2011. Owner occupied loans increased $3.4 million, while acquisition, development, and construction loans declined $2.4 million and non-owner occupied declined $63,000, when comparing September 30, 2012 and December 31, 2011. Management is not pursuing acquisition, development and construction loans at this time in the soft economy due to the high risk involved in this type of loan. Commercial and industrial loans outstanding increased $2.2 million for the nine months ended September 30, 2012 and represents 20.7% of the total portfolio compared to 18.8% at December 31, 2011. Residential mortgage and HELOC loans represent 14.8% of the portfolio as of September 30, 2012 a decline from 16.8% of the total amount outstanding at December 31, 2011. Other consumer loans continue to represent the smallest class of loans, totaling $334,000 and $704,000 at September 30, 2012 and December 31, 2011, respectively.

Loans by type are shown in the following schedule at the dates indicated:

Loan Portfolio Overview	September 30,		December 31,
	2012		2011
(dollars in thousands)	Amount	Percent of Total	Amount	Percent of Total
Commercial Real Estate:
Acquisition, Development and Construction	$3,894	3.5%	$6,303	5.7%
Non Owner Occupied	31,603	28.5%	31,666	28.7%
Owner Occupied	35,763	32.2%	32,347	29.3%
Commercial & Industrial	23,008	20.7%	20,772	18.8%
Consumer:
Residential Mortgage	7,386	6.7%	8,069	7.3%
HELOC	9,031	8.1%	10,473	9.5%
Other	334	0.3%	704	0.7%
Total Loans	$111,019	100.0%	$110,334	100.0%
Allowance for Loan Losses	4,122		5,672
	106,897		104,662

Nonaccrual, Past Due and Restructured Loans

As of September 30, 2012 and December 31, 2011, the Bank had $16.9 million and $23.0 million, respectively, in loans classified as impaired, including $5.8 million and $8.9 million, respectively, of loans in a non-accrual status. Of the impaired loans, $10.5 million and $15.6 million had no collateral deficiencies as of September 30, 2012 and December 31, 2011, respectively. However, $6.4 million and $7.4 million, respectively, had collateral deficiencies resulting in specific valuation allowances of $1.6 million and $1.7 million, respectively, as of September 30, 2012 and December 31, 2011.

The Bank's policy on the identification and accounting treatment of nonaccrual, past due and restructured loans are more fully discussed in Appendix D. Generally, loans are placed in a nonaccrual status when they are 90 days past-due a scheduled payment and/or in the opinion of Management, the accrued interest income will not be collected.

Regularly, loan balances classified as impaired are evaluated and specific valuation allowances are booked, additional provisions taken and/or charge-offs of the affected credits are completed when it has been determined that the accounts are uncollectible. Management believes we have identified and appropriately treated all uncollectible accounts to date.

A summary of non-performing assets, including troubled debt restructurings as of September 30, 2012 and September 30, 2011 follows:

(dollars in thousands)	September 30, 2012	September 30, 2011
Nonaccrual loans:
Commercial real estate:
Acquisition, development and construction	$850	$3,691
Owner occupied	2,711	4,044
Commercial & industrial	1,058	2,215
Consumer:
Residential mortgage	391	343
HELOC	761	196
Other	44	8
Total nonaccrual loans	5,815	10,497
Real estate owned	1633	1,168
Accruing troubled debt restructurings
Nonowner occupied commercial real estate	2,377	2,824
Commercial & industrial	563	606
Total nonperforming assets	10,388	15,095
Nonaccrual troubled debt restructurings included in nonaccrual loans
Nonowner occupied commercial real estate	—	—
Residential mortgage	$—	27
Nonaccrual loans to total loans	5.24%	9.00%
Allowance for loan losses to nonaccrual loans	70.89%	68.07%
Nonperforming assets to total assets	6.11%	8.61%

Below is a summary of pertinent loan and allowance related information as of September 30, 2012 and September 30, 2011.

Loans and Loan Loss Summary

(in thousands)	2012	2011
Total loans outstanding at end of period	111,018	116,611
Average loans outstanding	109,862	122,186
Balance of allowance for loan losses at beginning of period	5,672	6,832
Net loan losses	(376)	(2,424)
Provision for loan losses	(1,174)	2,737
Balance of allowance for loan losses at end of year	4,122	7,145
Allowance for loan losses as percent of total loans	3.71%	6.13%

Other Real Estate Owned

Other real estate owned (OREO) acquired through foreclosure on property used to secure borrowings is recorded at the lower of cost or fair value less estimated selling costs. In the event of a decline in fair value of a property the property is reduced through a charge to income. The Bank owns six OREO properties valued at $1.6 million as of September 30, 2012 as compared to $1.3 million as of December 31, 2011. For the nine months ended September 30, 2012, the Bank sold OREO properties valued at $654,000 while foreclosing on properties totaling $1 million.

Deposits

Total deposits were $154.3 million and $147.2 million at September 30, 2012 and December 31, 2011, respectively. Time deposits decreased $3.6 million while non-time deposits increased $10.7 million in the nine months ended September 30, 2012. The Bank is currently contemplating a fall marketing campaign targeting deposit growth. The Bank is seeking to change its deposit mix by increasing its non-time deposits which are traditionally less volatile and less costly. This implementation is reflected in the balance changes between quarters ended June 2012 and September 2012 where non-time deposit balances increased $8.0 million while time deposit balances declined $5.4 million.

As a component of time deposits, the bank maintained brokered deposit balances of $1.5 million and $2.6 million at September 30, 2012 and December 31, 2011, respectively.

FHLB Borrowing and Other Indebtedness

The bank paid off $5.0 million in FHLB borrowings leaving no balance at September 30, 2012. At December 31, 2011, the FHLB borrowing consisted of one advance of $5.0 million which matured in August 2012, and carried a fixed interest rate of 4.40%. The borrowing was collateralized by certain real estate related mortgage loans, securities and cash, in accordance with standard FHLB rules.

Capital

Total stockholders’ equity was $15.3 million at September 30, 2012, an increase of $2.6 million or 20.6% when compared to December 31, 2011. The Bank’s capital as a percentage of total assets increased to 9.0% at September 30, 2012 from 7.7% at December 31, 2011. However, total assets increased $4.6 million or 2.8% to $170.0 million when compared to the same period. The increase in capital was the result of the following transaction.

On August 28, 2012, Bank of Virginia (the “Bank”) entered into a Stock Purchase Agreement with Cordia Bancorp Inc. (“Cordia”) pursuant to which (i) Cordia agreed to purchase 4,166,667 shares (833,333 shares after the 1 for 5 stock split) of the Bank’s common stock, at the per share price of $0.72, ($3.60 per share price after split), for total consideration of $3,000,000 and (ii) the Bank agreed to conduct a rights offering of up to 2,798,882 (559,776 shares after stock split), shares of common stock to shareholders of record as of September 20, 2012 at the same price per share paid by Cordia.

The original rights offering was scheduled to expire on November 6, 2012 but was extended to November 13, 2012 due to the impact of Hurricane Sandy and its potential effect on stockholders ability to submit their rights offering documents in a timely manner.

Also on August 28, 2012, the Bank and Cordia entered into an Agreement and Plan of Share Exchange pursuant to which each outstanding share of common stock of the Bank owned by persons other than Cordia will be exchanged for 0.1328 of a share of common stock of Cordia. As a result of the share exchange, the Bank will become a wholly owned subsidiary of Cordia. Completion of the share exchange is subject to approval of the shareholders of the Bank, including approval by a majority of the votes cast by the holders of Bank common stock other than Cordia.

As of September 30, 2012, the Bank was categorized as “well capitalized,” the highest level of capital adequacy. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios.

Tier 1 capital totaled $15.1 million at September 30, 2012, compared to $12.2 million at December 31, 2011. At September 30, 2012, the Bank’s Tier 1 leverage ratio was 8.8%, compared with 7.3% at December 31, 2011, which exceeded the well capitalized threshold of 5.0%. The Bank’s tier one and total risk based capital to risk weighted assets ratio were 13.2% and 14.5% at September 30, 2012, respectively, which exceeded the 10.0% threshold to be considered well capitalized. As a result of the transaction with Cordia, the Bank is well positioned for organic growth over the near term.

Liquidity and Interest Sensitivity

Liquidity represents the ability to meet present and future financial obligations through either the sale or maturity of existing assets, or with borrowings from correspondent banks or other deposit markets. Liquid assets include cash; interest-bearing and noninterest-bearing deposits with banks, federal funds sold, and unpledged investment securities. As a result of the Bank’s management of liquid assets and the ability to generate liquidity through liability funding, management believes that the Bank maintains overall liquidity sufficient to satisfy its depositors’ requirements, its daily operating costs, and its customers’ borrowing needs.

Management continually measures and monitors the Bank's liquidity needs and sources. The Bank’s primary sources of liquidity are deposits, the scheduled periodic interest and principal payments and payoffs from loans, and interest and principal and maturity payments from investments. At September 30, 2012, the Bank had liquid assets of approximately $50.7 million in the forms of cash and cash equivalents and unpledged available-for-sale investments.

The Bank has available $10.0 million in a securable repo line of credit as well as $7.5 million in Federal Funds lines of credit from its correspondent banks. Also available to the Bank is additional secured funding from the Federal Home Loan Bank of Atlanta, in which the amount is subject to the available collateral.

All investment securities have been classified as available for sale, and are carried at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of accumulated other comprehensive income (loss) in the equity section of the balance sheet. If necessary, the Bank may sell all or a portion of its unpledged investment securities to manage interest rate sensitivity or liquidity. There were no pledged securities at September 30, 2012. Unpledged available for sale securities totaled $10.4 million at September 30, 2012.

Because of regulatory limitations on the payment of dividends by the Bank, the Bank does not plan on paying a dividend in the foreseeable future.

Management is not aware of any trends, events or uncertainties that are reasonably likely to have a material impact on the Bank's short term or long term liquidity.

The Bank’s interest rate sensitivity continues to be low as measured by the sensitivity of its economic value of equity to interest rate shocks. As of September 30, 2012, a 200 basis point instantaneous parallel increase in the yield curve would result in a 14.5% appreciation in the Bank's economic value of equity. Management has continued to actively manage its asset/liability match to improve this sensitivity by reducing the level of long-term, fixed rate investment securities in its investment portfolio and shifting its existing loan portfolio towards a greater proportion of floating rate loans, including those with floors.

Off-Balance Sheet Arrangements

As of September 30, 2012, there were no material changes in the Bank’s off-balance sheet arrangements as disclosed in Appendix D, other than a large volume of loan fundings projected for the fourth quarter of 2012 for which the Bank has maintained substantial excess liquidity.

Employees

The Bank had 47 full time equivalent employees (FTE’s) at September 30, 2012 and 38 FTE's at December 31, 2011.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Section 13.1-692.1 of the VSCA permits a corporation to provide in its articles of incorporation that an officer or director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages in any proceeding brought by or in the right of the corpration or brought by or on behalf of shareholders of the corporation for breach of fiduciary duty, except if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security. Cordia’s amended and restated articles of incorporation provide for such limitation of liability.

Sections 13.1-697 and 13.1-702 of the VSCA empower a corporation to indemnify any current or former director or officer made a party to a proceeding because he or she is or was a director or officer against liability incurred in the proceeding; provided that such director or officer conducted himself or herself in good faith; believe, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the corporation’s best interest and, in all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and, in the case of any criminal proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful.

Cordia’s amended and restated articles of incorporation provide that Cordia must indemnify its directors and officers to the fullest extent authorized by law. Cordia is also expressly required to advance certain expenses to its directors and officers. Cordia believes that these indemnification provisions are useful to attract and retain qualified directors and executive officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) A list of the exhibits included as part of this registration statement is set forth on the index of exhibits immediately preceding such exhibits and is incorporated herein by reference.

(b) All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, amounts which would otherwise be required to be shown with respect to any item are not material, are inapplicable or the required information has already been provided elsewhere in the registration statement.

(c) The opinion of Davenport & Company, LLC is included as Annex B to the proxy statement/ prospectus.

ITEM 22. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Commonwealth of Virginia in the City of Midlothian, on this 18th day of January, 2013.

CORDIA BANCORP INC.

By:	/s/ Jack Zoeller Jack Zoeller President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/s/ Jack Zoeller Jack Zoeller President, Chief Executive Officer and Director (Principal Executive Officer)	January 18, 2013
* David C. Bushnell Acting Chief Financial Officer (Principal Financial Officer)
/s/ Kim Destro Senior Vice President and Principal Accounting Officer (Principal Accounting Officer)	January 18, 2013
* Peter W. Grieve Director
* Raymond H. Smith, Jr. Director
* Todd S. Thomson Director

*	Pursuant to a Power of Attorney filed as Exhibit 24 to this Registration Statement on Form S-4

January 18, 2013	/s/ Jack Zoeller Jack Zoeller Attorney-in-fact

EXHIBIT LIST

Exhibit No.	Description
2	Agreement and Plan of Share Exchange, dated as of August 28, 2012, by and between Cordia Bancorp Inc. and Bank of Virginia, as amended (Incorporated by reference to Appendix A hereto)
3.1	Amended and Restated Articles of Incorporation of Cordia Bancorp Inc.+
3.2	Bylaws of Cordia Bancorp Inc.+
5	Opinion of Kilpatrick Townsend & Stockton LLP re: legality+
8	Opinion of Kilpatrick Townsend & Stockton LLP re: Federal Tax Matters+
10.1*	Bank of Virginia 2005 Stock Option Plan+
10.2*	Form of Employee Stock Option Agreement+
10.3*	Form of Director Stock Option Agreement+
10.4	Written Agreement dated as of January 14, 2010 by and among Bank of Virginia, Federal Reserve Bank of Richmond and Virginia Bureau of Financial Institutions+
10.5*	Bank of Virginia 2011 Stock Incentive Plan+
10.6*	Employment Agreement between Cordia Bancorp Inc. and Jack C. Zoeller+
10.7*	Nonqualified Stock Option of Richard Dickenson+
10.8*	Series A Stock Purchase Agreement between Cordia Bancorp Inc. and David C. Bushnell#
10.9*	Second Amended and Restated Founder Stock Purchase Agreement between Cordia Bancorp Inc. and Peter W. Grieve#
10.10*	Amended and Restated Founder Stock Purchase Agreement between Cordia Bancorp Inc. and Raymond H. Smith, Jr.#
10.11*	Amended and Restated Founder Stock Purchase Agreement between Cordia Bancorp Inc. and Todd S. Thomson#
10.12*	Second Amended and Restated Founder Stock Purchase Agreement between Cordia Bancorp Inc. and John P. Wright#
10.13*	Second Amended and Restated Founder Stock Purchase Agreement between Cordia Bancorp Inc. and Jack Zoeller#
10.14*	Form of Incentive Stock Option Award+
10.15*	Form of Non-Statutory Stock Option Award+
21	Subsidiaries+
23.1	Consent of Yount, Hyde & Barbour, P.C.+
23.2	Consent of Yount, Hyde & Barbour, P.C.+
23.3	Consent of Kilpatrick Townsend & Stockton LLP (included in Exhibit No. 5)
23.4	Consent of Kilpatrick Townsend & Stockton LLP (included in Exhibit No. 8)
23.5	Consent of Davenport & Company, LLC
24	Power of Attorney+
99.1	Form of Proxy of Bank of Virginia#
99.2	Consent of David C. Bushnell+
99.3	Consent of G. Waddy Garrett+
99.4	Consent of Thomas L. Gordon+
99.5	Consent of Hunter R. Hollar+
99.6	Consent of John P. Wright+

*	Management contract or compensatory plan or arrangement.
+	Filed herewith.
#	To be filed by amendment.